    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 2000

                                                REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                             PUMA TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    7372                                   77-0349154
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                     IDENTIFICATION)
                NUMBER)

                         ------------------------------

                              2550 N. FIRST STREET
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 321-7650
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                                 KELLY J. HICKS
             VICE PRESIDENT, OPERATIONS AND CHIEF FINANCIAL OFFICER
                             PUMA TECHNOLOGY, INC.
                              2550 N. FIRST STREET
                           SAN JOSE, CALIFORNIA 95131
                                 (408) 321-7650
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:
                              SUSAN J. SKAER, ESQ.
                         GENERAL COUNSEL ASSOCIATES LLP
                              1891 LANDINGS DRIVE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 428-3900

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon consummation of the Puma-NetMind merger described herein.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED             PROPOSED
                                                                          MAXIMUM              MAXIMUM
                                                                      OFFERING PRICE          AGGREGATE            AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO BE              PER               OFFERING           REGISTRATION
              TO BE REGISTERED                     REGISTERED              SHARE                PRICE                 FEE
Common Stock, $0.001 par value..............  4,558,249 shares(1)      $105.7813(2)        $482,177,277.00        $127,295.00

(1) Represents the number of shares of the Common Stock of the Registrant which may be issued to shareholders of NetMind Technologies, Inc., a California corporation, pursuant to the transactions described herein, based on the number of shares of NetMind capital stock and the warrants exercisable for shares of NetMind capital stock outstanding as of December 31, 1999.

(2) Pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, the maximum aggregate offering price has been calculated based on the average of the high and low prices per share of Puma's Common Stock on January 11, 1999 as reported on the Nasdaq National Market.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                             PUMA TECHNOLOGY, INC.
                         2550 NORTH FIRST STREET, #500
                               SAN JOSE, CA 95131
                                 (408) 321-7650

                                                                          , 2000

Dear Puma Technology Stockholders:

    I am writing to you today about our proposed merger with NetMind Technologies, Inc. This merger will create a combined company to offer infrastructure for the mobile Internet.

    In the merger, approximately 5,000,000 newly-issued shares of Puma common stock will be issued to current NetMind shareholders or reserved for issuance upon exercise of NetMind options and warrants. Puma common stock is traded on
the Nasdaq National Market under the symbol "PUMA," and closed at $      per
share on             , 2000. The merger is described more fully in this joint
proxy statement/prospectus.

    You will be asked to vote upon the issuance of shares of Puma common stock pursuant to a merger agreement with NetMind, at a special meeting of Puma
stockholders to be held on             , 2000 at 9:30 a.m., local time, at the
Santa Clara Marriott, 2700 Mission College Blvd., Santa Clara, California. The merger cannot be consummated unless the holders of a majority of the shares of Puma common stock present in person or by proxy and entitled to vote at the special meeting approve the issuance of these shares. Only stockholders who hold
shares of Puma common stock at the close of business on             , 2000 will
be entitled to vote at the special meeting.

    We are very excited by the opportunities we envision for the combined company. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT PUMA WILL RECEIVE ADEQUATE CONSIDERATION FOR THE ISSUANCE OF APPROXIMATELY 5,000,000 SHARES OF PUMA COMMON STOCK IN CONNECTION WITH THE MERGER AND THAT SUCH ISSUANCE IN CONNECTION WITH THE MERGER IS IN YOUR BEST INTERESTS, AND UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE ISSUANCE OF THE SHARES OF PUMA COMMON STOCK IN CONNECTION WITH THE MERGER.

    This joint proxy statement/prospectus provides detailed information about the two companies and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 18 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

    YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. To vote your shares, you may use the enclosed proxy card or attend the special stockholders meeting. To approve the issuance of shares of Puma common stock pursuant to the merger agreement, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. We urge you to vote FOR this proposal, a necessary step in the merger of Puma and NetMind.

                                          Sincerely,
                                          PUMA TECHNOLOGY, INC.
                                          /s/ BRADLEY A. ROWE
                                          Bradley A. Rowe
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR PUMA COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This joint proxy statement/prospectus is dated             , 2000, and was
first mailed to Puma stockholders on or about             , 2000.

                                     [LOGO]

                           NETMIND TECHNOLOGIES, INC.
                     1885 S. WINCHESTER BLVD., FIRST FLOOR
                               CAMPBELL, CA 95008
                                 (408) 871-3450

                                                                          , 2000

Dear NetMind Shareholders:

    I am writing to you today about our proposed merger with Puma
Technology, Inc. This merger will create a combined company to offer infrastructure for the mobile Internet.

    In the merger, a total of approximately 5,000,000 newly-issued shares of Puma common stock will be issued in exchange for all outstanding shares of NetMind capital stock or reserved for issuance upon exercise of all outstanding options and warrants to acquire NetMind capital stock. Puma common stock is traded on the Nasdaq National Market under the trading symbol "PUMA," and closed
at $      per share on             , 2000. The merger is described more fully in
this joint proxy statement/prospectus.

    NetMind has scheduled a special meeting of NetMind shareholders to vote on the matters described in this document. You will be asked to vote upon the
merger at a special meeting of NetMind shareholders to be held on             ,
2000 at 10:00 a.m., local time, at 1885 S. Winchester Blvd., Campbell, California. At the special meeting, you will be asked to (i) approve and adopt the merger agreement, and (ii) approve the merger.

    The merger cannot be consummated unless the merger agreement and the merger are approved by the affirmative vote of holders of: (i) 66 2/3% of the outstanding shares of NetMind preferred stock, voting together as a single class; (ii) a majority of the outstanding shares of NetMind common stock, voting as a separate class; and (iii) 91% of the outstanding shares of NetMind common stock and preferred stock voting together as a single class. Only shareholders who hold shares of NetMind common stock or preferred stock at the close of
business on             , 2000 will be entitled to vote at the special meeting.

    We are very excited by the opportunities we envision for the combined company. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS AND CONDITIONS OF THE MERGER ARE FAIR TO YOU AND IN YOUR BEST INTERESTS, AND UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE MERGER AGREEMENT AND THE MERGER.

    This joint proxy statement/prospectus provides detailed information about the two companies and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 18 OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

    Although holders owning approximately 70% of the outstanding capital stock of NetMind, 67% of the outstanding NetMind common stock and 72% of the outstanding NetMind preferred stock as of December 8, 1999 have entered into voting agreements with Puma whereby they have agreed to vote all of their NetMind capital stock FOR adoption and approval of the merger agreement and approval of the merger, SHAREHOLDER APPROVAL IS NOT ASSURED, AND YOUR VOTE IS EXTREMELY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

    To vote your shares, you may use the enclosed proxy card or attend the special shareholders meeting. To approve the merger agreement and the merger, you MUST vote FOR the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the merger. We urge you to vote FOR this proposal, a necessary step in the merger of NetMind and Puma.

                                          Sincerely,
                                          NETMIND TECHNOLOGIES, INC.
                                          /s/ MATTHEW FREIVALD
                                          Matthew Freivald
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR PUMA COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This joint proxy statement/prospectus is dated             , 2000, and was
first mailed to NetMind shareholders on or about             , 2000.

                             PUMA TECHNOLOGY, INC.
                         2550 NORTH FIRST STREET, #500
                               SAN JOSE, CA 95131
                                 (408) 321-7650

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON             , 2000

    We will hold a special meeting of stockholders of Puma Technology, Inc., a
Delaware corporation, at 9:30 a.m., local time, on             , 2000 at the
Santa Clara Marriott, 2700 Mission College Blvd., Santa Clara, California.

        1. To consider and vote upon a proposal to approve the issuance of up to 5,000,000 shares of common stock, par value $0.001 per share, of Puma pursuant to a merger agreement among Puma, NetMind Technologies, Inc. and Rocket Kitty Acquisition Corp., a wholly owned subsidiary of Puma, under which NetMind will become a wholly owned subsidiary of Puma.

        2. To grant the Puma board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the share issuance.

        3. To transact such other business as may properly come before the special meeting or any adjournment or postponement.

    Only Puma stockholders of record at the close of business on             ,
2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement.

    For more information about the merger, the merger agreement and related matters, please review the accompanying joint proxy/prospectus.

                                          By Order of the Board of Directors
                                          PUMA TECHNOLOGY, INC.

                                          /s/ BRADLEY A. ROWE
                                          Bradley A. Rowe
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

San Jose, California
            , 2000

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                           NETMIND TECHNOLOGIES, INC.

                            1885 S. WINCHESTER BLVD.

                               CAMPBELL, CA 95008

                                 (408) 871-3450

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2000

    We will hold a special meeting of shareholders of NetMind
Technologies, Inc., a California corporation, at 10:00 a.m., local time, on
            , 2000 at 1885 S. Winchester Blvd., Campbell, California:

        1. To consider and vote upon a proposal (i) to approve and adopt the merger agreement among Puma Technology, Inc., Rocket Kitty Acquisition Corp. and NetMind Technologies, Inc., under which a total of approximately 5,000,000 newly-issued shares of Puma common stock will be issued in exchange for all outstanding shares of NetMind capital stock or reserved for issuance upon exercise of outstanding options and warrants to acquire NetMind capital stock, and NetMind will become a wholly owned subsidiary of Puma; and (ii) to approve the merger.

        2. To transact such other business as may properly come before the special meeting or any adjournment or postponement.

    Only NetMind shareholders of record at the close of business on
            , 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement.

    For more information about the merger, the merger agreement and related matters, please review the accompanying joint proxy/prospectus.

                                          By Order of the Board of Directors
                                          NETMIND TECHNOLOGIES, INC.
                                          /s/ MATTHEW FREIVALD
                                          Matthew Freivald
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

Campbell, California
           , 2000

YOUR VOTE IS EXTREMELY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................       1
SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS.............       4
  The Companies.............................................       4
  Forward-Looking Statements in this Joint Proxy
    Statement/Prospectus....................................       5
  The Merger................................................       5
  United States Federal Income Tax Consequences of the
    Merger..................................................       5
  Ability to Sell Puma Stock After the Merger...............       5
  Opinion of Puma's Financial Advisor.......................       6
  Dissenters' Rights........................................       6
  Recommendations of the Boards of Directors................       6
  Shareholder Approvals.....................................       6
  Interests of Officers and Directors in the Merger.........       7
  Conditions to Completion of the Merger....................       8
  Restrictions on Alternative Transactions..................       8
  Termination of the Merger Agreement.......................       8
  Expenses..................................................       8
  Indemnification by NetMind Shareholders and Escrow of
    Shares..................................................       9
  Anticipated Accounting Treatment of the Merger............       9
  Compliance with Antitrust Laws............................       9
  Recent Developments.......................................       9
  Stockholder Proposals to be Presented at Next Annual
    Meeting of Puma Stockholders............................      10
DIVIDEND POLICIES...........................................      11
PUMA SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA.........      12
NETMIND SUMMARY HISTORICAL FINANCIAL DATA...................      13
SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.........      14
COMPARATIVE PER SHARE DATA..................................      16
MARKET PRICE INFORMATION....................................      17
  Recent Closing Prices.....................................      17
RISK FACTORS................................................      18
  Risks Related to the Merger...............................      18
  Risks Related to Puma.....................................      22
  Risks Related to NetMind..................................      30
  Risks Related to the Industry of Puma and NetMind.........      36
FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/
  PROSPECTUS................................................      39
THE SPECIAL MEETINGS........................................      40
  General...................................................      40
  Date, Time and Place......................................      40
  Matters to be Considered at the Special Meetings..........      40
  Record Dates..............................................      41
  Voting of Proxies.........................................      41
  Votes Required............................................      42
  Quorum; Abstentions and Broker Non-Votes..................      42
  Solicitation of Proxies and Expenses......................      43
  Board Recommendations.....................................      43
THE MERGER..................................................      44
  Background of the Merger..................................      44
  Joint Reasons for the Merger; Recommendations of the
    Boards of Directors.....................................      46

                                                                PAGE
                                                              --------
  Opinion of Robertson Stephens, Financial Advisor to
    Puma....................................................      50
  Interests of Officers and Directors in the Merger.........      56
  Regulatory Approvals......................................      57
  Material Federal Income Tax Considerations................      57
  Anticipated Accounting Treatment..........................      59
  Dissenters' Rights........................................      59
  Listing of Puma Common Stock to be Issued in the Merger...      61
  Restrictions on Sale of Shares by Affiliates of Puma and
    NetMind.................................................      61
  Affiliate Agreements......................................      62
  Operations Following the Merger...........................      62
THE MERGER AGREEMENT AND RELATED AGREEMENTS.................      63
  The Merger................................................      63
  Effective Time............................................      63
  Conversion of NetMind Shares in the Merger................      63
  NetMind Stock Plan........................................      64
  NetMind Warrants..........................................      65
  Fractional Shares.........................................      65
  The Exchange Agent........................................      65
  Exchange of NetMind Stock Certificates for Puma Stock
    Certificates............................................      65
  Transfers of Ownership....................................      65
  Distributions with Respect to Unexchanged Shares..........      66
  Representations and Warranties............................      66
  NetMind's Conduct of Business Before Completion of the
    Merger..................................................      68
  Puma's Conduct of Business Before Completion of the
    Merger..................................................      69
  No Solicitation of Takeover Proposals by NetMind..........      70
  Additional Agreements of NetMind and Puma.................      70
  Director and Officer Indemnification......................      70
  Conditions to the Merger..................................      71
  Termination of the Merger Agreement.......................      72
  Payment of Costs and Expenses.............................      73
  Extension, Waiver and Amendment of the Merger Agreement...      73
  Escrow and Indemnification................................      73
  Related Agreements........................................      73
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................      77
COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF PUMA AND
  SHAREHOLDERS OF NETMIND...................................      87
  Comparison of Authorized and Outstanding Capital Stock....      87
  Comparison of Rights of Common Stock......................      87
  Comparison of Rights and Preferences of Preferred Stock...      88
  Comparison of Shareholder Rights Under Delaware and
    California Law..........................................      89
BUSINESS OF PUMA............................................      98
  Overview..................................................      98
  Industry Background.......................................      98
  Puma's Solution...........................................      99
  Products..................................................     100
  Technology................................................     102
  Sales and Marketing.......................................     104
  Competition...............................................     105
  Customer Support..........................................     105
  Research and Development..................................     106

                                                                PAGE
                                                              --------
  Proprietary Rights........................................     106
  Employees.................................................     107
  Facilities................................................     107
  Legal Proceedings.........................................     108
PUMA SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA........     109
PUMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     110
  Overview..................................................     110
  Results of Operations.....................................     110
  Liquidity and Capital Resources...........................     116
  Year 2000 Readiness Disclosure............................     116
  Qualitative and Quantitative Disclosure About Market
    Risk....................................................     117
BUSINESS OF NETMIND.........................................     118
  Overview..................................................     118
  Industry Background.......................................     118
  NetMind's Technology Solution.............................     118
  Products..................................................     119
  Sales and Marketing.......................................     120
  Competition...............................................     120
  Customer Support..........................................     120
  Research and Development..................................     120
  Proprietary Rights........................................     121
  Employees.................................................     122
  Facilities................................................     122
  Legal Proceedings.........................................     122
NETMIND SELECTED HISTORICAL FINANCIAL DATA..................     123
NETMIND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     124
  Overview..................................................     124
  Results of Operations.....................................     124
  Liquidity and Capital Resources...........................     127
  Year 2000 Readiness Disclosure............................     127
MANAGEMENT OF PUMA..........................................     129
  Executive Officers and Directors..........................     129
  Compensation Committee Interlocks and Insider
    Participation...........................................     131
  Director Compensation.....................................     131
PUMA EXECUTIVE COMPENSATION AND OTHER INFORMATION...........     131
  Summary of Cash and Certain Other Compensation............     131
  Stock Options and Stock Appreciation Rights...............     133
  Aggregated Option/SAR Exercises and Fiscal Year-End
    Option/SAR Values.......................................     134
  Repricing of Options......................................     134
  Employee Benefit Plans....................................     135
  Employment Contracts and Change of Control Arrangements...     137
  Limitation of Liability and Indemnification...............     138
CERTAIN TRANSACTIONS RELATING TO PUMA.......................     139
  Employment and Indemnification Agreements.................     139
  Officer Loans.............................................     139
PRINCIPAL STOCKHOLDERS OF PUMA..............................     141
NETMIND EXECUTIVE COMPENSATION AND OTHER INFORMATION........     143
  Summary of Cash and Certain Other Compensation............     143

                                                                PAGE
                                                              --------
  Stock Options and Stock Appreciation Rights...............     144
  Aggregated Option/SAR Exercises and Fiscal Year-End
    Option/SAR Values.......................................     144
  Employment Contracts and Change of Control Arrangements...     145
PRINCIPAL SHAREHOLDERS OF NETMIND...........................     146
DESCRIPTION OF PUMA CAPITAL STOCK...........................     148
  Common Stock..............................................     148
  Preferred Stock...........................................     148
  Anti-Takeover, Limited Liability and Indemnification
    Provisions..............................................     148
  Transfer Agent and Registrar..............................     150
EXPERTS.....................................................     151
LEGAL MATTERS...............................................     151
INFORMATION INCORPORATED BY REFERENCE.......................     151
WHERE YOU CAN FIND MORE INFORMATION.........................     152
INDEX TO FINANCIAL INFORMATION..............................     F-1

ANNEX A--AGREEMENT AND PLAN OF MERGER AND REORGANIZATION AND
  EXHIBITS..................................................     A-1

ANNEX B--FAIRNESS OPINION...................................     B-1

ANNEX C--DISSENTERS' RIGHTS.................................     C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE COMPANIES PROPOSING THE MERGER?

A: Puma and NetMind are merging to provide infrastructure for the mobile
    Internet. By combining Puma's data synchronization and transformation capabilities with NetMind's notification and web minding capabilities, we expect that the combined company will be able to provide mobile e-business solutions for portals, carriers, corporations and consumers.

Q: WHAT WILL NETMIND SHAREHOLDERS RECEIVE IN THE MERGER?

A: If the merger is completed, a total of approximately 5,000,000 shares of Puma common stock will be issued in exchange for all outstanding shares of NetMind capital stock and reserved for issuance upon exercise of outstanding NetMind options and warrants to purchase NetMind capital stock. Puma will not issue fractional shares of common stock. Instead of a fractional share, NetMind shareholders will receive cash based on the market price of Puma common stock.

    The aggregate merger consideration of approximately 5,000,000 shares of Puma common stock will be allocated among the classes and series of NetMind capital stock, and options and warrants to purchase NetMind capital stock as follows:

    - First, (i) holders of NetMind Series B preferred stock will receive an amount of Puma common stock equal to $1.74 for each of their shares,
      (ii) holders of NetMind Series A preferred stock will receive an amount of Puma common stock equal to $1.00 for each of their shares and
      (iii) holders of NetMind common stock will receive an amount of Puma common stock equal to $0.10 for each of their shares.

    - Thereafter, the remaining shares of Puma common stock will be allocated, proportionally to holders of NetMind preferred stock (on an as converted basis) and NetMind common stock.

    - Outstanding warrants and options to purchase NetMind preferred and common stock will be assumed by Puma. They will become exercisable for Puma common stock based on the same exchange ratios that apply to outstanding NetMind shares as described above.

    - For purposes of calculating the above allocations, Puma common stock will be valued at the average closing price of Puma common stock during the 30 trading days ending on the third trading day preceding the closing of the merger. For purposes of an example only, if the merger had closed on December 31, 1999, the average stock price of the Puma common stock would have been $65.8016.

    The following table illustrates the allocation of shares of Puma common stock among the classes and series of NetMind capital stock and for the assumed options and warrants assuming that the average closing stock price is equal to the dollar amount set forth below and based on the capitalization of NetMind as of December 31, 1999:

                                                NUMBER OF SHARES OF PUMA COMMON STOCK TO BE ISSUED IN EXCHANGE FOR
                                             OUTSTANDING SHARES OF NETMIND OR RESERVED FOR ISSUANCE UPON EXERCISE OF
                                                             OUTSTANDING NETMIND OPTIONS AND WARRANTS
                                            --------------------------------------------------------------------------
                                                                                  WARRANTS    WARRANTS TO
                                                                                     TO        PURCHASE     OPTIONS TO
                                            SERIES A     SERIES B                 PURCHASE     SERIES A      PURCHASE
HYPOTHETICAL AVERAGE CLOSING PRICE OF PUMA  PREFERRED   PREFERRED      COMMON      COMMON      PREFERRED      COMMON
               COMMON STOCK                   STOCK       STOCK        STOCK        STOCK        STOCK        STOCK
------------------------------------------  ---------   ----------   ----------   ---------   -----------   ----------
$ 55.00...............................       681,478    1,737,928    1,938,529     171,459      31,121       439,482
$ 65.80...............................       680,363    1,726,181    1,948,347     172,327      31,070       441,708
$ 75.00...............................       679,667    1,718,845    1,954,478     172,869      31,039       443,098
$ 85.00...............................       679,082    1,712,672    1,959,638     173,326      31,012       444,268
$ 95.00...............................       678,619    1,707,798    1,963,712     173,686      30,991       445,192
$105.00...............................       678,245    1,703,852    1,967,009     173,978      30,974       445,939

    THESE TABLES ARE INCLUDED FOR ILLUSTRATIVE PURPOSES ONLY. THE ACTUAL AVERAGE CLOSING STOCK PRICES OF PUMA COMMON STOCK AT THE TIME OF THE CLOSING OF THE MERGER AND THE NUMBER OF SHARES OF CAPITAL STOCK, OPTIONS AND WARRANTS OF NETMIND OUTSTANDING AT THE CLOSING OF THE MERGER WILL NOT BE KNOWN UNTIL JUST PRIOR TO THE MERGER. IN THE EVENT OF A STOCK SPLIT OR SIMILAR CHANGE IN PUMA COMMON STOCK OR IF PUMA MERGES WITH ANOTHER COMPANY OR IS ACQUIRED BY ANOTHER COMPANY AND PUMA COMMON STOCK IS EXCHANGED FOR STOCK OF ANOTHER COMPANY AS A RESULT OF ANY CONSOLIDATION OR MERGER TO WHICH PUMA IS A PARTY, THE MERGER CONSIDERATION, ALLOCATION OF SHARES AND SIMILAR PROVISIONS WILL BE APPROPRIATELY ADJUSTED.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger in the first half of calendar 2000. We expect to close the merger as soon as possible after receipt of shareholder approval.

Q: SHOULD NETMIND SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After we complete the merger, Puma will send instructions to NetMind shareholders explaining how to exchange their shares of NetMind common stock for the appropriate number of shares of Puma common stock.

Q: SHOULD PUMA STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES?

A: No. Puma stockholders will continue to own their shares of Puma common stock after the merger and should continue to hold their stock certificates.

Q: HOW DO I VOTE?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special stockholders meeting of Puma or the special meeting of NetMind shareholders. You may also attend the meeting in person instead of submitting a proxy. If you are a Puma stockholder and your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER MAILING MY PROXY?

A: Yes. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of Puma or NetMind, as appropriate, before the appropriate shareholder meeting, or by attending the shareholder meeting and voting in person.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER
    OR THE ISSUANCE OF NEW PUMA SHARES?

A: Yes. We have set out under the heading "Risk Factors" beginning on page 18 of this joint proxy statement/prospectus a number of risk factors that you should consider.

Q: WHO CAN I CALL WITH QUESTIONS?

A: If you are a NetMind shareholder with questions about the merger, please call
    NetMind's vice president of finance and administration, Keith Kitchen at
    (408) 871-3450.

    If you are a Puma stockholder with questions about the merger, please call Kelly J. Hicks, chief financial officer and vice president of operations, at
    (408) 321-7650.

                SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES, AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

THE COMPANIES

    PUMA TECHNOLOGY, INC.
    2550 North First Street, #500
    San Jose, CA 95131
    (408) 321-7650

    Puma develops, markets and supports Universal Synchronization Solutions-TM-software, which permits users to easily access, exchange and synchronize information stored on a variety of different computing devices such as desktop computers and mobile computing devices, including notebook and handheld computers, personal electronic organizers, "smart" phones and "smart" pagers. Puma's software is designed to improve the productivity of business professionals and corporations who are increasingly relying on mobile computing devices to address their growing needs for accessible, up-to-date information, whether in or out of the office. Puma's existing
Intellisync-Registered Trademark- and recently released Intellisync Anywhere-TM-product families allow local, LAN, and remote "content-aware" data synchronization between a wide range of mobile computing devices and PC and server-based applications. Puma's Satellite Forms-TM- product enables software developers to create custom applications for the Palm Computing platform. Puma's newly acquired ProxiNet-TM- technology is expected to enable users of Palm Computing-based devices to browse the web on their handheld computing devices. Puma's original TranXit-Registered Trademark- product family is a leading software solution specifically designed to utilize wireless infrared connectivity technology for file exchange, synchronization and printing.

    Puma was incorporated in California in August 1993 and reincorporated in Delaware in November 1996. Puma's common stock trades on the Nasdaq National Market under the symbol "PUMA".

    NETMIND TECHNOLOGIES, INC.
    1885 S. Winchester Blvd.
    Campbell, CA 95008
    (408) 871-3450

    NetMind is a leading provider of highly scalable user-driven personalization solutions to e-business. Users can track any web-based information and be notified when the information changes via e-mail, pager, cell phone, PDA or the web. Over 6,000,000 active customers are tracking business and personal information using Mind-it, NetMind's free online tracking service. NetMind's flagship product, Minder Application Server, seamlessly integrates with any electronic commerce solution, publishing solution, customer relationship management system or web site and proactively alerts visitors or users to changes on these sites to encourage repeat visits. NetMind offers a variety of turnkey application modules for Minder Application Server, including My Page, Personal eShopper, Gift Registry, Order Minder, Product Minder, Finance Minder, Persistent Search, and Enterprise Minder which is used to track important intranet content, accelerate business processes, or jump-start an extranet.

    NetMind was incorporated in California in 1996 and is a private company.

FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

    This joint proxy statement/prospectus contains forward-looking statements. These statements include statements with respect to the financial condition, results of operations and businesses of NetMind and Puma and on the expected impact of the proposed merger on their financial performance. Words such as will, anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify forward-looking statements.

    These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by such forward-looking statements. These risks and uncertainties include:

    - the possibility that the merger will not be consummated;

    - the possibility that the anticipated benefits from the merger will not be fully realized;

    - the possibility that costs or difficulties related to the integration of NetMind and Puma will be greater than expected; and

    - other risk factors as may be detailed in public announcements by Puma and NetMind and in filings with the Securities and Exchange Commission by Puma.

    In evaluating the merger, you should carefully consider the discussion of these and other factors in the section entitled "Risk Factors" on page 18.

THE MERGER (SEE PAGE 63)

    NetMind and Puma have entered into a merger agreement that provides for the merger of NetMind and a newly formed subsidiary of Puma. NetMind will be the surviving corporation and will become a wholly owned subsidiary of Puma. Shareholders of NetMind will become stockholders of Puma following the merger, and all outstanding shares of NetMind capital stock and all outstanding options and warrants to acquire NetMind capital stock will be exchanged for a total of approximately 5,000,000 shares of Puma common stock (or options and warrants to purchase Puma common stock in the case of NetMind options and warrants). We urge you to read the merger agreement, which is attached as ANNEX A to this joint proxy statement/prospectus, carefully and in its entirety.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 57)

    NetMind and Puma intend that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code. If the merger qualifies as a reorganization, NetMind shareholders will generally not recognize gain or loss for United States federal income tax purposes upon the receipt of Puma common stock in the merger, although NetMind shareholders will recognize gain or loss upon the receipt of any cash instead of a fractional share of Puma common stock. It is a condition to completion of the merger that NetMind and Puma each receive a legal opinion from its counsel that the merger will constitute a reorganization within the meaning of the Internal Revenue Code.

    Tax matters are very complicated and the tax consequences of the merger to you will depend upon the facts of your situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

ABILITY TO SELL PUMA STOCK AFTER THE MERGER (SEE PAGE 61)

    All shares of Puma common stock that NetMind shareholders receive in connection with the merger will be freely transferable unless the holder is considered an "affiliate" of either Puma or NetMind for purposes of the Securities Act. Shares of Puma common stock held by these affiliates may be sold only under a registration statement or exemption from registration under the Securities Act.

    In addition, in connection with the merger, all of the executive officers, directors and other affiliates of Puma and NetMind, have entered into pooling affiliate agreements pursuant to which they have agreed not to sell, transfer or otherwise dispose of their shares of Puma or NetMind common stock beneficially owned by them during the 30-day period prior to the closing of the merger until such time after the merger as financial results covering at least 30 days of the combined operations of NetMind and Puma after the closing have been published.

OPINION OF PUMA'S FINANCIAL ADVISOR (SEE PAGE 50)

    In deciding to approve the merger, Puma's board of directors considered, among other factors, the opinion issued by its financial advisor, FleetBoston Robertson Stephens Inc. (formerly BancBoston Robertson Stephens). Robertson Stephens opined that the purchase price was fair from a financial point of view to Puma. The full text of the written opinion of Robertson Stephens dated December 7, 1999, is attached as ANNEX B to this joint proxy statement/prospectus. You should read this opinion in its entirety. BancBoston Ventures, an affiliate of Robertson Stephens, is a significant shareholder of NetMind. John Doggett, a director of BancBoston Ventures, is a director of NetMind.

DISSENTERS' RIGHTS (SEE PAGE 59)

    Shareholders of NetMind who do not vote in favor of the merger agreement and the merger and who otherwise comply with the requirements of the California Corporations Code relating to dissenters' rights will be entitled to receive an amount in cash equal to the fair market value of their NetMind capital stock. The fair market value of shares of NetMind may be more or less than the value of Puma common stock to be paid to the other NetMind shareholders in the merger. Dissenting NetMind shareholders must precisely follow specific procedures to exercise this right, or the right may be lost. These procedures are described in this joint proxy statement/prospectus, and the relevant provisions of California law are attached as ANNEX C to this joint proxy statement/prospectus.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS (SEE PAGE 46)

    NetMind's and Puma's boards of directors each have determined that the terms and conditions of the merger are fair to, and in the best interests of, its company's shareholders, respectively. The NetMind board unanimously recommends that NetMind shareholders vote FOR approval of the merger agreement and the merger, and the Puma board unanimously recommends that Puma stockholders vote FOR issuing the shares of Puma common stock required to be issued in the merger.

SHAREHOLDER APPROVALS (SEE PAGE 42)

NETMIND SHAREHOLDERS

    The holders of (i) 66 2/3% of the outstanding shares of NetMind preferred stock, voting together as a single class; (ii) a majority of the outstanding shares of NetMind common stock, voting as a separate class; and (iii) 91% of the outstanding shares of NetMind common stock and preferred stock voting together as a single class is required to approve the merger and the merger agreement. NetMind shareholders are entitled to cast one vote per share of NetMind capital
stock owned at the close of business on             , 2000. Under voting
agreements in the form attached as an exhibit to the merger agreement in ANNEX A to this joint proxy statement/prospectus, NetMind shareholders owning approximately 70% of NetMind capital stock, 67% of NetMind's common stock and 72% of NetMind preferred stock outstanding as of December 8, 1999 have agreed to vote all of their shares of NetMind common stock or preferred stock for approval of the merger agreement and the merger. Such approvals are not, however, assured and the vote of each NetMind shareholder is extremely important regardless of the number of shares such shareholder owns.

PUMA STOCKHOLDERS

    The holders of a majority of the shares of Puma common stock entitled to vote and that are present or represented by proxy at the special Puma stockholder meeting must approve the issuance of Puma common stock in the merger. Puma stockholders are entitled to cast one vote per share of Puma common
stock owned at the close of business on             , 2000.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 56)

    When considering the recommendation of the NetMind board, NetMind shareholders should be aware that directors and executive officers of NetMind have the following interests in the merger that may be different from, or in addition to, those of NetMind shareholders:

    - As of December 31, 1999, the executive officers and directors of NetMind owned an aggregate of 2,978,750 shares of NetMind common stock, of which 52,082 shares are unvested and subject to repurchase by NetMind at a repurchase price of $.001 per share pursuant to restricted stock purchase agreements. In addition, the executive officers and directors of NetMind own an aggregate of 4,096,058 shares of NetMind preferred stock and warrants to purchase an aggregate of 65,000 shares of common stock. Additionally, as of such date the executive officers and directors of NetMind held options to purchase an aggregate of 20,000 shares of NetMind common stock, all of which are vested.

    - Upon completion of the merger, Puma and NetMind will enter into employment agreements with the following executive officers and employees of NetMind:
      Matthew Freivald, Alan Noble, Kelsey Phipps, Stephen Meyer, Mark Richards, Furqan Khan and Santosh Rau.

    - Puma has agreed for a period of six years to honor any rights to indemnification from liabilities for acts or omissions occurring at or prior to the consummation of the merger as existed at the time the merger agreement was signed in favor of officers and directors of NetMind as provided in its articles of incorporation or bylaws and indemnification agreements as in effect at the time the merger agreement was signed.

    - The merger agreement provides that, upon completion of the merger, the board of directors of Puma shall consist of seven persons, five of whom were directors of Puma immediately prior to the merger and two of whom were directors of NetMind.

    - John Doggett, a director of NetMind, is also a director of BancBoston Ventures. BancBoston Ventures is a significant shareholder of NetMind, and an affiliate of Robertson Stephens, Puma's financial advisor in connection with the merger.

    - Affiliates of Softbank Technology are significant shareholders of both NetMind and Puma. Gary Rieschel, a director of NetMind, is executive managing member and general partner of Softbank Technology Ventures, and will become a director of Puma upon completion of the merger.

    The following persons shall be the directors of Puma immediately following the merger: Bradley A. Rowe, Stephen A. Nicol, Michael M. Clair, Tyrone F. Pike,
M. Bruce Nakao, Matthew Freivald and Gary Rieschel.

    As a result, NetMind's directors and officers may be more likely to vote to approve the merger than NetMind shareholders generally.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 71)

    We will complete the merger only if we satisfy or agree to waive several conditions, some of which are:

    - the merger agreement and the merger must be approved by NetMind's shareholders, and the issuance of Puma common stock in the merger must be approved by Puma's stockholders;

    - we must receive opinions from each of our tax counsels stating that the merger will qualify as a tax-free reorganization;

    - Puma must be able to account for the merger as a pooling of interests transaction;

    - Matthew Freivald, Alan Noble, Kelsey Phipps, Stephen Meyer, Mark Richards, Furqan Khan and Santosh Rau, currently executive officers and employees of NetMind, must have accepted employment by Puma and their employment and non-competition agreements with Puma must be in full force and effect; and

    - we must satisfy other customary conditions specified in the merger agreement.

    Each condition may be waived only by the party entitled to assert the condition. If either of us waives any conditions, we will consider the facts and circumstances at that time and determine whether to resolicit proxies.

RESTRICTIONS ON ALTERNATIVE TRANSACTIONS (SEE PAGE 70)

    The merger agreement prohibits NetMind from soliciting or participating in discussions or entering into any agreement with third parties about transactions alternative to the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 72)

    We may mutually agree to terminate the merger agreement at any time before the merger is completed. The merger agreement may also be terminated by either of us for several other reasons, some of which are:

    - if the merger is not completed, through no fault of the terminating party, by May 31, 2000;

    - if the conditions to completion of the merger would not be satisfied because of either (a) a breach of an agreement in the merger agreement by the other party or (b) a breach of a representation or warranty in the merger agreement by the other party, if the breaching party does not cure the breach within 15 days after receiving notice of the breach from the other party;

    - if Puma stockholders do not approve the issuance of Puma common stock at the Puma special meeting; or

    - if NetMind shareholders do not approve the merger agreement and the merger at the NetMind special meeting.

EXPENSES (SEE PAGE 73)

    Each party shall pay its own costs and expenses incurred in connection with the merger, whether or not the merger is consummated.

INDEMNIFICATION BY NETMIND SHAREHOLDERS AND ESCROW OF SHARES (SEE PAGE 73)

    Under the merger agreement, NetMind shareholders are required to indemnify Puma for damages, including damages as a result of any breach, default or misrepresentation regarding any representation, warranty, covenant or agreement given or made by NetMind in or pursuant to:

    - the merger agreement;

    - any schedule or exhibit to the merger agreement;

    - any agreement entered into by NetMind and Puma in connection with the merger agreement; and

    - any certificates delivered to Puma in connection with the merger.

    To secure the indemnification obligation of NetMind shareholders, an escrow fund comprised of 10% of the shares of Puma common stock issued in the merger to NetMind shareholders will be established. No indemnification claim may be made by Puma until the aggregate amount of indemnification claimed exceeds $100,000 and then only to the extent that the aggregate amount claimed exceeds $100,000. If the merger is completed, recovery from the escrow fund will be the sole and exclusive remedy, absent fraud, intentional misrepresentation or willful breach. In general, the escrow period will terminate on the earlier of: (i) the first anniversary of the completion of the merger; and (ii) the issuance by Puma of financial statements covering thirty days of combined operating results of Puma and NetMind ending after the closing date of the merger.

    The indemnification provisions are set forth in the section entitled "Indemnification, Etc." in the merger agreement attached to this joint proxy statement/prospectus as ANNEX A and the form of escrow agreement attached as an exhibit to the merger agreement in ANNEX A.

ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 59)

    Puma intends to treat the merger as a pooling of interests transaction for accounting and financial reporting purposes in accordance with generally accepted accounting principles.

COMPLIANCE WITH ANTITRUST LAWS (SEE PAGE 57)

    The merger is not subject to the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976. Based on information available to us, we believe that the merger will be effected in compliance with federal, state and foreign antitrust laws.

RECENT DEVELOPMENTS

    On October 28, 1999, Puma closed the merger of ProxiNet, Inc. In the merger approximately 2,600,000 shares of Puma common stock were issued in exchange for all of the issued and outstanding preferred and common shares of ProxiNet or reserved for issuance upon exercise of all outstanding ProxiNet stock options, which were assumed by Puma. The ProxiNet acquisition was accounted for as a purchase. Puma plans to combine its Intellisync synchronization platform with ProxiNet's highly scalable proxy-based transformation and delivery architecture, to provide major Internet destinations such as portals, search-engines and e-commerce companies with the means to provide highly secure, real-time access to users of handheld devices, cellular phones and other wireless devices and Internet appliances. The combined company's solution will eliminate the need to be constantly connected and online, dependent upon often unreliable or unavailable wireless connections and incurring expensive wireless charges. Puma plans to market this technology primarily to major Internet companies such as portals and e-commerce sites as well as to cellular carriers and other wireless providers.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING OF PUMA
  STOCKHOLDERS

    Proposals of Puma stockholders intended to be presented at the 2000 annual meeting of the stockholders of Puma must be received by Puma at its offices at 2550 North First Street, Suite 500, San Jose, California 95131 no later than July 25, 2000 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Puma proxy statement for that meeting. Stockholder proposals related to the 2000 annual meeting of the stockholders of Puma, but submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, must be received by Puma prior to October 8, 2000 in order to withhold authority of management proxies to use their discretionary voting authority with respect to any such proposal.

                               DIVIDEND POLICIES

    Neither Puma nor NetMind has ever declared or paid cash dividends on shares of its common stock. Holders of NetMind's Series A preferred stock and Series B preferred stock are entitled to receive dividends at rates determined by the NetMind board of directors out of funds legally available therefor, payable when and as declared by the NetMind board of directors. NetMind has never declared or paid dividends on shares of its preferred stock.

    Puma currently intends to retain all of its earnings to finance the development and expansion of its business and therefore does not intend to declare or pay cash dividends on its common stock in the foreseeable future. The Puma board, in its discretion, will determine whether to declare and pay dividends in the future. Any future declaration and payment of dividends will depend upon:

    - Puma's results of operations;

    - Puma's earnings and financial condition;

    - contractual limitations;

    - cash requirements;

    - future prospects;

    - applicable law; and

    - other factors deemed relevant by Puma's board of directors.

              PUMA SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following summary historical consolidated financial information should be read in conjunction with Puma's consolidated financial statements and related notes and "Puma Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of operations information for each of the years in the three year period ended July 31, 1999, and the balance sheet data at July 31, 1998 and 1999, are derived from Puma's audited financial statements that have been included in this filing. The statement of operations data for the years ended July 31, 1995 and 1996, and the balance sheet data at July 31, 1995, 1996, and 1997, are derived from Puma's audited financial statements that have not been included in this filing. The statement of operations data for the three months ended October 31, 1998 and 1999 and the balance sheet data at October 31, 1999 are derived from Puma's unaudited condensed financial statements that have been included elsewhere in this filing. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments necessary for the fair presentation of the results for the interim period. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                             THREE MONTHS ENDED
                                                      YEAR ENDED JULY 31,                        OCTOBER 31,
                                      ----------------------------------------------------   -------------------
                                        1995       1996       1997       1998       1999       1998       1999
                                      --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenue...........................  $   860    $ 7,716    $15,629    $22,308    $20,043    $ 4,412    $ 6,278
  Cost of revenue...................       77        777      1,738      3,077      1,950        685        605
  Operating income (loss)...........   (2,137)    (1,977)       669     (2,649)    (4,700)    (2,794)    (3,831)
  Net income (loss).................   (2,146)    (2,401)       660     (2,699)    (1,676)    (1,606)    (2,786)
  Basic net income (loss) per
    share...........................  $ (0.75)   $ (0.82)   $  0.07    $ (0.22)   $ (0.13)   $ (0.13)   $ (0.21)
  Diluted net income (loss) per
    share...........................  $ (0.75)   $ (0.82)   $  0.06    $ (0.22)   $ (0.13)   $ (0.13)   $ (0.21)
  Shares used in basic
    calculation.....................    2,861      2,928      9,326     12,118     12,824     12,557     13,435
  Shares used in diluted
    calculation.....................    2,861      2,928     11,442     12,118     12,824     12,557     13,435

                                                                      JULY 31,                         OCTOBER 31,
                                                ----------------------------------------------------   -----------
                                                  1995       1996       1997       1998       1999        1999
                                                --------   --------   --------   --------   --------   -----------
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short term
    investments...............................   $2,500     $  982    $21,171    $21,083    $25,338      $24,871
  Working capital.............................    1,651        708     22,529     20,976     22,393       22,262
  Total assets................................    2,948      4,004     29,413     30,439     33,243       47,468
  Long-term obligations.......................       16        961         66         41         --           --
  Total stockholders' equity..................    1,886        653     26,423     26,224     26,563       38,953

                   NETMIND SUMMARY HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following summary historical financial data should be read in conjunction with NetMind's financial statements and related notes and "NetMind Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the period from June 14, 1996 (date of inception) to December 31, 1996 and for each of the two years ended December 31, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998, are derived from the audited financial statements that are included elsewhere in this filing. The summary financial data for the nine month periods ended September 30, 1998 and 1999 and at September 30, 1999 have been derived from NetMind's unaudited financial statements and in the opinion of NetMind's management include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of NetMind for those periods in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future.

                                              PERIOD FROM            YEARS ENDED        NINE MONTHS ENDED
                                             JUNE 14, 1996          DECEMBER 31,          SEPTEMBER 30,
                                          (DATE OF INCEPTION)    -------------------   -------------------
                                          TO DECEMBER 31, 1996     1997       1998       1998       1999
                                          --------------------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
  Net revenues..........................         $  --           $    --    $   278    $   117    $   514
  Cost of net revenues..................            --                --         --         --         29
  Non cash stock compensation...........            --                --         --         --        630
  Loss from operations..................          (118)           (1,090)    (1,900)      (990)    (4,457)
  Net loss..............................          (120)           (1,122)    (1,864)      (998)    (4,345)
  Net loss attributable to common
    shareholders........................          (120)           (1,122)    (1,864)      (998)   (11,083)
  Basic and diluted net loss per
    share...............................         $  --           $ (1.09)   $ (0.81)   $ (0.46)   $ (3.24)
  Shares used in basic and diluted
    calculation.........................            --             1,030      2,300      2,174      3,416

                                                                 DECEMBER 31,       SEPTEMBER 30
                                                              -------------------   ------------
                                                                1997       1998         1999
                                                              --------   --------   ------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $327     $ 5,504       $ 2,453
  Working capital...........................................     243       5,256         1,808
  Total assets..............................................     464       5,932         3,034
  Long term obligations.....................................      --          --           335
  Redeemable preferred stock................................      --       7,055        13,793
  Shareholders' equity (deficit)............................     380      (1,484)      (11,881)

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    We have presented below unaudited pro forma combined financial information that reflects the pooling of interests method of accounting, which means that for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. We have included this information to give you a better picture of what the results of operations and financial position of the combined businesses of Puma and NetMind might have been had the merger occurred on an earlier date. We have combined Puma's consolidated financial statements for the fiscal years ending July 31, 1997, July 31, 1998 and July 31, 1999 and for the three months ended October 31, 1998 and 1999 with NetMind's financial statements for the same periods in order to prepare the pro forma operating data. The unaudited pro forma combined balance sheet data gives effect to the merger as if it had occurred on October 31, 1999 and combines the unaudited consolidated balance sheet data of Puma and the unaudited balance sheet data of NetMind at October 31, 1999. The unaudited pro forma combined statement of operations data for the three years in the period ended July 31, 1999 and the three months ended October 31, 1998 and 1999 give effect to the merger as if it occurred at the beginning of the earliest period presented. The unaudited pro forma combined statement of operations data for the year ended July 31, 1999 and the three months ended October 31, 1999 also include the effect of the acquisition of ProxiNet as if it had occurred at August 1, 1998.

    We are providing this information for illustrative purposes only. It does not necessarily reflect what the results of operations or financial position of the combined company would have been if the merger had actually occurred at the beginning of the earliest period presented. This information also does not necessarily indicate what the combined company's future operating results or consolidated financial position will be. Puma and NetMind estimate that in total they will incur transaction costs of approximately $7.0 million associated with the merger, which will be charged to their operations when incurred, principally in the quarter in which the merger is completed. These transaction costs primarily include financial advisory, accounting and legal fees and costs associated with combining the operations of the two companies. An estimated charge of $7.0 million is reflected in the unaudited pro forma combined balance sheet data, but is not reflected in the unaudited pro forma combined statement of operations data. This charge is a preliminary estimate only, and is, therefore, subject to change. This information does not reflect the effect of any potential changes in revenues or any operating synergies which may result from combining the resources of our companies.

                                PUMA AND NETMIND
         SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEARS ENDED             THREE MONTHS ENDED
                                                        JULY 31,                  OCTOBER 31,
                                             ------------------------------   -------------------
                                               1997       1998       1999       1998       1999
                                             --------   --------   --------   --------   --------
UNAUDITED PRO FORMA COMBINED STATEMENT OF
  OPERATIONS DATA
Revenue....................................  $ 15,633   $ 22,341   $ 20,722   $  4,500   $  6,412
Cost of revenue............................     1,738      3,077      3,009        685        863
Operating income (loss)....................       103     (4,068)   (16,113)    (3,385)    (3,783)
Net income (loss)..........................        92     (4,154)   (12,968)    (2,195)    (2,727)
Net income (loss) attributable to common
  stockholders.............................        92     (4,154)   (17,206)    (2,195)    (6,680)
Basic net loss per share...................  $   0.01   $  (0.29)  $  (0.93)  $  (0.14)  $  (0.34)
Diluted net loss per share.................  $   0.01   $  (0.29)  $  (0.93)  $  (0.14)  $  (0.34)
Shares used in basic calculation...........     9,981     14,246     18,446     15,238     19,572
Shares used in diluted calculation.........    12,097     14,246     18,446     15,238     19,572

                                                              OCTOBER 31,
                                                              -----------
                                                                 1999
                                                              -----------
CONSOLIDATED BALANCE SHEET DATA
Cash, cash equivalents and short term investments...........    $ 26,944
Working capital.............................................      16,508
Total assets................................................      50,151
Long-term obligations.......................................         325
Total stockholders' equity..................................      33,321

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical per share data of Puma and NetMind and combined per share data on an unaudited pro forma basis after giving effect to the merger on a pooling of interests basis of accounting. You should read the information set forth below in conjunction with the selected historical financial data and the unaudited pro forma combined condensed financial information, included elsewhere in this joint proxy statement/prospectus. The pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operations. For purposes of the pro forma combined net income/ loss per share data, Puma's financial data for the three fiscal years in the period ended July 31, 1999 and for the three month periods ended
October 31, 1998 and 1999 have been combined with NetMind's financial data for the same periods. Also, for the purposes of the pro forma combined book value per share data, Puma's financial data as of July 31, 1999 and October 31, 1999 have been combined with with NetMind's financial data as of the same dates.

                                                                                           THREE MONTHS
                                                         FISCAL YEAR ENDED JULY 31,      ENDED OCTOBER 31,
                                                       ------------------------------   -------------------
                                                         1997       1998       1999       1998       1999
                                                       --------   --------   --------   --------   --------
PUMA HISTORICAL PER SHARE:
  Net income (loss) per share--basic.................   $0.07      $(0.22)    $(0.13)    $(0.13)   $ (0.21)
  Net income (loss) per share--diluted...............   $0.06      $(0.22)    $(0.13)    $(0.13)   $ (0.21)
  Book value per share(1)............................                         $ 1.99               $  2.55

                                                   PERIOD FROM                                 NINE MONTHS
                                                  JUNE 14, 1996          YEARS ENDED              ENDED
                                               (DATE OF INCEPTION)      DECEMBER 31,          SEPTEMBER 30,
                                                 TO DECEMBER 31,     -------------------   -------------------
                                                      1996             1997       1998       1998       1999
                                               -------------------   --------   --------   --------   --------
NETMIND HISTORICAL PER SHARE:
  Net income per share--basic and diluted....         $  --           $(1.09)    $(0.81)    $(0.46)    $(3.24)
  Book value per share(1)....................                                    $(0.38)               $(2.64)

                                                                                           THREE MONTHS
                                                                                               ENDED
                                                         FISCAL YEAR ENDED JULY 31,         OCTOBER 31,
                                                       ------------------------------   -------------------
                                                         1997       1998       1999       1998       1999
                                                       --------   --------   --------   --------   --------
PUMA AND NETMIND PRO FORMA COMBINED PER SHARE:
  Net income (loss) per Puma share--basic............   $0.01      $(0.29)    $(0.93)    $(0.14)   $ (0.34)
  Net income (loss) per Puma share--diluted..........   $0.01      $(0.29)    $(0.93)    $(0.14)   $ (0.34)
  Net income (loss) per equivalent NetMind share--
    basic(2).........................................      --      $(0.12)    $(0.38)    $(0.06)   $ (0.14)
  Net income (loss) per equivalent NetMind share--
    diluted(2).......................................      --      $(0.12)    $(0.38)    $(0.06)   $ (0.14)
  Book value per Puma share(1).......................                                              $  1.68
  Book value per equivalent NetMind share(2).........                                              $  0.69

------------------------

(1) The historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common and preferred stock outstanding at July 31, 1999 and October 31, 1999. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common and preferred stock outstanding at October 31, 1999.

(2) NetMind equivalent pro forma combined per share amounts are calculated by multiplying Puma combined pro forma share amounts by an estimated exchange ratio of 0.40919.

                            MARKET PRICE INFORMATION

    Puma's common stock has traded on the Nasdaq National Market under the symbol "PUMA" since December 5, 1996. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market for Puma common stock for the periods indicated.

    These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                                HIGH       LOW
                                                              --------   --------
1998
First fiscal quarter (August 1, 1997 to October 31,1997)....  $  8.375   $ 5.563
Second fiscal quarter (November 1, 1997 to January 31,
  1998).....................................................  $  8.063   $ 5.563
Third fiscal quarter (February 1, 1998 to April 30, 1998)...  $  7.313   $ 5.563
Fourth fiscal quarter (May 1, 1998 to July 31, 1998)........  $  8.375   $ 5.063

1999
First fiscal quarter (August 1, 1998 to October 31,1998)....  $  5.625   $ 2.000
Second fiscal quarter (November 1, 1998 to January 31,
  1999).....................................................  $  4.500   $ 2.750
Third fiscal quarter (February 1, 1999 to April 30, 1999)...  $  5.375   $ 3.812
Fourth fiscal quarter (May 1, 1999 to July 31, 1999)........  $  6.437   $ 4.750

2000
First fiscal quarter (August 1, 1999 to October 31, 1999)...  $ 37.000   $ 4.250
Period from November 1, 1999 to January 10, 2000............  $142.500   $32.500

    There is no established public trading market for NetMind's preferred stock or common stock.

RECENT CLOSING PRICES

    As of December 8, 1999, the last trading day before announcement of the proposed merger, the closing price per share on the Nasdaq National Market of
Puma common stock was $74.000. On             , 2000, the latest practicable
trading day before the printing of this joint proxy statement/ prospectus, the
closing price per share of Puma common stock was $      .

    Although the number of shares of Puma common stock allocated to holders of NetMind preferred stock and common stock will depend, in part, on the average closing price of Puma stock for approximately 30 days before the merger, the total number of shares of Puma common stock issued by Puma in the merger will not change as a result of increases or decreases in the market price of Puma common stock. Because the market price of Puma common stock is subject to fluctuation, the market value of the shares of Puma common stock that NetMind shareholders will receive in the merger may increase or decrease prior to and following the merger. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR PUMA COMMON STOCK. WE CANNOT ASSURE YOU AS TO THE FUTURE PRICES FOR PUMA COMMON STOCK.

                                  RISK FACTORS

    BY VOTING IN FAVOR OF THE MERGER, NETMIND SHAREHOLDERS WILL BE CHOOSING TO INVEST IN PUMA COMMON STOCK. AN INVESTMENT IN PUMA COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, NETMIND SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THE BUSINESS AND PROSPECTS OF NETMIND OR PUMA MAY BE SERIOUSLY HARMED. IN THIS CASE, THE TRADING PRICE OF PUMA COMMON STOCK MAY DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO THE MERGER

    FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT NETMIND'S OPERATING RESULTS AND ITS ABILITY TO ENTER INTO AN ALTERNATIVE TRANSACTION OR OBTAIN ADDITIONAL FINANCING.

    If the merger is not completed for any reason, NetMind may be subject to a number of material risks, including NetMind's costs related to the merger, such as legal and accounting fees, which must be paid even if the merger is not completed.

    If the merger is terminated and NetMind's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, NetMind is prohibited from soliciting, initiating or encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Puma. As a result of this prohibition, NetMind will be precluded from discussing potential transactions should the merger not occur, and may lose an opportunity for a transaction with another potential partner at a favorable price if the merger is not completed.

    In addition, NetMind is dependent on Puma's commitment pursuant to the merger agreement to provide loans on a monthly basis at market rates up to an aggregate principal amount of $3,000,000. So far no borrowings have been made under this arrangement. In the event the merger is not consummated, NetMind anticipates having an immediate requirement for working capital in order to continue its operations and NetMind may not be able to obtain additional financing on favorable terms, or at all. Failure to obtain such financing under such circumstances could have a material adverse effect on NetMind's business.

    NETMIND SHAREHOLDERS, OPTION HOLDERS AND WARRANT HOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF PUMA COMMON STOCK AND AS A RESULT, THEY WILL BEAR ALL THE MARKET RISK OF A DECREASE OF THE VALUE OF PUMA SHARES ISSUED IN THE MERGER.

    Upon the merger's completion, all outstanding shares of NetMind capital stock and all outstanding options and warrants to acquire NetMind capital stock will be exchanged for approximately 5,000,000 shares of Puma common stock (or options or warrants to acquire Puma common stock in the case of NetMind options and warrants). Although the number of shares of Puma common stock allocated to holders of NetMind preferred and common stock and options and warrants to purchase NetMind capital stock will depend, in part, on the average closing price of Puma stock for approximately 30 days before the effectiveness of the merger, the total number of shares of Puma common stock issued by Puma in the merger will not change as a result of increases or decreases in the market price of Puma common stock. In addition, neither NetMind nor Puma may terminate the merger agreement or "walk away" from the merger or resolicit the vote of their shareholders solely because of changes in the market price of Puma common stock. Accordingly, the specific dollar value of Puma common stock that NetMind shareholders will receive upon the merger's completion will depend on the market value of Puma common stock when the merger is completed and may decrease from the date you submit your proxy. The share price of Puma common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility.

We urge you to obtain recent market quotations for Puma common stock, which is quoted on the Nasdaq National Market. We cannot predict or give any assurances as to the market price of Puma common stock at any time before or after the completion of the merger.

    IF WE FAIL TO SUCCESSFULLY CROSS-MARKET OUR PRODUCTS OR DEVELOP NEW PRODUCTS, WE WILL NOT INCREASE OR MAINTAIN OUR CUSTOMER BASE OR OUR REVENUES.

    We initially intend to offer our products and services to each other's customers. We cannot assure you that either of our respective customers will have any interest in the other company's products and services. The failure of these cross-marketing efforts would diminish the benefits realized by this merger.

    In addition, we intend after the merger to develop new products and services that combine the knowledge and resources of Puma's and NetMind's businesses. We cannot offer any assurances that these products or services will be successful or that we can successfully integrate our products and services or realize the anticipated benefits of the merger. As a result, we may not be able to increase or maintain our customer base. We cannot assure you that the transactions or other data in NetMind's database will be predictive or useful in other sales channels, including corporations, Internet portals and Internet service providers. To date, the companies have not thoroughly investigated the obstacles, technological, market-driven or otherwise, to developing and marketing these new products and services in a timely and efficient way. We cannot assure you that we will be able to overcome the obstacles in developing new products and services, or that there will be a market for the new products or services we develop after the merger. Such a failure or inability could have a material adverse effect on the combined company's business, financial condition and operating results or could result in loss of key personnel. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could seriously harm the combined company.

    IF WE DO NOT SUCCESSFULLY INTEGRATE NETMIND'S OPERATIONS AND PERSONNEL OR EFFECTIVELY MANAGE THE COMBINED COMPANY, WE MAY NOT ACHIEVE THE BENEFITS OF THE MERGER AND MAY LOSE KEY PERSONNEL AND CUSTOMERS.

    We entered into the merger agreement with the expectation that the merger will result in significant benefits. We will need to overcome significant obstacles, however, in order to realize any benefits or synergies from the merger. Achieving the benefits of the merger depends on the timely, efficient and successful execution of a number of post-merger events, including integrating the operations and personnel of the two companies. The successful execution of these post-merger events will involve considerable risk and may not be successful. Our failure to complete the integration successfully could result in the loss of key personnel and customers.

    IF WE DO NOT SUCCESSFULLY INTEGRATE NETMIND OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE FOR PUMA'S COMMON STOCK MAY DECLINE.

    The market price of Puma common stock may decline as a result of the merger if:

    - the integration of NetMind into Puma is unsuccessful;

    - Puma does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or investors; or

    - the effect of the merger on Puma's financial results is not consistent with the expectations of financial or industry analysts or investors.

    FAILURE OF THE MERGER TO QUALIFY AS A POOLING OF INTERESTS WOULD HARM THE FINANCIAL RESULTS OF THE COMBINED COMPANY.

    If the merger does not qualify for pooling of interests accounting treatment for financial reporting purposes, the future reported earnings of the combined company would be harmed due to amortization of goodwill and other intangible assets, which would be likely to harm the trading price of the combined company's stock. The availability of pooling of interests accounting treatment for this merger depends upon circumstances and events occurring before and after the effective time of the merger. For example, there must not be any significant changes in the business of the combined company, including significant dispositions of assets, for a period of two years following completion of the merger. In addition, the aggregate number of shares with respect to which dissenters' rights are exercised must not exceed 9% of the shares of NetMind common stock outstanding immediately before the merger. Affiliates of Puma and NetMind must not sell any shares of either company's stock, except in specified limited amounts, until the day that the combined company publicly announces financial results covering at least 30 days of combined operations after the merger. If the effective time of the merger occurs prior to March 31, 2000, we expect that these combined financial results would be published in May 2000. If affiliates of either company sell shares in excess of the limited exception prior to that time, the merger may not qualify for accounting as a pooling of interests.

    IF THE COSTS ASSOCIATED WITH THE MERGER EXCEED THE BENEFITS REALIZED, PUMA MAY EXPERIENCE INCREASED LOSSES.

    If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Puma's stockholders resulting from the issuance of shares in connection with the merger, Puma's financial results could be adversely affected, including increased losses.

    NETMIND'S OFFICERS AND DIRECTORS HAVE DIFFERENT INTERESTS FROM YOURS THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

    The directors and officers of NetMind participate in arrangements and have continuing indemnification against liabilities that provide them with interests and benefits in the merger that are different from, or in addition to, yours. The directors and officers of NetMind could therefore be more likely to vote to approve the merger agreement and the merger than if they did not hold these interests. NetMind shareholders should consider whether these benefits may have influenced these directors and officers to support or recommend the merger.

    These benefits include:

    - Upon the effectiveness of the merger, certain current officers of NetMind will enter into employment agreements with Puma pursuant to which such officers will continue to receive their current base salaries ranging from $115,000 to $200,000 and will become eligible to receive severance payments if terminated by Puma prior to the expiration of the term of the employment agreement.

    - Puma has agreed to cause the surviving corporation in the merger to indemnify each present and former NetMind officer and director against liabilities arising out of his or her service as an officer or director.

    See "The Merger Agreement and Related Agreements--Related
Agreements--Director and Officer Indemnification" and "The Merger--Interests of Officers and Directors in the Merger."

    UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE NETMIND CUSTOMERS TO DELAY OR DEFER DECISIONS CONCERNING NETMIND OR MAY CAUSE NETMIND TO LOSE CUSTOMERS.

    NetMind customers may, in response to the announcement of the merger, delay or defer decisions concerning NetMind products and services. Any delay or deferral in those decisions by NetMind customers could have a material adverse effect on NetMind's business. For example, NetMind could experience a decrease in expected revenue as a consequence of the uncertainties associated with the merger.

    UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE NETMIND TO LOSE KEY PERSONNEL.

    Current and prospective NetMind employees may experience uncertainty about their future roles with Puma until Puma's strategies with regard to NetMind are announced or executed. Any uncertainty may adversely affect NetMind's ability to attract and retain key management, sales, marketing and technical personnel.

    PUMA'S FAILURE TO EFFECTIVELY MANAGE THE INTEGRATION OF ACQUIRED COMPANIES OTHER THAN NETMIND COULD DISRUPT ITS BUSINESS AND CAUSE INCREASED LOSSES.

    As a part of its business strategy, Puma may enter into additional business combinations and acquisitions. Acquisition transactions require a significant commitment of resources and are accompanied by a number of risks, including:

    - the difficulty of assimilating the operations and personnel of the acquired companies;

    - the potential disruption of Puma's ongoing business and distraction of management;

    - the difficulty of incorporating acquired technology and rights into Puma's products and services;

    - unanticipated expenses related to technology integration;

    - the maintenance of uniform standards, controls, procedures and policies;

    - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

    - potential unknown liabilities associated with acquired businesses.

    The combined company may not succeed in addressing these risks or other problems encountered in connection with the recent and any future business combinations and acquisitions, which could disrupt Puma's business and cause increased losses.

    SHARES ELIGIBLE FOR FUTURE SALE IN THE OPEN MARKET COULD DEPRESS PUMA'S COMMON STOCK PRICE.

    Sales of substantial amounts of Puma common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following the merger, or the appearance that a large number of shares is available for sale, could depress the market price for Puma's common stock. The number of shares of common stock available for sale in the public market is limited by agreements under which Puma and its executive officers, directors and certain other holders of outstanding shares of Puma common stock and options and warrants to purchase common stock and NetMind and its executive officers, directors and certain other holders of outstanding NetMind capital stock and options and warrants to purchase shares of NetMind capital stock have agreed not to sell or otherwise dispose of any of the shares until thirty days of combined results of operations of Puma and NetMind have been released. In addition, Puma employees have not been allowed to sell shares of Puma common stock under Puma's insider trading policy since the announcement of the merger. After the closing of the merger, Puma may allow its employees to sell their shares of Puma common stock.

    ISSUANCE OF ADDITIONAL SHARES OF PUMA COMMON STOCK WILL REDUCE PUMA'S INCOME PER SHARE, IF ANY, AND MAY REDUCE PUMA'S COMMON STOCK PRICE.

    In connection with the merger, a total of approximately 5,000,000 newly-issued shares of Puma common stock will be issued in exchange for all outstanding shares of NetMind capital stock or reserved for issuance upon exercise of options and warrants to acquire NetMind capital stock. The issuance of Puma common stock in the merger will reduce Puma's income per share, if any. This dilution could reduce the market price of Puma common stock unless and until the combined company achieves revenue growth or cost savings and other business economies sufficient to offset the effect of this issuance. There can be no assurance that Puma will achieve revenue growth, cost savings or other business economies or that you will achieve greater returns as a Puma stockholder than as a NetMind shareholder. In addition, the immediate availability of this substantial number of additional shares of Puma common stock for sale in the market could decrease the per share market price of Puma common stock.

RISKS RELATED TO PUMA

    BECAUSE PUMA HAS NO INTERNET OPERATING HISTORY, IT IS DIFFICULT TO EVALUATE THE BUSINESS OF THE COMBINED COMPANY, AND THE COMBINED COMPANY MAY FACE VARIOUS RISKS, EXPENSES AND DIFFICULTIES ASSOCIATED WITH EARLY STAGE COMPANIES.

    Historically, Puma has licensed its products and technology primarily to PC OEMs, corporations and to end users through its channels of distribution. In Puma's second quarter of fiscal 2000, Puma launched its Internet initiative. The launching of this initiative requires Puma to add additional resources and to develop, and market Puma's Intellisync.com portal and the products and technologies recently acquired in the ProxiNet merger. Puma believes that NetMind's personnel and technologies enhance Puma's Internet initiative. Puma plans to market and license its web based products and solutions, which are currently under development, to e-commerce providers, web portals and individual consumers. Puma also plans to offer these new products and solutions to corporations. Puma expects to incur significant costs in launching its Internet initiative.

    PUMA'S OVERALL OPERATING RESULTS ARE EXPECTED TO CHANGE SIGNIFICANTLY AS A RESULT OF DEVELOPING AND BRINGING TO MARKET ITS NEW INTERNET PRODUCTS. IT IS IMPORTANT THAT YOU UNDERSTAND THAT PUMA'S HISTORICAL FINANCIAL STATEMENTS DO NOT INCLUDE OPERATING RESULTS OF ITS RECENTLY FORMED INTERNET AND CONSUMER DIVISION. As a result of its new division, Puma expects its combined results to reflect an operating loss for the foreseeable future. There can be no assurance that the combined company will be able to achieve or sustain profitability.

    Since Puma just launched its Internet initiative, there is little information on which to evaluate Puma's business and prospects as an Internet company. An investor in Puma's common stock should consider the risks, expenses and difficulties that young companies frequently encounter in the new and rapidly evolving markets for Internet products and services. These risks to Puma include:

    - Puma's evolving new business model;

    - Puma's need and ability to manage growth; and

    - rapid evolution of technology.

    To address these risks and uncertainties, Puma must take several steps, including:

    - creating and maintaining strategic relationships;

    - expanding sales and marketing activities;

    - raising additional capital;

    - integrating existing and acquired technologies;

    - expanding its customer base and retaining key clients;

    - introducing new services;

    - managing rapidly growing operations, including new facilities and IT infrastructure;

    - competing in a highly competitive market; and

    - attracting, retaining and motivating key employees.

    Puma may not be successful in implementing any of its strategies or in addressing these risks and uncertainties. Puma expects that its operating expenses will substantially increase, primarily as a result of its investment in its new Internet product initiative. Moreover, even if Puma accomplishes its objectives, it still may not achieve sustainable profitability in the future.

    Puma has invested substantial amounts in technology and infrastructure development. Puma expects to continue to invest substantial financial and other resources to develop and introduce new Internet and wireless products and services, and to expand its sales and marketing organizations, strategic relationships and operating infrastructure. Puma expects that its cost of revenue, sales and marketing expenses, general and administrative expenses, operations and customer support expenses, and depreciation and amortization expenses will continue to increase in absolute dollars and may increase as a percent of revenue. If revenue does not correspondingly increase, Puma's operating results and financial condition could be negatively affected.

    OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND MAY BE DIFFICULT TO
     PREDICT.

    Puma's operating results have fluctuated in the past, and with its Internet product initiative and this merger the operating results of the combined company are likely to fluctuate significantly. A number of factors, many of which are outside of Puma's control, are likely to cause fluctuations in operating results, including, but not limited to:

    - the demand for Puma's products;

    - Puma's success in developing new products and integrating acquired technologies;

    - the timing of new product introductions by Puma and its competitors;

    - market acceptance of Puma's new and enhanced products;

    - market acceptance of handheld devices generally, and those supported by Puma's products;

    - the emergence of new industry standards;

    - the timing of customer orders;

    - the mix of products sold;

    - product life cycles;

    - competition;

    - the mix of distribution channels employed;

    - seasonal trends;

    - the timing and magnitude of Puma's capital expenditures, including costs relating to the expansion of operations;

    - the evolving and unpredictable nature of the markets for its products and mobile computing devices generally;

    - the rate of growth of the Internet and the personal computer market in general; and

    - general economic conditions.

    In addition, Puma typically operates with a relatively small order backlog. As a result, quarterly sales and operating results depend in part on the volume and timing of orders received and fulfilled within the quarter, which are difficult to forecast. In addition, a significant portion of Puma's expense levels is fixed in advance, based in large part on Puma's resource requirements to meet planned product and customer requirements. If revenue is below expectations in any given quarter, the adverse impact of the shortfall on operating results may be magnified by Puma's inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in actual revenue as compared to estimated revenue would have an immediate adverse effect on Puma's business, operating results and financial condition that could be material.

    Due to its ongoing efforts to expand into retail and reseller channels, Puma is focusing its efforts on licensing its SDK to software developers and mobile computing device manufacturers and licensing its server and personal applications to corporations. As a result, Puma expects that its notebook and PC OEM revenue will decrease as a percentage of Puma's overall revenue. This new sales strategy has the following risks:

    - sales into these channels are harder to predict and may have lower margins than sales in other channels;

    - Puma has a very limited history in penetration and support for these channels;

    - the average transaction size and sales cycle vary significantly, making forecasting difficult;

    - smaller transactions may have relatively higher administrative costs;

    - any significant deferral of purchases of Puma's products by customers could jeopardize Puma's operating results in any particular quarter;

    - to the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected;

    - products that are accepted in the OEM market may not be readily accepted by corporations; and

    - Puma may incur increased costs related to new infrastructure requirements.

    Puma's gross margin on service revenue, particularly non-recurring engineering service revenue, is substantially lower than gross margin on license revenue. Any increase in non-recurring engineering service revenue would have a corresponding increase in cost of revenue and would have an adverse effect on Puma's gross margins. Puma may also change prices or increase spending in response to competition or to pursue new market opportunities.

    The operating results of many software companies reflect seasonal fluctuation. For example, sales in Europe and certain other countries typically are adversely affected in the summer months when business activity is reduced. Puma's revenue and operating results may be adversely affected by diminished demand for products on a seasonal basis.

    Period-to-period comparisons of operating results are not a good indication of future performance. It is likely that operating results in some quarters will be below market expectations. In this event, the price of the combined company's common stock is likely to decline.

    THE SIZE OF THE MOBILE COMPUTING MARKET CANNOT BE ACCURATELY PREDICTED, AND IF ITS MARKET DOES NOT GROW AS IT EXPECTS, PUMA'S REVENUE WILL BE BELOW ITS EXPECTATIONS AND ITS BUSINESS AND FINANCIAL RESULTS WILL SUFFER.

    Puma is focusing on expanding into the mobile computing market which is an unproven market. Accordingly, the size of this market cannot be accurately estimated and therefore Puma is unable to accurately determine the potential demand for its products and services. If Puma's customer base does not expand or if there is not widespread acceptance of Puma's products and its services, its business and prospects will be harmed. For the fiscal year ended July 31, 1999, Puma had one OEM customer, Toshiba Corporation, which accounted for approximately 21% of its revenue. Puma believes that its potential to grow and increase its market acceptance depends principally on the following factors, some of which are beyond its control:

    - the effectiveness of its marketing strategy and efforts;

    - Puma's product and service differentiation and quality;

    - Puma's ability to provide timely, effective customer support;

    - Puma's distribution and pricing strategies as compared to its competitors;

    - growth in the sales of handheld devices supported by Puma software;

    - Puma's industry reputation; and

    - general economic conditions such as downturns in the computer or software markets.

    PUMA WILL REQUIRE SIGNIFICANT ADDITIONAL CAPITAL, WHICH IT MAY NOT BE ABLE TO OBTAIN.

    The expansion and development of Puma's business will require significant capital in the future to fund its operating losses, working capital needs and capital expenditures. Puma may not be able to obtain future equity or debt financing on satisfactory terms or at all. Puma's failure to generate sufficient cash flows from sales of products and services or to raise sufficient funds may require it to delay or abandon some or all of its development and expansion plans or otherwise forego market opportunities. Puma's inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of its business, which could cause its business, operating results and financial condition to suffer.

    Puma's working capital is primarily comprised of cash, accounts receivable, accounts payable and accrued expenses. The timing and amount of Puma's future capital requirements may vary significantly depending on numerous factors, including Puma's financial performance, technological, competitive and other developments in its industry. These factors may cause Puma's actual revenue and costs to vary from expected amounts, possibly to a material degree, and such variations are likely to affect its future capital requirements. See "Puma Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    RAPID GROWTH IN PUMA'S BUSINESS COULD STRAIN ITS RESOURCES AND HARM ITS BUSINESS AND FINANCIAL RESULTS.

    The planned expansion of Puma's Internet and consumer initiative as well as growth in Puma's existing enterprise business will place a significant strain on its management, financial controls, operations systems, personnel and other resources. To date, Puma has not recognized any revenue from its Internet initiatives. In addition, if Puma is successful in implementing its marketing strategy, Puma also expects the demands on its technical support resources to grow rapidly, and it may experience difficulties responding to customer demand for its services and providing technical support in accordance with its customers' expectations. Puma expects that these demands will require not only the addition of new management personnel, but also the development of additional expertise by existing management personnel and the establishment of long-term relationships with third-party service vendors. Additionally, Puma has recently opened additional facilities in New Hampshire and intends to open new offices in Europe. Puma may encounter difficulties in integrating information and communications systems in multiple locations. Puma may not be able to keep pace with growth, successfully implement and maintain its operational and financial systems or successfully obtain, integrate and utilize the employees, facilities, third-party vendors and equipment, or management, operational and financial resources necessary to manage a developing and expanding business in its evolving and increasingly competitive industry. If Puma is unable to manage growth effectively, it may lose customers or fail to attract new customers and its business and financial results will suffer. See "Business of Puma--Sales and Marketing" and "Business of Puma--Customer Support."

    THE INTEGRATION OF KEY NEW EMPLOYEES AND OFFICERS INTO PUMA'S MANAGEMENT TEAM HAS INTERFERED, AND WILL CONTINUE TO INTERFERE, WITH ITS OPERATIONS.

    Puma has recently hired a number of key employees and officers and is currently seeking additional engineering, sales and marketing personnel. To integrate into Puma, such individuals must spend a significant amount of time learning its business model and management system, in addition to performing their regular duties. Accordingly, the integration of new personnel has resulted and will continue to result in some disruption to Puma's ongoing operations. If Puma fails to complete this integration in an efficient manner, its business and financial results will suffer.

    PUMA MUST RETAIN AND ATTRACT KEY EMPLOYEES OR ELSE IT MAY NOT GROW OR BE SUCCESSFUL.

    Puma is highly dependent on key members of its management and engineering staff. The loss of one or more of these officers or key employees might impede the achievement of Puma's business objectives. Furthermore, recruiting and retaining qualified technical personnel to perform research, development and technical support is critical to its success. If Puma's business grows, it will also need to recruit a significant number of management, technical and other personnel for its business. Competition for employees in Puma's industry and geographic location is intense. Puma may not be able to continue to attract and retain skilled and experienced personnel on acceptable terms. See "Business of Puma--Employees" and "Management of Puma--Executive Officers and Directors."

    ACQUISITIONS PUMA HAS MADE AND MAY MAKE IN THE FUTURE COULD DISRUPT ITS BUSINESS OR NOT BE SUCCESSFUL AND HARM ITS FINANCIAL CONDITION.

    Puma has in the past acquired or made investments in, and intends in the future to acquire or make investments in other complementary companies, products and technologies. Puma has acquired: ProxiNet, Inc., SoftMagic, Inc., RealWorld Solutions, Inc. and IntelliLink Corp. In the event of any future acquisitions or investments, Puma could:

    - issue stock that would dilute the ownership of its then existing stockholders;

    - incur debt;

    - assume liabilities;

    - incur amortization expenses related to goodwill and other intangible assets; or

    - incur large and immediate write-offs.

These acquisitions and investments also involve numerous risks, including:

    - problems integrating the operations, technologies or products purchased with those Puma already has;

    - unanticipated costs and liabilities;

    - diversion of management's attention from Puma's core business;

    - adverse effects on existing business relationships with suppliers and customers;

    - risks associated with entering markets in which Puma has no or limited prior experience; and

    - potential loss of key employees, particularly those of the acquired organizations.

    PUMA'S FAILURE TO ADEQUATELY PROTECT ITS PROPRIETARY RIGHTS MAY HARM ITS COMPETITIVE POSITION.

    Puma relies on a combination of patents, copyrights, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in its products and services. However, Puma will not be able to protect its intellectual property if it is unable to enforce its rights or if it does not detect unauthorized use of its intellectual property.

    Although Puma currently has six issued United States patents, one of which expires in 2012, two of which expire in 2014, two of which expire in 2015, and one of which expires in 2016, and has nine patent applications pending, Puma cannot be certain that such patents and patent applications will provide an adequate level of intellectual property protection. In addition, Puma has corresponding international patent applications pending under the Patent Cooperation Treaty in countries to be designated at a later date. Puma cannot be certain that any pending or future patent applications will be granted, that any pending or future patents will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to Puma.

    Puma has also provided its source code under escrow agreements and to foreign translators which may increase the likelihood of misappropriation by third parties.

    Puma has applied for trademarks and service marks on certain terms and symbols that it believes are important for its business. However, the steps Puma has taken to protect its technology or intellectual property may be inadequate. Puma's competitors may independently develop technologies that are substantially equivalent or superior to Puma's. Moreover, in other countries where Puma does business, there may not be effective legal protection of patents and other proprietary rights that Puma believes are important to Puma's business. See "Business of Puma--Proprietary Rights."

    As a matter of company policy, Puma enters into confidentiality and assignment agreements with its employees, consultants and vendors. Puma also controls access to and distribution of its software, documents and other proprietary information. Notwithstanding these precautions, it may be possible for an unauthorized third party to copy or otherwise obtain and use Puma's software or other proprietary information or to develop similar software independently. Policing unauthorized use of Puma's products is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software and other transmitted data. The laws of other countries may afford us little or no effective protection of our intellectual property. The steps we have taken to prevent misappropriation of our technology, including entering into agreements for that purpose may be insufficient. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of our management resources, either of which could harm our business. See "Business of Puma--Proprietary Rights."

    PUMA MAY BE UNABLE TO LICENSE NECESSARY TECHNOLOGY AND IT MAY BE SUBJECT TO INFRINGEMENT CLAIMS BY THIRD PARTIES.

    Puma's commercial success will also depend in part on not infringing the proprietary rights of others and not breaching technology licenses that cover technology used in its products. It is uncertain whether any third party patents will require Puma to develop alternative technology or to alter its products or processes, obtain licenses or cease activities that infringe on third party's intellectual property rights. If any such licenses are required, Puma may not be able to obtain such licenses on commercially favorable terms, if at all. Puma's failure to obtain a license to any technology that it may require to commercialize its products and services could cause its business and prospects to suffer. Litigation may also be necessary to enforce any patents issued or licensed to it or to determine the scope and validity of third party proprietary rights. See "Business of Puma--Proprietary Rights."

    PUMA IS DEPENDENT ON NON-EXCLUSIVE LICENSES FOR CERTAIN TECHNOLOGY INCLUDED IN ITS PRODUCTS.

    There are certain risks associated with such non-exclusive third party licenses:

    - If Puma is unable to continue to license the technology or to license other necessary technologies for use with its products or if there are substantial increases in royalty payments under third-party licenses, it could jeopardize Puma's operating results.

    - The effective implementation of our products depends upon the successful operation of these licenses in conjunction with our products, and therefore any undetected errors in products resulting from such licenses may prevent the implementation or impair the functionality of our products, delay new product introductions and injure our reputation. Such problems could have a material adverse effect on our business, operating results and financial condition.

    - Although Puma is generally indemnified against claims that the third party technology it licenses infringes the proprietary rights of others, this indemnification is not always available for all types of intellectual property rights (for example, patents may be excluded) and, in some cases, the scope of such indemnification is limited. Even if Puma receives broad indemnification, third party indemnitors are not always well-capitalized and may not be able to indemnify Puma in the event of infringement, resulting in substantial exposure to Puma. There can be no assurance that infringement or invalidity claims arising from the incorporation of third party technology in Puma's products, and claims for indemnification from Puma's customers resulting from these claims, will not be asserted or prosecuted against Puma. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delay, all of which could materially adversely affect our business, operating results and financial condition.

    PUMA'S PRODUCTS MAY CONTAIN PRODUCT ERRORS WHICH COULD SUBJECT PUMA TO PRODUCT LIABILITY CLAIMS.

    Puma's products may contain undetected errors or failures when first introduced or as new versions are released, which can result in loss of or delay in market acceptance and could adversely impact future operating results. Puma does not currently maintain product liability insurance. Although Puma's license agreements contain provisions limiting its liability in the case of damages resulting from use of the software, in the event of such damages, Puma may be found liable, and in such event such damages could materially affect Puma's business, operating results and financial condition.

    PUMA IS DEPENDENT ON ITS INTERNATIONAL OPERATIONS FOR A SIGNIFICANT PORTION OF ITS REVENUES.

    Puma's international activities expose it to additional risks. International revenue, primarily from Japan, accounted for 40% of Puma's revenue in fiscal 1999 and 48% in fiscal 1998. A key component of Puma's strategy is to expand its international activities. As Puma continues to expand internationally, it is increasingly subject to risks of doing business internationally, including:

    - unexpected changes in regulatory requirements and tariffs;

    - export controls relating to encryption technology and other export restrictions;

    - political and economic instability;

    - difficulties in staffing and managing foreign operations;

    - reduced protection for intellectual property rights in some countries;

    - longer payment cycles;

    - problems in collecting accounts receivable;

    - potentially adverse tax consequences;

    - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

    - fluctuations in currency exchange rates that may make Puma products more expensive to international customers;

    - causing gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations due to foreign currency denominated sales;

    - nonrefundable withholding taxes on royalty income from customers in certain countries, such as Japan and Taiwan; and

    - an adverse effect on Puma's provision for income taxes based on the amount and mix of income from foreign customers.

    Any of these risks could harm our international operations. For example, some European countries already have laws and regulations related to content distributed on the Internet and technologies used on the Internet that are more strict than those currently in force in the United States. The European Parliament has recently adopted a directive relating to the reform of copyright in the European Community which will, if made into law, restrict caching and mirroring. Any or all of these factors could cause our business and prospects to suffer. See "Business of Puma--Sales and Marketing."

    Puma's international sales growth will be limited if it is unable to establish additional foreign operations, expand international sales channel management and support, hire additional personnel, customize products for local markets and develop relationships with international service providers, distributors and device manufacturers. Even if Puma is able to successfully expand international operations, Puma cannot be certain that it will succeed in maintaining or expanding international market demand for its products.

    PUMA HAS ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT A TAKEOVER THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

    Certain provisions of Puma's certificate of incorporation and bylaws and provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of Puma. For example, Puma may authorize the issuance of up to 2,000,000 shares of "blank check" preferred stock. In addition, Puma's stockholders may not take actions by written consent and its stockholders are limited in their ability to make proposals at stockholder meetings. See "Description of Puma Capital Stock" for a further discussion of these provisions.

    PUMA STOCK WILL LIKELY BE SUBJECT TO SUBSTANTIAL PRICE AND VOLUME FLUCTUATIONS DUE TO A NUMBER OF FACTORS, SOME OF WHICH ARE BEYOND PUMA'S CONTROL.

    The trading price of Puma's common stock has been and is likely to continue to be highly volatile. Puma's stock price has increased dramatically since August 1999. Puma's stock price is subject to wide fluctuations in response to a variety of factors including:

    - quarterly variations in operating results;

    - announcements of technological innovations;

    - announcements of new software or services by Puma or its competitors;

    - changes in financial estimates by securities analysts; or

    - other events beyond our control.

    In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. Any negative change in the public's perception of Internet or Internet software companies or companies in the wireless communications market could depress Puma's stock price regardless of its operating results.

    Recently, when the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock when such stock declines. If any of Puma's stockholders brought such a lawsuit against Puma, it could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of Puma's management.

RISKS RELATED TO NETMIND

    NETMIND HAS A LIMITED OPERATING HISTORY, WHICH MAY LIMIT YOUR ABILITY TO EVALUATE ITS BUSINESS.

    NetMind was incorporated in 1996 and therefore has a limited operating history. This may limit your ability to evaluate its prospects and performance, and your investment in its capital stock, due to:

    - its limited historical financial data;

    - announcements of technological innovations;

    - its unproven potential to generate profits; and

    - its limited experience in addressing emerging trends that may affect NetMind's business.

    You should consider NetMind's prospects in light of the risks, expenses and difficulties it may encounter as an early stage company in the new and rapidly evolving market for user-driven personalization solutions for e-business. As a result of such risks, expenses and difficulties, NetMind may not be able to:

    - successfully market its products and services for tracking Internet-based information;

    - maintain and expand its market share in the highly competitive market for Internet infrastructure software and services;

    - timely and effectively introduce new products and services and related enhancements that are responsive to the needs of its customers; and

    - attract, train and retain qualified sales, technical and customer support personnel.

    NETMIND HAS A HISTORY OF LOSSES, EXPECTS CONTINUING LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.

    NetMind has never been profitable. NetMind has incurred significant losses since inception and expects to continue to incur significant losses for the foreseeable future. NetMind reported net losses of approximately $1.9 million for the year ended December 31, 1998, and approximately $4.5 million for the nine months ended September 30, 1999. NetMind cannot be certain that its revenue will grow or that it will achieve sufficient revenue to achieve profitability. NetMind's failure to significantly increase its revenue would seriously harm its business and operating results. NetMind's operating expenses are largely based on anticipated revenue trends, and a high percentage of its expenses are, and will continue to be, fixed in the short term. In addition, NetMind expects to continue to incur significant and increasing sales and marketing, product development, administrative and other expenses. As a result, NetMind will need to generate significantly higher revenues to achieve and maintain profitability. If NetMind's revenue grows more slowly than anticipated or if its operating expenses increase more than expected or cannot be reduced in the event of lower revenue, NetMind's business, operating results and financial condition will be materially and adversely affected.

    NETMIND'S QUARTERLY FINANCIAL PERFORMANCE IS LIKELY TO BE UNPREDICTABLE IN THE FUTURE.

    NetMind's revenue and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of its control. The primary factors that may affect NetMind include the following:

    - the timing and size of sales of its products and services;

    - changes in its pricing policies or the pricing policies of its competitors;

    - the length of the sales cycle and implementation periods for its products and services;

    - increases in the prices of, and the availability of, the products and services it purchases, including bandwidth;

    - the timing of new product and service introductions and enhancements by NetMind and its competitors;

    - its ability to attain and maintain quality levels for its products and services;

    - costs related to acquisitions of technology or businesses; and

    - general economic conditions as well as those specific to the Internet and related industries.

    NETMIND HAS LIMITED SALES AND MARKETING EXPERIENCE, AND ITS BUSINESS WILL SUFFER IF IT DOES NOT EXPAND ITS DIRECT AND INDIRECT SALES ORGANIZATIONS AND ITS CUSTOMER SERVICE AND SUPPORT OPERATIONS.

    NetMind currently has limited sales and marketing experience. NetMind's limited experience may restrict its success in commercializing its products. NetMind's products require a sophisticated sales effort targeted at a limited number of key people within its prospective customers' organizations. This sales effort requires the efforts of trained sales personnel. NetMind needs to expand its marketing and sales organization in order to increase market awareness of its products to a greater number of organizations and generate increased revenue. NetMind is in the process of developing its direct sales force and plans to hire additional qualified sales personnel. Competition for these individuals is intense, and NetMind might not be able to hire the kind and number of sales personnel it needs. In addition, NetMind believes that its future success is dependent upon its ability to establish successful relationships with a variety of distribution partners. If NetMind is unable to expand its direct and indirect sales operations, it may not be able to increase market awareness or sales of its products, which may prevent it from achieving and maintaining profitability.

    Similarly, the complexity of NetMind's products requires highly trained customer service and support personnel. Hiring such personnel is very competitive in NetMind's industry because there is a limited number of people available with the necessary technical skills and understanding of its market. Once NetMind hires them, they require extensive training in NetMind's products and services. If NetMind is unable to expand its customer service and support organization and train its new employees as rapidly as necessary, NetMind may not be able to increase sales of its products, which would seriously harm its business. See "Business of NetMind--Customer Support."

    NETMIND'S OPERATING RESULTS MAY FLUCTUATE BECAUSE THE SALES CYCLE FOR ITS PRODUCTS AND SERVICES IS UNPREDICTABLE.

    To date, many of NetMind's customers have taken a long time to evaluate its products and services, and many people within its customers' organizations have been involved in the process. NetMind spends a significant amount of time educating and providing information to its prospective customers regarding the use and benefits of NetMind's products and services. After purchase, changes on NetMind's customers' web sites have sometimes slowed the deployment of its products. The unpredictable sales and implementation cycles for NetMind's products and services may cause license revenues and operating results to vary significantly from period to period.

    NETMIND'S BUSINESS WILL SUFFER IF IT DOES NOT RESPOND RAPIDLY TO TECHNOLOGICAL CHANGES.

    The market for Internet-based information tracking products and services is likely to be characterized by rapid technological change, frequent new product introductions and changes in customer requirements. NetMind may be unable to respond quickly or effectively to these developments. If existing or prospective competitors introduce products, services or technologies that are better than NetMind's or that gain greater market acceptance, or if new industry standards emerge, NetMind's services may become obsolete, which would materially and adversely affect its business, operating results and financial condition.

    In developing its products and services, NetMind has made, and will continue to make, assumptions about the standards that its customers and competitors may adopt. If the standards adopted are different from those which NetMind has chosen to support, market acceptance of its products and services may be significantly reduced or delayed and its business will be seriously harmed. In addition, the introduction of products or services incorporating new technologies and the emergence of new industry standards could render NetMind's existing products and services obsolete.

    NETMIND'S BUSINESS WILL SUFFER IF IT DOES NOT ANTICIPATE AND MEET SPECIFIC CUSTOMER REQUIREMENTS.

    In general, NetMind enters into license and hosting agreements with its customers to provide products and services which track and manage Internet-based information. These agreements typically include specific performance requirements, including the features provided, reliability and similar requirements. In addition, NetMind's current and prospective customers may require features and capabilities that its current product offerings do not have. To achieve market acceptance for its products and services, NetMind must effectively and timely anticipate and adapt to customer requirements and offer products and services that meet customer demands. NetMind's failure to offer products and services that satisfy customer requirements would seriously harm its business, operating results and financial condition.

    NetMind intends to continue to invest in technology development. The development of new or enhanced products and services is a complex and uncertain process that requires the accurate anticipation of technological and market trends. NetMind may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and services as well as enhancements. The introduction of new or enhanced products and services also requires that NetMind manage the transition from older products and services in order to minimize disruption in customer ordering patterns and ensure that it can deliver products and services to meet anticipated customer demand. NetMind's inability to effectively manage such transitions would materially adversely affect its business, operating results and financial condition. See "Business of NetMind--Research and Development."

    NETMIND IS DEPENDENT ON CERTAIN MEMBERS OF ITS SENIOR MANAGEMENT, THE LOSS OF WHOM WOULD NEGATIVELY AFFECT ITS BUSINESS.

    NetMind's future success depends in large part on the continued services of its senior management and key personnel. In particular, NetMind is highly dependent on the services of Matthew Freivald, its chief executive officer and president; Alan Noble, its vice president of engineering; Mark Richards, its vice president of marketing; and Stephen Meyer, its senior vice president of sales and business development. Any loss of the services of Messrs. Freivald, Noble, Richards, Meyer or other members of senior management or other key technical personnel would negatively affect NetMind's business.

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
    NETMIND'S BUSINESS WILL SUFFER IF IT FAILS TO MANAGE ITS GROWTH PROPERLY.

    Since NetMind's inception, it has continued to increase the scope of its operations and has grown its headcount substantially. NetMind's total number of employees has grown from 27 as of January 1, 1999 to 53 as of January 1, 2000. This growth has placed, and NetMind's anticipated growth will continue to place, a significant strain on its management systems and resources. NetMind plans to continue to hire a significant number of additional employees in 2000 and to increase significantly its operating expenses to fund greater levels of engineering and development, expand its sales and marketing operations, broaden its customer support capabilities and develop new distribution channels. Accordingly, the integration of new personnel has resulted and will continue to result in some disruption to ongoing operations. If NetMind fails to complete this integration in an efficient manner, its business and operating results will suffer. See "Business of NetMind--Employees."

    A LIMITED NUMBER OF CUSTOMERS MAY CONTINUE TO ACCOUNT FOR A HIGH PERCENTAGE OF NETMIND'S REVENUE, AND THE LOSS OF A KEY CUSTOMER MAY ADVERSELY AFFECT ITS REVENUES AND BE PERCEIVED AS A LOSS OF MOMENTUM IN ITS BUSINESS.

    During 1998, three customers, The Boeing Company, Hitachi Ltd. and Fujitsu Software Corporation, accounted for 59%, 18% and 14%, respectively, of NetMind's revenue and, for the nine months ended September 30, 1999, one customer, eBay Inc., has accounted for 68% of NetMind's revenue. Although NetMind does not expect that a small number of its customers will continue to account for a substantial portion of its revenues in future periods, if such concentration of NetMind's customer base continues, a loss of or decrease in business from one or more of such key customers would materially adversely affect its revenues, business and prospects. Potential customers of NetMind and public market analysts or investors may perceive any loss of such a customer as a loss of momentum in NetMind's business, which may adversely affect future opportunities to sell its products and services and cause the combined company's stock price to decline. Also, NetMind cannot be sure that its major customers, individually or as a group, will continue to generate revenues in any future period.

    BECAUSE TRACKING INTERNET-BASED INFORMATION ACROSS THE ENTIRE WORLDWIDE WEB IS A HIGHLY COMPLEX PROCESS, NETMIND'S PRODUCTS AND SERVICES MAY HAVE ERRORS OR DEFECTS THAT COULD SERIOUSLY HARM NETMIND'S BUSINESS.

    The tracking of Internet-based information across the entire worldwide web is a highly complex process. NetMind and its customers have from time to time discovered errors and defects in its software. In the future, there may be additional errors and defects in NetMind's software that may adversely affect its products and services. If NetMind is unable to efficiently fix errors or other problems that may be identified, it could experience:

    - loss of or delay in revenue and loss of market share;

    - loss of customers;

    - failure to attract new customers or achieve market acceptance;

    - diversion of development resources;

    - loss of reputation and credibility;

    - increased service costs; and

    - legal actions by NetMind's customers.

    NETMIND'S BUSINESS WILL SUFFER IF IT IS NOT ABLE TO SCALE ITS OPERATIONS AT ITS THIRD PARTY DATA CENTER AS DEMAND INCREASES.

    Although NetMind has over 6,000,000 active users of its Internet-based information tracking services, NetMind cannot be certain that its third party data center can connect and manage a substantially larger number of customers at high transmission speeds. NetMind may not be able to scale its third party data center to increased customer levels while maintaining superior performance. In addition, as customers' usage of bandwidth increases, NetMind will need to make additional investments in infrastructure to maintain adequate downstream data transmission speeds. NetMind cannot assure you that it will be able to make these investments successfully or at an acceptable cost. Upgrading such infrastructure may cause transmission delays or failures in its network. As a result, in the future NetMind may be unable to achieve or maintain a sufficiently high transmission capacity. NetMind's failure to achieve or maintain high capacity data transmission could significantly reduce demand for its products and services, reducing its revenue and causing its business, operating results and financial condition to suffer.

    ANY FAILURE OF NETMIND'S THIRD PARTY DATA CENTER'S INFRASTRUCTURE COULD LEAD TO SIGNIFICANT COSTS AND DISRUPTIONS THAT COULD REDUCE ITS REVENUE AND HARM ITS BUSINESS, OPERATING RESULTS AND REPUTATION.

    NetMind's business is dependent on a third party data center infrastructure to provide its customers with solutions offering fast, efficient and reliable delivery and tracking of Internet-based information. To meet these customer requirements, NetMind is dependent on its third party data center provider to protect its network infrastructure, including in particular its network operations center, against damage from:

    - human error;

    - physical or electronic security breaches;

    - fire, earthquake, flood and other natural disasters;

    - power loss;

    - sabotage and vandalism; and

    - similar events.

    The occurrence of a natural disaster or other unanticipated problems at its third party data center could result in service interruptions to NetMind's customers. Any widespread loss of services would reduce NetMind's revenue, and could harm its business, operating results and reputation. See "Business of NetMind--Products."

    NETMIND COULD INCUR SUBSTANTIAL COSTS DEFENDING ITS INTELLECTUAL PROPERTY FROM INFRINGEMENT OR A CLAIM OF INFRINGEMENT.

    Other companies, including NetMind's competitors, may obtain patents or other proprietary rights that would prevent, limit or interfere with NetMind's ability to make, use or sell its products or services. As a result, NetMind may be found to infringe on the proprietary rights of others. In the event of a successful claim of infringement against NetMind and its failure or inability to license the infringed technology, NetMind's business and operating results would be significantly harmed. Companies in the Internet market increasingly bring suits alleging infringement of their proprietary rights, particularly patent rights. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. Intellectual property litigation or claims could force NetMind to do one or more of the following:

    - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

    - obtain a license from the holder of the infringed intellectual property right, which license, if available at all, may not be available on reasonable terms; and

    - redesign products or services.

    If NetMind is forced to take any of the foregoing actions, its business may be seriously harmed. NetMind expects that its insurance may not cover potential claims of this type or may not be adequate to indemnify it for all liability that may be imposed. See "Business of NetMind--Proprietary Rights."

    NETMIND'S FAILURE TO PROTECT ITS INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT ITS ABILITY TO COMPETE.

    NetMind's success and ability to compete are substantially dependent upon its internally developed technology, which it protects through a combination of patent, copyright and trade secret law, as well as contractual restrictions. NetMind generally enters into confidentiality or license agreements with its employees, consultants and strategic partners, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite NetMind's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products and technology. Policing unauthorized use of its products is difficult, and NetMind cannot be sure that the steps it has taken will prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as in the United States. See "Business of NetMind--Proprietary Rights."

    NETMIND'S BRAND IS NOT WELL-KNOWN, AND FAILURE TO DEVELOP BRAND RECOGNITION COULD HURT ITS ABILITY TO COMPETE EFFECTIVELY.

    To successfully execute its marketing strategy, NetMind must strengthen its brand awareness. If NetMind does not build its brand awareness, its ability to realize its strategic and financial objectives could be hurt. Many of NetMind's competitors and potential competitors have well-established brands associated with the provision of Internet software infrastructure. To date, NetMind has attracted its existing customers primarily through a relatively small sales force, word of mouth and the size of its user base for its Mind-it free online tracking service. In order to build NetMind's brand awareness, it intends to significantly increase its marketing efforts, which may not be successful, and it must continue to provide high quality services. As part of NetMind's brand building efforts, it expects to increase its marketing budget substantially as well as its marketing activities, including tradeshows and other programs. NetMind may not succeed as planned. See "Business of NetMind--Sales and Marketing."

    NETMIND MAY BE SUBJECT TO REGULATION, TAXATION, ENFORCEMENT OR OTHER LIABILITIES IN UNEXPECTED JURISDICTIONS.

    NetMind provides its Internet based information tracking service to customers located throughout the United States and in several foreign countries. As a result, NetMind may be required to qualify to do business, or be subject to tax or other laws and regulations, in these jurisdictions even if it does not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but NetMind could find it is subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect its business, financial condition and results of operations.

    REGULATIONS OR CONSUMER CONCERNS REGARDING PRIVACY ON THE INTERNET COULD LIMIT MARKET ACCEPTANCE OF NETMIND'S PRODUCTS AND SERVICES.

    NetMind's products and services will allow our customers to develop and maintain web user profiles to tailor content to specific users. Profile development involves both data supplied by the user and data derived from the user's web site behavior. Privacy concerns may cause users to resist providing personal data or to avoid web sites that track user behavior. In addition, legislative or regulatory requirements may heighten consumer concerns if businesses must notify web site users that user profile data may be used to direct product promotion and advertising to users. Other countries and political entities, such as the European Economic Community, have adopted such legislation or regulatory requirements. The United States may do so in the future. If privacy legislation is enacted or consumer privacy concerns limit the market acceptance of personalization software, our business, financial condition and operating results could be harmed.

    NetMind uses cookies to provide users convenient access to the web sites they are minding and to track demographic information and user preferences. A cookie is information keyed to a specific user that is stored on a computer's hard drive, typically without the user's knowledge. Cookies are generally removable by the user, although removal could affect the content available on a particular site. A number of governmental bodies and commentators in the United States and abroad have urged passage of laws limiting or abolishing the use of cookies. If such laws are passed or if users begin to delete or refuse cookies as a common practice, market demand for NetMind's products and services could be reduced.

    ACTIONS BY MAJOR WEB SITE PROVIDERS TO BLOCK NETMIND'S SOFTWARE FROM MINDING THEIR SITES COULD LIMIT MARKET ACCEPTANCE OF NETMIND'S PRODUCTS.

    One of the primary benefits of NetMind's products and services is that they bring users back to a web site through click-throughs on links within NetMind change notifications. This is generally very beneficial to web site providers. These providers do, however, have the ability to detect NetMind's monitoring of their sites and could block NetMind's access to their site. Widespread blocking of NetMind by major web sites could seriously limit market acceptance of NetMind's products.

RISKS RELATED TO THE INDUSTRY OF PUMA AND NETMIND

    OUR BUSINESS AND PROSPECTS DEPEND ON DEMAND FOR AND MARKET ACCEPTANCE OF THE INTERNET, WIRELESS DEVICES AND MOBILE COMPUTING DEVICES.

    The increased use of the Internet, wireless devices and mobile computing devices for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners, and for Internet personalization services has only begun to develop in recent years. Our success will depend in large part on continued growth in the use of the Internet, wireless devices and mobile computing devices. Critical issues concerning the commercial use of the Internet, wireless devices and mobile computing devices, including security, reliability, cost, ease of access and use, quality of service, regulatory initiatives and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. The adoption of the Internet, wireless devices and mobile computing devices for information retrieval and exchange, commerce and communications generally will require the acceptance of a new medium of conducting business and exchanging information. Demand for and market acceptance of the Internet, wireless devices and mobile computing devices are subject to a high level of uncertainty and are dependent on a number of factors, including:

    - the growth in access to and market acceptance of new interactive technologies;

    - emergence of a viable and sustainable market for Internet personalization services;

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
    - the development of technologies that facilitate interactive communication between organizations; and

    - increases in bandwidth for data transmission.

    If the market for Internet personalization services or the Internet, wireless devices and mobile computing devices as a commercial or business medium does not develop, or develops more slowly than expected, our business, results of operations and financial condition will be seriously harmed.

    Specifically, even if an Internet personalization services market does develop, services that NetMind currently offers or may offer in the future may not achieve widespread market acceptance. Failure of NetMind's current and planned services to operate as expected could delay or prevent their adoption. If NetMind's target customers do not adopt, purchase and successfully deploy its current and planned services, its revenue will not grow significantly and its business, results of operations and financial condition will be seriously harmed. NetMind has not taken any steps to mitigate the risks associated with reduced demand for its existing Internet personalization services.

    THERE ARE MANY COMPANIES PROVIDING COMPETING PRODUCTS AND SERVICES.

    There are few substantial barriers to entry and we expect that we will face additional competition from existing competitors and new market entrants in the future.

    Puma currently faces direct competition with respect to a number of its individual products from several companies, including Advanced Systems, Inc., Chapura, Inc., DataViz, Inc., Extended Systems, Inc., Laplink.com, Inc., Motorola, Inc. and River Run Computers, Inc. In the future, Puma will also face competition relative to its upcoming products from vendors offering server-based mobile device data exchange products and services, including AvantGo, Inc., fusionOne, Inc., Phone.com, Inc. and Spyglass, Inc. In addition to direct competition, Puma faces indirect competition from existing and potential customers that provide internally developed solutions.

    Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Our larger competitors may be able to provide customers with additional benefits in connection with their Internet systems and network solutions, including reduced communications costs. As a result, these companies may be able to price their products and services more competitively than we can and respond more quickly than us to new or emerging technologies and changes in customer requirements. If we are unable to compete successfully against our current or future competitors, we may lose market share, and our business and prospects would suffer.

    As competition in the Internet personalization services market continues to intensify, new solutions will come to market. NetMind competes directly with several private companies including Alerts.com, InGenius Technologies, Inc. (recently acquired by Aeneid Corporation) and The Informant. NetMind also believes that it may face competition from other providers of competing products and services.

    In addition, no assurances can be given that the Internet user driven personalization market will develop in a way that NetMind and Puma currently anticipate. For example, while NetMind and Puma currently intend to offer their customers the most comprehensive solution available in the marketplace today, there currently exists an array of competitors that offer partial solutions to the problems that NetMind and Puma intend to address, and a number of these companies have been and are likely to continue to be quite successful. Examples of companies that address the personalization market include BroadVision, Inc. and NetPerceptions, Inc. NetMind and Puma cannot assure you that these solutions will not be more cost effective than its service or will not continue to be the service of choice for many of their potential customers.

    Increased competition could result in:

    - price and revenue reductions and lower profit margins;

    - loss of customers or failure to obtain additional customers; and

    - loss of market share.

    Any one of these could materially and adversely affect NetMind's and Puma's business, financial condition and results of operations. See "Business of Puma--Competition" and "Business of NetMind--Competition."

    OUR MARKET CHANGES RAPIDLY DUE TO CHANGING TECHNOLOGY AND EVOLVING INDUSTRY STANDARDS. IF WE DO NOT ADAPT TO MEET THE SOPHISTICATED NEEDS OF OUR CUSTOMERS, OUR BUSINESS AND PROSPECTS WILL SUFFER.

    The market for our services is characterized by rapidly changing technology, evolving industry standards and frequent new service introductions. Puma's and NetMind's future success will depend to a substantial degree on our ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. You should be aware that:

    - our technology or systems may become obsolete upon the introduction of alternative technologies;

    - we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with future technologies or service offerings; and

    - the price of the services we provide is expected to decline as rapidly as the cost of any competitive alternatives.

    We may not be able to effectively respond to the technological requirements of the changing market. To the extent we determine that new technologies and equipment are required to remain competitive, the development, acquisition and implementation of such technologies and equipment are likely to continue to require significant capital investment by us. Sufficient capital may not be available for this purpose in the future, and even if it is available, investments in new technologies may not result in commercially viable technological processes and there may not be commercial applications for such technologies. If we do not develop and introduce new products and services and achieve market acceptance in a timely manner, our business and prospects may suffer.

    FOREIGN EXCHANGE FLUCTUATIONS COULD DECREASE OUR REVENUES OR CAUSE US TO LOSE MONEY, ESPECIALLY SINCE WE DO NOT HEDGE AGAINST CURRENCY FLUCTUATIONS.

    To date, the majority of our customers have paid for our services in U.S. dollars. For fiscal 1998 and fiscal 1999, costs denominated in foreign currencies were nominal and we had minimal foreign currency losses during those periods. However, we believe that in the future an increasing portion of our costs will be denominated in foreign currencies. Fluctuations in the value of the Yen, Euro or other foreign currencies may cause our business and prospects to suffer. We currently do not engage in foreign exchange hedging activities and, although we have not yet experienced any material losses due to foreign currency fluctuation, our international revenues are currently subject to the risks of foreign currency fluctuations and such risks will increase as our international revenues increase.

    YEAR 2000 COMPUTER COMPLICATIONS COULD DISRUPT OUR OPERATIONS AND HARM OUR BUSINESS.

    Some computers, software, and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are commonly referred to as the "Millennium Bug" or "Year 2000 Problem."

    The Year 2000 Problem could affect computers, software, and other equipment used, operated or maintained by us. We have not experienced any significant problems on January 1, 2000 or since then and believe that our computer systems are Year 2000 compliant.

    Puma believes that it has substantially identified and resolved all potential Year 2000 Problems with any of the software products that we develop and market. However, Puma also believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting its software products have been identified or corrected due to the complexity of these products and the fact that these products interact with other third-party vendor products and operate on computer systems which are not under Puma's control.

    Since January 1, 2000 Puma and NetMind have had minimal interruptions with third-party software and neither Puma nor NetMind have received any significant complaints from any customers relating to Year 2000 problems in their products. Neither Puma nor NetMind have developed any Year 2000 contingency plans. Neither Puma nor NetMind believes that the Year 2000 Problem will have a material adverse effect on its business or results of operations.

      FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/PROSPECTUS

    This joint proxy statement/prospectus contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Puma's and NetMind's financial conditions, results of operations and businesses and the expected impact of the merger on Puma's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the immediately preceding section entitled "Risk Factors."

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
                              THE SPECIAL MEETINGS

GENERAL

PUMA

    We are furnishing this joint proxy statement/prospectus to the Puma stockholders in connection with the solicitation of proxies by the Puma board of directors for use at the special meeting of stockholders of the Puma to be held
on             , 2000, and any adjournment or postponement.

    This joint proxy statement/prospectus is first being furnished to Puma's
stockholders on or about             , 2000.

NETMIND

    We are furnishing this joint proxy statement/prospectus to the NetMind shareholders in connection with the solicitation of proxies by the NetMind board of directors for use at the special meeting of shareholders of NetMind to be
held on             , 2000, and any adjournment or postponement.

    This joint proxy statement/prospectus is first being furnished to NetMind's
shareholders on or about             , 2000. This joint proxy
statement/prospectus is also furnished to NetMind's shareholders as a prospectus in connection with the issuance by Puma of shares of Puma common stock as contemplated by the merger agreement.

DATE, TIME AND PLACE

PUMA

    The Puma special meeting of stockholders will be held on             , 2000
at 9:30 a.m., local time, at the Santa Clara Marriott, 2700 Mission College Blvd., Santa Clara, California.

NETMIND

    The NetMind special meeting of shareholders will be held on             ,
2000 at 10:00 a.m., local time, at 1885 S. Winchester Blvd., Campbell,
California.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

PUMA

    At the Puma special meeting and any adjournment or postponement, Puma's stockholders will be asked:

    - to consider and vote upon the approval of the issuance of Puma common stock as contemplated by the merger agreement;

    - to grant Puma's board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the share issuance; and

    - to transact such other business as may properly come before the special meeting.

NETMIND

    At the NetMind special meeting and any adjournment or postponement, NetMind's shareholders will be asked:

    - to consider and vote upon a proposal (i) to approve and adopt the merger agreement pursuant to which NetMind will become a wholly owned subsidiary of Puma and the outstanding shares of NetMind capital stock, other than shares held by shareholders who perfect their dissenters' rights under California law, and NetMind options and warrants will be converted into options and warrants to purchase shares of Puma common stock, and (ii) to approve the merger; and

    - to transact such other business as may properly come before the special meeting.

RECORD DATES

PUMA

    Puma's board has fixed the close of business on             , 2000, as the
record date for determination of Puma stockholders entitled to notice of, and to vote at, the special meeting.

NETMIND

    NetMind's board has fixed the close of business on             , 2000, as
the record date for determination of the NetMind shareholders entitled to notice of, and to vote at, the special meeting. At the close of business on that date,
      shares of NetMind common stock,       shares of NetMind Series A preferred
stock and             shares of NetMind Series B preferred stock were
outstanding and entitled to vote at the special meeting. Each holder of NetMind common stock and NetMind preferred stock on that date will be entitled to one vote for each share held.

VOTING OF PROXIES

PUMA

    We request that the Puma stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Puma. Brokers holding shares in "street name" may vote the shares only if the beneficial stockholder provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that Puma receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted (A) to approve the issuance of shares of Puma as contemplated by the merger agreement, and (B) to approve the proposal to grant the board discretionary authority to adjourn the special meeting. Puma's board does not currently intend to bring any other business before the special meeting. Puma's board is unaware of any other matters that are to be brought before the special meeting. If other business properly comes before the special meeting or any postponement or adjournment, the proxies will vote in accordance with their own judgment.

    Stockholders may revoke their proxies at any time prior to their use:

    - by delivering to the corporate secretary of Puma a signed notice of revocation or a later-dated, signed proxy; or

    - by attending the special meeting and voting in person.

    Attendance at the special meeting does not in itself constitute the revocation of a proxy.

NETMIND

    If you complete, date, sign and return a proxy, the persons named as proxyholders therein will vote your shares as you indicate on the proxy. If you do not specify on the proxy how to vote your shares, the proxy holders will vote your shares in favor of adoption and approval of the merger agreement and approval of the merger. The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes and abstentions. Abstentions will have the same effect as negative votes.

    You may revoke your proxy before it is voted by filing with NetMind's corporate secretary a written notice of revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the meeting and voting in person. Attending the meeting will not, by itself, revoke a proxy.

VOTES REQUIRED

PUMA

    As of the close of business on             , 2000, there were
shares of Puma common stock outstanding and entitled to vote. The holders of a majority of the shares of Puma common stock entitled to vote and that are present or represented by proxy at Puma's meeting must (A) approve the issuance of Puma common stock in the merger, and (B) approve the proposal to grant the board discretionary authority to adjourn the special meeting. Puma stockholders have one vote per share of Puma common stock owned on the record date.

    At December 31, 1999, executive officers, directors and affiliates of directors of Puma owned approximately 17.07% of the outstanding shares of Puma common stock.

NETMIND

    The merger cannot be completed unless the merger agreement and the merger are approved by the affirmative vote or consent of each of (i) 66 2/3% of the outstanding shares of NetMind preferred stock, voting together as a single class; (ii) a majority of the outstanding shares of NetMind common stock, voting as a separate class; and (iii) 91% of the outstanding shares of NetMind common stock and preferred stock voting together as a single class.

    At December 31, 1999, executive officers, directors and affiliates of directors of NetMind owned approximately 70% of the outstanding shares of NetMind capital stock, 67% of the outstanding shares of NetMind common stock, and 72% of the outstanding shares of NetMind preferred stock.

    The directors and executive officers of NetMind have indicated their intention to vote their shares of NetMind common stock in favor of the merger agreement, the merger, and related transactions. Under voting agreements in the form attached as an exhibit to the merger agreement in ANNEX A to this joint proxy statement/prospectus, certain directors, executive officers and other shareholders of NetMind owning approximately 70% of the outstanding shares of NetMind capital stock, 67% of the outstanding shares of NetMind common stock and 72% of the outstanding shares of NetMind's preferred stock, have agreed to vote all of their shares of NetMind capital stock for approval and adoption of the merger agreement, and approval of the merger.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

PUMA

    The required quorum for the transaction of business at the special meeting is a majority of the shares of Puma common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this joint proxy statement/prospectus without the owners' specific instructions. Accordingly, Puma stockholders are urged to return the enclosed proxy card marked to indicate their vote. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the votes on the issuance of the shares in the merger or the proposal to grant the board discretionary authority to adjourn the special meeting. Abstentions, however, will have the same effect as a vote against these proposals.

NETMIND

    The required quorum for the transaction of business at the special meeting is a majority of the shares of NetMind capital stock issued and outstanding on the record date. Abstentions will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Abstentions will have the same effect as a vote against the proposals to adopt and approve the merger agreement and to approve the merger.

SOLICITATION OF PROXIES AND EXPENSES

    Puma and NetMind will each bear its own expenses in connection with the solicitation of proxies for their special meetings, except that Puma will pay all printing and filing costs and expenses incurred in connection with the registration statement and this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of Puma and NetMind may each solicit proxies from their shareholders, respectively, by telephone, facsimile, e-mail or in person. No additional compensation will be paid to these individuals for any such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners of Puma common stock and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

BOARD RECOMMENDATIONS

PUMA

    THE PUMA BOARD OF DIRECTORS HAS DETERMINED THAT PUMA WILL RECEIVE ADEQUATE CONSIDERATION FOR THE ISSUANCE OF UP TO 5,000,000 SHARES OF PUMA COMMON STOCK IN CONNECTION WITH THE MERGER AND THAT SUCH ISSUANCE IN CONNECTION WITH THE MERGER IS IN YOUR BEST INTERESTS. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ISSUANCE OF SHARES OF PUMA COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT.

    The matters to be considered at the special meeting are of great importance to Puma stockholders. Accordingly, Puma stockholders are urged to read and carefully consider the information presented in this joint proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

    PUMA STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

NETMIND

    THE NETMIND BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER CONTEMPLATED BY THE MERGER AGREEMENT AND HAS DETERMINED THAT (I) THE TERMS AND CONDITIONS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF, NETMIND AND ITS SHAREHOLDERS AND (II) THE CONSIDERATION TO BE PAID TO HOLDERS OF NETMIND COMMON STOCK AND NETMIND PREFERRED STOCK IN THE MERGER IS FAIR TO SUCH HOLDERS. AFTER CAREFUL CONSIDERATION, THE NETMIND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

    NETMIND SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

    THIS SECTION OF THE JOINT PROXY STATEMENT/PROSPECTUS DESCRIBES MATERIAL ASPECTS OF THE PROPOSED MERGER, INCLUDING THE MERGER AGREEMENT. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER AND THE RELATED TRANSACTIONS, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO PUMA STOCKHOLDERS AND NETMIND SHAREHOLDERS. YOU SHOULD READ THE MERGER AGREEMENT AND THE OTHER DOCUMENTS WE REFER TO CAREFULLY AND IN THEIR ENTIRETY FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

BACKGROUND OF THE MERGER

    As one of its core strategies for continued growth, Puma continually evaluates acquisitions of, or combinations with, complementary businesses.

    In June 1999, Mr. Stephen Nicol, then Puma's senior vice president, sales, learned about NetMind from Stephen Meyer, senior vice president, sales and business development of NetMind, at an informal meeting at the PC Expo trade show.

    On July 6, 1999, Michael Blanchette, then Puma's chief technology officer, Mr. Nicol, Mr. Meyer, Mr. Matthew Freivald, NetMind's president and chief executive officer, and other members of NetMind's engineering team met to discuss the technological interface between Puma's Intellisync Anywhere product and NetMind's products and services.

    On November 1, 1999, at a regularly scheduled Puma executive staff meeting, Puma identified NetMind's Internet user driven personalization services as complementary to Puma's efforts to become the leading infrastructure provider for mobile, wireless and Internet appliances. As a result, Puma determined that it should approach NetMind to evaluate a potential partnership. Mr. Bradley
A. Rowe, Puma's president and chief executive officer, requested Mr. Nicol contact NetMind regarding a possible technology licensing or other strategic relationship.

    On November 12, 1999, Mr. Nicol telephoned Mr. Meyer and scheduled a meeting between Puma and NetMind. Mr. Rowe and Mr. Nicol met with Mr. Meyer and
Mr. Freivald, at the Hotel Sofitel in Redwood Shores. During this meeting the representatives of Puma and NetMind presented an overview of their respective businesses and business strategies and discussed a possible licensing relationship between the two companies.

    During the beginning of the week of November 15, 1999, Mr. Nicol at Mr. Rowe's request, called Mr. Meyer to ask if NetMind would be interested in discussing a possible acquisition of NetMind by Puma. Mr. Meyer indicated that NetMind had no interest in entertaining such an acquisition. To follow up on this phone call, Mr. Freivald called Mr. Nicol on November 18, 1999 and asked to schedule a meeting with Mr. Rowe.

    On November 21, 1999, Mr. Rowe and Mr. Freivald met to discuss a possible business relationship between Puma and NetMind. Mr. Freivald expressed NetMind's interest in pursuing a relationship more extensive than a technology licensing relationship. Mr. Rowe indicated that before discussing a merger, acquisition or other similar transaction, he would need to seek approval of Puma's board of directors.

    At a regularly scheduled Puma board meeting on November 22, 1999, attended by Ms. Karen Ammer, general counsel to Puma, Mr. Kelly J. Hicks, chief financial officer of Puma, Mr. Elan Amir, chief technology officer, Internet products, and each of the members of Puma's board of directors, there was a discussion, on a preliminary basis, of the potential benefits to Puma of a merger with NetMind. The board authorized Mr. Rowe and Mr. Hicks to enter into discussions with NetMind regarding a possible merger and to engage FleetBoston Robertson Stephens Inc. (formerly BancBoston Robertson Stephens Inc.), if required.

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
    Mr. Rowe and Mr. Hicks met with representatives of Robertson Stephens the morning of November 23, 1999 and requested that Robertson Stephens meet with NetMind. Later that day, representatives of Robertson Stephens met with Mr. Freivald, Mr. Meyer, Kurt Keilhacker, one of NetMind's directors and Keith Kitchen, NetMind's vice president of finance and administration.

    On November 23, 1999, Robertson Stephens entered into an engagement letter with Puma, which entitled Robertson Stephens to receive a fee and to act as exclusive financial advisor to Puma in the event of a business combination between Puma and NetMind.

    On November 30, 1999, working with Robertson Stephens, Mr. Hicks and Mr. Rowe developed a non-binding term sheet outlining the major terms of a merger of the two companies. That term sheet was sent to Mr. Freivald on December 1, 1999. The term sheet proposed a general framework for the merger and key elements including: (a) a stock-for-stock merger for a fixed number of shares to be determined, (b) structuring the transaction as a tax-free reorganization, and
(c) ensuring the transaction be treated as a pooling of interests for accounting purposes.

    On December 2 and 3, 1999, a series of meetings were held at NetMind's offices in Campbell, California and at Puma's outside legal counsel's offices in Mountain View, California between marketing, financial, operations, legal and technical executives of both companies for the purpose of conducting due diligence.

    On December 3, 1999, a conference telephone call was held to negotiate and finalize the proposed term sheet. Executives from both companies and their respective legal advisors participated in the call. As a result of the call, the final non-binding term sheet was distributed to the parties on the evening of December 3, 1999.

    On December 4, 1999, a draft merger agreement and other transaction documents were circulated to the Puma and NetMind executive teams, Robertson Stephens and NetMind's outside legal counsel by General Counsel Associates LLP, outside legal counsel to Puma.

    From December 4, 1999 to December 8, 1999, members of the Puma and NetMind management teams, together with their respective legal advisors and representatives of Robertson Stephens, held extensive negotiations regarding the terms and conditions of the definitive agreements relating to the proposed transaction. During this same period, Mr. Rowe and Mr. Hicks had extensive discussions with Mr. Freivald on the organization of the combined companies and the definition of the integration plan for the merger. In December 1999, Puma's and NetMind's independent accountants engaged in analysis and discussions with members of the accounting and financial staff, and legal advisors of both Puma and NetMind regarding whether the proposed merger could qualify as a pooling-of-interests for accounting purposes.

    Also in December 1999, NetMind's independent accountants assisted NetMind in conducting financial due diligence and reported the results of their investigation to NetMind.

    On December 7, 1999, the board of directors of Puma held a special meeting. Also attending were Ms. Karen Ammer and Mr. Kelly J. Hicks and representatives from General Counsel Associates LLP and Robertson Stephens. A representative from General Counsel Associates LLP outlined the directors' legal duties and responsibilities in connection with considering the merger and reviewed the principal terms of the merger agreement and related agreements. A representative from Robertson Stephens summarized the material financial analyses that it performed with respect to the proposed merger. Robertson Stephens then delivered its oral opinion to Puma board that, as of December 7, 1999, the proposed share exchange ratio was fair from a financial point of view to Puma. Robertson Stephens subsequently confirmed its oral opinion by delivery of a written opinion to the same effect, dated December 7, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.

    Following those presentations, Puma's board engaged in a discussion of the business, financial and legal terms of the proposed merger, the strategic benefits of the combination, the terms and conditions of the proposed merger agreement and the analyses and opinion of Robertson Stephens. Following the discussion, Puma's board unanimously approved the merger agreement and related agreements, and the issuance of Puma common stock in the merger, subject to final negotiation of open issues and definitive documentation. In addition, the Puma board determined to recommend that Puma stockholders approve issuance of shares of Puma common stock in the merger.

    On December 8, 1999, the NetMind board of directors held a special meeting. The meeting covered the proposed terms of the merger and a review of due diligence. A representative from Brobeck, Phleger & Harrison LLP outlined the board of directors' legal duties and responsibilities with respect to considering the merger and reviewed the principal terms of the merger agreement and related agreements. The board of directors of NetMind unanimously approved the merger, the merger agreement and related documentation, subject to satisfactory resolution of items relating to terms that remained under negotiation in the merger agreement, as discussed at that meeting.

    Following the Puma board meeting on December 7, 1999 and the NetMind board meeting on December 8, 1999, Puma and NetMind, and their respective legal and financial advisors, worked towards resolving outstanding details and finalizing the definitive merger agreement and related documents. NetMind and Puma entered into the merger agreement as of December 8, 1999. Also on December 8, 1999, certain shareholders of NetMind entered into voting agreements with Puma. After the market closed on December 8, 1999, Puma issued a press release announcing the proposed merger.

JOINT REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    Puma's and NetMind's boards of directors unanimously concluded that the merger and merger agreement were advisable and fair to, and in the best interests of, the shareholders of their respective companies. They concluded that the combined company following the merger would have the potential to realize long-term improved operating and financial results and a stronger competitive position. Potential mutual benefits identified by the boards of directors include:

    - the complementary business models and customer bases of Puma and NetMind, providing an opportunity to offer a broader range of complementary products to both new and existing customers;

    - the increased capitalization of the combined company, allowing for increased access to capital markets and potentially reducing the cost of capital;

    - the synergies of the combined company, including improved market position through expanded product offerings, and the ability to offer a more complete mobile computing infrastructure solution; and

    - the creation of a combined company with an experienced management team that has the breadth and depth to effectively lead and manage the combined company's growth.

PUMA'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF PUMA

    The board of directors of Puma unanimously concluded after consultations with its legal and financial advisors that the merger was advisable and fair to, and in the best interests of, Puma and its stockholders and determined to recommend that Puma stockholders approve the issuance of the shares of Puma common stock in the merger.

    Puma's board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

    - historical information concerning Puma's and NetMind's businesses, financial performance and condition, operations, technology and management;

    - Puma's management's view of the financial condition, results of operations and businesses of Puma and NetMind before and after giving effect to the merger and the Puma board's determination of the merger's effect on stockholder value;

    - current financial market conditions and historical stock market prices, volatility and trading information of Puma common stock;

    - the determination of NetMind's senior management and certain key engineers to enter into new employment agreements and non-competition and non-disclosure agreements to be effective upon consummation of the merger;

    - the opinion of Robertson Stephens that, as of the date of its opinion and subject to the assumptions made, matters considered and limitations of the review undertaken in connection with the opinion as set forth in the opinion, the purchase price in the merger was fair from a financial point of view to Puma;

    - the consideration to be received by NetMind shareholders in the merger, the relationship between the market value of the Puma common stock to be issued in exchange for each share of NetMind common stock, the market value of the NetMind common stock and a comparison of comparable merger transactions;

    - the expectation that the merger will be accounted for as a pooling of interests;

    - the belief that the proposed terms of the merger agreement are reasonable;

    - the belief that the consideration to be received by Puma for the issuance of the Puma common stock in the merger is adequate;

    - the expected impact of the merger on Puma's customers and employees; and

    - results of the due diligence investigation of NetMind conducted by Puma's management, accountants, outside legal counsel and financial advisors.

    Puma's board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

    - the risk that the potential benefits of the merger may not be realized;

    - the possibility that the merger may not be consummated, even if approved by Puma's and NetMind's shareholders;

    - the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company; and

    - other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

    Puma's board of directors concluded that, on balance, the merger's potential benefits to Puma and its stockholders outweighed the associated risks.

    This discussion of the information and factors considered by Puma's board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Puma's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

    FOR THE REASONS DISCUSSED ABOVE, PUMA'S BOARD OF DIRECTORS HAS DETERMINED THE MERGER AGREEMENT AND THE MERGER TO BE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, PUMA'S STOCKHOLDERS. IN CONNECTION WITH THE MERGER, PUMA'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS APPROVAL OF THE ISSUANCE OF SHARES OF PUMA COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT.

NETMIND'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF
  NETMIND

    In addition to the anticipated joint reasons described above, NetMind's board of directors believes that the following are additional reasons the merger will be beneficial to NetMind and the shareholders of NetMind, and recommends that the NetMind shareholders vote for adoption and approval of the merger agreement and the approval of the merger:

    - the merger provides NetMind shareholders with the opportunity to receive an amount of Puma shares, in a tax-free exchange, which, based on the Puma share price at the signing of the merger agreement, represented a significant premium over the most recent price at which NetMind sold shares of its capital stock;

    - the liquidity afforded NetMind shareholders upon exchange of their shares in NetMind, which are not publicly traded, for their shares in Puma, which are publicly traded; and

    - NetMind shareholders will have the ability to continue to participate in the growth of the business conducted by Puma and NetMind after the merger and to benefit from the potential appreciation in the value of Puma common shares.

    In reaching its decision to approve the merger agreement and the proposed merger, NetMind's board of directors consulted with NetMind's management, as well as with its legal and accounting advisors, and considered a number of factors, including the following:

    - historical information concerning Puma's and NetMind's respective businesses, financial performance and condition, operations, technology, management and competitive position;

    - NetMind management's view as to the financial condition, results of operations and businesses of Puma and NetMind before and after giving effect to the merger based on management due diligence and publicly available financial estimates for Puma. NetMind's board of directors believed that, in light of, among other things, market and industry conditions and the potential synergy and compatibility between NetMind and Puma, the long-term financial condition, results of operations, prospects and competitive position of the combined company would be better than the long-term financial condition, results of operations, prospects and competitive position of NetMind on a stand-alone basis;

    - current financial market conditions and historical stock market prices, volatility and trading information of Puma common stock;

    - the belief that the terms of the merger agreement, including the representations, warranties, covenants and conditions to the parties' respective obligations, are reasonable in light of the entire transaction;

    - the impact of the merger on NetMind's customers and employees; and

    - results of the due diligence investigation of Puma conducted by NetMind's management, accountants and outside legal counsel.

    NetMind's board of directors also considered a number of potential risks and negative factors in its deliberations concerning the merger. The negative factors considered by NetMind's board of directors included:

    - the risk to NetMind's shareholders that the value to be received in the merger could decline significantly from the indicated value on the date of the merger agreement due to potential declines in the trading price of Puma common stock, which has been volatile since Puma's initial public offering;

    - the risk that the potential benefits of the merger may not be realized;

    - the possibility that the merger might not be completed in a timely manner and the effect of the public announcement on employees, customers and strategic partners;

    - the effect of the merger on NetMind's ability to expand its existing strategic relationships and attract new strategic partners;

    - the effect of the merger on NetMind's ability to attract and retain key management, sales and marketing and technical personnel;

    - the progress of potential and actual strategic relationships with third parties who may view working with Puma differently from working with NetMind;

    - the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company; and

    - various other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

    The NetMind board also considered what alternatives existed to the merger, including reviewing the prospects for NetMind as an independent company and the risks and potential dilution to shareholders associated with raising additional capital in the public and private equity markets. In light of the factors described above, the NetMind board determined that the value and benefits available to NetMind shareholders from the merger exceeded the potential they might realize from NetMind continuing as an independent company. The NetMind board also concluded that certain of the risks described above were unlikely to occur or unlikely to have a material impact on NetMind and the combined company, while other risks could be avoided or mitigated by NetMind or the combined company, and that overall, the merger's expected benefits to NetMind and its shareholders outweighed the potential risks.

    The foregoing discussion of the information and factors considered by the NetMind board is not intended to be exhaustive but is believed to include all material factors considered by NetMind's board. In view of the complexity and wide variety of information and factors, both positive and negative, considered by the NetMind board, it did not find it practical to quantify, rank or otherwise assign relative or specific weights to the factors considered. In addition, the NetMind board did not reach any specific conclusion with respect to each of the factors considered, or any aspect of any particular factor, but, rather, conducted an overall analysis of the factors described above, including discussions with NetMind's management and legal and accounting advisors. In considering the factors described above, individual members of the NetMind board may have given different weight to different factors. The NetMind board considered all these factors as a whole and believed the factors supported its determination to approve the merger. After taking into consideration all of the factors set forth above, NetMind's board concluded that the merger was fair to, and in the best interests of, NetMind and its shareholders and that NetMind should enter into the merger agreement.

    NETMIND'S BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER WAS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, NETMIND AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

OPINION OF ROBERTSON STEPHENS, FINANCIAL ADVISOR TO PUMA

    Pursuant to an engagement letter dated November 23, 1999, Puma engaged FleetBoston Robertson Stephens Inc. (formerly BancBoston Robertson Stephens Inc.) to provide financial advisory and investment banking services to Puma in connection with a possible acquisition of, or business combination with, NetMind, and to render an opinion as to the fairness of the transaction from a financial point of view to Puma.

    On December 7, 1999, at a meeting of the Puma board held to evaluate the proposed merger, Robertson Stephens delivered to the Puma board its oral opinion which was subsequently confirmed in writing that, as of December 7, 1999 and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the purchase price was fair to Puma from a financial point of view. No limitations were imposed by the Puma board on Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The purchase price was determined through negotiations between the respective managements of Puma and NetMind. Robertson Stephens also assisted Puma's management in the negotiations leading to an agreement on the principal structural terms of the merger. Although Robertson Stephens did assist the management of Puma in those negotiations, it was not asked by, and did not recommend to, Puma that any specific purchase price constituted the appropriate purchase price for the merger.

    The full text of the Robertson Stephens opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the review undertaken by Robertson Stephens, is attached as Annex B and is incorporated in this joint prospectus/proxy statement by reference. We urge Puma stockholders to read the Robertson Stephens opinion in its entirety. The Robertson Stephens opinion was prepared for the benefit and use of the Puma board in its consideration of the merger and does not constitute a recommendation to shareholders of Puma as to how they should vote upon, or take any other action with respect to, the merger.

    The Robertson Stephens opinion does not address:

    - the relative merits of the merger and the other business strategies that the Puma board has considered or may be considering; or

    - the underlying business decision of the Puma board to proceed with the merger.

    The summary of the Robertson Stephens opinion set forth in this joint prospectus/proxy statement is qualified in its entirety by reference to the full text of the Robertson Stephens opinion.

    In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens, among other things:

    - reviewed certain publicly available financial statements and other business and financial information of Puma;

    - reviewed certain internal financial statements and other financial and operating data concerning NetMind and Puma, prepared by the managements of NetMind and Puma, respectively;

    - reviewed certain financial forecasts and other forward looking financial information prepared by the management of NetMind and Puma, respectively;

    - held discussions with the respective managements of NetMind and Puma concerning the businesses, past and current operations, financial condition and future prospects of both

      NetMind and Puma, independently and combined, including discussions with the management of Puma regarding the strategic rationale for the merger;

    - reviewed the financial terms and conditions set forth in the draft dated December 7, 1999 of the merger agreement;

    - reviewed the stock price and trading history of Puma common stock;

    - compared the financial performance of NetMind and Puma and the prices and trading activity of Puma common stock with that of certain other publicly traded companies comparable with NetMind and Puma, respectively;

    - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions it deemed relevant;

    - reviewed the pro forma impact of the merger on Puma's earnings per share and revenues per share;

    - prepared an analysis of the relative contributions of NetMind and Puma to the combined company;

    - participated in discussions and negotiations among representatives of NetMind and Puma and their financial and legal advisors; and

    - made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

    In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by the managements of NetMind and
Puma) or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of this information. Robertson Stephens relied upon the assurances of managements of NetMind and Puma that they were not aware of any facts that would make this information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of NetMind or Puma, nor was Robertson Stephens furnished with any such evaluation or appraisal.

    With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of NetMind and Puma that Robertson Stephens reviewed, upon the advice of the managements of NetMind and Puma, Robertson Stephens assumed that these forecasts and projections:

    - had been reasonably prepared in good faith on the basis of reasonable assumptions;

    - reflected the best available estimates and judgments as to the future financial condition and performance of NetMind and Puma, respectively; and

    - will be realized in the amounts and in the time periods estimated.

    In this regard, Robertson Stephens noted that each of NetMind and Puma face exposure to the Year 2000 problem. Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of NetMind and Puma with respect to the potential effect that the Year 2000 problem might have on their respective forecasts.

    In addition, Robertson Stephens assumed that:

    - the merger will be consummated upon the terms set forth in the draft dated December 7, 1999 of the merger agreement without material alteration thereof, including, among other things, that the merger will be accounted for as a "pooling of interests" business combination in accordance with U.S. generally accepted accounting principles;

    - the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended; and

    - the historical financial statements of each of NetMind and Puma reviewed by it had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

    Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of its counsel.

    Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of, the date of the Robertson Stephens opinion. It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the purchase price to Puma. Robertson Stephens does not express any opinion as to:

    - the value of any employee agreement or other arrangement entered into in connection with the merger;

    - any tax or other consequences that might result from the merger; or

    - what the value of Puma common stock will be when issued to NetMind's shareholders pursuant to the merger or the price at which the shares of Puma common stock that are issued pursuant to the merger may be traded in the future.

    The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering the Robertson Stephens opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in a tabular form. In order to better understand the financial analyses performed by Robertson Stephens, these tables must be read together with the text of each summary. The Robertson Stephens opinion is based upon the totality of the various analyses performed by Robertson Stephens and no particular portion of the analyses has any merit standing alone.

    COMPARABLE COMPANIES ANALYSIS. Using publicly available information, Robertson Stephens analyzed, among other things, the total capitalization and trading multiples of NetMind and selected publicly traded companies in the Web personalization, 1-1 marketing and data analytics industries that have similar business and operating profiles, including:

Web Personalization

    - Engage

    - DoubleClick

    - Net Perceptions

1-1 Marketing

    - BroadVision

    - Digital Impact

    - MessageMedia

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
    - MyPoints

    - YesMail

Data Analytics

    - Keynote Systems

    - Media Metrix

    - Webtrends

    Multiples compared by Robertson Stephens included total capitalization to estimated revenues for calendar years 2000 and 2001. All multiples were based on closing stock prices as of December 6, 1999. Using a range of multiples that Robertson Stephens derived from multiples for the comparable companies, the following NetMind equity values, NetMind equity values per share and exchange ratios are implied:

                                                                     IMPLIED          IMPLIED
                                                                     NETMIND          NETMIND
                                               IMPLIED NETMIND    EQUITY VALUE       EXCHANGE
CALENDAR YEAR                                   EQUITY VALUE        PER SHARE          RATIO
--------------------------------------------  -----------------   -------------   ---------------
CY2000E.....................................  $265-$531 million   $21.80-$43.60   0.3104x-0.6207x
CY2001E.....................................  $400-$800 million   $32.85-$65.70   0.4676x-0.9352x

    PRECEDENT TRANSACTION ANALYSIS. Using publicly available information, Robertson Stephens analyzed the consideration offered, the premiums paid and the implied transaction value multiples paid or proposed to be paid in selected acquisition transactions in the Internet service industry, including:

    - ProxiNet/Puma Technology (October 28, 1999)

    - BLUEMOUNTAIN.COM/EXCITE@HOME (October 25, 1999)

    - Isocor/Critical Path (October 21, 1999)

    - Flycast/CMGI, Inc. (September 30, 1999)

    - Adknowledge/Engage Technologies (September 23, 1999)

    - Adforce/CMGI, Inc. (September 20, 1999)

    - NetGravity Inc./DoubleClick (July 13, 1999)

    - iMALL Inc./Excite@Home (July 13, 1999)

    - Amplitude Software/Critical Path (June 23, 1999)

    - Abacus Corporation/DoubleClick (June 14, 1999)

    - Encompass Inc./Yahoo! (May 27, 1999)

    - Smart Technologies/I2 Technologies (May 12, 1999)

    - Broadcast.com/Yahoo! (April 1, 1999)

    - Shopping.com/Compaq (AltaVista) (February 16, 1999)

    - Zip2/Compaq (AltaVista) (February 16, 1999)

    - MovieFone/AOL (February 1, 1999)

    - Geocities/Yahoo! (January 28, 1999)

    - LinkExchange/Microsoft (November 5, 1998)

    - Wired Digital/Lycos (October 5, 1998)

    - WhoWhere?/Lycos Inc. (August 11, 1998)

    - Starfish Software/Motorola (July 14, 1998)

    In analyzing these "precedent transactions," Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of the next twelve months, or "NTM", estimated revenues. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied NetMind equity valuations, NetMind equity valuations per share and exchange ratios derived from applying a range of multiples that Robertson Stephens derived from the precedent transactions:

                                                                     IMPLIED
                                                                     NETMIND          IMPLIED
                                               IMPLIED NETMIND    EQUITY VALUE    NETMIND EXCHANGE
                                                EQUITY VALUE        PER SHARE          RATIO
                                              -----------------   -------------   ----------------
NTM estimated revenues......................  $199-$398 million   $16.35-$32.70   0.2328x-0.4655x

    No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to NetMind or Puma. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

    REVENUE CONTRIBUTION ANALYSIS. Based upon Puma management estimates for Puma and NetMind management estimates for NetMind, Robertson Stephens analyzed the respective contributions of Puma and NetMind to the estimated revenues of the combined company for calendar years 2000 and 2001. The table below sets forth the approximate relative contributions of Puma and NetMind and the implied NetMind equity values, equity values per share and exchange ratios based on the closing price of Puma common stock on December 6, 1999 of $70.25:

                                                                                      IMPLIED      IMPLIED
                                                                                      NETMIND      NETMIND
                                                                  IMPLIED NETMIND   EQUITY VALUE   EXCHANGE
CALENDAR YEAR                                 PUMA     NETMIND     EQUITY VALUE      PER SHARE      RATIO
-------------                               --------   --------   ---------------   ------------   --------
CY2000E...................................    71.8%      28.2%      $490 million       $40.20      0.9658x
CY2001E...................................    60.8%      39.2%      $803 million       $65.94      1.5842x

    PRO FORMA ANALYSES. Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenues per share and earnings per share of the combined company for calendar years 2000 and 2001 and fiscal years 2000 and 2001. The following table summarizes the results of such analysis:

Calendar Year 2000 estimated revenue per share accretion....                 6.2%
Calendar Year 2000 estimated earnings per share dilution....                38.2%
Calendar Year 2001 estimated revenue per share accretion....                27.2%
Calendar Year 2001 estimated earnings per share dilution....       Not meaningful
Fiscal Year 2000 estimated revenue per share dilution.......                12.9%
Fiscal Year 2000 estimated earnings per share dilution......       Not meaningful
Fiscal Year 2001 estimated revenue per share accretion......                20.2%
Fiscal Year 2001 estimated earnings per share dilution......                 5.6%

    The actual results achieved by the combined company may vary from projected results and the variations may be material.

    OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things a review of the history of trading prices and volume for Puma common stock for the period from December 3, 1998 to December 6, 1999.

    While the foregoing summary describes certain analyses and factors that Robertson Stephens deemed material in its presentation to the Puma board, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Robertson Stephens are based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analyses it performed. In performing its analyses, Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of NetMind and Puma. The analyses performed by Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Puma common stock may be traded at any future time.

    The engagement letter between Robertson Stephens and Puma provides that, for its services, Robertson Stephens is entitled to receive a transaction fee equal to $1,000,000 plus 1.0% of the aggregate transaction value in excess of $50,000,000 payable upon completion of the merger and a fee of $250,000 payable upon delivery of the Robertson Stephens opinion, which fee shall be credited against the transaction fee. Puma has also agreed to reimburse Robertson Stephens for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to Puma. The terms of the fee arrangement with Robertson Stephens, which Puma and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Puma and Robertson Stephens, and the Puma board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to Robertson Stephens is contingent upon completion of the merger. BancBoston Ventures, an affiliate of Robertson Stephens, is a significant shareholder of NetMind and John Doggett, a director of BancBoston Ventures, is a director of NetMind. In the ordinary course of its business, Robertson Stephens may trade in Puma's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in Puma's securities.

    Robertson Stephens was retained based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally.

    Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

    Concurrently with the effectiveness of the merger, Puma and NetMind plan to enter into employment agreements with Matthew Freivald, Alan Noble, Kelsey Phipps, Stephen Meyer, Mark Richards, Furqan Khan and Santosh Rau, all current employees of NetMind. The employment agreements provide for at-will employment with Puma, however, if the employee is terminated without cause or if the employee resigns his employment for good reason during the eighteen months following the closing of the merger, then Puma will pay the employee a severance payment equal to his direct monthly salary multiplied by the number of whole calendar months remaining between the date of such termination or resignation and the date eighteen months from the closing of the merger, payable in a lump-sum at the time of termination or resignation. See "The Merger Agreement and Related Agreements--Related Agreements."

    As of December 31, 1999, the executive officers and directors of NetMind owned an aggregate of 2,978,750 shares of NetMind common stock, of which 52,082 shares are unvested and subject to repurchase by NetMind at a repurchase price of $.001 per share pursuant to restricted stock purchase agreements. In addition, executive officers and directors of NetMind owned 4,096,058 shares of preferred stock and warrants to purchase an aggregate of 65,000 shares of common stock of NetMind. Additionally, as of such date the executive officers and directors of NetMind held options to purchase an aggregate of 20,000 shares of NetMind common stock, all of which are vested.

    Directors of NetMind and their affiliates will be subject (other than with respect to the surrender of NetMind capital stock in exchange for Puma's common stock pursuant to the merger) to certain volume limitations imposed by Rule 144 under the Securities Act which restrict the number of shares of Puma common stock held following the merger that each may transfer at any given time.

    As of December 31, 1999, the executive officers and directors of Puma owned an aggregate of 2,663,804 shares of common stock. Additionally, as of such date, the executive officers and directors of Puma hold options to purchase an aggregate of 612,940 shares of Puma common stock, all of which are exercisable.

REGULATORY APPROVALS

    This transaction was not subject to the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976. Based on information available to us, we believe that the merger will be effected in compliance with federal, state and foreign antitrust laws.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes the material United States federal income tax consequences of the exchange of shares of NetMind capital stock for Puma common stock pursuant to the merger that are generally applicable to holders of NetMind capital stock that hold their shares as capital assets. Brobeck, Phleger & Harrison LLP, legal counsel to NetMind, is of the opinion that the following discussion accurately summarizes such material United States federal income tax consequences. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended, or Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to NetMind shareholders as described below.

    NetMind shareholders should be aware that this discussion does not address all United States federal income tax considerations that may be relevant to particular NetMind shareholders in light of their particular circumstances, such as shareholders who are dealers in securities or foreign currency, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, who do not hold their NetMind capital stock as capital assets, who hold their NetMind capital stock as part of a straddle, pledge against currency risk, constructive sale or conversion transaction, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of other transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of NetMind capital stock are acquired or shares of Puma common stock are disposed of, or the tax consequences of the assumption by Puma of NetMind options. Accordingly, NETMIND SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    The merger is intended to constitute a "reorganization" within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a reorganization, then, subject to the assumptions, limitations and qualifications referred to below, the merger will generally result in the following United States federal income tax consequences to NetMind shareholders:

    - No gain or loss will be recognized by holders of NetMind capital stock upon their receipt of Puma common stock solely in exchange for NetMind capital stock in the merger (except to the extent of cash or property received in lieu of fractional shares of Puma common stock).

    - The aggregate tax basis of Puma common stock received by NetMind shareholders in the merger, including any fractional share not actually received, will be the same as the aggregate tax basis of NetMind capital stock surrendered in exchange therefor.

    - The holding period of Puma common stock received by each NetMind shareholder in the merger will include the period for which NetMind capital stock surrendered in exchange therefor was considered to be held, provided that NetMind capital stock was held as a capital asset at the time of the merger.

    - A NetMind shareholder receiving cash in lieu of a fractional share of Puma common stock will recognize gain or loss upon such payment measured by the difference, if any, between the amount of cash received and such shareholder's basis in such fractional share. The gain or loss will be capital gain or loss if, at the time of the merger, NetMind capital stock was held as a capital asset.

    The parties have not and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The consummation of the merger is conditioned upon NetMind's receipt of an opinion from Brobeck, Phleger & Harrison LLP and Puma's receipt of an opinion from General Counsel Associates LLP to the effect that the merger will constitute a "reorganization" within the meaning of Section 368 of the Code. NetMind shareholders should be aware that the tax opinions do not bind the Internal Revenue Service, and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary position. The tax opinions will be subject to certain assumptions, limitations and qualifications, including but not limited to the truth and accuracy of certain representations made by Puma and NetMind.

    A successful Internal Revenue Service challenge to the reorganization status of the merger would result in NetMind shareholders recognizing taxable gain or loss with respect to each share of NetMind capital stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value as of the completion of the merger of Puma common stock received in exchange and any cash received instead of fractional shares. In such event, a shareholder's aggregate basis in Puma common stock so received would equal the fair market value of such stock at the time of the merger, and the shareholder's holding period for such stock would begin the day after the merger.

    IRRESPECTIVE OF THE STATUS OF THE MERGER AS A REORGANIZATION, A NETMIND SHAREHOLDER WHO RECEIVES SHARES OF PUMA COMMON STOCK WILL RECOGNIZE GAIN TO THE EXTENT SUCH SHARES ARE CONSIDERED TO BE RECEIVED IN EXCHANGE FOR SERVICES OR PROPERTY (OTHER THAN SOLELY NETMIND CAPITAL STOCK). ALL OR A PORTION OF SUCH GAIN MAY BE TAXABLE AS ORDINARY INCOME. GAIN WILL ALSO BE RECOGNIZED TO THE EXTENT A NETMIND SHAREHOLDER IS TREATED AS RECEIVING (DIRECTLY OR INDIRECTLY) CONSIDERATION (OTHER THAN PUMA COMMON STOCK) IN EXCHANGE FOR HIS OR HER NETMIND CAPITAL STOCK OR TO THE EXTENT NETMIND CAPITAL STOCK SURRENDERED IN THE MERGER IS NOT EQUAL IN VALUE TO PUMA COMMON STOCK RECEIVED IN EXCHANGE THEREFOR.

    REPORTING OBLIGATIONS. NetMind's shareholders will be required to attach a statement to their U.S. federal income tax returns for the year of the closing of the merger that contains the information listed in Treasury Regulation
Section 1.368-3(b). Such statement must include the shareholder's tax basis in the shareholder's NetMind capital stock and a description of Puma common stock received.

    BACKUP WITHHOLDING WITH RESPECT TO CASH PAID INSTEAD OF FRACTIONAL SHARES OF PUMA COMMON STOCK. Certain non-corporate NetMind shareholders may be subject to backup withholding at a 31% rate on cash payments received instead of fractional shares of Puma common stock. Backup withholding will not apply, however, to a NetMind shareholder who (a) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to NetMind shareholders following the date of the merger, (b) provides a certification of foreign status on Form W-8 or successor form or (c) is otherwise exempt from backup withholding. Any amount withheld under these rules will be credited against the shareholder's U.S. federal income tax liability.

    THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT. THUS, NETMIND SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ANTICIPATED ACCOUNTING TREATMENT

    Puma intends to treat the merger as a pooling of interests transaction for accounting and financial reporting purposes, in accordance with generally accepted accounting principles.

DISSENTERS' RIGHTS

    THE FOLLOWING SUMMARY OF THE STATUTORY PROCEDURE TO BE FOLLOWED BY A DISSENTING NETMIND SHAREHOLDER IN ORDER TO EXERCISE HIS, HER OR ITS DISSENTERS' RIGHTS UNDER CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE, OR CCC, IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF CHAPTER 13 OF THE CCC. THIS DISCUSSION AND CHAPTER 13 OF THE CCC SHOULD BE REVIEWED CAREFULLY BY ANY NETMIND SHAREHOLDER WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CCC WILL RESULT IN THE LOSS OR WAIVER OF DISSENTERS' RIGHTS. A COPY OF CHAPTER 13 OF THE CCC IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

    If the merger is approved by the required vote of NetMind shareholders, each NetMind shareholder who does not vote in favor of the merger and who follows the procedures set forth in Chapter 13 of the CCC will be entitled to exercise dissenters' rights under the CCC and thereby have NetMind shares purchased by NetMind for cash at the fair market value of NetMind shares. A failure to vote affirmatively against the merger will not constitute a waiver of dissenters' rights set forth in Chapter 13 of the CCC. Any NetMind shares as to which such dissenters' rights are exercised will not be converted into the right to receive shares of Puma common stock but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such NetMind shares pursuant to the CCC.

    Upon approval of the merger, a shareholder of NetMind on the record date for such approval may, by complying with the provisions of Chapter 13 of the CCC, require NetMind to purchase for cash at fair market value the shares owned by such holder and that were not voted to approve and adopt the merger agreement and approve the merger. The fair market value of NetMind shares will be determined as of the day before the first announcement of the terms of the proposed merger, excluding any appreciation or depreciation in consequence of the proposed merger (i.e., valuing NetMind shares as if the merger had not occurred) but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

    Shares of NetMind capital stock must satisfy each of the following requirements to qualify as dissenting shares under California law:

    - the shares of NetMind capital stock must have been outstanding on the record date;

    - the shares of NetMind capital stock must not have been voted in favor of the merger;

    - the holder of such shares of NetMind capital stock must make a written demand that NetMind repurchase such shares of NetMind capital stock at fair market value; and

    - the holder of such shares of NetMind capital stock must submit share certificates for endorsement.

    Within ten days after the date of the approval of the merger, NetMind must mail a notice of the approval of the merger to each shareholder who has not voted to approve and adopt the merger, together with a statement of the price determined by NetMind to represent the fair market value of NetMind shares, a brief description of the procedure to be followed in order for the shareholder to pursue dissenters' rights, and a copy of Sections 1300 to 1304 of Chapter 13 of the CCC. The statement of price by NetMind constitutes an offer by NetMind to purchase all properly dissenting shares at the stated amount.

    In order to exercise rights as a dissenting shareholder, within 30 days after the date on which notice of the approval of the merger by the outstanding shares of NetMind capital stock is mailed to dissenting shareholders, NetMind must receive a dissenting shareholder's written demand that NetMind repurchase such dissenting shareholder's dissenting shares setting forth the number and class of dissenting shares held of record by such dissenting shareholder that the dissenting shareholder demands that NetMind purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price to NetMind. Such holder must also submit to NetMind, within 30 days after the date on which notice of the approval by the outstanding shares was mailed to shareholders, share certificates representing any dissenting shares that the dissenting shareholder demands that NetMind purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

    If the dissenting shareholder and NetMind agree that the shares qualify as dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement, to be paid to the dissenting shareholder within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived subject to surrender, by the dissenting shareholder, of his, her or its certificates representing the dissenting shares to NetMind.

    If the dissenting shareholder and NetMind fail to agree upon the fair market value of the dissenting shares or whether the shares qualify as dissenting shares, the dissenting shareholder may file a complaint in California superior court within six months after the date on which notice of the approval of the merger is mailed to shareholders requesting that the court determine the fair market value of the dissenting shares and/or whether the shares qualify as dissenting shares. California law provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless NetMind consents to such request for withdrawal.

    Under the provisions of Section 500 and following and Section 1306 of the CCC, a California corporation is legally prohibited from purchasing shares of stock through the payment of cash or other property, even if all dissenters' rights conditions are fulfilled, unless the corporation satisfies certain financial conditions. Due to these legal restrictions, NetMind may not legally be able to repurchase all or any dissenting shares of the dissenting shareholders for cash following the merger.

    To the extent that the above-mentioned provisions of the CCC prohibit cash payments to holders of dissenting shares who exercise and perfect their dissenters' rights, such dissenting shareholders will become creditors of NetMind for an amount equal to the fair market value of their shares as to which the dissenters' rights are perfected plus interest accrued thereon at the legal rate on judgments until the date of payment. The rights of such dissenting shareholders, however, will be subordinate to the rights of all other creditors of NetMind in any liquidation proceeding.

    Dissenting shareholders considering seeking appraisal should be aware that the fair market value of their shares of capital stock, as determined under Chapter 13 of the CCC, could be more than, the same as or less than the amount that would be paid to them pursuant to the merger agreement. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against NetMind unless the court determines that the dissenting shareholder did not act in good faith in demanding payment of the fair market value of his, her or its shares, in which case such costs and expenses may be assessed against the dissenting shareholder.

    If any NetMind shareholder who demands the purchase of his, her or its shares under Chapter 13 of the CCC fails to perfect, or effectively withdraws or loses his, her or its right to such purchase, the

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
shares of such holder will be converted into a right to receive the applicable merger consideration with respect thereto in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares and the holders of dissenting shares cease to be dissenting shareholders and cease to be entitled to require NetMind to purchase their shares if:

    - the merger is abandoned;

    - the shares are transferred prior to their submission for the required endorsement or are surrendered for conversion into shares of another class in accordance with the amended and restated articles of incorporation of NetMind;

    - the dissenting shareholder and NetMind do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither NetMind nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the notice of approval of the merger; or

    - with NetMind's consent, the shareholder delivers to Puma a written withdrawal of such shareholder's demand for purchase of his, her or its shares.

    Except as expressly limited by provisions of California law pertaining to dissenters' rights, holders of dissenting shares, continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

    FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CCC FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A SHAREHOLDER WILL BE ENTITLED TO RECEIVE THE APPLICABLE MERGER CONSIDERATION WITH RESPECT TO SUCH DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CHAPTER 13, NETMIND SHAREHOLDERS WHO ARE CONSIDERING OBJECTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

    For more information on the rights of NetMind shareholders, see "Comparison of Rights of Stockholders of Puma and Shareholders of NetMind" beginning on page 88.

LISTING OF PUMA COMMON STOCK TO BE ISSUED IN THE MERGER

    The filing of an application with the Nasdaq National Market for the listing of the shares of Puma common stock to be issued in the merger and the shares of Puma common stock to be reserved for issuance in connection with the assumption of outstanding NetMind stock options and warrants is a condition to the consummation of the merger.

RESTRICTIONS ON SALE OF SHARES BY AFFILIATES OF PUMA AND NETMIND

    The shares of Puma common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Puma common stock issued to any person who is deemed to be an affiliate of either Puma or NetMind at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either Puma or NetMind and may include some of the officers, directors, or principal stockholders or shareholders of Puma or NetMind. Affiliates may not sell their shares of Puma common stock acquired in connection with the merger except under:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - another applicable exemption under the Securities Act.

    Puma's registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Puma common stock to be received by affiliates in the merger.

AFFILIATE AGREEMENTS

    Each of the directors and executive officers of Puma have entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Puma common stock held by them to help ensure that the merger will be treated as a pooling of interests for accounting purposes. Each of the directors and executive officers of NetMind have similarly entered into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of NetMind common stock held by them prior to the merger and the shares of Puma common stock received by them in the merger so as to comply with the requirements of applicable federal securities and tax laws and to help ensure that the merger will be treated as a pooling of interests for accounting purposes.

OPERATIONS FOLLOWING THE MERGER

    The merger agreement provides that, upon completion of the merger, the board of directors of Puma shall consist of the five current members of Puma's board, who are: Bradley A. Rowe, Stephen A. Nicol, Michael M. Clair, Tyrone F. Pike, M. Bruce Nakao, and two designees of NetMind, who shall be: Matthew Freivald and Gary Rieschel. Upon completion of the merger, the shareholders of NetMind will become stockholders of Puma, and their rights as stockholders will be governed by Puma's certificate of incorporation, Puma's bylaws and the laws of the State of Delaware.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS, COPIES OF WHICH ARE ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ THE MERGER AGREEMENT AND THE RELATED AGREEMENTS IN THEIR ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT OR OTHER AGREEMENTS AND THE FOLLOWING SUMMARY, THE APPLICABLE AGREEMENT WILL CONTROL.

THE MERGER

    NetMind will merge with Rocket Kitty Acquisition Corp., a newly formed, wholly owned subsidiary of Puma, following:

    - the approval and adoption of the merger agreement and the merger by the shareholders of NetMind;

    - the approval of the issuance of Puma common stock in the merger by the stockholders of Puma;

    - the receipt of all necessary governmental consents, authorizations, filings, approvals and registrations; and

    - the satisfaction or waiver of the other conditions to the merger.

    NetMind will be the surviving corporation and will become a wholly owned subsidiary of Puma following the merger.

EFFECTIVE TIME

    Puma and NetMind are working toward completing the merger as soon as possible and hope to complete the merger in the first half of calendar year 2000. Because the merger is subject to governmental and other regulatory approvals, however, we cannot predict the exact timing.

CONVERSION OF NETMIND SHARES IN THE MERGER

    The aggregate merger consideration of approximately 5,000,000 shares of Puma common stock will be allocated among the classes and series of NetMind capital stock, and options and warrants to purchase NetMind capital stock as follows:

    - First, (i) holders of NetMind Series B preferred stock will receive an amount of Puma common stock equal to $1.74 for each of their shares, (ii) holders of NetMind Series A preferred stock will receive an amount of Puma common stock equal to $1.00 for each of their shares and (iii) holders of NetMind common stock will receive an amount of Puma common stock equal to $0.10 for each of their shares.

    - Thereafter, the remaining shares of Puma common stock will be allocated, proportionally to holders of NetMind preferred stock (on an as converted basis) and NetMind common stock.

    - Outstanding warrants and options to purchase NetMind preferred and common stock will be assumed by Puma. They will become exercisable for Puma common stock based on the same exchange ratios that apply to outstanding NetMind shares as described above.

    - For purposes of calculating the above allocations, Puma common stock will be valued at the average closing price of Puma common stock during the 30 trading days ending on the third trading day preceding the closing of the merger. For purposes of an example only, if the merger had closed on December 31, 1999, the average stock price of the Puma common stock would have been $65.8016.

    The following table illustrates the allocation of shares of Puma common stock among the classes and series of NetMind capital stock and for the assumed options and warrants assuming that the average closing stock price is equal to the dollar amount set forth below and based on the capitalization of NetMind as of December 31, 1999:

                                      NUMBER OF SHARES OF PUMA COMMON STOCK TO BE ISSUED IN EXCHANGE FOR
                                   OUTSTANDING SHARES OF NETMIND OR RESERVED FOR ISSUANCE UPON EXERCISE OF
                                                   OUTSTANDING NETMIND OPTIONS AND WARRANTS
                                ------------------------------------------------------------------------------
                                                                      WARRANTS       WARRANTS
                                                                         TO             TO          OPTIONS TO
                                SERIES A     SERIES B                 PURCHASE       PURCHASE        PURCHASE
HYPOTHETICAL AVERAGE CLOSING    PREFERRED   PREFERRED      COMMON      COMMON        SERIES A         COMMON
PRICE OF PUMA COMMON STOCK        STOCK       STOCK        STOCK        STOCK     PREFERRED STOCK     STOCK
----------------------------    ---------   ----------   ----------   ---------   ---------------   ----------
$ 55.00.......................   681,478    1,737,928    1,938,529     171,459         31,121        439,482
$ 65.80.......................   680,363    1,726,181    1,948,347     172,327         31,070        441,708
$ 75.00.......................   679,667    1,718,845    1,954,478     172,869         31,039        443,098
$ 85.00.......................   679,082    1,712,672    1,959,638     173,326         31,012        444,268
$ 95.00.......................   678,619    1,707,798    1,963,712     173,686         30,991        445,192
$105.00.......................   678,245    1,703,852    1,967,009     173,978         30,974        445,939

    THESE TABLES ARE INCLUDED FOR ILLUSTRATIVE PURPOSES ONLY. THE ACTUAL AVERAGE CLOSING STOCK PRICES OF PUMA COMMON STOCK AT THE TIME OF THE CLOSING OF THE MERGER AND THE NUMBER OF SHARES OF CAPITAL STOCK, OPTIONS AND WARRANTS OF NETMIND OUTSTANDING AT THE CLOSING OF THE MERGER WILL NOT BE KNOWN UNTIL JUST PRIOR TO THE MERGER. IN THE EVENT OF A STOCK SPLIT OR SIMILAR CHANGE IN PUMA COMMON STOCK OR IF PUMA MERGES WITH ANOTHER COMPANY OR IS ACQUIRED BY ANOTHER COMPANY AND PUMA COMMON STOCK IS EXCHANGED FOR STOCK OF ANOTHER COMPANY AS A RESULT OF ANY CONSOLIDATION OR MERGER TO WHICH PUMA IS A PARTY, THE MERGER CONSIDERATION, ALLOCATION OF SHARES AND SIMILAR PROVISIONS WILL BE APPROPRIATELY ADJUSTED.

NETMIND STOCK PLAN

    At the effective time, each outstanding option to purchase shares of NetMind common stock issued under NetMind's 1997 Stock Plan will be assumed by Puma regardless of whether the option is exercisable. Each NetMind stock option assumed by Puma will continue to have the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to the effective time, except that:

    - each NetMind stock option will be exercisable for shares of Puma common stock;

    - the number of whole shares of Puma common stock issuable upon exercise of any given NetMind option will be determined based on the same exchange ratios that apply to outstanding shares of NetMind common stock as described above according to the number of shares of NetMind common stock underlying the option, and if fractional shares would result, rounded down to the next whole number; and

    - the per share exercise price of any given option will be determined based on the exchange ratios that apply to outstanding shares of NetMind common stock as described above, with the resulting exercise price rounded up to the next whole cent.

    The parties intend for NetMind stock options assumed by Puma to qualify as incentive stock options to the extent NetMind stock options qualified as incentive stock options prior to the effective time.

NETMIND WARRANTS

    At the effective time, each outstanding warrant to purchase shares of NetMind capital stock will be assumed by Puma. Each NetMind warrant assumed by Puma will continue to have the same terms, and be subject to the same conditions, that were applicable to the warrant immediately prior to the effective time, except that:

    - each NetMind warrant will be exercisable for shares of Puma common stock;

    - the number of whole shares of Puma common stock issuable upon exercise of any given NetMind warrant will be determined based on the same exchange ratios that apply to outstanding NetMind shares as described above according to the number of shares of NetMind common stock or preferred stock underlying the warrant, and if fractional shares would result, rounded down to the next whole number; and

    - the per share exercise price of any given warrant will be determined based on the exchange ratios described above, with the resulting exercise price rounded up to the next whole cent.

FRACTIONAL SHARES

    No fractional shares of Puma common stock will be issued in connection with the merger. Instead NetMind shareholders will receive an amount of cash, in lieu of a fraction of a share of Puma common stock, equal to the product of (A) this fraction multiplied by (B) the average of the closing prices for a share of Puma common stock as quoted on the Nasdaq National Market for the thirty day period ending three days prior to the closing date of the merger.

THE EXCHANGE AGENT

    Puma is required to make available to its transfer agent, or another institution selected by Puma and reasonably acceptable to NetMind, promptly after the closing of the merger:

    - certificates representing the shares of Puma common stock to be exchanged for shares of NetMind capital stock (less the number of shares, if any, of Puma common stock to be deposited into the escrow fund); and

    - cash in an amount sufficient to pay for fractional shares and any dividends or distributions that holders of NetMind capital stock may be entitled to receive under the merger agreement.

EXCHANGE OF NETMIND STOCK CERTIFICATES FOR PUMA STOCK CERTIFICATES

    Promptly after the effective time, Puma will cause to be mailed to each NetMind shareholder of record a letter of transmittal and instructions for surrendering his, her or its NetMind stock certificates in exchange for Puma stock certificates (less the number of shares, if any, to be deposited in the escrow fund on the holder's behalf) and cash in lieu of fractional shares.

    NETMIND SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

    PUMA STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE.

TRANSFERS OF OWNERSHIP

    Puma will issue a Puma stock certificate or a check in lieu of a fractional share in a name other than the name registered for the surrendered NetMind stock certificate ONLY if the exchange agent is given all documents required, including documents:

    - to show and effect the unrecorded transfer of ownership; and

    - to show that any applicable stock transfer taxes have been paid or that such tax is not payable.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    NetMind shareholders are not entitled to receive any dividends or other distributions on Puma common stock with a record date after the merger is completed until they have surrendered their NetMind stock certificates in exchange for Puma stock certificates.

    Subject to applicable law, if there is any dividend or other distribution on Puma common stock with a record date after the merger, following surrender of their NetMind stock certificates, former NetMind shareholders will receive the dividend or other distribution payable with respect to the whole shares of Puma common stock issued in exchange for their NetMind stock certificates, without interest.

REPRESENTATIONS AND WARRANTIES

    Puma and NetMind each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

    NetMind's representations and warranties included the following topics:

    - NetMind's organization, qualification to do business and good standing;

    - NetMind's articles of incorporation and bylaws;

    - the accuracy and completeness of NetMind's corporate minute books;

    - NetMind's capitalization;

    - NetMind's financial statements;

    - changes in NetMind's business since October 31, 1999;

    - NetMind's title to its assets;

    - intellectual property used or owned by NetMind;

    - NetMind's bank accounts;

    - NetMind's title to the properties and equipment it owns and leases;

    - NetMind's material contracts and obligations;

    - the absence of any breach of NetMind's material contracts and obligations;

    - the absence of undisclosed liabilities;

    - NetMind's compliance with applicable laws, rules and regulations of governmental entities;

    - possession of, and compliance with, permits and governmental authorizations required to conduct NetMind's business;

    - NetMind's tax liabilities and returns;

    - the absence of redemptions and extraordinary distributions by NetMind;

    - matters relating to NetMind's employees;

    - NetMind's employee benefit plans;

    - environmental laws that apply to NetMind;

    - NetMind's insurance;

    - the absence of indebtedness or other transactions between directors, officers, employees or agents of NetMind and NetMind;

    - litigation involving NetMind;

    - NetMind's corporate power to enter into, and its authorization of, the merger agreement and the transactions contemplated by the merger agreement, subject only to approval of the merger by NetMind's shareholders;

    - the effect of the merger agreement and the merger on obligations of NetMind;

    - restrictions on NetMind's business activities;

    - NetMind's possession of consents and permits required in connection with the merger agreement and transactions contemplated by the merger agreement;

    - the percentage vote of NetMind shareholders required to adopt and approve the merger agreement and approve the merger;

    - NetMind's brokers' and finders' fees in connection with the merger;

    - the treatment of the merger as a pooling of interests;

    - the effect of the merger on agreements between NetMind and its directors and officers;

    - the accuracy of the information included in this joint proxy statement/prospectus;

    - the unanimous approval of the merger agreement and the merger by NetMind's board of directors;

    - the treatment of the merger as a tax-free reorganization; and

    - the completeness of NetMind's representations and warranties.

    Puma's representations and warranties included the following topics:

    - Puma's organization, qualification to do business and good standing;

    - Puma's corporate power to enter into, and its authorization of, the merger agreement and the transactions contemplated by the merger agreement;

    - Puma's possession of consents and permits required in connection with the merger agreement and transactions contemplated by the merger agreement;

    - Puma's filings and reports with the Securities and Exchange Commission;

    - Puma's financial statements;

    - the absence of undisclosed liabilities;

    - changes in Puma's business since October 31, 1999;

    - Puma stock to be issued in the merger being validly issued, fully paid and nonassessable;

    - Puma's capitalization;

    - the treatment of the merger as a pooling of interests;

    - the accuracy of the information included in this joint proxy statement/prospectus;

    - litigation involving Puma;

    - the approval of Puma's board of directors;

    - the percentage vote of Puma's stockholders required to approve the issuance of Puma common stock in the merger and the execution and delivery of the voting agreements;

    - the treatment of the merger as a tax-free reorganization;

    - opinion of Robertson Stephens regarding the fairness of the purchase price from a financial point of view; and

    - the completeness of Puma's representations and warranties.

    The representations and warranties in the merger agreement are lengthy, detailed and not easily summarized. We urge NetMind shareholders and Puma stockholders to read carefully the articles entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Merger Sub" in the merger agreement attached to this joint proxy statement/prospectus as Annex A.

NETMIND'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    NetMind has agreed that, until the completion or termination of the merger, unless Puma consents in writing, NetMind will conduct its business in the ordinary course in substantially the manner conducted prior to the date of the merger agreement. NetMind has also agreed to pay debts and taxes when due, pay or perform other obligations when due, and use reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, landlords, creditors, employees, and others having business dealings with it.

    Except as expressly contemplated by the merger agreement or the other agreements related thereto, NetMind has further agreed, until the completion or termination of the merger, unless Puma consents in writing, that NetMind will not do, cause or permit any of the following:

    - declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock;

    - repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

    - sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, except for NetMind shares issued upon the exercise of NetMind options and warrants and upon the conversion of NetMind Preferred Stock and except that Puma may not unreasonably withhold its consent with respect to options granted consistent with NetMind's past practices to the number of new employees agreed to by Puma and NetMind described below as long as the grant of such options is consistent with the rules governing a pooling of interests transaction, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

    - amend its articles of incorporation or bylaws, or effect or permit NetMind to become a party to any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

    - form any subsidiary or acquire any equity interest or other interest in any other entity;

    - establish, adopt or amend any employee benefit plan;

    - pay any bonus or make any profit-sharing payment, severance, cash incentive payment or similar payment to, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or accelerate the vesting of any NetMind option or any NetMind shares subject to vesting;

    - hire any new employee, other than (x) 12 new employees, (y) new employees who accept offers that are currently outstanding that have been previously disclosed to Puma, in either case on at-will terms, after giving Puma three business days notice and (z) new employees hired consistent with NetMind's past practices to replace employees who leave the employ of NetMind;

    - except with prior written consent of Puma, which will not be unreasonably withheld, terminate the employment of any current employee;

    - change any of its methods of accounting or accounting practices;

    - make any tax election;

    - commence or settle any legal proceeding (except with prior written consent of Puma, which will not be unreasonably withheld);

    - enter into any license agreement with respect to or otherwise transfer any rights to any NetMind proprietary asset except in the ordinary course of business (which specifically does not include any licenses for source code or exclusive licenses);

    - enter into any license with respect to any proprietary asset of any other person or entity, except in the ordinary course of business;

    - enter into or amend any contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of NetMind, except in the ordinary course of business (which specifically shall not include exclusive arrangements);

    - amend or otherwise modify or violate the terms of any of its material contracts;

    - incur any indebtedness for borrowed money (other than indebtedness to trade creditors in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except with prior written consent of Puma, which will not be unreasonably withheld;

    - grant any loans to others (other than advances of employee travel expenses in the ordinary course of business consistent with past practices) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

    - revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

    - pay, discharge or satisfy, in an amount in excess of $75,000 (in any one case or in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise); provided, that for any amounts in excess of $25,000, it will provide Puma three days prior written notice of any such payments; and

    - agree or commit to take any action described in the above bullet points.

PUMA'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    Puma has agreed that, until the completion or termination of the merger, Puma shall notify Matthew Freivald, president and chief executive officer of NetMind, if it proposes to do any of the following, other than in the ordinary course of business: (i) grant options to purchase shares of Puma common stock;
(ii) issue shares of Puma common stock other than those issued upon the exercise of options and stock purchase rights to purchase Puma common stock; and (iii) sell, issue or authorize the issuance of (x) any capital stock or other security, (y) any option or right to acquire any capital stock or other security or (z) any instrument convertible into or exchangeable for any capital stock or other security.

NO SOLICITATION OF TAKEOVER PROPOSALS BY NETMIND

    Until the merger agreement is terminated or as otherwise provided in the merger agreement, NetMind has agreed that neither it nor any of its officers, directors, employees or representatives will take any of the following actions, directly or indirectly:

    - solicit any proposal or offer by a third party for or relating to a possible "acquisition transaction"; or

    - participate in any negotiations or enter into any agreement relating to or in connection with an acquisition transaction or any other transaction that would significantly alter the equity ownership of NetMind.

    An "acquisition transaction" includes any offer or proposal for, or any indication of interest in:

    - the sale, license, or disposition of a material portion of the business or assets of NetMind;

    - a merger or other business combination or reorganization or similar transaction involving NetMind; or

    - issuance, disposition or the acquisition of 50% or more of NetMind's outstanding capital stock, (other than the transactions contemplated by the merger agreement with Puma).

    NetMind has agreed to provide Puma prompt notice and detailed information of any acquisition transaction proposal it receives.

ADDITIONAL AGREEMENTS OF NETMIND AND PUMA

    Each of NetMind and Puma has further agreed, among other things specifically identified in the merger agreement:

    - that the mutual confidentiality agreement executed by the parties shall continue in full force and effect;

    - to notify the other promptly of any event or occurrence that would cause a material inaccuracy in or a material breach of any representation or warranty, any breaches of covenants or obligations, or any event, condition, fact or circumstance that would make the timely satisfaction of conditions to the merger impossible or unlikely;

    - to provide reasonable access to the other of its facilities, records and all other information as the other may reasonably request;

    - to make all necessary filings and obtain any consents and approvals as may be required in connection with the merger agreement and the merger; and

    - to consult with each other and obtain prior approval of the other before issuing any press release or making any other public disclosure regarding the merger agreement or the transactions contemplated thereby, except as may be required by law or by obligations of Puma pursuant to any listing agreement with any national securities exchange or the Nasdaq.

DIRECTOR AND OFFICER INDEMNIFICATION

    The merger agreement provides that, after the completion of the merger and for a period of six years, Puma shall honor and not modify any rights to indemnification from liabilities for acts or omissions occurring at or prior to the consummation of the merger as existed at the time the merger agreement was signed in favor of officers and directors of NetMind as provided in its articles of incorporation or bylaws as in effect at the time the merger agreement was signed.

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
CONDITIONS TO THE MERGER

    Puma's and NetMind's obligations to complete the merger and the related transactions are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

    - the merger and the merger agreement must have been duly approved by the shareholders of NetMind holding at least (i) 66 2/3% of the outstanding shares of NetMind preferred stock, voting together as a single class; (ii) a majority of the outstanding shares of NetMind common stock, voting as a separate class; and (iii) 91% of the outstanding shares of NetMind common stock and preferred stock voting together as a single class;

    - the issuance of Puma common stock must have been approved, by the requisite vote under applicable law and NASD rules, by Puma stockholders;

    - no order, injunction or legal requirement makes the merger illegal or otherwise prohibits completion of the merger;

    - Puma, NetMind, the escrow agent and the NetMind shareholders' agent must have entered into the escrow agreement; and

    - the registration statement relating to the issuance of shares of Puma common stock as contemplated by the merger agreement must have been declared effective by the Securities and Exchange Commission.

    NetMind's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger, any of which may be waived, in writing, by NetMind:

    - Puma's representations and warranties must be true and correct when made and as of the closing of the merger, except where failures to be true and correct would not have a material adverse effect on Puma;

    - Puma must have complied in all material respects with all of its covenants in the merger agreement;

    - NetMind must receive a certificate executed on behalf of Puma by its president and chief financial officer to the effect that the conditions set forth in the immediately preceding bullet points have been satisfied;

    - NetMind must have received the opinion of its legal counsel, Brobeck, Phleger & Harrison LLP, dated the closing date, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

    - The shares of Puma common stock to be issued in the merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    Puma must have signed the escrow agreement. Puma's and Rocket Kitty Acquisition Corp.'s obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger, any of which may be waived, in writing, by Puma:

    - NetMind's representations and warranties must be true and correct when made and as of the closing of the merger, except where failures to be true and correct would not have a material adverse effect on NetMind;

    - NetMind must have complied in all material respects with all of its covenants in the merger agreement;

    - Puma must receive a certificate executed on behalf of NetMind by its president and chief financial officer to the effect that the conditions set forth in the immediately preceding bullet points have been satisfied;

    - the merger and the merger agreement must have been duly approved by the shareholders of NetMind by at least 91% of the outstanding shares of NetMind Series A and Series B preferred stock and NetMind Common Stock, voting together as a single class;

    - all third-party consents or approvals required under any material contract of NetMind in connection with the merger must be obtained, if the failure to obtain such consent or approval could reasonably be expected to have a material adverse effect on NetMind, Puma or the surviving corporation;

    - no proceedings by a governmental entity seeking to prevent the merger shall be pending and no injunctions or restraints seeking to limit or restrict Puma's conduct or operation of the business of NetMind following the merger shall be in effect;

    - Puma must have received a legal opinion from NetMind's legal counsel, Brobeck, Phleger & Harrison LLP, dated the closing date, in substantially the form attached as an exhibit to the merger agreement;

    - Puma must have received the opinion of its legal counsel, General Counsel Associates LLP, dated the closing date, to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

    - each of the employment and non-competition agreements executed by the employees of NetMind specifically identified in the merger agreement must be in full force and effect;

    - NetMind must, prior to the completion of the merger, provide Puma with such other customary certificates and closing documents set forth in the merger agreement;

    - Puma and NetMind must have each received letters from PricewaterhouseCoopers LLP to the effect that no conditions exist which would preclude the merger from being accounted for as a pooling of interests; and

    - The NetMind shareholders' agent and the escrow agent must have signed the escrow agreement.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time before the completion of the merger, whether before or after approval of the matters presented in connection with the merger by the shareholders of NetMind, as summarized below:

    - the merger agreement may be terminated by mutual consent; or

    - the merger agreement may be terminated by either Puma or NetMind if the conditions to completion of the merger would not be satisfied because of either (a) a breach of a covenant of the other party in the merger agreement, and such breach shall not have been cured within 15 business days following receipt of written notice by the non-breaching party or (b) a breach of a representation or warranty of the other party.

    In addition, the merger agreement may be terminated by either Puma or NetMind under any of the following circumstances:

    - if the merger is not completed, through no fault of the terminating party, by May 31, 2000; or

    - if Puma stockholders do not approve the issuance of the Puma common stock at the Puma special meeting.

PAYMENT OF COSTS AND EXPENSES

    All costs and expenses incurred in connection with the merger agreement, the related agreements and the transactions contemplated thereby, including the fees and expenses of advisers, accountants and legal counsel, will be paid by the party incurring the expense.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    Puma and NetMind may amend the merger agreement before the closing of the merger, but after the NetMind shareholders adopt the merger agreement, no change may be made to the amount or type of consideration into which NetMind capital stock will be converted.

    Either Puma or NetMind may, in writing, extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

ESCROW AND INDEMNIFICATION

    Under the merger agreement, NetMind shareholders are required to indemnify and hold harmless Puma and certain related parties from and against any and all losses, costs, damages, liabilities and expenses arising out of any misrepresentation, breach of or default in any of the representations, warranties, covenants and agreement given or made by NetMind in or pursuant to the merger agreement, any schedule or exhibit to the merger agreement, any agreement entered into by NetMind and Puma in connection with the merger agreement and any certificate delivered to Puma in connection with the merger.

    To secure the indemnification obligation of the NetMind shareholders, an escrow fund comprised of ten percent of the shares of Puma common stock issued at the closing to the NetMind shareholders in the merger will be established. No indemnification claim may be made by Puma until the aggregate amount of indemnification claimed exceeds $100,000 and then only to the extent that the aggregate amount claimed exceeds $100,000. If the merger is consummated, recovery from the escrow fund will be the sole and exclusive remedy, absent fraud.

    The NetMind shareholders' agent will have sole and exclusive power to act and bind the NetMind shareholders in all matters relating to the escrow. Initially, Kurt Keilhacker will act as the shareholders' agent.

    The escrow period will terminate on the earlier of the first anniversary of the closing date and the issuance by Puma of financial statements covering thirty days of combined operating results of Puma and NetMind.

    The indemnification provisions are set forth in the section entitled "Escrow and Indemnification" in the merger agreement attached to this joint proxy statement/prospectus in ANNEX A and the form of escrow agreement attached as an exhibit to the merger agreement in ANNEX A. You should read these documents carefully for a full understanding of the escrow and indemnification provisions.

RELATED AGREEMENTS

NETMIND VOTING AGREEMENTS AND IRREVOCABLE PROXIES

    Also concurrently with the execution of the Merger agreement, shareholders of NetMind holding approximately 70% of NetMind capital stock, 72% of NetMind preferred stock and 67% of NetMind common stock issued and outstanding as of December 8, 1999 entered into voting agreements, pursuant to which such shareholders agreed to vote their respective shares of NetMind capital stock in favor of the merger agreement, the merger and the transactions contemplated thereby. In connection with the voting agreements, NetMind shareholders who are party to the agreements granted an irrevocable proxy to the directors of Puma, or any other designee of Puma, as the sole and exclusive attorneys and proxies to vote all shares of NetMind common stock held by such NetMind shareholders in the manner required by the voting agreement. The NetMind proxy is limited in scope to these matters. The form of voting agreement and NetMind irrevocable proxy are attached as an exhibit to the merger agreement attached as ANNEX A to this joint proxy statement/prospectus.

EMPLOYMENT AGREEMENTS WITH PUMA

    Concurrently with the effectiveness of the merger, Puma and NetMind plan to enter into employment agreements with Matthew Freivald, Alan Noble, Kelsey Phipps, Stephen Meyer, Mark Richards, Furqan Khan and Santosh Rau. If the employee's employment is terminated by Puma "without cause" or if the employee resigns his or her employment for "good reason" prior to the end of the eighteen month period following the closing of the merger, Puma will pay such employee a severance payment equal to his or her direct monthly salary multiplied by the number of whole calendar months remaining between the date of such termination or resignation and the date eighteen months from closing of the merger, payable in a lump-sum at the time of termination or resignation. If the employment is terminated for "cause" prior to the end of the eighteen month period following the closing of the merger, then the employee will be paid all salary and benefits earned through the date of termination of employment, but nothing else.

    For such employees, "cause" shall mean: (1) gross negligence, gross misconduct, or repeated failure to perform the material duties of the position after receipt of a written warning; (2) conviction of or plea of no contest to a felony or other crime involving moral turpitude; (3) committing an act of fraud against Puma; (4) misappropriation of property belonging to Puma; or (5) material breach of any confidentiality or proprietary information agreement between the employee and Puma.

    A resignation for "good reason" means if employee resigns from employment within thirty days after the occurrence of any of the following events without the employee's consent: (1) any reduction in compensation as specified in such employment agreements, unless made in conjunction with a similar reduction applicable to all similarly situated employees or executives of Puma of up to 10%; (2) a material reduction in the job duties and responsibilities assigned to the employee after the closing of the merger; or (3) a relocation of the place of employment to a location that is both more than fifty miles from employee's current place of employment and more than fifteen miles from Puma's current headquarters.

    The employment agreements contain non-competition provisions that require that each such employee during his or her employment and continuing until 18 months after the closing of the merger, shall not, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, stockholder or equity owner of any company or business organization, seek or accept employment (or a consultancy or contractor relationship) with any of the following competitors of NetMind (or their successors): Akamai Technologies, Inc., AvantGo, Inc., BroadVision, Inc., Extended Systems, Inc., fusionOne, Inc., Inktomi, Inc., Phone.com, Inc., Riverbed Technologies, Inc., Spyglass, Inc., and Vignette Corporation, in the United States or throughout the world. At its option, Puma may substitute on this list one or more names of other competitors every six months hereafter, so long as the number of companies on such list shall not exceed ten.

NONCOMPETITION AGREEMENTS WITH NETMIND

    Pursuant to the terms of noncompetition agreements dated as of October 8, 1998, each of Matt Freivald, Alan Noble and Mark Richards is entitled to continue to receive his salary through February 1, 2000 in the event his employment with NetMind is terminated without cause prior to February 1, 2000. Pursuant to such agreements, following such a termination any stock options shall continue to vest through February 1, 2000 and any shares of NetMind common stock subject to a repurchase option in favor of NetMind shall continue to be released from such purchase option through February 1, 2000.

    For the purposes of these noncompetition agreements, cause is defined as
(i) commission by the employee of a felony or any other crime that would materially interfere with the employee's duties, (ii) commission by the employee of an act of fraud or theft, (iii) commission by the employee the of material violations of NetMind's policies and procedures or (iv) disloyalty, gross negligence, willful misfeasance, breach of fiduciary duty or material breach of the Noncompetition Agreement or any applicable confidentiality agreement.

CHANGE OF CONTROL AGREEMENT WITH NETMIND

    Pursuant to a change of control agreement dated March 25, 1999, in the event his employment with NetMind is terminated within twelve months of a change of control without cause or as a result of an involuntary termination, the unvested portion of Stephen Meyer's stock options will become vested and exercisable as to the lesser of (i) 50% of the total number of options granted and (ii) 100% of the total number of remaining unvested shares remaining under his granted options. In addition, the agreement provides that in the event of a change of control in which the acquiror does not assume, or provide substitutes for, his options, the unvested portion of Mr. Meyer's stock options will become vested and exercisable as to the lesser of (i) 50% of the total number of options granted and (ii) 100% of the total number of remaining unvested shares remaining under his granted options. If the acquiror does not assume his options and Mr. Meyer exercises the options which have been accelerated, all shares so purchased will be subject to a restricted stock purchase agreement with the acquiror which will provide that such stock will be released from a repurchase option in favor of the acquiror over a period no greater than two years; provided that if Mr. Meyer's suffers an involuntary termination of his employment all shares will be released from the acquiror's repurchase option.

    For the purposes of the change of control agreement, cause means (i) any act of personal dishonesty taken by Mr. Meyer in connection with his responsibilities as an employee and intended to result in substantial personal enrichment, (ii) Mr. Meyer's conviction of a felony or (iii) a willful act by Mr. Meyer which constitutes gross misconduct and which is injurious to NetMind. Change of control is defined as the occurrence of (a) any person, excluding existing beneficial owners, becoming the beneficial owner of securities of NetMind representing 50% or more of the total voting power represented by NetMind's then outstanding voting securities or (b) NetMind's shareholders approving a merger or consolidation of NetMind with any other corporation, other than a merger or consolidation which would result in the voting securities of NetMind outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of NetMind or such surviving entity outstanding immediately after such merger or consolidation, or if the shareholders of NetMind approve a plan of complete liquidation of NetMind or an agreement for the sale or disposition of NetMind of all or substantially all of its assets. A transaction solely to change NetMind's state of incorporation or to sell all or substantially all of NetMind's assets to another corporation which is owned by its shareholders in the same proportions as their ownership of NetMind immediately prior to such sale will not be deemed to be a change of control. For the purposes of this agreement, an involuntary termination means (i) a greater than 15% reduction by NetMind of Mr. Meyer's base compensation immediately in effect prior to such reduction, but excluding similar reductions applicable to substantially all of NetMind's executive officers or (ii) any termination of Mr. Meyer's employment by NetMind for reasons other than cause, disability or death, other than a voluntary termination initiated by Mr. Meyer.

NON-DISCLOSURE AGREEMENTS

    Concurrently with the execution of employment agreements, Matthew Freivald, Alan Noble, Kelsey Phipps, Stephen Meyer, Mark Richards, Furqan Khan and Santosh Rau will be required to execute non-disclosure agreements with Puma. The non-disclosure agreements require the employee:

        (i) during his employment and thereafter, not to divulge or disclose any confidential information of Puma without the written consent of Puma; and

        (ii) during his employment and for 18 months after the closing of the merger, not to engage, individually or on behalf of other persons, in soliciting any employees or consultants of Puma to leave their employment with Puma or any affiliate, in order to accept a position of any kind with another employer.

              PUMA TECHNOLOGY, INC. AND NETMIND TECHNOLOGIES, INC. UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the merger, using the pooling of interest method of accounting.

    The unaudited pro forma combined balance sheet as of October 31, 1999 gives effect to the merger as if it had occurred on October 31, 1999 and combines the unaudited consolidated balance sheets of Puma and NetMind as of October 31, 1999.

    The unaudited pro forma combined statements of operations for all periods presented give effect to the merger as if it had occurred on August 1, 1996. Since the fiscal years of Puma and NetMind differ, for purposes of preparing the fiscal 1997, 1998 and 1999 pro forma combined statement of operations, we have recast the statements of operations of NetMind and presented them for twelve-month periods ended July 31, 1997, 1998 and 1999, respectively. Puma expects that upon consummation of the merger, NetMind will change its fiscal year to coincide with Puma's. We have also combined NetMind's consolidated statements of operations for the three months ended October 31, 1998 and 1999 with Puma's consolidated statements of operations for the three months ended October 31, 1998 and 1999.

    The unaudited pro forma combined statements for the fiscal year 1999 and the three months ended October 31, 1999 also include the consolidated statements of operation of ProxiNet for the twelve-months period ended July 31, 1999 and the three months ended October 31, 1999. ProxiNet was acquired by Puma on October 28, 1999 and was accounted for using the purchase method of accounting. The unaudited pro forma combined statements for the fiscal year 1999 and the three months ended October 31, 1999 give effect to the acquisition of ProxiNet as if it had occurred on August 1, 1998. Since the fiscal years of Puma and ProxiNet differ, we have recast the consolidated statement of operations of ProxiNet and presented it for the twelve-month period ended July 31, 1999.

    Puma and NetMind estimate they will incur direct transaction costs of approximately $7.0 million associated with the merger, consisting of transaction fees for bankers, attorneys, accountants and financial printing. As of October 31, 1999 no merger expenses had been incurred and charged to operations. Also, the combined entity expects to incur certain costs, which could be material but cannot be reasonably estimated at the current time, to integrate Puma and NetMind. Such actions might include elimination of duplicate facilities and operations; integration of internal and customer related activities; and cancellation and continuation of contractual obligations. We have not reflected these costs in the pro forma condensed balance sheet or pro forma condensed statements of operations because such costs cannot be accurately estimated at this time pending finalization of certain operating decisions by management as to the manner and timing of consolidating the operations.

    No significant adjustments are necessary to conform the accounting policies of the combining companies.

    The unaudited pro forma combined consolidated financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements of Puma and NetMind, and neither include nor assume any benefits from cost savings resulting from the merger.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                        REFLECTING PUMA TECHNOLOGY, INC.
                       AFTER GIVING EFFECT TO THE MERGER
                                OCTOBER 31, 1999
                                 (in thousands)

                                                                          PRO FORMA      PRO FORMA
                                                   PUMA     NETMIND    ADJUSTMENTS(2)    COMBINED
                                                 --------   --------   ---------------   ---------
ASSETS
Current assets:
  Cash and cash equivalents....................  $  9,953   $  2,073   $     --          $ 12,026
  Short-term investments.......................    14,918         --         --            14,918
  Accounts receivable, net.....................     3,993         25         --             4,018
  Inventories..................................       399         --         --               399
  Prepaid expenses and other current assets....     1,514        138         --             1,652
                                                 --------   --------   --------          --------
    Total current assets.......................    30,777      2,236         --            33,013
Property and equipment, net....................     2,654        447         --             3,101
Other assets...................................    14,037         --         --            14,037
                                                 --------   --------   --------          --------
    Total assets...............................  $ 47,468   $  2,683   $     --          $ 50,151
                                                 ========   ========   ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................  $  1,162   $    203   $     --          $  1,365
  Accrued expenses and other current
    liabilities................................     3,292        273      7,000(a)         10,565
  Notes payable................................        --        118         --               118
  Deferred revenue.............................     4,061        396         --             4,457
                                                 --------   --------   --------          --------
    Total current liabilities..................     8,515        990      7,000            16,505
                                                 --------   --------   --------          --------
Notes payable, less current portion............                  325                          325
    Total liabilities..........................     8,515      1,315      7,000            16,830
                                                 --------   --------   --------          --------
Redeemable, Convertible Preferred Stock........        --     15,246    (15,246)(b)            --
Stockholders' equity:
  Preferred Stock..............................        --      1,631     (1,631)(b)            --
  Common Stock.................................        15          4          1(b)             20
  Additional Paid-in capital...................    50,303      5,287     16,876(b)         72,466
  Receivable from shareholders.................      (429)                                   (429)
  Deferred stock compensation..................       (18)    (4,461)                      (4,479)
  Other comprehensive income (loss)............     1,084                                   1,084
  Accumulated deficit..........................   (12,002)   (16,339)    (7,000)(a),(b)   (35,341)
                                                 --------   --------   --------          --------
    Total stockholders' equity (deficit).......    38,953    (13,878)    (7,000)           33,321
                                                 --------   --------   --------          --------
    Total liabilities and stockholders'
      equity...................................  $ 47,468   $  2,683   $     --          $ 50,151
                                                 ========   ========   ========          ========

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

               REFLECTING PUMA TECHNOLOGY, INC. AFTER THE MERGER

                        FISCAL YEAR ENDED JULY 31, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    PRO FORMA
                                                                PUMA     NETMIND    COMBINED
                                                              --------   --------   ---------
Revenue.....................................................  $15,629     $    4     $15,633
Cost of revenue.............................................    1,738         --       1,738
                                                              -------     ------     -------
  Gross profit..............................................   13,891          4      13,895
                                                              -------     ------     -------

Operating expenses:
  Research and development..................................    6,236        238       6,474
  Sales and marketing.......................................    3,983        109       4,092
  General and administrative................................    2,123        223       2,346
  In-process research and development.......................      880                    880
                                                              -------     ------     -------
    Total operating expenses................................   13,222        570      13,792
                                                              -------     ------     -------
Loss from operations........................................      669       (566)        103
Other income (expense), net.................................      822         (2)        820
                                                              -------     ------     -------
Loss before income taxes....................................    1,491       (568)        923
Provision for income taxes..................................      831         --         831
                                                              -------     ------     -------
Net income (loss)...........................................  $   660     $ (568)    $    92
                                                              =======     ======     =======
Net income (loss) per share
  Basic.....................................................  $  0.07     $(0.36)    $  0.01
  Diluted...................................................  $  0.06     $(0.36)    $  0.01

Shares used in per share calculation
  Basic.....................................................    9,326      1,600       9,981
  Diluted...................................................   11,442      1,600      12,097

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

               REFLECTING PUMA TECHNOLOGY, INC. AFTER THE MERGER

                        FISCAL YEAR ENDED JULY 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    PRO FORMA
                                                                PUMA     NETMIND    COMBINED
                                                              --------   --------   ---------
Revenue.....................................................  $22,308    $    33     $22,341
Cost of revenue.............................................    3,077         --       3,077
                                                              -------    -------     -------
  Gross profit..............................................   19,231         33      19,264
                                                              -------    -------     -------

Operating expenses:
  Research and development..................................    9,876        605      10,481
  Sales and marketing.......................................    6,855        451       7,306
  General and administrative................................    2,994        396       3,390
  Restructure...............................................    2,155         --       2,155
                                                              -------    -------     -------
    Total operating expenses................................   21,880      1,452      23,332
                                                              -------    -------     -------
Loss from operations........................................   (2,649)    (1,419)     (4,068)
Other income (expense), net.................................    1,114        (36)      1,078
                                                              -------    -------     -------
Loss before income taxes....................................   (1,535)    (1,455)     (2,990)
Provision for income taxes..................................    1,164         --       1,164
                                                              -------    -------     -------
Net loss....................................................  $(2,699)   $(1,445)    $(4,154)
                                                              =======    =======     =======
Net loss per share
  Basic.....................................................  $ (0.22)   $ (0.28)    $ (0.29)
  Diluted...................................................  $ (0.22)   $ (0.28)    $ (0.29)
Shares used in per share calculation
  Basic.....................................................   12,118      5,200      14,246
  Diluted...................................................   12,118      5,200      14,246

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

               REFLECTING PUMA TECHNOLOGY, INC. AFTER THE MERGER

                        FISCAL YEAR ENDED JULY 31, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         COMBINED                  PRO FORMA      PRO FORMA
                                    PUMA     NETMIND    FOR POOLING   PROXINET   ADJUSTMENTS(3)   COMBINED
                                  --------   --------   -----------   --------   --------------   ---------
Revenue.........................  $20,043    $   679      $20,722     $    --       $    --       $ 20,722
Cost of revenue.................    1,950         29        1,979          --         1,030 a        3,009
                                  -------    -------      -------     -------       -------       --------
  Gross profit..................   18,093        650       18,743          --        (1,030)        17,713
                                  -------    -------      -------     -------       -------       --------

Operating expenses:
  Research and development......   11,099      1,640       12,739       2,016            --         14,755
  Sales and marketing...........    7,536      2,222        9,758         909            --         10,667
  General and administrative....    3,390        688        4,078       1,025         2,013 a        7,116
  In-process research and
    development.................                                           --            --             --
  Restructure...................      768         --          768          --            --            768
  Non cash stock compensation...       --        384          384         136            --            520
                                  -------    -------      -------     -------       -------       --------
    Total operating expenses....   22,793      4,934       27,727       4,086         2,013         33,826
                                  -------    -------      -------     -------       -------       --------
Loss from operations............   (4,700)    (4,284)      (8,984)     (4,086)       (3,043)       (16,113)
Other income (expense), net.....    3,739        129        3,868          (8)           --          3,860
                                  -------    -------      -------     -------       -------       --------
Loss before income taxes........     (961)    (4,155)      (5,116)     (4,094)       (3,043)       (12,253)
Provision for income taxes......      715         --          715          --            --            715
                                  -------    -------      -------     -------       -------       --------
Net loss........................   (1,676)    (4,155)      (5,831)     (4,094)       (3,043)       (12,968)
Accretion of mandatorily
  redeemable convertible
  preferred stock to redemption
  value.........................       --      4,238        4,238          --            --          4,238
                                  -------                             -------       -------
Net loss attributable to common
  shareholders..................  $(1,676)   $(8,393)     $(10,069)   $(4,094)      $(3,043)      $(17,206)
                                  =======    =======      =======     =======       =======       ========
Net loss per share
  Basic.........................  $ (0.13)   $ (0.94)     $ (0.61)                                $  (0.93)
  Diluted.......................  $ (0.13)   $ (0.94)     $ (0.61)                                $  (0.93)
Shares used in per share
  calculation
  Basic.........................   12,824      8,947       16,485                                   18,446
  Diluted.......................   12,824      8,947       16,485                                   18,446

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

               REFLECTING PUMA TECHNOLOGY, INC. AFTER THE MERGER

                      THREE MONTHS ENDED OCTOBER 31, 1998

                     (in thousands, except per share data)

                                                                                    PRO FORMA
                                                                PUMA     NETMIND    COMBINED
                                                              --------   --------   ---------
Revenue.....................................................  $ 4,412     $   88     $ 4,500
Cost of revenue.............................................      685         --         685
                                                              -------     ------     -------
  Gross profit..............................................    3,727         88       3,815
                                                              -------     ------     -------

Operating expenses:
  Research and development..................................    3,099        205       3,304
  Sales and marketing.......................................    1,850        223       2,073
  General and administrative................................      804        251       1,055
  Restructure...............................................      768         --         768
                                                              -------     ------     -------
    Total operating expenses................................    6,521        679       7,200
                                                              -------     ------     -------
Loss from operations........................................   (2,794)      (591)     (3,385)
Other income (expense), net.................................    1,392          2       1,394
                                                              -------     ------     -------
Loss before income taxes....................................   (1,402)      (589)     (1,991)
Provision for income taxes..................................      204                    204
                                                              -------     ------     -------
Net loss....................................................  $(1,606)    $ (589)    $(2,195)
                                                              =======     ======     =======
Net loss per share
  Basic.....................................................  $ (0.13)    $(0.09)    $ (0.14)
  Diluted...................................................  $ (0.13)    $(0.09)    $ (0.14)
Shares used in per share calculation
  Basic.....................................................   12,557      6,552      15,238
  Diluted...................................................   12,557      6,552      15,238

   See accompanying notes to unaudited pro forma condensed combined financial statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                REFLECTING PUMA TECHNOLOGY INC. AFTER THE MERGER

                      THREE MONTHS ENDED OCTOBER 31, 1999

                     (in thousands, except per share data)

                                                         COMBINED                  PRO FORMA      PRO FORMA
                                    PUMA     NETMIND    FOR POOLING   PROXINET   ADJUSTMENTS(3)   COMBINED
                                  --------   --------   -----------   --------   --------------   ---------
Revenue.........................  $ 6,278    $   134      $ 6,412     $    --       $    --        $ 6,412
Cost of revenue.................      605         --          605          --           258a           863
                                  -------    -------      -------     -------       -------        -------
  Gross profit..................    5,673        134        5,807          --          (258)         5,549
                                  -------    -------      -------     -------       -------        -------

Operating expenses:
  Research and development......    2,202        699        2,901         540            --          3,441
  Sales and marketing...........    2,307        864        3,171         227            --          3,398
  General and administrative....      777        178          955         409           503a         1,867
  In-process research and
    development.................    4,218         --        4,218          --        (4,218)b           --
  Non cash stock compensation...       --        391          391         235            --            626
                                  -------    -------      -------     -------       -------        -------
    Total operating expenses....    9,504      2,132       11,636       1,411        (3,715)         9,332
                                  -------    -------      -------     -------       -------        -------

Profit (loss) from operations...   (3,831)    (1,998)      (5,829)     (1,411)        3,457         (3,783)
Other income (expense), net.....    1,237         29        1,266         (18)           --          1,248
                                  -------    -------      -------     -------       -------        -------
Loss before income taxes........   (2,594)    (1,969)      (4,563)     (1,429)        3,457         (2,535)
Provision for income taxes......      192         --          192          --            --            192
                                  -------    -------      -------     -------       -------        -------
Net loss........................   (2,786)    (1,969)      (4,755)     (1,429)        3,457         (2,727)
Accretion of mandatorily
  redeemable convertible
  preferred stock to redemption
  value.........................       --      3,953        3,953          --            --          3,953
                                  -------    -------      -------     -------       -------        -------
Net loss attributable to common
  shareholders..................  $(2,786)   $(5,922)     $(8,708)    $(1,429)      $(3,457)       $(6,680)
                                  =======    =======      =======     =======       =======        =======
Net loss per share
  Basic.........................  $ (0.21)   $ (0.58)     $ (0.49)                                 $ (0.34)
  Diluted.......................  $ (0.21)   $ (0.58)     $ (0.49)                                 $ (0.34)
Shares used in per share
  calculation
  Basic.........................   13,435     10,206       17,611                                   19,572
  Diluted.......................   13,435     10,206       17,611                                   19,572

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

(1) PRO FORMA BASIS OF PRESENTATION

    Since the fiscal years of Puma and NetMind differ, the financial statements of NetMind have been recast for the 1997, 1998, and 1999 fiscal years of Puma and are presented for the twelve month periods ended July 31, 1997, 1998 and 1999, respectively.

    Since the fiscal years of Puma and ProxiNet differ, the consolidated financial statements of ProxiNet have been recast for fiscal year 1999 of Puma and are presented for the twelve month period ended July 31, 1999.

    These unaudited pro forma combined financial statements reflect the issuance of 5,000,000 shares of shares of Puma common stock in exchange for an aggregate of 12,219,352 shares of NetMind capital stock and NetMind options and warrants outstanding as of December 31, 1999, in the merger, based on the combined exchange ratio of 0.40919 set forth in the following table:

                                                                 WARRANTS TO     WARRANTS TO     OPTIONS TO
                             SERIES A    SERIES B                 PURCHASE        PURCHASE        PURCHASE
                             PREFERRED   PREFERRED    COMMON       COMMON         SERIES A         COMMON                  WEIGHTED
                               STOCK       STOCK       STOCK        STOCK      PREFERRED STOCK     STOCK        TOTAL      AVERAGE
                             ---------   ---------   ---------   -----------   ---------------   ----------   ----------   --------
NetMind capital stock and
  shares underlying options
  and warrants.............  1,648,854   4,072,391   4,883,679     431,952          75,300       1,107,176    12,219,352
                                                                                                              ----------
Exchange ratio.............   0.41263     0.42387      0.39895     0.39895         0.41263         0.39895                 0.40919
Number of shares of Puma
  common stock exchanged...   680,367    1,724,164   1,946,363     172,327          31,071         441,708     5,000,000
Number of shares of Puma
  common stock outstanding
  at December 31, 1999.....                                                                                   15,606,770
Number of shares of
  combined company common
  stock outstanding after
  the completion of the
  merger...................                                                                                   20,606,770
                                                                                                              ==========

    In addition, unaudited pro forma condensed combined financial statements for the fiscal year ended July 31, 1999 and October 31, 1999 reflect the issuance of 1,960,753 shares and options to purchase 639,217 shares of Puma common stock pursuant to the acquisition of ProxiNet as if the transaction had closed on August 1, 1998.

(2) PRO FORMA COMBINED BALANCE SHEET

(a) Puma and NetMind estimate they will incur direct transaction costs of approximately $7.0 million associated with the merger, consisting of transaction fees for bankers, attorneys, accountants and financial printing. These costs are being charged to operations as incurred. As of October 31, 1999, no merger expenses had been incurred and charged to operations.

(b) Puma will issue shares of its common stock in exchange for the shares of NetMind Preferred and Common Stock. Consequently, no shares of preferred stock will be outstanding upon completion of the merger.

(c) It is expected that following the merger, the combined company will incur significant additional costs or charges, which are not currently reasonably estimable, to reflect costs associated with integrating the two companies. These costs or charges have not been reflected in the pro forma condensed balance sheet or condensed statements of operations as such costs cannot be accurately estimated at this time pending finalization of certain operating decisions by management as to the manner and timing of consolidating the operations. There can be no assurance that the combined company will not incur additional merger-related costs or charges or that management will be successful in its efforts to integrate the operations of the two companies.

(3) PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

    The ProxiNet purchase price was allocated as follows (in thousands):


Fair value of equipment.....................................  $        307
Fair value of other tangible net assets.....................           369
In-process research and development.........................         4,218
Core technology.............................................         3,091
Acquired workforce..........................................           286
Unidentifiable Goodwill.....................................         9,113
                                                              ------------
                                                              $     17,384
                                                              ============

(a) Adjustment to record amortization expense of intangible assets over the estimated useful life as follows:


Core Technology.............................................  3 years
Acquired Workforce..........................................  18 months
Unidentifiable goodwill.....................................  5 years

(b) Adjustments to eliminate the non-recurring write-off of in-process research and development costs directly attributable to the acquisition of ProxiNet.

(4) PRO FORMA NET INCOME (LOSS) PER SHARE

    The following table reconciles the number of shares used in the pro forma per share computations to the numbers set forth in Puma's and NetMind's historical statements of operations. NetMind's historical shares used in basic and diluted per share calculation consists of common stock and preferred stock as converted based on weighted average of shares outstanding.

                SHARES USED IN PRO FORMA PER SHARE CALCULATIONS
                    (IN THOUSANDS, EXCEPT CONVERSION NUMBER)

                                                       FISCAL YEAR ENDED          THREE MONTHS ENDED
                                                            JULY 31,                  OCTOBER 31,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1998       1999
                                                 --------   --------   --------   --------   --------
SHARES USED IN BASIC PER SHARE CALCULATIONS

Historical--Puma...............................    9,326     12,118     12,824     12,557     13,435

Historical--NetMind............................    1,600      5,200      8,947      6,552     10,206

Conversion number..............................  0.40919    0.40919    0.40919    0.40919    0.40919

As Converted--NetMind..........................      655      2,128      3,661      2,681      4,176

Combined for pooling...........................    9,981     14,246     16,485     15,238     17,611

Puma shares issued in ProxiNet acquisition.....                          1,961                 1,961
                                                 -------    -------    -------    -------    -------

Pro forma combined.............................    9,981     14,246     18,446     15,238     19,572
                                                 =======    =======    =======    =======    =======

SHARES USED IN DILUTED PER SHARE CALCULATIONS

Historical--Puma...............................   11,442     12,118     12,824     12,557     13,435

Historical--NetMind............................    1,600      5,200      8,947      6,552     10,206

Conversion number..............................  0.40919    0.40919    0.40919    0.40919    0.40919

As Converted--NetMind..........................      655      2,128      3,661      2,681      4,176

Pro forma combined.............................   12,097     14,246     16,485     15,238     17,611

Puma shares issued in ProxiNet acquisition.....                          1,961                 1,961
                                                 -------    -------    -------    -------    -------

Pro forma combined.............................   12,097     14,246     18,446     15,238     19,572
                                                 =======    =======    =======    =======    =======

                COMPARISON OF THE RIGHTS OF STOCKHOLDERS OF PUMA
                          AND SHAREHOLDERS OF NETMIND

    THE RIGHTS OF NETMIND'S SHAREHOLDERS ARE GOVERNED BY ITS SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION, ITS BYLAWS AND THE LAWS OF THE STATE OF CALIFORNIA. THE RIGHTS OF PUMA'S STOCKHOLDERS ARE GOVERNED BY ITS RESTATED CERTIFICATE OF INCORPORATION, ITS BYLAWS AND THE LAWS OF THE STATE OF DELAWARE. AFTER THE COMPLETION OF THE MERGER, NETMIND SHAREHOLDERS WILL BECOME PUMA STOCKHOLDERS AND WILL BE GOVERNED BY PUMA'S RESTATED CERTIFICATE OF INCORPORATION, ITS BYLAWS AND THE LAWS OF THE STATE OF DELAWARE.

    The following is a summary of the material differences between the rights of holders of Puma common stock and the rights of holders of NetMind capital stock at the date hereof. These differences arise from differences between the Delaware General Corporation Law, or DGCL, and the California Corporations Code, or CCC, and between the respective corporate charters and bylaws of Puma and NetMind. This summary is not a complete comparison of rights that may be of interest to you, and you should therefore read the full text of the states' corporate statutes and the respective corporate charters and bylaws of Puma and NetMind. For information as to how these documents may be obtained, see "Where You Can Find More Information" on page 152.

COMPARISON OF AUTHORIZED AND OUTSTANDING CAPITAL STOCK

PUMA

    The authorized capital stock of Puma consists of 60,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 1999, 15,606,770 shares of Puma common stock were outstanding and no shares of Puma preferred stock were outstanding.

NETMIND

    The authorized capital stock of NetMind consists of 15,000,000 shares of common stock, no par value per share, 1,724,154 shares of Series A preferred stock, no par value per share, and 4,072,391 shares of Series B preferred stock, no par value per share. As of December 31, 1999, there were 4,883,679 shares of common stock outstanding, 1,648,854 shares of Series A preferred stock outstanding, and 4,072,391 shares of Series B preferred stock outstanding.

COMPARISON OF RIGHTS OF COMMON STOCK

PUMA

    Holders of common stock are entitled to one vote per share. The holders of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available for the payment of dividends or redemption. The holders of Puma common stock have no preemptive rights or redemption rights.

NETMIND

    Holders of NetMind common stock are entitled to one vote per share. Subject to the preferences of the holders of preferred stock, the holders of common stock are entitled to receive dividends as may be declared from time to time by NetMind board of directors. The holders of common stock have no preemptive rights, conversion rights, redemption rights or other rights.

COMPARISON OF RIGHTS AND PREFERENCES OF PREFERRED STOCK

PUMA PREFERRED STOCK

    There are currently no shares of preferred stock outstanding. However, if the board of directors of Puma issues preferred stock in the future, this may have the effect of delaying or preventing a change in control of Puma, may discourage bids for Puma's common stock at a premium over the market price of the common stock and may adversely affect the market price, and the voting and other rights of the holders of common stock.

NETMIND PREFERRED STOCK

    When the merger becomes effective, the holders of NetMind preferred stock will become holders of Puma common stock. By approving the merger, the holders of preferred stock will relinquish the following rights, privileges and preferences:

    DIVIDEND PREFERENCE. Holders of NetMind preferred stock are entitled to dividends when and as declared by NetMind board of directors prior to and in preference to dividends payable to holders of common stock.

    LIQUIDATION PREFERENCE. In the event of a liquidation, dissolution or winding up of NetMind, the holders of Series A preferred stock are entitled to receive $1.00 per share and the holders of Series B preferred stock are entitled to receive $1.74 per share, plus any declared but unpaid dividends on the shares of preferred stock, prior and in preference to any distribution of assets or funds of NetMind to the holders of common stock.

    After the liquidation preference has been paid to the holders of preferred stock, the holders of common stock shall be entitled to receive $0.10 per share, plus any declared and unpaid dividends on the shares of common stock any remaining assets of NetMind legally available for distribution will be distributed on a pro rata basis among holders of common stock and preferred stock (on an as-converted basis).

    CONVERSION RIGHTS. Holders of preferred stock may convert their stock into shares of NetMind common stock at any time.

    AUTOMATIC CONVERSION. Each share of preferred stock automatically converts into a share of NetMind common stock upon (i) the affirmative vote of 66 2/3% of the preferred stock then outstanding and (ii) the closing of an initial public offering at a price per share of not less than $8.00 per share and with an aggregate offering price of at least $20,000,000.

    VOTING RIGHTS. The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock that the preferred stock is convertible into as of the record date. The holders of preferred stock have the same voting rights as the holders of common stock, except with respect to the election of directors or as otherwise required by NetMind articles of incorporation or by law.

    ELECTION OF DIRECTORS. For so long as there are 100,000 shares of preferred stock issued and outstanding, the holders of preferred stock, voting separately as a class, are entitled to elect 3 members to the NetMind board of directors. The holders of preferred stock and common stock, voting together as a single class, are entitled to elect 1 director and the holders of common stock, voting separately as a class, are entitled to elect 2 members to the board of directors.

    REDEMPTION. NetMind cannot redeem any shares of its capital stock other than shares of Series B preferred which at any time after September 30, 2003, may be redeemed upon the written request of the Series B holders.

    PROTECTIVE PROVISIONS. In addition to any other rights provided by law or the NetMind articles of incorporation, as long as 100,000 shares of preferred stock remain outstanding, NetMind must obtain the approval of 66 2/3% of the outstanding shares of preferred stock, voting separately as a class, before it may take any of the following actions:

    - alter, amend or change the rights, preferences or privileges of the preferred stock in an adverse manner;

    - increase or decrease the authorized number of shares of preferred stock or common stock;

    - authorize or issue any new shares or reclassify any common stock or other shares into shares of any class or series of stock senior to or on parity with any series of preferred stock as to dividends, redemption rights, liquidation preferences, conversion rights, voting rights or otherwise;

    - sell, license or otherwise dispose of all or substantially all of the assets of NetMind;

    - consent to any liquidation, dissolution or winding up of NetMind, or effect a consolidation, reorganization or merger of NetMind with or into any other corporation, or effect any other transaction in which ownership of a majority of NetMind's capital stock is transferred;

    - purchase or set aside any sums for the purchase of, or pay any dividend or make any distribution on, any shares of stock other than the preferred stock, except for dividends or other distributions payable on the common stock solely in the form of additional shares of common stock and except for the purchase of shares of common stock from former employees of NetMind who acquired such shares directly from NetMind, if each such purchase is made pursuant to contractual rights held by NetMind relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid for such shares;

    - subject to approval by the Series B preferred holders, increase the authorized number of directors to more than six; or

    - redeem any shares of NetMind capital stock other than shares of Series B preferred stock.

    CONTRACTUAL RIGHTS. Certain contractual rights presently possessed by holders of NetMind preferred stock will cease to exist after the merger. These rights include information rights, registration rights, rights of representation on NetMind's board of directors, rights to attend meetings of NetMind's board of directors and other rights granted by NetMind in connection with its capital financing.

COMPARISON OF SHAREHOLDER RIGHTS UNDER DELAWARE AND CALIFORNIA LAW

    ELIMINATION OF CUMULATIVE VOTING. California law provides for cumulative voting in the election of directors, provided certain procedures are complied with. Under Delaware law, cumulative voting is not mandatory, and a corporation's certificate of incorporation must provide for cumulative voting rights if stockholders are to be entitled to such rights. Puma's certificate of incorporation does not provide for cumulative voting.

    Cumulative voting entitles each shareholder to cast a number of votes that is equal to the number of votes to which the shares held by the shareholder are entitled, multiplied by the total number of directors to be elected, and to cast all such votes for one nominee or distribute the votes among up to as many candidates as there are positions to be filled. Without cumulative voting, a shareholder or group of shareholders must hold a majority of the voting shares to cause the election of one or more nominees. Cumulative voting enables a minority shareholder or group of shareholders holding a relatively small number of shares to elect a representative or representatives to the board of directors. For example, in the election of five directors with cumulative voting (assuming that no board seats are to be filled by a separate class or series vote), a shareholder or a group of shareholders holding just over 17.6% of the voting shares is guaranteed the ability to elect one director. Cumulative voting also prevents the removal of a director by a corporation's shareholders without cause if the votes cast against such director's removal, calculated under cumulative voting, would be sufficient to elect such director voting at an election of the entire board of directors.

    California law permits certain qualifying corporations to eliminate cumulative voting by adopting amendments to their articles of incorporation or bylaws, which amendments must be approved by the shareholders. NetMind would be able to eliminate cumulative voting if its common stock were (i) listed on the New York Stock Exchange (or NYSE) or (ii) (a) were listed on the Nasdaq National Market and (b) were held of record by 800 or more shareholders at the record date of the annual meeting at which such amendment were to be approved (or the immediately preceding annual meeting if such amendment were not approved at an annual meeting).

    Puma does not have cumulative voting, which makes it more difficult for a minority stockholder or group of stockholders to obtain representation on the Puma board without the concurrence of holders of a majority of the shares. In addition, the fact that Puma does not have cumulative voting may, under certain circumstances, discourage or render more difficult a merger, tender offer or proxy contest; discourage the acquisition of blocks of Puma's shares by persons who would not make such an acquisition without assurances of the ability to obtain representation on Puma board; deter the acquisition of control by a holder of a large block of Puma's shares; or render more difficult the removal or replacement of incumbent directors and management. However, if a potential acquiror were to obtain control of a majority of Puma common stock, it would be able to elect all of the directors, to the exclusion of the minority stockholders.

    ELECTION OF DIRECTORS. NetMind's bylaws provide for a board of directors of not less than five nor more than seven (and the exact number of directors is currently set at six). Directors are elected at each annual meeting of the NetMind shareholders. The number of directors may be changed within the limits specified above by a bylaw amendment duly adopted by the board of directors or by the shareholders.

    Puma's board currently consists of five members. Directors are elected at each meeting of the Puma stockholders. The number of directors of the Puma board is currently set at five in Puma bylaws and thereafter shall be fixed from time to time by resolution by Puma board of directors. Effective upon the closing of the merger, the Puma board will consist of seven members.

    REMOVAL OF DIRECTORS. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote thereon. However, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting, whether or not the corporation's articles of incorporation or bylaws do not otherwise provide for cumulative voting. A corporation's board of directors may not remove a director unless such director has been (i) declared of unsound mind by an order of court or (ii) convicted of a felony.

    Under Delaware law a director may be removed, with or without cause, by the holders of a majority of the outstanding shares then entitled to vote thereon unless (i) the corporation has a classified board of directors, in which case a director may be removed only with cause, or (ii) the corporation has cumulative voting, in which case, if less than the entire board is to be removed, no director may be removed without cause if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting.

    Stockholders of a Delaware corporation holding a majority of the outstanding shares entitled to vote for directors may remove a director with or without cause, except in certain cases involving classified boards or where cumulative voting is permitted. Puma's bylaws provide for such removal with or without cause.

    FILLING NEW SEATS OR VACANCIES ON THE BOARD OF DIRECTORS. Unless otherwise provided in a corporation's articles of incorporation or bylaws, under California law, any vacancy on a board of directors other than one created by removal of a director may be filled by the remainder of the corporation's board of directors. Even if the number of remaining directors is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if the board is so authorized by the corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders.

    Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum), unless (i) otherwise provided in the corporation's certificate of incorporation or bylaws, or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy.

    NetMind's bylaws provide that vacancies in the NetMind board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director; however, a vacancy created by the removal of a director by the shareholders or by court order may be filled only by a vote of the shareholders.

    Puma's bylaws provide that new seats on the Puma board or vacancies occurring for any cause and newly created directorship resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum.

    INDEMNIFICATION AND LIMITATION OF LIABILITY. California and Delaware have similar laws governing indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit, with certain exceptions, a corporation to adopt charter provisions eliminating the liability of its directors to the corporation or its shareholders for monetary damages for breach of the directors' fiduciary duty of care. There are nonetheless certain differences between the laws of the two states respecting indemnification and limitation of liability, which are summarized below.

    NetMind's articles of incorporation eliminate the liability of directors to the corporation to the fullest extent permissible under California law. California law does not permit the elimination of monetary liability where such liability is based on: (a) intentional misconduct or knowing and culpable violation of law; (b) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (c) receipt of an improper personal benefit; (d) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (e) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;
(f) transactions between the corporation and a director who has a material financial interest in such transaction; and (g) liability for improper distributions, loans or guarantees.

    Puma's certificate of incorporation eliminates the liability of directors to Puma or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently and as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit a director's monetary liability for:
(a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve Puma or its directors from the necessity of complying with, federal

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or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

    California law requires indemnification when the individual has defended successfully the action on the merits while Delaware law requires indemnification whether an action has been successfully defended on the merits or otherwise. Delaware law generally permits indemnification of expenses, including attorneys' fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses when the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise.

    Expenses incurred by an officer or director in defending an action may be paid in advance, under Delaware law and California law, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, the laws of both states authorize a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.

    California law permits a California corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation's articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by California law. NetMind's articles of incorporation permit indemnification of agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by California law, subject only to the applicable limits on indemnification with respect to actions for breach of duty to NetMind or its shareholders.

    Both the NetMind bylaws and the Puma bylaws contain provisions to further the indemnification provisions set forth in their respective charters. Moreover, Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of shareholders, or of disinterested directors, or otherwise.

    INTERESTED DIRECTOR TRANSACTIONS. Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors have an interest are not void or voidable because of such interest if certain conditions are met. With certain exceptions, the conditions are similar under California and Delaware law. Under California and Delaware law,
(a) either the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts, and, in the case of board approval, the contract or transaction must also be "just and reasonable" (in California) or "fair" (in Delaware) to the corporation, or
(b) the contract or transaction must have been "just and reasonable" or "fair" (as applicable) as to the corporation at the time it was approved. In the latter case, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum). Under Delaware law, if shareholder approval is sought generally, the contract or transaction must be approved in good faith by a majority of disinterested shareholders. If board approval is sought, the

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contract or transaction must be approved by a majority of the disinterested directors (even though less than a majority of a quorum). Therefore, certain transactions that the NetMind board of directors might not be able to approve because of the number of interested directors could be approved by a majority of the disinterested directors of Puma, although less than a majority of a quorum.

    LOANS TO OFFICERS AND EMPLOYEES. Under California law, a corporation cannot make any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent unless such loan or guaranty, or a plan providing for such loan or guaranty, is approved by shareholders owning a majority of the outstanding shares of the corporation. However, under California law, any corporation with 100 or more shareholders of record may seek approval by the outstanding shares of a bylaw provision authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the board determines that any such loan or guaranty may reasonably be expected to benefit the corporation. NetMind's bylaws do not currently authorize the NetMind board of directors to approve such loans or guaranties.

    Under Delaware law, a corporation may make loans to, guaranty the obligations of, or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation.

    SHAREHOLDER DERIVATIVE SUITS. California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a stockholder at the time of the transaction in question, provided that certain tests are met. Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

    ELIMINATION OF ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS. Under both California and Delaware law, shareholders may execute an action by written consent in lieu of a shareholder meeting. Both California and Delaware law permit a corporation in its charter to eliminate such actions by written consent. NetMind bylaws permit shareholder actions by written consent. In contrast, Puma's certificate of incorporation does not permit stockholder actions by written consent.

    Elimination of the ability of stockholders to act by written consent could lengthen the amount of time required to take stockholder actions, since certain actions by written consent are not subject to the minimum notice requirement of a stockholders' meeting. The elimination of stockholder actions by written consents, however, could deter hostile takeover attempts. A holder or group of holders controlling a majority interest of Puma's common stock would not be able to amend Puma's certificate of incorporation, Puma's bylaws or remove directors pursuant to a stockholder action by written consent, but instead, would have to call a stockholders' meeting and observe the notice periods determined by the Puma board pursuant to Puma's bylaws prior to attempting to obtain approval of any such action.

    POWER TO CALL SPECIAL MEETINGS OF SHAREHOLDERS. Under California law and the NetMind bylaws, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president and the holders of shares entitled to cast not less than 10% of the votes at such meeting.

    Pursuant to the DGCL, special meetings of stockholders may be called by a corporation's board of directors or such person or persons as may be authorized by such corporation's certificate of incorporation or bylaws. Puma's certificate of incorporation provides that special meetings of stockholders may be called by a majority of the authorized number of members of the board of directors or by the holders of not less than 10% of all shares entitled to cast votes at the meeting.

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Puma's bylaws further provide that only such business shall be conducted at a special meeting of stockholders as shall have been specified in the notice of such meeting.

    NOTICE PROCEDURES. Puma's bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to Puma's certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to the secretary of Puma prior to the meeting. Generally, to be timely, notice must be received by Puma's secretary not less than 120 days prior to the meeting. The notice must contain certain information specified in the bylaws. The bylaws of NetMind require that advance notice regarding the subject of any special meeting called by any qualified shareholder or shareholders, be delivered to the chairman of the board, the president, any vice president or the secretary of the corporation at least 60 days before any such meeting.

    SUPERMAJORITY VOTING REQUIREMENTS. Puma's certificate of incorporation requires the approval of the holders of at least 66 2/3% of the combined voting power of its stockholders to effect certain amendments to the certificate of incorporation with respect to the bylaws, directors, stockholder meetings and indemnification. Puma's bylaws may be amended by either a majority of the board of directors, or by the approval of at least 66 2/3% of the outstanding shares of stock entitled to vote.

    STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

    DELAWARE. Puma is subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combinations to include:

    - any merger or consolidation involving the corporation and any interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    - any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    Although Puma may elect not to be governed by Section 203, the board of directors intends that the company be governed by Section 203. Puma believes that most Delaware corporations have availed themselves of the protections of the statute and have not opted out of Section 203. Puma believes that
Section 203 will encourage any potential acquiror to negotiate with its board of directors. Section 203 also might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for Puma in which all shareholders would not be treated equally. Shareholders should note, however, that the application of Section 203 to Puma will give the board the power to reject a proposed business combination, even though a potential acquiror may be offering a substantial premium for the shares of Puma stock over the then-current market price. Section 203 would also discourage certain potential acquirors unwilling to comply with its provisions.

    CALIFORNIA. California law requires that holders of common stock receive common stock in a merger of the corporation with the holder of more than 50% but less than 90% of the target's or its affiliate's common stock unless all of the target company's shareholders consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances Section 203 does provide similar protection to shareholders against coercive two-tiered bids for a corporation in which the shareholders are not treated equally.

    INSPECTION OF SHAREHOLDER LIST. Both California and Delaware law allow any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, for an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of the corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have made certain filings with the Securities and Exchange Commission. Delaware law also provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting. However, Delaware law contains no provisions comparable to the absolute right of inspection provided by California law to certain large shareholders.

    DIVIDENDS AND REPURCHASES OF SHARES. California law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like. The concepts of par value, capital and surplus exist under Delaware law.

    DELAWARE. Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

    CALIFORNIA. Under California law, a corporation may not make any distribution to its shareholders unless either: (a) the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution; or (b) immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits), and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average pre-tax and

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pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years). Such tests are applied to California corporations on a consolidated basis.

    MERGERS. Both California and Delaware law generally require that a majority of the holders of the stock of each of the acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is an identical outstanding share after the merger, and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

    Both California and Delaware law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

    With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. NetMind's articles of incorporation and California law requires the approval of the holders of at least 66 2/3% of NetMind's outstanding preferred stock and at least a majority of NetMind's outstanding common stock.

    By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares. Puma's certificate of incorporation does not require class voting.

    DISSENTERS' RIGHTS. Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his, her or its shares in lieu of the consideration he, she or it would otherwise receive in the transaction.

    The limitations on the availability of dissenters' rights under the California law are different from those under the DGCL. Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have such dissenters' rights. Dissenters' rights are available to NetMind shareholders with respect to the merger. See "The Merger--Dissenters' Rights."

    Under Delaware law, dissenters' rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation whose shares are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if, among other conditions, no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger.

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    APPRAISAL RIGHTS.  Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights which may entitle the dissenting shareholder to receive cash equal to the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

    DELAWARE. Under Delaware law, such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, and such appraisal rights are not available:
(a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation; (b) with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations; or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under Delaware law.

    CALIFORNIA. The limitations on the availability of appraisal rights under California law are different from those under Delaware law. Shareholders of a California corporation whose shares are listed on a national securities exchange generally do not have such appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or the corporation or any law restricts the transfer of such shares. Appraisal rights are also unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the merger will own immediately after the reorganization equity securities constituting more than 83.3% (or five-sixths) of the voting power of the surviving or acquiring corporation or its parent entity. California law generally affords appraisal rights in sale of assets reorganizations.

    DISSOLUTION. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the shareholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority (greater than a simple majority) voting requirement in connection with dissolutions. Puma's certificate of incorporation contains no such supermajority voting requirement.

    THE FOREGOING IS AN ATTEMPT TO SUMMARIZE THE MATERIAL DIFFERENCES IN THE CORPORATION LAWS OF CALIFORNIA AND DELAWARE, THE NETMIND ARTICLES OF INCORPORATION AND THE PUMA CERTIFICATE OF INCORPORATION AND THE NETMIND BYLAWS AND THE PUMA BYLAWS AND DOES NOT PURPORT TO BE A COMPLETE LISTING OF DIFFERENCES IN THE RIGHTS AND REMEDIES OF HOLDERS OF SHARES OF CALIFORNIA, AS OPPOSED TO DELAWARE, CORPORATIONS AND SHAREHOLDERS OR STOCKHOLDERS OF NETMIND AND PUMA IN PARTICULAR. SUCH DIFFERENCES CAN BE DETERMINED IN FULL BY REFERENCE TO CALIFORNIA LAW, TO DELAWARE LAW AND THE NETMIND ARTICLES OF INCORPORATION AND THE PUMA CERTIFICATE OF INCORPORATION AND THE NETMIND BYLAWS AND THE PUMA BYLAWS. IN ADDITION, THE LAWS OF CALIFORNIA AND DELAWARE PROVIDE THAT SOME OF THE STATUTORY PROVISIONS AS THEY AFFECT VARIOUS RIGHTS OF HOLDERS OF SHARES MAY BE MODIFIED BY PROVISIONS IN THE CHARTER OR BYLAWS OF THE CORPORATION.

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                                BUSINESS OF PUMA

OVERVIEW

    Puma was incorporated in California in August 1993, and reincorporated in Delaware, in November 1996. Puma develops, markets and supports mobile device management and synchronization software that enables consumers, mobile professionals and information technology officers to harness the full capabilities of handheld computers, smart phones and other wireless personal communications platforms. Puma's software is designed to improve the productivity of business professionals and corporations who are increasingly relying on mobile computing devices to address their growing needs for accessible, up-to-date information, whether in or out of the office. Puma's current Intellisync and Intellisync Anywhere product families allow local, LAN and remote "content-aware" data synchronization between a wide range of mobile computing devices and PC/server-based applications. The Satellite Forms-TM-family enables developers to create complete applications for the Palm Computing-Registered Trademark- platform--without programming. Puma's original TranXit product family (or TranXit) is a leading software solution specifically designed to utilize wireless infrared (or IR) connectivity technology for file exchange, synchronization and printing.

    Puma recently acquired ProxiNet Inc., a startup company involved in the development of software enabling users of handheld devices to connect to the Internet. Puma is in the process of combining its synchronization technology with ProxiNet's web connectivity technology and Puma expects to announce product offerings in the near future. See "Risk Factors -- Risks Related to Puma -- Because Puma has limited Internet operating history, it is difficult to evaluate the business of the combined company, and the combined company may face various risks, expenses and difficulties associated with early stage companies."

INDUSTRY BACKGROUND

    In recent years, significant advancements in miniaturization, visual displays, long-life batteries and portable communications have led to the introduction of many innovative new mobile computing devices. These highly portable devices allow users to work and communicate as they travel and have fueled the significant growth of mobile computing. Electronic consumer devices, such as personal electronic organizers, smart phones and pagers are being introduced to provide data storage and information management capabilities to the mobile business professional. Palm Computing platform devices such as the Palm V and PalmPilot, along with Windows CE Palmsize and handheld PCs, the Nokia 9000 Communicator and the REX PC Companion are examples of popular handheld mobile devices. Industry analysts, such as International Data Corporation, project that purchases of handheld devices will grow from under 4 million units in 1997 to 14 million by 2001, with worldwide cellular phone subscribers jumping from 200 million to 600 million in the same time frame. With up to 25% of these new phones and pagers potentially offering application intelligence, the overall "smart device" market may be several times larger than that of personal digital assistants (PDAs) alone.

    As more types of new mobile computing devices become available to business professionals, users are faced with the difficulty of exchanging information among these various devices. This problem of interoperability is caused by the need to exchange information among different hardware devices, operating systems and applications. Hardware platforms range from high-speed Pentium PCs with hundreds of megabytes of memory and gigabytes of storage, to "shirt pocket" organizers, with specialized processors and limited memory and storage. In addition, these devices use numerous operating systems, such as Windows for Workgroups, Windows 3.1, Windows 95, Windows 98, Windows NT, DOS and others, and utilize an even greater range of information management applications, databases and data formats. Enabling these devices to communicate, exchange and synchronize information is a complex and challenging task. Accomplishing this requires data-level, or content-aware, synchronization technology to maintain complete, up-to-date and accurate information. For example,

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content-aware data synchronization technology allows users to exchange addresses from the Address Book software application on a PalmPilot with Microsoft Outlook on a desktop PC or Lotus Notes on corporate server, updating only the fields that have been most recently modified, rather than copying one file over another, thereby synchronizing both databases with the latest information.

    Business professionals are continuously seeking ways to improve productivity and, as a result, are increasingly using the growing number of new, innovative mobile computing devices. In order to manage information effectively, these users need convenient connectivity and synchronization solutions for the specific combination of devices and applications that they use. These software solutions must allow users to synchronize information maintained separately on multiple devices, for example, contact databases maintained by a mobile professional using a handheld computer in the field and by a support colleague using a desktop PC in the office. A software solution that links such different devices must address multiple hardware architectures, operating systems, communications architectures and application specific data formats and structures.

PUMA'S SOLUTION

    Puma's software solutions, anchored by the award-winning Intellisync product family, are designed to increase productivity for business professionals by allowing users to easily access, exchange and synchronize information stored on a variety of different computing devices. Puma's products allow the mobile professional to access information with easy-to-use applications, saving time and money. Puma's Intellisync product family allows users to synchronize data on handheld mobile computing devices with data on PCs and groupware servers by virtue of the patented Data Synchronization Extensions Technology (DSX Technology-Registered Trademark-) engine. The TranXit product family is specifically designed to utilize IR connectivity technology for reliable, cost-effective file exchange, synchronization and printing. Puma's solution includes the following characteristics:

    INTELLIGENT, CONTENT-AWARE DATA SYNCHRONIZATION. Puma's patented DSX Technology engine provides content-aware data synchronization among a growing number of handheld devices and industry-leading personal information management software (PIMs), contact management and scheduling applications such as Microsoft Outlook, Schedule+ and Exchange; Lotus Notes and Organizer; GoldMine; Symantec ACT!; Novell GroupWise; ON Technology Meeting Maker; and others. This technology seamlessly and transparently translates the information from one data format to another as the information is synchronized. Built on a powerful synchronization engine, it can expand via device and application-specific translators to accommodate new devices and applications. With the Intellisync Software Development Kit (SDK), Puma has enabled Internet service providers,
(ISVs), device original equipment manufacturers or OEMs and Internet-based services to build synchronization solutions for their products on the Intellisync platform, further entrenching Puma's standard and lowering Puma's own development costs.

    ANYTIME, ANYWHERE HANDHELD ACCESS TO CORPORATE APPLICATION STANDARDS. With the Intellisync Anywhere product line, Puma is providing desktop, remote and LAN-based synchronization between both Palm Computing platform devices and corporate groupware messaging server applications, including Microsoft Exchange and Lotus Domino. Using wired or wireless connections, users can synchronize email, calendar, contact and to-do list information from virtually any location.

    WIDESPREAD SOLUTIONS FOR INTEROPERABILITY. Puma's products provide connectivity and content-aware data synchronization among industry-leading PCs and mobile computing devices, operating systems and applications. Puma's products operate with major PC operating systems for Windows 95, Windows 98 and Windows NT, as well as several proprietary operating systems. Puma also provides interoperability across a wide range of industry-standard and vendor-specific applications by supporting multiple data formats. Puma's IR communications architecture enables robust operation across IR-enabled platforms. Intellisync for Notebooks, the successor to TranXit, is backwards compatible with previous versions of

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TranXit, allowing users to connect and exchange information with all previous versions across different operating systems.

    LEADING IR CONNECTIVITY SOFTWARE. Both Intellisync for Notebooks and the TranXit product family are specifically designed for file exchange and synchronization over convenient wireless IR connections. They fully support the IrDA standards, with TranXit being the first file exchange software to incorporate the new Fast IR standard (IrDA-2) for 4.0 Mbps connectivity. They provide a rich set of wireless file transfer, synchronization and wireless printing features that are both easy to use and cost-effective. Puma has also bundled either TranXit or Intellisync for Notebooks with the vast majority of IR-enabled notebooks shipped worldwide.

PRODUCTS

    Puma offers a wide range of software products to both the OEM and retail markets. These products allow users to wirelessly connect computing devices as well as exchange and synchronize information across a diverse set of hardware platforms, operating systems and applications. These products typically are sold with an optional maintenance contract covering technical support and updates, enhancements and upgrades, when and if released. By combining Puma's advanced data synchronization and IR connectivity technologies, Puma is able to develop a number of products designed for a specific application, operating system or hardware platform.

                                                                                 INTRODUCTION
PRODUCT NAME                                    DESCRIPTION                          DATE
------------                                    -----------                     --------------
Intellisync Anywhere........  Designed for remote and LAN-based                 March 1999*
                              synchronization of calendar, e-mail, contract
                              and task data between groupware messaging
                              servers and Palm Computing platform handhelds.

Intellisync Software                                                            February 1998
  Development Kit...........  Enables customers to develop translator software for both applications and devices, which can be
                              incorporated into Intellisync product offerings.

Satellite Forms.............  A rapid application development (RAD) tool, this  July 1998
                              product lets developers quickly create and        (acquired)
                              deploy custom handheld applications for Palm
                              Computing platform devices, which can be tightly
                              integrated with corporate databases.

Intellisync Gold............  Designed for the corporate market, Intellisync    October 1997
                              Gold includes several Intellisync-supported
                              products in a single package.

Intellisync for Notebooks...  Sold through OEM and retail channels, this        September 1997
                              product provides PC-to-PC file transfer and
                              synchronization including PIM-to-PIM
                              synchronization over wireless IR, wired
                              connection and network connections.

TranXit for DOS.............  File transfer and synchronization over IR         December 1996
                              connections for DOS.

                                                                                 INTRODUCTION
PRODUCT NAME                                    DESCRIPTION                          DATE
------------                                    -----------                     --------------
Intellisync for PDA product                                                     August 1996
  family....................  Designed content-aware data synchronization among PC-based applications and mobile computing
                              devices. The Intellisync for PDA product family
                              includes support for the Palm Computing
                              platform, Windows CE and REX PC Companion.

IntelliLink-Registered Trademark-... Data "import" and "export" among PC-based  April 1996
                              applications and mobile computing devices.        (acquired)

TranXit Pro.................  Retail version, including SyncPro automatic       May 1996
                              synchronization, delta file transfer and long
                              file name support for Windows 95.

TranXit Pro                                                                     May 1996
  Connectivity Kit..........  TranXit Pro plus IR-adapter hardware for the desktop PC.

TranXit.....................  OEM product designed for file transfer,           October 1994
                              synchronization and wireless printing over IR
                              connections.

------------------------

* Intellisync Anywhere for Microsoft Exchange was released in March 1999 and the version for Lotus Domino was released in November 1999.

    INTELLISYNC ANYWHERE. An important extension to the Intellisync family of synchronization software, Intellisync Anywhere empowers corporations to adopt handheld computers such as Palm Computing platform devices. Intellisync Anywhere provides remote (dial-up, Internet) and LAN-based synchronization of leading handheld devices with mission-critical enterprise groupware applications, including IBM DB/2, Microsoft Exchange and Lotus Domino. By addressing this pivotal requirement of mobile corporate users, Intellisync Anywhere lets organizations give handheld users untethered, up-to-date information while at their desks, on the road or just in the office down the hall.

    INTELLISYNC SOFTWARE DEVELOPMENT KIT. The Intellisync Software Development Kit allows manufacturers of mobile devices and software developers to create translator software that permits their products to operate with Intellisync. Puma also licenses its Intellisync engine to these customers, so that they can offer a complete synchronization to end users of their products.

    SATELLITE FORMS. Added to Puma's product line with the acquisition of SoftMagic Corporation, Satellite Forms allows corporations and developers to quickly create and deploy sophisticated custom applications for Palm Computing platform devices that can be tightly integrated with information stored in corporate databases, including Oracle, DB2, Microsoft Access and Lotus Notes.

    INTELLISYNC GOLD. Intellisync Gold is designed for the corporate market, and combines many of the individual Intellisync products in a single package. Intellisync Gold is sold primarily as a volume purchase product to the corporate market, and provides increased flexibility to corporate users by including support for a wide variety of mobile devices in a single product.

    INTELLISYNC FOR NOTEBOOKS (INITIALLY INTELLISYNC 97 FOR
WINDOWS). Intellisync for Notebooks, the successor to the TranXit product family, is a native 32-bit Windows 95/Windows NT PC-to-PC synchronization product that provides file transfer and synchronization as well as direct PIM-to-PIM synchronization (incorporating Puma's DSX Technology engine) between two PCs, or between a PC

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
and a network server. It supports IR, cable and network connections. Intellisync for Notebooks has replaced TranXit in the OEM channel, and is also sold in the retail channel.

    TRANXIT FOR DOS. Much of the horizontal computing market has migrated to graphical user interface operating systems, such as Windows for Workgroups, Windows 3.1 and Windows 95. There are, however, a large number of vertical market hardware devices, such as those used for data collection or factory automation, that remain based upon the DOS operating system. TranXit for DOS provides the necessary connectivity and file transfer capabilities that allows these devices to interoperate with PCs. TranXit for DOS is interoperable with all other versions of the TranXit family.

    INTELLISYNC FOR PDA PRODUCT FAMILY. The Intellisync for PDA product family provides content-aware data synchronization, including complete conflict resolution, between a broad range of PC-based PIMs, contact management and scheduling applications, as well as a number of mobile computing devices, including Palm Computing Platform, Connected Organizers, Windows CE devices, REX PC Companion, Sharp Organizers, TI Organizers, Nokia 9000 Communicator, AT&T PocketNet Service, and many others. Based upon Puma's patented DSX Technology engine, Intellisync allows users to automatically synchronize their mobile computing devices directly with various PC applications in a single step, eliminating the need for intermediate conversions or translations.

    INTELLILINK. Added to Puma's product line with the acquisition of IntelliLink Corp. in April 1996, IntelliLink provides data "import" and "export" between a broad range of PC-based contact management and scheduling applications, and a number of mobile computing devices.

    TRANXIT PRO. TranXit Pro is the retail version of the OEM TranXit software product. Sold as both an upgrade for TranXit to existing users and as a separate solution to new users, TranXit Pro adds additional features such as SyncPro for enhanced and automatic data synchronization, a virtual Windows clipboard for collaborative processing between two PCs, delta file transfer for enhanced performance and long file-name support for Windows 95.

    TRANXIT PRO CONNECTIVITY KIT. The TranXit Pro Connectivity Kit combines TranXit Pro with an IrDA compliant serial IR adapter for a desktop PC. A complete solution for an IR notebook user, the TranXit Pro Connectivity Kit provides convenient notebook-to-desktop wireless IR connectivity.

    TRANXIT. Puma's original product line, later succeeded by Intellisync for Notebooks, TranXit is the leading software solution for wireless file transfer, synchronization and printing, specifically designed to operate over convenient IR connections. Directed at the OEM market, the product is currently shipped on the vast majority of all IR-enabled notebook PCs shipped worldwide. TranXit operates under Windows for Workgroups, Windows 3.1 and Windows 95, offering users broad operating system interoperability. TranXit has been significantly enhanced since its original release and each new version of TranXit is backward compatible with all previous versions.

TECHNOLOGY

    Puma's software products allow the exchange and synchronization of data across diverse platforms, operating systems and applications. Puma has developed three complementary proprietary technologies: the DSX Technology engine for content-aware data synchronization, Notification Transport Processing Technology (or NXP Technology-TM-) engine and IR connectivity. These complementary technologies, taken individually and together, enable us to provide comprehensive solutions that meet the market's growing needs for convenient, accurate, easy to use data exchange, synchronization and connectivity.

    CONTENT-AWARE DATA SYNCHRONIZATION. Puma's content-aware DSX Technology engine operates at both the file and record level to synchronize data among different software applications and hardware platforms during data transfer. With the DSX Technology engine, Puma's products allow users to synchronize not only files, but also the data within those files, and synchronize databases by field or record, not just copy one database file from one to another. This advanced data synchronization technology is composed of three main components that collectively work to enable the effective transfer of data across supported applications and platforms:

        SYNCHRONIZATION ENGINE. Puma's proprietary synchronization engine is the central component responsible for controlling the flow of data throughout the entire synchronization process. It directs translator modules to retrieve, add, delete, change and distribute data records or fields on demand.

        INTERMEDIATE DATA REPRESENTATION. Puma's synchronization technology makes extensive use of modularity to maximize reusability for the translator modules. The synchronization engine communicates with all translator modules using a common "dialect," referred to as intermediate data representation. Intermediate data representation stipulates rules for exchanging common types of data imposing restrictions on data content (i.e., the number and type of fields in each application). The existence of a common data representation makes it possible for a new translator to immediately synchronize with any supported application or mobile computing device.

        TRANSLATORS. Each translator module is responsible for interfacing with one application or mobile computing device. When operating under Windows, a translator is packaged as a separate Dynamic Link Library (DLL) for maximum reusability. The development of new translators (as well as the maintenance of existing modules) is greatly eased by the existence of the translator framework, a collection of powerful C++ classes which supply software engineers with the necessary abstractions to quickly and easily develop translator modules to meet expanding market needs.

    NXP TECHNOLOGY. A core technology underpinning the Intellisync Anywhere product family of remote synchronization server solutions is NXP Technology. NXP Technology optimizes performance for the increasingly common wireless connections by automatically checking for and preparing for synchronization of all new information for each user, such as email and appointments, stored on corporate servers. This process minimizes both end user remote synchronization time and reduces the overhead on the corporate messaging server itself.

    IR CONNECTIVITY. Puma's IR connectivity software enables the wireless transfer of data among notebook and desktop PCs, printers and mobile computing devices. Intellisync for Notebooks and the TranXit family are designed to support IrDA standards, with TranXit being the first file exchange and synchronization software to incorporate the new Fast IR standard (IrDA-2) for
4.0 Mbps connectivity.

    COMMUNICATIONS ARCHITECTURE. Puma's software is based upon an extensive, proprietary, network and device independent communications architecture, enabling access to a variety of mobile computing devices through a flexible and simple application program interface (or API) that speeds the development of new features. A layered, modular design allows the architecture to leverage existing published data transfer protocols (IrDA, Windows Sockets), when available, and to create proprietary data transfer protocols to provide connectivity to a broad range of devices without extensive modification of the software.

    Puma's IR communications architecture isolates hardware implementation details from the rest of the protocol stack, enabling quick support of new IR hardware implementations and fast adoption of new IR standards and extensions. The architecture supports multiple vendors' implementation of IrDA protocol stacks for migration to new operating systems and platforms.

    Puma's communication protocols are designed to operate across a variety of network and operating system environments, enabling mobile data exchange among them. Puma's software currently supports data transfer among Windows for Workgroups, Windows 3.1 and Windows 95. Puma has also worked with Microsoft to ensure that the Microsoft IR driver supports Mobile Data Exchange among operating systems and IR devices.

SALES AND MARKETING

    Puma strives to be both a marketing and a technology partner with its OEM customers and strategic partners. Puma's sales and marketing organization sells Puma's products directly to Puma's OEM partners, and then works with them on joint marketing and channel programs. Puma works closely with OEM partners on their new hardware products by providing them with technical input, thereby helping to ensure that Puma's software products will work successfully with the OEM's hardware products. Puma also trains and educates the OEM's sales and marketing organizations on Puma's products, allowing them to act as an extension of Puma's sales force to their channels and direct customers. In addition, Puma works closely with Puma's hardware and software strategic partners to develop effective marketing programs designed to increase product sales.

    Puma distributes its retail products through several distribution channels both domestically and internationally. In the United States, Puma's sales organization works directly with major distributors, resellers, computer dealers, retailers and mail order companies to distribute Puma's retail packaged products. Increasingly, Puma is also distributing Puma's software products directly to corporate customers through the Intellisync Gold and Intellisync Anywhere enterprise site license programs. In order to further develop Puma's brand name recognition, Puma plans to continue to expand Puma's joint marketing programs, marketing channel promotions and bundling arrangements with Puma's strategic partners. See "Risk Factors--Risks Related to Puma--Operating results may fluctuate significantly and may be difficult to predict."

    Revenue from OEMs, including PC and notebook manufacturers and licensing for software developer kits, was approximately 56%, 68% and 74% of revenue in fiscal 1999, fiscal 1998, and fiscal 1997, respectively. Although several OEMs are subject to certain contractual minimum purchase obligations, there can be no assurance that any particular OEM will satisfy the minimum obligations. Weakening demand from any key OEM and the inability to replace revenue provided by such OEM could have a material adverse effect on Puma's business, operating results and financial condition. Puma maintains individually significant receivable balances from major OEMs. If these OEMs fail to meet their payment obligations, Puma's operating results could be materially adversely affected. See "Risk Factors--Risks Related to Puma--Operating results may fluctuate significantly and may be difficult to predict."

    Puma markets and sells through selected distributors and republishers that focus on specific geographic and market segment areas. These international partners operate as an extension of Puma's marketing and sales organizations, developing the appropriate sales channels in their regions. They also work with local resellers as well as local offices of Puma's OEM customers to develop specific marketing and channel promotions for their regions. As of December 31, 1999, Puma was represented by over 20 distributors and resellers in Africa, Asia, Australia, Canada and Europe and is continuing to expand Puma's international reach as appropriate distributors or republishers are found. See "Risk Factors--Risks Related to Puma--Puma is dependent on its international operations for a significant portion of its revenues."

    Puma's current customer base includes major OEMs in the PC market. In fiscal 1999, 1998 and 1997, Toshiba Corporation accounted for approximately 14%, 18% and 21% of Puma's revenue, respectively. No other customer accounted for greater than 10% of Puma's revenue in fiscal 1999, 1998 or 1997. In the future, Puma expects that its notebook and PC OEM revenue will decrease as a percentage of total revenues.

COMPETITION

    Puma expects the market for Puma's software, including data synchronization and IR connectivity software to the extent it develops, to become intensely competitive. Puma currently faces direct competition with respect to a number of its individual products from several companies, including Advanced
Systems, Inc., Chapura, Inc., DataViz, Inc., Extended Systems, Inc., LapLink.com, Inc., Motorola, Inc., River Run Computers, Inc. and Spyglass Inc. In the future, Puma will also face competition relative to Puma's upcoming products from vendors offering server-based mobile device data exchange products and services, including AvantGo, Inc., fusionOne, Inc., and Phone.com. Inc. In addition to direct competition, Puma faces indirect competition from existing and potential customers that provide internally developed solutions. As a result, Puma must educate prospective customers as to the advantage of Puma's products versus internally developed solutions. Puma currently faces limited direct competition from major applications and operating systems software vendors who may choose to incorporate data synchronization and IR connectivity functionality into their operating systems software, thereby potentially reducing the need for OEMs to include Puma's products in their notebook and desktop PCs. For example, Microsoft's inclusion of certain features permitting data synchronization and IR connectivity between computers utilizing the Windows 98 operating system may have the effect of reducing revenue from Puma's software if users of Windows 98 perceive that their data synchronization and IR connectivity needs are adequately met by Microsoft. Certain companies, with whom Puma competes or may compete in the future, including internal software development groups of Puma's current and potential customers, have substantially greater financial, marketing, sales and support resources and may have more "brand-name" recognition than us. There can be no assurance that Puma will be able to either develop software comparable or superior to software offered by Puma's current or future competitors or to adapt to new technologies, evolving industry standards and changes in customer requirements. In addition, the PC and mobile computing device markets experience intense price competition, and Puma expects, in order to remain competitive, it may have to decrease Puma's unit royalties on certain products. See "Risk Factors--Risks Related to the Industry of Puma and NetMind--There are many companies providing competing products and services."

    The principal competitive factors affecting the market for Puma's software are compatibility, functionality, reliability, OEM relationships and price. Puma believes its competes favorably overall with respect to these factors.

    Puma believes that users will want to be able to utilize IR connectivity and data synchronization functionality with a wide variety of mobile computing devices and software applications, and that Puma's standards-based approach will continue to allow us to compete favorably with larger companies whose products may not be able to support such a degree of interoperability. Puma's strategic relationships with hardware and software vendors enable us to provide interoperability among a broader range of applications than many of Puma's current and potential competitors.

CUSTOMER SUPPORT

    Puma's internal service and support organization provides secondary technical support to OEMs and education and training services to OEMs and retailers. Puma's current OEMs typically have software maintenance agreements with us that provide for technical support which include maintenance of Puma's products in accordance with specifications contained in Puma's guides for such products, as well as access to technical support personnel by telephone, fax and e-mail. Customers under license agreements are typically entitled to certain minor product updates and modifications, primarily bug fixes. Puma's OEMs and some of Puma's retail channel partners provide telephone and initial support to end-users. Puma has outsourced technical support of its retail products to a third party service provider both in the United States and Europe.

RESEARCH AND DEVELOPMENT

    Puma seeks to capitalize on its expertise in data synchronization and IR connectivity technology by developing products for new applications and increasing the functionality of existing products. Puma believes Puma's core DSX Technology engine and IR technologies are widely applicable and Puma plans to continue to develop new products based on Puma's core technologies.

    As of December 31, 1999, Puma's engineering group consisted of 94 full-time employees and full-time equivalent consultants who were engaged in product development and localization efforts for existing products. Product maintenance and customer support responsibilities are shared by engineering group employees on an as-needed basis. In fiscal 1999, fiscal 1998 and fiscal 1997 research and development expenses were $11.1 million, $9.9 million and $6.2 million, respectively.

    The markets for Puma's products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Puma first introduced Puma's TranXit products in October 1994. Puma's future success will depend to a substantial degree upon its ability to enhance Puma's existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards. Puma plans its budget for research and development based on planned product introductions and enhancements; however, actual expenditures may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process requiring high levels of innovation, as well as, accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires us to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that Puma will successfully develop, introduce or manage the transition to new products. Puma has in the past, and may in the future, experience delays in the introduction of Puma's products, due to factors internal and external. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect Puma's operating results, particularly on a quarterly basis. See "Risk Factors--Risks Related to the Industry of Puma and NetMind--Our market changes rapidly due to changing technology and evolving industry standards."

PROPRIETARY RIGHTS

    Puma relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect Puma's proprietary rights. Puma also believes that factors such as technological and creative skills of Puma's personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining a technology leadership position. Puma seeks to protect Puma's software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Puma currently has six issued United States patents, one of which expires in 2012, two of which expire in 2014, two of which expire in 2015 and one of which expires in 2016, and has nine patent applications pending. In addition, Puma has certain corresponding international patent applications pending under the Patent Cooperation Treaty in countries to be designated at a later date. There can be no assurance that Puma's patents will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to us or that any of Puma's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by us, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to Puma's technology or design around the patents owned by us. Despite Puma's efforts to protect Puma's proprietary rights, unauthorized parties may attempt to copy aspects of Puma's products or to obtain and use information that Puma regards as proprietary. Policing unauthorized use of Puma's products is difficult, and while Puma is unable to determine the extent to which piracy of Puma's software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not ensure that Puma's means of protecting Puma's proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. Puma has entered into source code escrow agreements with a limited number of Puma's customers and resellers requiring release of source code in certain circumstances. Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against us, if Puma ceases to do business or if Puma fails to meet its support obligations. Puma also provides its source code to foreign language translation service providers and to consultants in limited circumstances. The provision of source code may increase the likelihood of misappropriation by third parties.

    Puma is not aware of any infringement of proprietary rights of any third party. There can be no assurance, however, that third parties will not claim infringement by us of their intellectual property rights. Puma expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps and as patent protection for software becomes increasingly popular. Any such claims, with or without merit, could be time consuming to defend, resulting in costly litigation, divert Puma's attention and resources or cause product shipment delays. In addition, such claims could require us to discontinue the use of certain software codes or processes, to cease the manufacture, use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that Puma would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable to us. In the event of a successful claim of product infringement against us and failure or inability to license the infringed or similar technology, its business, operating results and financial condition would be materially adversely affected. See "Risk Factors--Risks Related to Puma--Puma may be unable to license necessary technology and it may be subject to infringement claims by third parties."

EMPLOYEES

    As of December 31, 1999, Puma had 167 employees and full-time equivalent consultants, including 43 in sales and marketing, 94 in engineering and 30 in information systems, corporate services, operations, finance and administration. All of Puma's employees are located in the United States with the exception of three, who are located in Japan. None are represented by a labor union. Puma has experienced no work stoppages and believes its relationship with its employees is good.

    Competition for qualified personnel in Puma's industry and geographic location is intense. Puma believes that its future success will depend in part on its continued ability to hire, train and retain qualified personnel.

FACILITIES

    Puma's principal administrative, marketing and sales facilities total approximately 31,952 square feet and are located in a single building in San Jose, California under a lease that expires in June 2006. Puma also has two leases for approximately 17,049 square feet and 9,006 square feet in two buildings in Nashua, New Hampshire under leases that expires in November 2003 and July 2003, respectively. These facilities primarily support engineering, product marketing and technical support functions. Puma also has a month to month lease for approximately 4,381 square feet in Emeryville, California that it assumed as part of the ProxiNet acquisition.

    In the first quarter of fiscal 1999, Puma implemented a restructuring program for the purpose of consolidating the majority of our engineering and development work at existing facilities in Nashua, New Hampshire. As part of this program, Puma implemented a reduction in force of approximately 40 positions that primarily affected the engineering group located at the San Jose facility. The severance charge was $210,000. The plan was completed at the end of February 1999. Some of the positions eliminated in San Jose have been replaced in Nashua. Most of the expected savings from this program were realized in research and development.

    Also as part of the restructuring, Puma subleased a portion of the San Jose facility. In addition, Puma attempted to sublease one of its facilities in Nashua, but has now reoccupied that facility due to the increased resource requirements of its Intellisync.com. The restructure charge related to facilities was $558,000.

LEGAL PROCEEDINGS

    Puma is not a party to any material legal proceedings.

              PUMA SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical consolidated financial information should be read in conjunction with Puma's consolidated financial statements and related notes and "Puma Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of operations information for each of the years in the three year period ended July 31, 1999, and the balance sheet data at July 31, 1998 and 1999, are derived from Puma's audited financial statements that have been included elsewhere in this filing. The statement of operations data for the years ended July 31, 1995 and 1996, and the balance sheet data at July 31, 1995, 1996, and 1997, are derived from Puma's audited financial statements that have not been included in this filing. The statement of operations data for the three months ended October 31, 1998 and 1999 and the balance sheet date at October 31, 1999 are derived from Puma's unaudited condensed financial statements that have been included elsewhere in this filing. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and including all adjustments, consisting of only normal recurring adjustments necessary for the fair presentation of the results for the interim period. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                     THREE MONTHS
                                                                YEAR ENDED                               ENDED
                                                                 JULY 31,                             OCTOBER 31,
                                           ----------------------------------------------------   -------------------
                                             1995       1996       1997       1998       1999       1998       1999
                                           --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenue................................  $   860    $ 7,716    $15,629    $22,308    $20,043    $ 4,412    $ 6,278
  Cost of revenue........................       77        777      1,738      3,077      1,950        685        605
  Operating income(loss).................   (2,137)    (1,977)       669     (2,649)    (4,700)    (2,794)    (3,831)
  Net income(loss).......................   (2,146)    (2,401)       660     (2,699)    (1,676)    (1,606)    (2,786)
  Basic net income per share(loss).......    (0.75)     (0.82)      0.07      (0.22)     (0.13)     (0.13)     (0.21)
  Diluted net income per share(loss).....    (0.75)     (0.82)      0.06      (0.22)     (0.13)     (0.13)     (0.21)
  Shares used in basic calculation.......    2,861      2,928      9,326     12,118     12,824     12,557     13,435
  Shares used in diluted calculation.....    2,861      2,928     11,442     12,118     12,824     12,557     13,435

                                                                      JULY 31,                         OCTOBER 31,
                                                ----------------------------------------------------   -----------
                                                  1995       1996       1997       1998       1999        1999
                                                --------   --------   --------   --------   --------   -----------
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short term
    investments...............................   $2,500     $  982    $21,171    $21,083    $25,338      $24,871
  Working capital.............................    1,651        708     22,529     20,976     22,393       22,262
  Total assets................................    2,948      4,004     29,413     30,439     33,243       47,468
  Long-term obligations.......................       16        961         66         41         --           --
  Total stockholders' equity..................    1,886        653     26,423     26,224     26,563       38,953

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                  PUMA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of Puma should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Puma's actual results could differ from those anticipated in these forward-looking statements as a result of various factors including but not limited to, those discussed in "Risk Factors," "Business of Puma" and elsewhere in this joint proxy statement/prospectus.

OVERVIEW

    Puma develops, markets and supports mobile device management and synchronization software, enabling consumers, mobile professionals and information technology officers to harness the full capabilities of handheld computers, smart phones, and other wireless personal communication platforms. Puma currently has six primary families of products: its Intellisync-Registered Trademark- family of products, which performs advanced data synchronization from handheld devices to personal computers; its Intellisync Anywhere server product, which performs advanced data synchronization from handheld devices to corporate groupware messaging servers; its Intellisync Software Development Kit (or SDK), which enables customers to develop translators for both applications and devices, which can then be incorporated into Puma's product offerings; its Satellite Forms-TM- product, which is a visual rapid application development tool for devices based on the Palm Computing-Registered Trademark- platform; its TranXit-Registered Trademark-family of products, which supports infrared connectivity, and its Intellisync for Notebooks family of products, which combines infrared connectivity with advanced data synchronization.

    Intellisync software is used for advanced synchronization of calendar, e-mail, contact and task data between PCs and popular handheld computers smart phones and smart pagers. Intellisync software is currently distributed directly to end users; through Puma's retail distribution channel, Web store, and fulfillment houses; and is bundled with products offered by certain handheld device manufacturers. Intellisync Anywhere and Satellite Forms software are currently distributed directly to the end user and through Puma's corporate marketing/fulfillment partner, Rainmaker Systems, Inc. TranXit and Intellisync for Notebooks software is bundled with products offered by certain handheld device manufacturers.

    Puma also licenses and distributes SDK's. SDK's are primarily licensed directly to both hardware and software manufacturers for the purpose of gaining compatibility with its synchronization engine and the other devices and applications the engine supports.

    Puma recently acquired ProxiNet, a startup company involved in the development of software enabling users of handheld devices to connect to the Internet. Puma is in the process of combining its synchronization technology with ProxiNet's web connectivity technology and Puma expects to announce product offerings in the near future.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED OCTOBER 31, 1999 AND 1998

    REVENUE. Puma's revenue is derived from two primary sources: software licenses and fees for service. License revenue is derived from the licensing of software products and royalty agreements with OEMs. Puma's revenue for the three months ended October 31, 1999 increased by 42% to $6,278,000 as compared to $4,412,000 for the same period in 1998. Revenue increases resulted from higher retail sales of Intellisync, additional sales of our Software Development Kits and sales of Satellite Forms.

    Service revenue is derived from fees for services including customer funded engineering services and amortization of maintenance contract programs. Service revenue of $392,000 and $382,000

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
represented 6% and 9% of our revenue for the three months ended October 31, 1999 and 1998, respectively.

    OEM revenue continues to represent a significant portion of Puma's revenue. OEM revenue of $3,262,000 and $2,432,000 represented 52% and 55% of our revenue, in the three months ended October 31, 1999 and 1998, respectively. Revenue from Toshiba Corporation of $738,000 and $883,000 represented 12% and 20% of revenue for the three months ended October 31, 1999 and 1998, respectively. OEM revenue previously was earned substantially from PC and notebook manufacturers, but now includes licensing of software development kits. Puma expects PC OEM revenue to decrease as a percentage of total revenues and revenue from licensing SDK to increase as a percentage of total revenue. Although several OEMs are subject to certain contractual minimum purchase obligations, there can be no assurance that any particular OEM will satisfy the obligation. Accordingly, Puma recognizes revenue from minimum guaranteed royalties when such royalties are earned and become payable. Puma believe that the percentage of revenue derived from OEMs may fluctuate in future periods depending in part upon the marketing channels used for future products currently under development, and the level of shipments by OEM customers of products incorporating software.

    International revenue continues to represent a significant portion of Puma's revenue. International revenue of $2,520,000 and $1,808,000 represented approximately 40% and 41% of our revenue in the first quarter of fiscal 2000 and fiscal 1999, respectively.

    COST OF REVENUE. Cost of revenue consists primarily of product media and duplication, manuals, packing supplies, shipping expenses and personnel related costs incurred under customer funded software engineering services. For the three months ended October 31, 1999 and 1998, cost of revenue was $605,000 and $685,000, respectively. This represented 10% and 16% of total revenue, for the three months ended October 31, 1999 and 1998, respectively.

    Puma's cost of revenue is affected by the mix among our distribution channels as well as the mix among our revenue sources including royalties, packaged product, customer funded engineering contracts and sales and fulfillment via our Web site. Generally, customer funded engineering carries a lower gross profit margin than license revenue.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and other related expenses for research and development personnel, quality assurance personnel, fees to outside contractors and the cost of facilities and depreciation of capital equipment. Research and development expenses decreased 29% to $2,202,000 in the first quarter of fiscal 2000 from $3,099,000 in the comparable quarter of fiscal 1999. The decrease in research and development expenses was primarily due to the consolidation and restructuring efforts in the first quarter of fiscal 1999. A portion of our research and development expenses are comprised of fees paid to outside contractors which are engaged by us on a project-by-project basis. In addition, Puma believes research and development expenses may fluctuate from quarter to quarter both in absolute dollars as well as a percentage of revenue, depending upon the status of various development projects.

    Research and development expenses have been expensed as incurred. Statement of Financial Accounting Standards No. 86 requires capitalization of certain software development costs once technological feasibility is established. Puma defines establishment of technological feasibility at the point which product reaches beta. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all of these software development costs have been insignificant and expensed as incurred.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions, promotional expenses and other related expenses of sales and marketing personnel. Sales and marketing expenses increased 25% to $2,307,000 in the first quarter of fiscal 2000 from $1,850,000 for

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the comparable quarter in the prior year. The increase in sales and marketing expenses as compared to the first quarter of fiscal 1999 was primarily due to increased personnel-related spending in sales due to increased headcount and related spending. Additional sales and marketing personnel have been added, primarily to support sales to corporations. Puma anticipates that sales and marketing expenses will continue to increase in absolute dollars throughout the remainder of fiscal 2000 as Puma expands its direct sales force in both the United States and Europe.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and other related expenses of administrative, executive and financial personnel and other outside professional fees. General and administrative expenses decreased 3% to $777,000 in the first quarter of fiscal 2000 from $804,000 for the same period in the prior year. The decrease in spending is primarily attributable to decreased legal expenses and a decrease in reserve for bad debts.

    IN-PROCESS RESEARCH AND DEVELOPMENT. In the first quarter of fiscal 2000 Puma recorded a charge of $4,218,000 for in-process research and development associated with the acquisition of ProxiNet. The ProxiNet acquisition has been accounted for as a purchase. The total purchase price of approximately $17,384,000 (including liabilities of $2,070,000), was assigned, based on independent appraisal, to the fair value of the assets acquired, including $676,000 to tangible assets acquired, $3,378,000 to identified intangible assets, $4,218,000 to in process research and development, and $9,112,000 to goodwill. The in-process research and development was expensed at the acquisition date.

    The value assigned to acquired in-process research and development was determined by identifying research projects in areas for which technology feasibility had not been established as of the acquisition date. These include projects for ProxiWare-TM- and ProxiWeb-TM- technology. The value was determined by estimating the revenue contribution and the percentage of completion of each of these products. The projects were deemed to be 55% complete on the date of acquisition. The net cash flows were then discounted utilizing a weighted average cost of capital of 27.5%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates described above. Revenue was projected to be generated in fiscal 2000 for the products in development at the acquisition date. If these projects are not successfully developed Puma's future revenue and profitability may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

    RESTRUCTURING. In the first quarter of fiscal 1999, Puma implemented a restructuring program for the purpose of consolidating the majority of its engineering and development work at existing facilities in Nashua, New Hampshire. As part of this program, Puma implemented a reduction in force of 40 positions that primarily affected the engineering group located at the San Jose, California facility. The severance charge was $210,000. This plan was completed at the end of February 1999. As of October 31, 1999, there was no unused balance.

    Also as part of the restructuring, Puma vacated a portion of its facilities. The facilities related restructure charge was $558,000. The unused balance as of October 31, 1999 was $252,000 and relates to future rental on vacated facilities.

    INTEREST AND OTHER INCOME, NET. Interest and other income, net, represents interest earned by Puma on its cash and short-term investments, offset by interest expense on capitalized leases and miscellaneous fees and charges. Additionally, a gain related to Puma's investment in PlanetAll, which was acquired by Amazon.com, is also included in the first quarters of both fiscal 2000 and fiscal 1999. Interest and other income, net, decreased to $1,237,000 in the first quarter of fiscal 2000 from $1,392,000 for the same period in the prior fiscal year. The decrease in interest and other income, net, was primarily due to the recognition of a gain of $892,000 in first quarter of fiscal 2000 as compared

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with a gain of $1,103,000 in first quarter of fiscal 1999 attributable to the
Amazon.com acquisition of PlanetAll.

    PROVISION FOR INCOME TAXES. The provision for income taxes decreased to $192,000 in the first fiscal quarter of 2000 from $204,000 for the same period in the prior year. The provision for income taxes primarily represents foreign withholding taxes on royalties earned from certain foreign customers. Puma's overall effective tax rate for fiscal 2000 is significantly dependent on the amount and mix of income derived from sources subject to foreign withholding taxes.

    FISCAL YEARS ENDED JULY 31, 1999, 1998 AND 1997

    REVENUE. Puma derives revenue from two primary sources: software licenses and fees for service, which include customer-funded engineering services and amortization of maintenance contract programs. Revenue was $20,043,000 in fiscal 1999 as compared to $22,308,000 in fiscal 1998 and $15,629,000 in fiscal 1997.
Revenue decreased 10% in fiscal 1999 as compared to fiscal 1998 and increased 43% in fiscal 1998 as compared to fiscal 1997.

    OEM revenue continues to represent a significant portion of Puma's revenue. OEM revenue represented 56%, 68%, and 74% of Puma's revenue in fiscal 1999, fiscal 1998, and fiscal 1997, respectively. In fiscal 1999, 1998 and 1997, Toshiba accounted for approximately 14%, 18% and 21% of Puma's revenue, respectively, and no other customer accounted for more than 10% of Puma's revenue. Although several OEMs are subject to certain contractual minimum purchase obligations, there can be no assurance that any particular OEM will satisfy the obligation. In addition, Puma believes that the percentage of revenue derived from OEMs may fluctuate in future periods since the distribution channels used for existing and future products are subject to change.

    International revenue continues to represent a significant portion of Puma's revenue. International revenue represented approximately 40%, 48%, and 54% of our revenue in fiscal 1999, fiscal 1998, and fiscal 1997, respectively. Puma expects that international revenue will continue to represent a significant portion of its revenue for the foreseeable future.

    LICENSE REVENUE. License revenue is earned from the sale of software products and royalty agreements with OEMs. License revenue was $18,555,000 in fiscal 1999 as compared to $18,469,000 in fiscal 1998 and $13,710,000 in fiscal 1997. License revenues increased for Software Development Kits, Intellisync, Satellite Forms and Intellisync Anywhere products in fiscal 1999 as compared to fiscal 1998. These increases were offset by declining revenues in the Intellisync for Notebook and TranXit products. The 35% increase in license revenue from fiscal 1998 as compared to fiscal 1997 was primarily due to increased revenue derived from Intellisync for handheld devices, and to a lesser extent, increased license revenue derived from Intellisync for Notebook products and Software Development Kits. Deferred revenue was $3,737,000 at July 31, 1999, as compared to $1,489,000 at July 31, 1998. This represented an increase of 151%, which is attributable to revenues related to Puma's SDK and Intellisync Gold and Intellisync Anywhere products.

    SERVICE REVENUE. Service revenue is derived from fees for services, including customer-funded engineering projects and amortization of maintenance contract programs. Service revenue was $1,488,000 in fiscal 1999 as compared to $3,839,000 in fiscal 1998 and $1,919,000 in fiscal 1997. The 61% decrease in service revenue for fiscal 1999 as compared to fiscal 1998 was primarily due to a reduced number of customer-funded engineering service projects for software development. The 100% increase in service revenue for fiscal 1998 as compared to fiscal 1997 was primarily due to an increased number of customer-funded engineering service projects for software development for new mobile computing devices.

    COST OF REVENUE. Cost of revenue consists primarily of packaged product costs, including product media and duplication, manuals, packing supplies, shipping expenses and personnel related costs

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incurred under customer-funded software development agreements. Cost of revenue is affected by the mix between revenue sources such as royalties, site licenses, packaged products, customer-funded engineering contracts and sales and fulfillment via Puma's web site. Additionally, cost of revenue is affected by the mix between various distribution channels and is also affected by the mix between geographies such as the United States, Japan and Europe. In general, increased revenue contribution from royalties, site licenses and fulfillment via Puma's web site will have a favorable impact on cost of revenue as compared to other sources of revenue since the cost of sales associated with these sources tend not to be significant.

    COST OF LICENSE REVENUE. Cost of license revenue consists primarily of packaged product costs including product media and duplication, manuals, packing supplies, shipping expenses and, in certain transactions, royalties paid to certain vendors. Cost of license revenue as a percentage of license revenue was 7% for fiscal 1999 and 8% for fiscal 1998 and fiscal 1997. The slight decrease in fiscal 1999 in cost of license revenue as percentage of license revenue was primarily due to reduced packaged product costs as a percentage of packaged product revenue as well as increased site licensing of personal and server-based products to corporations.

    COST OF SERVICE REVENUE. Cost of service revenue primarily represents personnel related costs incurred for development work under customer funded software development agreements. Cost of service revenue as a percentage of service revenue represented 46% in fiscal 1999, 40% in fiscal 1998 and 37% in fiscal 1997.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and other related expenses for research and development personnel, quality assurance personnel, product localization, fees to outside contractors and the cost of facilities and depreciation of capital equipment. Puma invests in research and development both for new products and to provide continuing enhancements to existing products. Research and development expenses increased by 12% to $11,099,000 in fiscal 1999 from $9,876,000 in fiscal 1998. In fiscal 1998, research and development expenses increased 58% to $9,876,000 from $6,236,000 in fiscal 1997. Research and development represented approximately 55% of total revenue in fiscal 1999, 44% of total revenue in fiscal 1998 and 40% of total revenue in fiscal 1997. The absolute dollar year over year increase in research and development expenses in fiscal 1999 as compared to fiscal 1998 was primarily due to increased personnel related costs and spending. This increased spending was required to develop and support a wider breadth of existing Intellisync products and continued investment in our Satellite Forms and Intellisync Anywhere products. The absolute dollar year-over-year increase in research and development expenses in fiscal 1998 as compared to fiscal 1997 was primarily due to increased personnel related costs and spending required to develop Intellisync product offerings and, to a lesser extent, increased personnel related costs and spending required to develop enhanced versions of TranXit and other new products. A significant portion of research and development expenses are comprised of fees paid to outside contractors that are engaged on a project-by-project basis. Puma believes research and development expenses may fluctuate from quarter to quarter both in absolute dollars as well as a percentage of revenue, depending upon the status of various development projects.

    Research and development costs have been expensed as incurred. Statement of Financial Accounting Standards No. 86 requires capitalization of certain software development costs once technological feasibility is established. Puma defines establishment of technological feasibility at the point that product reaches beta. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all of these software development costs have been insignificant and expensed as incurred.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions, promotional expenses and other related expenses of sales, marketing and technical support personnel.

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Sales and marketing expenses increased by 10% to $7,536,000 from $6,855,000 in fiscal 1998. In fiscal 1998, sales and marketing expenses increased 72% to $6,855,000 from $3,983,000 in fiscal 1997. Sales and marketing expenses represented approximately 38%, 31% and 25% of total revenues in fiscal 1999, fiscal 1998, and fiscal 1997, respectively. Sales and marketing expenses increased in absolute dollars in both fiscal 1999 and fiscal 1998 primarily due to the expansion of Puma's sales and marketing force, related travel and entertainment expenses and increased marketing activities in an effort to expand its customer base and channel presence. Puma expects that sales and marketing expenses will increase in fiscal 2000 as it continues to expand its direct sales force in the United States to support the sales of its personal and server-based products to Fortune 1000 corporations, as well as expand its presence in Europe.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and other related expenses of administrative, executive and financial personnel and other outside professional fees. General and administrative expenses increased by 13% to $3,390,000 in fiscal 1999 from $2,994,000 in fiscal 1998. In fiscal 1998, general and administrative expenses increased 41% to $2,994,000 from $2,123,000 in fiscal 1997. General and administrative expenses represented approximately 17% of total revenues in fiscal 1999, 13% of total revenues in fiscal 1998 and 14% of total revenues in fiscal 1997. The year-over-year increases in absolute general and administrative spending in fiscal 1999 were primarily due to increased personnel costs, legal fees for defending intellectual property rights, and the amortization of intangible assets obtained in the SoftMagic acquisition. The year-over-year increases in absolute general and administrative spending in fiscal 1998 were primarily due to increased personnel and facility related costs, legal and accounting fees, and the amortization of intangible assets related to the acquisition of Real World Solutions.

    IN-PROCESS RESEARCH AND DEVELOPMENT. Puma did not incur an expense for in-process research and development in fiscal 1999. In the fourth quarter of fiscal 1998, Puma recorded a charge of $2,155,000 for in-process research and development associated with the acquisition of SoftMagic, a development stage company with no revenues. The SoftMagic acquisition has been accounted for as a purchase. The total purchase price of approximately $3,076,000 was assigned, based on an independent appraisal, to the fair value of the assets acquired, including $35,000 to tangible assets acquired, $2,155,000 to in-process research and development and $886,000 to identified intangible assets. The in-process research and development was expensed at the acquisition date.

    The value assigned to acquired in-process technology was determined by identifying research projects in areas for which technological feasibility had not been established as of the acquisition date. These include projects for Satellite Forms and MobileXtension-TM-, which is an add-on product for Satellite Forms. The value was determined by estimating the revenue contribution of each of these products. The net cash flows were then discounted utilizing a weighted average cost of capital of 35%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances which could potentially impact the estimates described above. Revenue was projected to be generated in 1998 for the products in development at the acquisition date. If these projects are not successfully developed, future revenues and profitability of Puma may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

    In the fourth quarter of fiscal 1997, Puma recorded a charge of $880,000 for in-process research and development associated with the asset purchase of Real World Solutions, a development stage company with no revenues. The total purchase price of approximately $1,006,000 (including $751,000 for liabilities assumed) was assigned, based on an independent appraisal, to the fair value of the assets acquired, including $70,000 to tangible assets acquired, $880,000 to in-process research and development and $56,000 to identified intangible assets. The in-process research and development was expensed at the acquisition date.

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    RESTRUCTURING.  In the first quarter of fiscal 1999, Puma implemented a restructuring program for the purpose of consolidating the majority of its engineering and development work at existing facilities in Nashua, New Hampshire. As part of this program, Puma implemented a reduction in force of approximately 40 positions that primarily affected the engineering group located at the San Jose, California facility. The severance charge was $210,000. The plan was completed at the end of February 1999. Some of the positions eliminated in San Jose will be replaced in Nashua, New Hampshire. Puma expects the savings to be approximately $3,200,000 annually. Most of the expected savings from this program will be realized in research and development.

    Also as part of the restructuring, Puma vacated a portion of its facilities. The restructure charge related to facilities was $558,000.

    INTEREST AND OTHER INCOME, NET. Interest and other income, net, represents interest earned by Puma on its cash and short-term investments, offset by interest expense on long-term debt and capitalized leases and miscellaneous fees and charges. Interest and other income, net, increased to $3,739,000 in fiscal 1999 from $1,114,000 in fiscal 1998. The increase in interest and other income, net, in fiscal 1999 as compared to fiscal 1998 was primarily non-recurring income associated with the sale of stock in Amazon.com. Puma acquired this position as a result of a strategic investment in PlanetAll, which was subsequently acquired by Amazon.com. The increase in interest and other income, net, in fiscal 1998 as compared to fiscal 1997 was due to increased interest income on increased cash, cash equivalents and short-term investment base held throughout the year.

    PROVISION FOR INCOME TAXES. Provision for income taxes decreased to $715,000 in fiscal 1999 from $1,164,000 in fiscal 1998 and $831,000 in fiscal
1997. The provision for income taxes primarily represents foreign withholding taxes on royalties earned from certain foreign customers.

LIQUIDITY AND CAPITAL RESOURCES

    Puma's operating activities used $634,000 of cash in the first three months of fiscal 2000 and used $454,000 in the first three months of fiscal 1999, respectively. Net cash used in the first three months of fiscal 2000 was primarily due to the net loss adjusted for non-cash depreciation and amortization, in-process research and development related asset acquisition and adjusted for changes in deferred revenue, accrued expenses, accounts receivable, prepaid expenses, inventory and accounts payable.

    Cash used by investing activities was $2,285,000 in the first three months of fiscal 2000. This compares to $4,997,000 of cash generated in the first three months of fiscal 1999. Cash used in the first three months of fiscal 2000 was primarily due to purchases of short-term investments and to a lesser extent, purchases of property and equipment.

    Cash used by financing activities was $589,000 in the first three months of fiscal 2000. This compares to $76,000 of cash generated in the first three months of fiscal 1999. Cash used in the first three months of fiscal 2000 was due to payments made to settle liabilities of ProxiNet adjusted for issuance of common stock under Puma's stock option plan as well as the Employee Stock Purchase Plan.

    At October 31, 1999, Puma's principal source of liquidity represented by cash, cash equivalents and short-term investments totaled $24,871,000. Puma currently has no significant capital commitments or bank financing arrangements. Puma believes that its current cash, cash equivalents and short-term investment balances and cash generated from operations, if any, will be sufficient to meet its working capital and other cash requirements for at least the next twelve months.

YEAR 2000 READINESS DISCLOSURE

    Some computers, software, and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could

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fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are commonly referred to as the "Millennium Bug" or "Year 2000 Problem."

    The Year 2000 Problem could affect computers, software, and other equipment used, operated or maintained by us. Puma has not experienced any significant problems on January 1, 2000 or since then and believes that its computer systems are Year 2000 compliant.

    Puma believes that it has substantially identified and resolved all potential Year 2000 Problems with any of the software products that we develop and market. However, Puma also believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting its software products have been identified or corrected due to the complexity of these products and the fact that these products interact with other third-party vendor products and operate on computer systems which are not under Puma's control.

    Since January 1, 2000 Puma has had minimal interruptions with third-party software and no significant complaints from any customers relating to Year 2000 problems. Puma has not developed any Year 2000 contingency plans. Puma does not believe that the Year 2000 Problem will have a material adverse effect on its business or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

    At the end of fiscal year 1999, Puma had an investment portfolio of fixed income securities excluding those classified as cash and cash equivalents, of $10,414,000 (see Note 3 of Notes to Consolidated Financial Statements). These securities, like all fixed income instruments, are subject to interest rate risk and will fall in values if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from levels as of July 31, 1999, the decline of the fair value of the portfolio would not be material. However, Puma has the ability to hold its fixed income investments until maturity, and therefore would not expect to recognize such an adverse impact in income or cash flows.

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                              BUSINESS OF NETMIND

OVERVIEW

    NetMind was incorporated in California in June 1996. NetMind's mission is to deliver scalable software applications that integrate user-driven personalization technologies into the Internet infrastructure. NetMind is in the business of personalization--tracking and delivering proactive notifications about changes to information/content on the Internet, intranets and extranets. NetMind presents the natural extension to today's Internet based information paradigm. First came the web, with a wealth of rich and varied content. Next there was search--the application necessary to index and organize the content. Now the next step in this evolution is minding (change detection), because people want to dynamically track and manage the information they need to know, when they need to know it most.

INDUSTRY BACKGROUND

    Personalization is one of the key challenges in e-business, and reaching the objective of a true one-to-one relationship with customers is a key component of that challenge. Companies involved in e-business need to find compelling ways to convert visitors into members, members into consumers, and consumers into repeat consumers. Businesses that depend on information must find a way to get the right information to the right person at the right time.

    NetMind provides the solution to these challenges by empowering users and customers to determine for themselves what information they get, and where and how they get it. NetMind's products can track web-based information at a very granular level and deliver that information in the desired format, including e-mail, web page, pager, PDA, cell phone, and other wireless devices. All of this can occur under the direct control of the end user.

    Previous approaches to personalization have involved a publisher-centric, one-to-many model. In the one-to-many model, a publisher or other content authority decides what categories or "channels" of content are to be made available, and end-users can only select what they want from these very broad categories or channels. NetMind leverages the power of the Internet by making it possible for end users to define specifically what information they want to track; this can include any static or dynamic information that can be viewed in a standard web browser.

NETMIND'S TECHNOLOGY SOLUTION

    NetMind's Mind-it, Enterprise Minder and Minder for Partners products are based on change detection technology. They are highly scalable software solutions that detect specific, relevant changes in free-form content on the world-wide web that then promptly notify users about what information has changed, by how much, and when.

    Change detection technology solves the fundamental problem that users do not have adequate control over the definition of content and the timing of content delivery. It overcomes the issue that Web content development is currently publisher-centric. Users want to define what is relevant to them, not what is relevant to publishers, and be informed when that content changes.

    In order to solve this problem, three technological barriers have to be overcome:

    - Users have to be able to define content they want to track at the specific level of granularity they require--whether it is site minding, page minding, highlighting any portion of any page, keyword minding, price minding, or form minding.

    - The solution must be scalable. When companies want to send highly personalized information to large numbers of people, scaling becomes a major challenge. NetMind has overcome this problem and used its experience with over six million active users to resolve many complexities

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      and idiosyncrasies associated with working with a variety of web servers and documents. NetMind's technology can monitor hundreds of thousands of different URLs or highlighted portions of pages in a matter of hours. The software knows what changes are relevant for any individual user. It can accommodate the wide variety of content and formats that are available online, including dynamic pages, images, frames, Word and PDF documents. The software can also handle the variety of technologies and problems encountered in an online world such as network problems, server errors and varying response times.

    - The solution must be compatible with users' exisiting e-mail clients. Change detection technology can notify millions of different users of the specific changes that each user is interested in. It can overcome many typical e-mail problems such as network problems, bad e-mail addresses and mail server errors. This is important because the software is typically installed on a single server and requires no implementation at the client level. Therefore, deployment is relatively simple and companies can move from pilot to full implementation in a short period of time.

    NetMind's technology solutions are supported by issued or pending patents in the areas of core intelligent change detection, e-commerce user interface (numbers), distributed minding (scaling), information highlighting (granularity), and adaptive minding using relevancy filters.

PRODUCTS

    NetMind pioneered web-based change detection and notification through its Mind-it service on the Internet, which is currently serving over six million active, registered users. Through its Minder Application Server, NetMind has transformed this fundamental, scalable web technology into the world's first line of true one-to-one personalization products for e-business. These products include:

    - MIND-IT, a free Internet based service for end-users. This service is available at NetMind's web site http://mindit.netmind.com, and is currently serving over six million active, registered users on an advertising and direct-marketing business model. Mind-it tracks changes in any web-based information selected by the user and delivers changes in that information to the user via a range of delivery mechanisms, including: e-mail, web page, pager, PDA, or cell phone. Users are not charged for this service and NetMind earns revenue from advertising delivered with the change notifications.

    - MINDER FOR PARTNERS, a co-branded/private-label personalization service for companies doing business on the web. Minder for Partners is licensed on a pay-for-performance model where NetMind receives revenue based on the number of personalized messages delivered and pages served, similar in pricing to publisher-driven web-based direct marketing. NetMind also makes this product available to customers as a turnkey service hosted and managed by NetMind at a third party data center (co-location facility) that contracts with NetMind and provides the necessary bandwidth, hardware rack space and supporting services.

      The key difference from traditional web and e-mail direct marketing is that a Minder for Partners implementation allows the end user to personalize information rather than relying on a mostly manual publishing process. This level of user control translates into dramatically higher customer activity than can be achieved through traditional direct web/e-mail marketing.

    - ENTERPRISE MINDER, an out-of-the-box server software product that provides Mind-it-like functionality (with additional features) inside of corporate intranets. Enterprise Minder is made available on a per-user software license model with prices ranging from $10 to $45 per user, with site licenses for enterprise-wide use.

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SALES AND MARKETING

    NetMind's sales and marketing organizations have been focused to date on distributing NetMind's products within the United States on a direct sales model. NetMind expects to sell its products and services through an increasing number of distributors and resellers both within the United States and internationally. In addition, NetMind plans to continue to expand joint marketing programs, channel development programs and bundling arrangements with current and future NetMind strategic partners.

    As of December 31, 1999, NetMind had a total of 15 employees in the sales and marketing departments. The company derived 68% of its revenues in the nine months ended September 30, 1999 from its largest customer, eBay Inc. Key customers during 1998 were The Boeing Company, Hitachi Ltd. and Fujitsu Software Corporation representing 59%, 18% and 14% of annual revenues, respectively. NetMind did not record any revenue prior to fiscal 1998. Sales and marketing expenses totaled $779,000 and $326,000 in fiscal 1998 and fiscal 1997, respectively.

COMPETITION

    NetMind expects the market for its products and services to become intensely competitive. NetMind currently faces direct competition from several private companies including Alerts.com, InGenius Technologies (recently acquired by Aeneid Corporation) and The Informant. In addition to direct competition, NetMind faces indirect competition from existing and potential customers that provide internally developed solutions. As a result, NetMind must educate prospective customers as to the advantage of NetMind's products versus internally developed solutions. Certain companies, with whom NetMind competes or may compete in the future, including internal software development groups of NetMind's current and future customers, have substantially more financial, marketing, sales and support resources and may have more brand recognition than NetMind. There can be no assurance that NetMind will be able to either develop software comparable or superior to software offered by NetMind's current or future competitors or to adapt to new technologies, evolving industry standards and changes in customer requirements. See "Risk Factors--Risks Related to the Industry of Puma and NetMind--There are many companies providing competing products and services."

CUSTOMER SUPPORT

    NetMind's service and support organization provides primary support for end users of the free online service, Mind-it, and secondary technical support for corporate customers of the Minder for Partners and Enterprise Minder products. Customers who license the software for implementation at their own locations typically enter into software maintenance agreements with NetMind that provide for technical support that includes minor product updates, bug fixes and access to technical support personnel by telephone, fax and e-mail.

    In addition to licensing NetMind's software, customers have the option to purchase a hosted service from NetMind whereby NetMind will provide the necessary hardware, software and bandwidth to support the operation of NetMind's products on the customer's web site in return for a recurring monthly fee. NetMind's service and support organization manages these hosted services in coordination with third party data centers where NetMind's equipment and software are deployed.

    NetMind's customers of the Minder for Partners and Enterprise Minder products provide the initial support to end users of these products.

RESEARCH AND DEVELOPMENT

    NetMind seeks to capitalize on NetMind's expertise in personalization solutions and change detection for content on the World Wide Web by developing products for new applications and increasing the functionality of existing products. NetMind believes that its core intelligent change

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detection technology is widely applicable and NetMind plans to continue to develop new products based on this core technology.

    As of December 31, 1999, NetMind's engineering group of 25 full-time and part-time employees was engaged in development efforts. Product maintenance and customer support responsibilities are shared by engineering group employees on an as needed basis. In fiscal 1998 and fiscal 1997 research and development expenses were $863,000 and $467,000, respectively.

    The markets for NetMind's products are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. NetMind first licensed its Enterprise Minder product in 1998. NetMind's future success will depend to a substantial degree upon NetMind's ability to enhance NetMind's existing products and to develop and introduce, on a timely and cost effective basis, new products and features that meet changing customer requirements and emerging and evolving industry standards. Although NetMind plans its budget for research and development based on planned product introductions and enhancements, actual expenditures may differ significantly from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced software products is a complex and uncertain process involving high levels of innovation, as well as accurate anticipation of technological and market trends. NetMind has in the past, and may in the future experience delays in the introduction of its products, due to internal and external factors. Any future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions could adversely affect NetMind's operating results, particularly on a quarterly basis. See "Risk Factors--Risks Related to NetMind--NetMind's business will suffer if it does not respond rapidly to technological changes."

PROPRIETARY RIGHTS

    NetMind relies on a combination of patent and copyright laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. NetMind also believes that factors such as technological and creative skills of NetMind's personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining a technology leadership position. NetMind seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

    NetMind currently has four United States patents. There can be no assurance that NetMind's patents will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to NetMind or that any of NetMind's pending or future patent applications, whether or not being currently challenged by applicable government patent examiners, will be issued with the scope of the claims sought by us, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to NetMind's technology or design around the patents owned by us. Despite NetMind's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of NetMind's products or to obtain and use information that NetMind regards as proprietary. The laws of some foreign countries do not ensure that NetMind's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology. Moreover, NetMind has not sought international protection for any of its patents.

    NetMind is not aware of any infringement of proprietary rights of any third party. There can be no assurance, however, that third parties will not claim infringement by NetMind of their intellectual property rights. NetMind expects software product developers will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of its products in different industry segments overlaps and as patent protection for software becomes increasingly popular. Any such claims, with or without merit, could be time

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consuming to defend, result in costly litigation, divert NetMind's attention and resources or cause product shipment delays. In addition, such claims could require NetMind to discontinue the use of certain software codes or processes, to cease the use and sale of infringing products, to incur significant litigation costs and expenses and to develop non-infringing technology or to obtain licenses to the alleged infringing technology. There can be no assurance that NetMind would be able to develop alternative technologies or to obtain such licenses or, if a license were obtainable, that the terms would be commercially acceptable. In the event of a successful claim of product infringement against NetMind and failure or inability to license the infringed or similar technology, its business, operating results and financial condition would be materially adversely affected. See "Risk Factors--Risks Related to NetMind--NetMind could incur substantial costs defending its intellectual property from infringement or a claim of infringement."

EMPLOYEES

    As of December 31, 1999, NetMind had 53 employees and full-time equivalent consultants, including 16 in sales and marketing, 25 in engineering and 12 in operations, finance and administration. All of NetMind's employees are located in the United States. None are represented by a labor union. NetMind has experienced no work stoppages and believes its relationship with its employees is good.

    Competition for qualified personnel in NetMind's industry and geographic locations is intense. NetMind believes that its future success will depend in part on its continued ability to hire, train and retain qualified personnel.

FACILITIES

    NetMind's principal administrative, marketing and sales facility totals approximately 5,500 square feet and is located in Campbell, California under a lease that expires August 14, 2002. NetMind also leases approximately 4,030 square feet in Santa Cruz, California under a lease that expires November 30, 2001. The Santa Cruz facility primarily supports NetMind's engineering function.

LEGAL PROCEEDINGS

    NetMind is not a party to any material legal proceedings.

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                   NETMIND SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical financial data should be read in conjunction with NetMind's financial statements and related notes and "NetMind Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the period from June 14, 1996 (date of inception) to December 31, 1996 and for each of the two years ended December 31, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998, are derived from the audited financial statements that are included elsewhere in this filing. The summary financial data for the nine month periods ended September 30, 1998 and 1999 and at September 30, 1999 have been derived from NetMind's unaudited financial statements and in the opinion of NetMind's management include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of NetMind for those periods in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future.

                                             PERIOD FROM            YEARS ENDED        NINE MONTHS ENDED
                                            JUNE 14, 1996          DECEMBER 31,          SEPTEMBER 30,
                                         (DATE OF INCEPTION)    -------------------   -------------------
                                         TO DECEMBER 31, 1996     1997       1998       1998       1999
                                         --------------------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
  Net revenues.........................         $  --           $    --    $   278    $   117    $    514
  Cost of net revenues.................            --                --         --         --          29
  Non cash stock compensation..........            --                --         --         --         630
  Loss from operations.................          (118)           (1,090)    (1,900)      (990)     (4,457)
  Net loss.............................          (120)           (1,122)    (1,864)      (998)     (4,345)
  Net loss attributable to common
    shareholders.......................          (120)           (1,122)    (1,864)      (998)    (11,083)
  Basic and diluted net loss per
    share..............................         $  --           $ (1.09)   $ (0.81)   $ (0.46)   $  (3.24)
  Shares used in basic and diluted
    calculation........................            --             1,030      2,300      2,174       3,416

                                                                 DECEMBER 31,       SEPTEMBER 30,
                                                              -------------------   -------------
                                                                1997       1998         1999
                                                              --------   --------   -------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $327     $ 5,504       $ 2,453
  Working capital...........................................     243       5,256         1,808
  Total assets..............................................     464       5,932         3,034
  Long term obligations.....................................      --          --           335
  Redeemable preferred stock................................      --       7,055        13,793
  Shareholders' equity (deficit)............................     380      (1,484)      (11,881)

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                NETMIND MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations, which involve risks and uncertainties. Actual results and the timing of certain events could differ materially from the forward-looking statements as a result of a number of factors, including those referred to in the section entitled "Risk Factors."

OVERVIEW

    NetMind is a leading provider of user-driven personalization solutions for e-business. Users can track any web-based information and be notified when the information changes via e-mail, pager, cell phone, PDA or the web. Over 6,000,000 active customers are tracking business and personal information using Mind-it, NetMind's free online tracking service. NetMind's flagship product, Minder Application Server, seamlessly integrates with any electronic commerce solution, publishing solution, customer relationship management system or web site and proactively alerts visitors or users to changes on these sites to encourage repeat visits.

    NetMind offers a variety of turnkey applications modules for Minder Application Server, including My Page, Personal eShopper, Gift Registry, Order Minder, Product Minder, Finance Minder, Persistent Search and Enterprise Minder which can be used for important intranet and extranet content.

    NetMind provides customers of Minder Application Server the option of licensing its software and installing it on its own equipment or purchasing a fully hosted service provided by NetMind as a subscription service.

    Software license revenues are recognized upon delivery provided that no significant vendor obligations remain and collection is considered probable. NetMind allocates a portion of software license fees to post-contract maintenance activities. Customer license agreements may include a non-refundable prepayment for a fixed quantity of end users or e-mail notifications. In such cases, revenues are initially deferred and then recognized over time, based on activity related to the customer's use of the NetMind software.

    Service revenues consist primarily of maintenance and custom engineering services. Maintenance revenues are recognized ratably over the maintenance period, which is generally one year. Revenues for custom engineering services are recognized as the services are performed.

    Actual events or the actual future results may differ materially from any forward-looking statements due to a number of risks and uncertainties including those set forth in the section entitled "Risk Factors." Introduction of new products and enhancements of existing products can have a significant impact on NetMind's revenue. Any delays in the scheduled release of major new products and enhancements or failure of new products to achieve anticipated levels of market acceptance can have a material adverse impact on NetMind's business, operating results and financial condition. The foregoing statements regarding new product information are forward-looking statements.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

    REVENUE. NetMind's revenues are derived from two primary sources: software licenses and fees for service. License revenues are derived from the licensing of software products under agreements with customers granting them either limited term or perpetual licenses to use NetMind's software. Revenues for the nine months ended September 30, 1999 increased by 339% to $514,000 as compared to $117,000 for the same period in 1998. Revenues increases resulted from higher license revenues for

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NetMind's Minder for Partners product and related maintenance and support revenues. NetMind derived 68% of its revenues in the nine months ended September 30, 1999 from its largest customer, eBay Inc.

    Service revenues are derived from fees for services including customer funded engineering services, amortization of maintenance contract programs and NetMind hosted services.

    COST OF REVENUE. Cost of license revenue consists, on a case-by-case basis, of royalty payments for certain third party software products. Cost of service revenue consists primarily of personnel related costs for engineering, support or hosted services. For the nine months ended September 30, 1999 and 1998, cost of revenue was $29,000 and $0 respectively. This represented 6% and 0% of total revenue, for the nine months ended September 30, 1999 and 1998, respectively.

    Cost of revenue is affected by the mix among revenue sources. Gross profit margins are generally highest for license revenue and are lower for hosted services, custom engineering and support revenues.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and other related expenses for research and development personnel, quality assurance personnel and the cost of facilities and depreciation of capital equipment. Research and development expenses increased 259% to $1,573,000 in the nine months ended September 30, 1999 from $439,000 in the comparable period in 1998. The increase in research and development expenditures was primarily due to an increase in research and development employees.

    Research and development costs have been expensed as incurred. Statement of Financial Accounting Standards No. 86 requires capitalization of certain software development costs once technological feasibility is established. NetMind defines establishment of technological feasibility at the point that product reaches beta. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all of these software development costs have been insignificant and expensed as incurred.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions, promotional expenses and other related expenses of sales and marketing personnel. Sales and marketing expenses increased 612% to $2,206,000 in the nine months ended September 30, 1999 as compared to $310,000 in the comparable period in 1998. The increase in sales and marketing expenses was primarily due to increased headcount and related personnel expenses. NetMind anticipates that sales and marketing expenses will continue to increase throughout 2000 as NetMind expands its direct sales, business development and marketing efforts.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and other related expenses of administrative, executive and financial personnel and other outside professional fees. General and administrative expenses increased 49% to $533,000 in the nine months ended September 30, 1999 as compared to $358,000 in the comparable period in 1998. The increase in general and administrative expenses was primarily due to increased legal expenses and other personnel and related expenses incurred in developing the company's financial and operating control structures and procedures.

    NON-CASH STOCK COMPENSATION. The amount that the estimated fair market value of NetMind's common stock exceeds the exercise price on the grant date of stock options granted to NetMind employees is considered deferred compensation. For options granted to employees in the fiscal year ended December 31, 1998, deferred compensation associated with such options for the year ended
December 31, 1998 was not material and no deferred compensation was recorded. For options granted to employees during the nine months ended September 30, 1999, deferred compensation associated with such options for the nine months ended September 30, 1999 amounts to $5,105,000. Of this

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amount $519,000 was charged to operations for the nine months ended
September 30, 1999 and $4,586,000 will be amortized over the vesting periods of the applicable options through October 31, 2003. In addition, NetMind recorded $110,000 of variable compensation expense related to non-qualified option grants vesting over the first nine months of 1999. Through September 30, 1999, NetMind had granted options to purchase an aggregate of approximately 1.6 million shares of NetMind common stock at exercise prices ranging from $0.10 to $0.35 per share. NetMind granted most of these options to new employees.

    INTEREST INCOME, NET. Interest income, net, represents interest earned on cash balances, offset by interest expense on a capital equipment line of credit. NetMind earned $112,000 in net interest income in the nine months ended September 30, 1999 as compared to net interest expense of $8,000 in the comparable period in 1998. The interest income earned in 1999 was a result of cash on hand throughout the year following a Series B Preferred Stock financing which closed in October 1998.

    PROVISION FOR INCOME TAXES. As of December 31, 1998, NetMind had $3,048,000 of federal and $3,047,000 of state net operating loss carryforwards available to offset future taxable income, which expire beginning in 2005. NetMind has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability. Changes in the ownership of NetMind's common stock, as defined in the Internal Revenue Code of 1986, as amended, may restrict the utilization of such carryforwards. See Note 10 of the notes to NetMind's financial statements.

FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUES. Revenues for the fiscal year ended December 31, 1998 were $278,000. During fiscal 1997, NetMind did not record any revenues. Key customers during 1998 were The Boeing Company, Hitachi Ltd., and Fujitsu Software Corporation representing 59%, 18% and 14% of annual revenues, respectively. Revenues were derived from license fees for the Enterprise Minder product and the amortization of maintenance contract programs.

    COST OF REVENUE. No cost of revenues were recorded by NetMind in 1998 as such costs were not deemed to be material.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and other related expenses for research and development personnel, quality assurance personnel and the cost of facilities and depreciation of capital equipment. Research and development expenses increased 85% to $863,000 in the twelve months ended December 31, 1998 from $467,000 in the comparable period in 1997. The increase in research and development expenditures was primarily due to an increase in research and development employees by 10 between December 31, 1997 and December 31, 1998.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions, promotional expenses and other related expenses of sales and marketing personnel. Sales and marketing expenses increased 139% to $779,000 in the twelve months ended December 31, 1998 as compared to $326,000 in the comparable period in 1997. The increase in sales and marketing expenses was primarily due to the addition during 1998 of two senior vice presidents to lead these functions and a related increase in spending on marketing programs and public relations.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and other related expenses of administrative, executive and financial personnel and other outside professional fees. General and administrative expenses increased 80% to $536,000 in the twelve months ended December 31, 1998 as compared to $297,000 in the comparable period in 1997. The increase in general and administrative expenses was primarily due to increased professional consulting fees and

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other personnel and related expenses incurred in developing NetMind's financial and operating control structures and procedures.

    INTEREST INCOME, NET. Interest income, net, represents interest earned on cash balances, offset by interest expense on notes payable on a capital equipment line of credit. NetMind earned $36,000 in net interest income in the twelve months ended December 31, 1998 as compared to net interest expense of $32,000 in the comparable period in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    NetMind's operating activities used $3,289,000 and $501,000 of cash in the first nine months of fiscal 1999 and 1998, respectively. Net cash used in the first nine months of fiscal 1999 was primarily due to the net loss, adjusted for non-cash depreciation and amortization, and adjusted for changes in deferred revenue, accrued expenses, accounts receivable, prepaid expenses and accounts payable.

    Cash used by investing activities was $271,000 in the first nine months of fiscal 1999. This compares to $12,000 of cash used in the first nine months of fiscal 1998. Cash used in the first nine months of fiscal 1999 was primarily due to purchases of property, plant and equipment.

    Cash provided by financing activities was $509,000 in the first nine months of fiscal 1999. This compares to $195,000 of cash provided in the first nine months of fiscal 1998. Cash provided in the first nine months of 1999 was primarily due to the draw down of an equipment credit facility with Silicon Valley Bank. Under the terms of NetMind's Loan and Security Agreement dated
June 11, 1999, Silicon Valley Bank will provide a revolving line of credit of up to $1,000,000 against a borrowing base equal to 80% of eligible accounts receivable and an equipment line of up to $750,000. Advances against the equipment line may be taken through March 10, 2000 and will be repaid over a three year period ending March 10, 2003. As of December 31, 1999, no advances have been made on the revolving line of credit and the outstanding amount due on the equipment line was $698,661. Interest is due monthly at the prime rate plus 0.5% of the revolving line of credit and prime plus 1% on the equipment line.

    At September 30 and December 31, 1999, NetMind's principal source of liquidity, represented by operating cash balances, was $2,453,000 and $1,103,051, respectively. NetMind currently has no significant capital commitments. As of December 31, 1999, NetMind was in default on a material covenant related to its capital equipment line of credit with Silicon Valley Bank, but NetMind has made all payments to the bank as required.

    During the period prior to completion of the merger, Puma has agreed to provide loans to NetMind on a monthly basis in an aggregate principal amount of not more than $3,000,000 provided that such loans shall be made on commercially reasonable terms at market rates for working capital needs as demonstrated by NetMind and consistent with the rules governing a pooling of interests transaction. NetMind currently anticipates that its available funds, including this loan commitment from Puma, will be sufficient to meet its anticipated needs for working capital through the expected completion of the merger. So far NetMind has not borrowed any money under this arrangement. If the merger is not completed for any reason, NetMind anticipates that it would have an immediate requirement for working capital in order to continue its operations. NetMind cannot be certain that additional financing will be available to it on favorable terms when required, or at all.

YEAR 2000 READINESS DISCLOSURE

    Some computers, software, and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are commonly referred to as the "Millennium Bug" or "Year 2000 Problem".

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    The Year 2000 Problem could affect computers, software, and other equipment used, operated or maintained by NetMind. NetMind did not experience any significant problems on January 1, 2000 and does not anticipate any Year 2000 related problems with its computer systems.

    NetMind believes that it substantially identified and resolved all potential Year 2000 Problems with any software products that it develops and markets and NetMind has not experienced any significant Year 2000 related problems with respect to our software. However, NetMind also believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting its software products have been identified or corrected due to the complexity of these products and the fact that these products interact with other third-party vendor products and operate on systems which are not under NetMind's control. Any failure of these third parties to resolve Year 2000 Problems with these systems in a timely manner could have a material adverse effect on NetMind's business, financial condition, and results of operation.

    NetMind has not developed any Year 2000 contingency plans. NetMind does not believe that the Year 2000 Problem will have a material adverse effect on its business or results of operations.

                               MANAGEMENT OF PUMA

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names and ages of Puma's executive officers and directors as of December 31, 1999.

NAME                                     AGE                              POSITION
----                                   --------   --------------------------------------------------------
Bradley A. Rowe......................     39      President, Chief Executive Officer and Director
Stephen A. Nicol.....................     39      Senior Vice President and General Manager of Enterprise
                                                  Products and Director
Kelly J. Hicks.......................     38      Vice President of Operations and Chief Financial Officer
Michael Blanchette...................     47      Vice President and General Manager of Internet Products
Michael M. Clair(1)..................     52      Chairman of the Board
Tyrone F. Pike.......................     45      Director
M. Bruce Nakao(1)....................     56      Director

------------------------

(1) Members of the Audit Committee and Compensation Committee.

    Upon consummation of the merger, Matthew Freivald, age 34, who is currently the president and chief executive officer of NetMind, will become an executive officer and a director of Puma, and Gary Rieschel, age 43, who is currently a director of NetMind will become a director of Puma, and Stephen Meyer, age 38, who is currently the senior vice president of sales and business development of NetMind will become an executive officer of Puma.

    The merger agreement provides that, upon completion of the merger, the board of directors of Puma shall consist of the five current member of Puma's board, who are: Bradley A. Rowe, Stephen A. Nicol, Michael M. Clair, Tyrone F. Pike, M. Bruce Nakao, and two designees of NetMind, who shall be: Matthew Freivald and Gary Rieschel.

    Each director will hold office until such director's successor is elected and qualified or until such director's earlier resignation or removal. Each officer serves at the discretion of the board of directors of Puma.

    Mr. Rowe co-founded Puma in August 1993 and has served as president since October 1993 and chief executive officer since March 1995. He has also served as a director of Puma since August 1993. Prior to founding Puma, from January 1991 to July 1993, he held various management positions at SystemSoft Corporation, a PC system software supplier, including vice president of worldwide sales and general manager of desktop computing. In June 1988, Mr. Rowe co-founded Extar Technologies, a manufacturer's representative of PC products, where he held a number of management positions, including vice president of sales and president until December 1990. From November 1983 to June 1988, Mr. Rowe served in various sales positions at Western Digital Corporation, a storage management company, including director of western area sales. Mr. Rowe currently serves as a director of several privately-held companies. Mr. Rowe holds a B.S. degree in engineering and management science from Princeton University.

    Mr. Nicol co-founded Puma in August 1993. He served as senior vice president, sales until November 1999, when he was appointed senior vice president and general manager of enterprise products. He has also served as a director of Puma since August 1993. Prior to founding Puma he served in several capacities at SystemSoft Corporation, including as director of sales for Japan and Asia Pacific from July 1992 to July 1993 and as sales manager for the Eastern United States from November 1991 to July 1992. Mr. Nicol co-founded Extar Technologies in June 1988 where he served until November 1991 as vice president of sales. Previously, Mr. Nicol served as OEM manager for

Western Digital and computer sales representative for Hewlett-Packard. He holds an A.B. degree in political science from Princeton University.

    Mr. Hicks became the chief financial officer and vice president of operations of Puma in May 1999. Prior to that Mr. Hicks served as vice president of finance and operations of Luminate Software, Inc. from November 1998 to May 1999. Prior to that Mr. Hicks served as corporate controller of Puma from January 1997 to November 1998. From 1991 to January 1997, Mr. Hicks served in various capacities, most recently as corporate controller of The Santa Cruz Operation, Inc. Mr. Hicks holds a B.S. degree in business administration with a concentration in finance from California State University Chico.

    Mr. Blanchette became the vice president and general manager of Internet products of Puma in November 1999. Prior to that Mr. Blanchette served as Puma's chief technical officer from October 1996 through November 1999. Mr. Blanchette joined Puma as the vice president of technology in May 1996, upon the acquisition of IntelliLink Corporation by Puma. Prior to that, Mr. Blanchette served as president and director of engineering of IntelliLink from May 1992 until May 1996. Prior to joining IntelliLink, from April 1989 to March 1992, he served in various management positions at Alsys, a software tools supplier, including president and vice president of engineering. Mr. Blanchette holds an M.S. degree in computer science from Boston University.

    Mr. Clair became a director of Puma in November 1994 and has served as chairman of the board of Puma since March 1995. Mr. Clair was a founder of SynOptics Communications (now Bay Networks), a computer networking company, and from January 1987 to November 1992, served as vice president sales and marketing and then as senior vice president of sales and customer service of SynOptics. Mr. Clair spent the early part of his career with Tymshare, a computer time-sharing company, and ROLM, a manufacturer of digital PBX equipment, in a variety of sales and marketing positions. He holds a B.S. degree in business and a M.B.A. degree from the University of Buffalo. Mr. Clair is a director of several private companies.

    Mr. Pike became a director of Puma in October 1996. Since March 1993,
Mr. Pike has served as director of Citrix Systems, a publicly held supplier of multi-user application server products. Mr. Pike also served as a director of ProxiNet, recently acquired by Puma. In August 1996 Mr. Pike founded Switchsoft Systems, a supplier of open virtual network management software for switches and routers and has served as chairman of the board and chief executive officer since its inception. From January 1994 to August 1996, Mr. Pike served in various positions at UB Networks, a computer networking company, including senior vice president and chief technical officer. Prior to joining UB Networks, Mr. Pike served as a partner of Pike Associates from September 1992 to January 1994. From March 1992 to September 1992, Mr. Pike served as president and chief executive officer of Global Village Communications, a networking communications company. From May 1991 to June 1992 he served as manager, strategic planning & business development of Intel Corporation, a semiconductor company. From April 1983 to May 1991, Mr. Pike served as founder, chairman of the board and president of LANSystems, a computer networking company, of which he served as a director until February 1994. Mr. Pike holds an A.B. degree in architecture from Princeton University.

    Mr. Nakao became a director of Puma in May 1999. Mr. Nakao currently holds the position of chief financial officer at an Internet search company, Ask Jeeves, Inc. Prior to joining Puma's board of directors, from June 1996 to May 1999 Mr. Nakao was senior vice president, finance and administration and the chief financial officer of Puma. Prior to that, from May 1986 to June 1996, Mr. Nakao served in several capacities at Adobe Systems Incorporated, a software company, most recently as its senior vice president, finance and administration, chief financial officer and treasurer. He holds a B.A. degree in business and economics from the University of Washington and a M.B.A. degree from Stanford University.

    Mr. Freivald founded NetMind in June 1996 and has served as president and chief executive officer since October 1996. Prior to founding NetMind, from June 1994 to October 1996, he worked in marketing and management at Schlumberger Limited, a global technology services company. From May 1992 to June 1994, Mr. Freivald held an engineering position with National Semiconductor Corporation, a designer and manufacturer of analog and mixed signal semiconductor products.
Mr. Freivald holds a B.S. in computer engineering from Rochester Institute of Technology and an M.B.A. from San Jose State University.

    Mr. Meyer has served as senior vice president of sales and business development of NetMind since October 1998. Prior to joining NetMind, he was a partner with Dakota Capital, an advisory service to software and emerging technology companies, where he led sourcing, technical and financial analysis and evaluation of new investment banking opportunities and worked with firms worldwide, including companies from the U.S., Russia, Europe, Asia and the Middle East. Mr. Meyer holds a B.A., magna cum laude, in political science from the University of California and an M.B.A. from Harvard Business School.

    Mr. Rieschel has served as a director of NetMind since October 1998.
Mr. Rieschel is the executive managing director of Softbank Technology Ventures, a venture fund focused on early stage Internet companies. Since joining Softbank in January 1996, he has led Softbank's venture capital activities in the United States. Mr. Rieschel has over fifteen years experience in the high technology field, including holding executive positions at nCUBE, a provider of broadcast video, as vice president marketing from August 1994 to December 1995; Cisco Systems, Inc., a provider of a computer networking products, as director worldwide channels from 1993 to 1994; Sequent Computer Systems, Inc., a computer software company, as director and general manager from 1984 to 1993; and Intel Corporation, a semiconductor and computer company, from 1979 to 1982. He serves as a director for MessageMedia, Inc., Net2Phone, Inc. and Preview Systems, Inc. and is a member of Softbank's Global Executive Board. Mr. Rieschel holds a B.A. degree in Biology from Reed College and an M.B.A. from Harvard Business School.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Puma did not have a compensation committee until September 1996, prior to which time all decisions concerning executive compensation were made by the entire board of directors, of which Messrs. Rowe and Nicol are members. Messrs. Rowe and Nicol abstained from all deliberations concerning their own compensation during this period. The compensation committee currently consists of Messrs. Clair and Nakao.

DIRECTOR COMPENSATION

    Directors do not receive any cash compensation for their services as members of the board of directors or members of committees of the board of directors, although they are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings. Directors are eligible to receive stock option grants under the Puma 1993 Stock Option Plan.

               PUMA EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth information concerning the compensation of the chief executive officer of Puma and the two (2) other most highly compensated executive officers of Puma as of

July 31, 1999 whose total salary and bonus for the fiscal year ended July 31, 1999 exceeded $100,000, for services in all capacities to Puma, during the fiscal years ended July 31, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                        ANNUAL      --------------
                                                                     COMPENSATION     SECURITIES
                                                                     ------------     UNDERLYING
NAME AND PRINCIPAL POSITION                            FISCAL YEAR    SALARY ($)      OPTIONS(#)
---------------------------                            -----------   ------------   --------------
Bradley A. Rowe......................................     1999          218,750        160,000(1)
President and chief executive officer                     1998          131,250         60,000(2)
                                                          1997           96,250        160,000(3)

Stephen A. Nicol.....................................     1999          212,917        160,000(1)
Senior vice president, general manager, enterprise        1998          131,250         60,000(2)
  products                                                1997          102,083        160,000(3)

FORMER OFFICER:
M. Bruce Nakao(5)....................................     1999          143,192         93,000(1)
                                                          1998          119,208         60,000(2)
                                                          1997           94,375        236,122(4)

------------------------

(1) Represents: (i) for Mr. Rowe, 160,000 shares for options previously granted in fiscal years 1997 and 1996 which were canceled and replaced pursuant to the October 29, 1998 repricing; (ii) for Mr. Nicol, 160,000 shares for options previously granted in fiscal years 1997 and 1996 which were canceled and replaced pursuant to the October 29, 1998 repricing; and (iii) for Mr. Nakao, 93,000 shares for options granted during fiscal year 1999. See "Option Grants In Last Fiscal Year."

(2) Represents 60,000 shares for options previously granted in fiscal year 1997 which were canceled and replaced pursuant to the October 3, 1997 repricing. All shares listed in fiscal year 1998 (i) for Messrs. Rowe and Nicol, have been canceled and replaced pursuant to the October 29, 1998 repricing and
    (ii) for Mr. Nakao, have been canceled and replaced pursuant to the October 29, 1998 repricing, of which 35,000 shares have been exercised by Mr. Nakao and 25,000 shares have canceled by Puma in fiscal year 1999.

(3) Represents 60,000 shares for options previously granted in fiscal year 1997 which were canceled and replaced pursuant to the October 3, 1997 repricing and 100,000 shares for options previously granted in fiscal year 1996 which were canceled and replaced pursuant to the October 29, 1998 repricing. All shares listed in fiscal year 1997 have been canceled and replaced pursuant to the October 3, 1997 and October 29, 1998 repricings.

(4) Represents (i) 176,122 shares for options previously granted in fiscal year 1996 which were canceled and replaced pursuant to the October 29, 1998 repricing, of which 108,413 shares have been exercised by Mr. Nakao and 67,709 shares have been canceled by Puma in fiscal year 1999, and
    (ii) 60,000 shares for options previously granted in fiscal year 1997 which were canceled and replaced pursuant to the October 3, 1997 and October 29, 1998 repricings, of which 35,000 shares have been exercised by Mr. Nakao and 25,000 shares have been canceled by Puma in fiscal year 1999.

(5) Mr. Nakao served as Puma's senior vice president, finance and administration, and chief financial officer until May 1999.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table provides the specified information concerning grants of options to purchase Puma's common stock made during the fiscal year ended
July 31, 1999 to the persons named in the Summary Compensation Table. No stock appreciation rights were granted to the named executive officers during the fiscal year ended July 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              STOCK PRICE
                                                                                           APPRECIATION FOR
                                            INDIVIDUAL GRANTS                               OPTION TERM(3)
                                 ----------------------------------------                ---------------------
                                   NUMBER OF      % OF TOTAL
                                  SECURITIES       OPTIONS
                                  UNDERLYING      GRANTED TO    EXERCISE
                                    OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION
NAME                             GRANTED(#)(1)   FISCAL YEAR    ($/SH)(2)      DATE       5% ($)      10% ($)
----                             -------------   ------------   ---------   ----------   ---------   ---------
Bradley A. Rowe................     100,000(4)       10.4        2.40625     07/22/01     151,328     383,494
                                     60,000(5)        6.3        2.40625     03/03/02      90,797     230,097

Stephen A. Nicol...............     100,000(4)       10.4         2.1875     07/22/06     137,571     348,631
                                     60,000(5)        6.3         2.1875     03/03/07      82,542     209,179

FORMER OFFICER:
M. Bruce Nakao.................     176,122(4)       18.4         2.1875     06/23/06     242,292     614,016
                                     93,000           9.7           5.50     05/24/09     321,680     815,199
                                     60,000(5)        6.3         2.1875     03/03/07      82,542     209,179

------------------------

(1) The board of directors has discretion, subject to plan limits, to modify the terms of options and to reprice the options. Each option is fully exercisable from the time of grant, subject to Puma's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Shares generally vest at the rate of 1/4 after twelve (12) months from the date of grant and 1/48 of the total number of shares each month thereafter.

(2) The exercise price per share of options granted represented the fair market value of the underlying shares of common stock on the dates the respective options were granted as determined by Puma's board of directors. In
    October 1998, as a result of a broad decline in the fair market value of Puma's common stock, the compensation committee determined that it was in the best interests of Puma to offer to all current option holders, including executive officers whom the committee considered separately, the opportunity to exchange outstanding options with an exercise price above the then current price for options with an exercise price equal to the then current fair market value.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Puma's estimate or projection of the future common stock price. This table does not take into account any appreciation in the price of the common stock to date.

(4) Represents options that were repriced on October 29, 1998, replacing options that were granted in fiscal year 1996.

(5) Represents options that were repriced on October 29, 1998, replacing options that were granted in fiscal year 1997 and repriced on October 3, 1997.

    The exercise price per share of each option was determined by Puma's board of directors in its good faith judgment and generally reflects its best estimate of the fair value of Puma's common stock on the date of each grant, taking into account factors such as Puma's operating performance, recent sales of securities, and market conditions.

    The actual stock price appreciation over the 10-year option term may not be at the above 5% and 10% assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of common stock appreciates over the option term, no value will be realized from the option grant made to the named executive officer.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides the specified information concerning exercises of options to purchase Puma's common stock in the fiscal year ended July 31, 1999, and unexercised options held as of July 31, 1999, by the persons named in the Summary Compensation Table. No stock appreciation rights were exercised during the fiscal year ended July 31, 1999 and no stock appreciation rights were outstanding as of July 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                         SHARES                         UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                        ACQUIRED                     OPTIONS AT JULY 31, 1999(#)         AT JULY 31, 1999($)(1)
                           ON          VALUE        ------------------------------   ------------------------------
NAME                    EXERCISE   REALIZED($)(2)   EXERCISABLE(3)   UNEXERCISABLE   EXERCISABLE(4)   UNEXERCISABLE
----                    --------   --------------   --------------   -------------   --------------   -------------
Bradley A. Rowe.......       --             --           160,000            --           475,000            --
Stephen A. Nicol......       --             --           160,000            --           510,000            --
FORMER OFFICER:
M. Bruce Nakao........  143,413        367,496            93,000            --                --            --

------------------------

(1) Calculated on the basis of the fair market value of the underlying securities at July 31, 1999 of $5.375 per share, as reported by the Nasdaq National Market, minus the aggregate exercise price.

(2) "Value Realized" represents the fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such options.

(3) All options are fully exercisable, subject to Puma's right to repurchase any unvested shares at the original exercise price in the event of the optionee's termination. Shares generally vest at the rate of 1/4 after twelve (12) months from the date of grant and 1/48 of the total number of shares each month thereafter.

(4) Does not include options that had an exercise price greater than the per share closing price of $5.375 on July 31, 1999 as reported by the Nasdaq National Market.

REPRICING OF OPTIONS

    The following table provides the specified information concerning all repricings of options to purchase Puma's common stock held by any executive officer of Puma from December 5, 1996, the first day of trading following the date of Puma's initial public offering, through the fiscal year ended July 31, 1999:

                         TEN-YEAR OPTION REPRICINGS(1)

                                           NUMBER OF                                               LENGTH OF ORIGINAL
                                          SECURITIES    MARKET PRICE                                  OPTION TERM
                                          UNDERLYING    OF STOCK AT    EXERCISE PRICE                 REMAINING AT
                                            OPTIONS       TIME OF        AT TIME OF       NEW      DATE OF REPRICING
                                          REPRICED OR   REPRICING OR    REPRICING OR    EXERCISE      OR AMENDMENT
NAME AND PRINCIPAL POSITION      DATE     AMENDED(#)    AMENDMENT($)    AMENDMENT($)    PRICE($)        (MONTHS)
---------------------------    --------   -----------   ------------   --------------   --------   ------------------
Bradley A. Rowe..............  10/29/98     100,000(1)     2.1875            6.05       2.40625               33
President and chief executive  10/29/98      60,000(1)     2.1875            7.15       2.40625               41
  officer                      10/03/97      56,910(2)       6.50          11.825          7.15              113
                               10/03/97       3,090(2)       6.50          11.825          7.15               53

Stephen A. Nicol.............  10/29/98     160,000(1)     2.1875            5.50        2.1875               93
Senior vice president, sales   10/29/98      60,000(1)     2.1875            6.50        2.1875              101
                               10/03/97      60,000(2)       6.50           10.75          6.50              113

FORMER OFFICER:
M. Bruce Nakao...............  10/29/98     176,122(1)     2.1875            3.25        2.1875               92
Former senior vice president,  10/29/98      60,000(1)     2.1875            6.50        2.1875              101
  finance and administration   10/03/97      60,000(2)       6.50           10.75          6.50              113
  and chief financial officer

------------------------

(1) Options that were repriced in October 1998 continue to vest in accordance with their original vesting schedule.

(2) Options that were repriced in October 1997 continue to vest in accordance with their original vesting schedule.

EMPLOYEE BENEFIT PLANS

AMENDED AND RESTATED 1993 STOCK OPTION PLAN

    Puma's 1993 Stock Option Plan (the Option Plan) was adopted by Puma's board of directors and its stockholders in October 1993 and amended as of February 23, 1998. A total of 5,000,000 shares of common stock have been reserved for issuance under the Option Plan. The Option Plan provides for grants of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the Code), to employees (including officers and employee directors), and for grants of nonstatutory options to employees, non-employee directors and consultants. The Option Plan is currently being administered by the board of directors of Puma, which determines the optionees and the terms of the options granted, including the exercise price, number of shares subject to the option and the exercisability thereof. Unless sooner terminated by the board of directors, the Option Plan will continue until all of the shares subject to the plan have been issued and all restrictions on such shares have lapsed. However, no incentive stock options may be granted more than 10 years after the date of the most recent stockholder approval of a change to the share reserve of the Option Plan.

    The exercise price of incentive stock options granted under the Option Plan must be not less than the fair market value of the common stock on the date of grant, and the exercise price of nonstatutory options must be not less than 85% of the fair market value of the common stock on the date of grant. With respect to any optionee who owns stock representing more than 10% of the voting power of all classes of Puma's outstanding capital stock, the exercise price of any incentive stock option must be equal to at least 110% of the fair market value of the common stock on the date of grant, and the term of the option must not exceed five years. The terms of incentive stock options may not exceed ten years, although there is no limit as to the term of nonstatutory stock options. The aggregate fair market value of common stock (determined as of the date of the option grant) for which an incentive stock option may for the first time become exercisable in any calendar year may not exceed $100,000.

    The Option Plan provides that, in the event of (i) certain mergers or consolidations to which Puma is a party in which the stockholders of Puma do not retain beneficial ownership of at least a majority of the voting stock of Puma or its successor, (ii) the sale, exchange or transfer of all or substantially all of the assets of Puma other than to one or more subsidiary corporations or
(iii) a liquidation or dissolution of Puma, the board of directors of Puma may provide for the acquiring or successor corporation to assume or substitute new options for the options outstanding under the Option Plan. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to such event, they will terminate.

    As of December 31, 1999, Puma had issued 1,904,097 shares of common stock upon exercise of options granted under the Option Plan and options to purchase 2,190,006 shares of common stock, at a weighted average exercise price of $5.97886 per share, were outstanding. As of December 31, 1999, there were 967,307 shares available for future option grants.

INTELLILINK CORP. 1992 INCENTIVE STOCK OPTION PLAN

    In connection with Puma's acquisition of IntelliLink Corp., Puma assumed options granted under IntelliLink's 1992 Incentive Stock Option Plan, and such options became exercisable for shares of Puma's common stock. Options granted under the IntelliLink plan are incentive stock options which generally have a six-year term. Generally, options granted under the IntelliLink plan became exercisable as the underlying shares vest. Such shares generally vest in four equal annual installments following the date of option grant, subject to the optionee's continued employment. No additional options will be granted under the IntelliLink plan. As of December 31, 1999, 98,617 shares of Puma's common stock had been issued upon the exercise of options granted under the IntelliLink plan, and options to purchase 34,815 shares of Puma's common stock were outstanding at a weighted average exercise price of $1.29168 per share.

PROXINET, INC. 1997 STOCK PLAN

    In connection with Puma's acquisition of ProxiNet, Inc., Puma assumed options granted under ProxiNet's 1997 Stock Plan, and such options became exercisable for shares of Puma's common stock. Options granted under the ProxiNet plan are incentive stock options which generally have a ten-year term. Generally, options granted under the ProxiNet plan became exercisable as the underlying shares vest. Such shares generally vest in four years following the date of option grant, subject to the optionee's continued employment. No additional options will be granted under the ProxiNet plan. As of December 31, 1999, 639,217 shares of Puma's common stock had been issued upon the exercise of options granted under the ProxiNet plan, and options to purchase 365,637 shares of Puma's common stock were outstanding at a weighted average exercise price of $.32167 per share.

1998 EMPLOYEE STOCK PURCHASE PLAN

    The Puma 1998 Employee Stock Purchase Plan (Purchase Plan) was adopted by Puma's board of directors in August 1998 and approved by the stockholders of Puma in December 1998 and replaced the 1996 Employee Stock Purchase Plan as of March 1999. A total of 1,000,000 shares of common stock have been reserved to date for issuance under the Purchase Plan, which number shall be cumulatively increased on each August 1 until and including August 1, 2008 by an amount equal to the lesser of (a) 500,000 shares or (b) a lesser amount of shares determined by the board. The Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by the board of directors or by a committee appointed by the board. Employees (including officers and employee directors of Puma) of Puma or any parent or subsidiary designated by the board for participation in the Purchase Plan are eligible to participate in the Purchase Plan if they are customarily employed for more than 20 hours per week and more than five months per year. The Purchase Plan will be implemented by sequential 24-month offering periods. Each offering period will generally be comprised of four six-month purchase periods, with shares purchased on the last day of each purchase period (a Purchase Date). Purchase periods begin on March 1 and September 1 of each year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation. The price at which stock may be purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of Puma's common stock on the first day of the offering period or the Purchase Date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with Puma. In each offering period, a Participant's right to purchase shares under the Purchase Plan will be subject to the following limitations: (1) the amount purchased during the offering period may not exceed the lesser of (a) that number of whole shares determined by dividing 50,000 by the fair market value of a share of common stock on the first day of the offering period or (b) 5,000 shares of common stock; and (2) the fair market value of shares purchased in any calendar year under the Purchase Plan may not exceed $25,000 (such fair market value to be determined as of the first day of the offering period).

401(K) PLAN

    Puma sponsors the Puma Technology, Inc. 401(k) Plan. All Puma employees are eligible to participate in the 401(k) Plan and may contribute up to 20% of their current compensation, but in no event may they contribute more than the maximum dollar amount allowable per calendar year under the federal tax laws. Puma will match 50% of amounts contributed by employees up to a pre-established maximum amount, which matching amounts are subject to vesting based on length of service with Puma. Each participant is fully vested in his or her salary contributions. Participant contributions are held in trust and the individual participants may direct the trustee to invest their accounts in a number of investment alternatives. Puma may also make fully vested qualified non-elective contributions to the 401(k) Plan on behalf of participants who are not "highly compensated," but has not done so to date.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    Puma has not entered into any employment agreements with any of the named executive officers listed in the Summary Compensation Table.

    Puma has entered into an employment agreement with Mr. Kelly J. Hicks who joined Puma in May 1999 as the chief financial officer and vice president of operations of Puma. An additional 50% of the shares subject to the initial option granted to Mr. Hicks will automatically vest upon a change of control of Puma. Mr. Hicks will also receive severance if his employment ends for any reason other than "cause" in the following amounts:

    - if his employment ends within 1-12 months from his hire date, then he receives nine months salary;

    - if his employment ends within 13-24 months from his hire date, then he receives 6 months salary; or

    - if his employment ends after 24 month from his date of hire, then he receives no severance.

    Cause is defined as follows:

    - Conviction of a felony or any crime involving moral turpitude or dishonesty;

    - Participation in a fraud or act of dishonestly against Puma;

    - Conduct that demonstrates a gross unfitness to serve; or

    - Intentional, material violation of any agreement with Puma or of any statutory duty to Puma that is not corrected within 30 days after written notice.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Puma's certificate of incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to Puma or its stockholders for monetary damages for conduct as a director. Although liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

    Puma's certificate of incorporation requires it to indemnify its directors to the fullest extent permitted by Delaware law. Puma has also entered into indemnification agreements with each of its directors. Puma believes that the limitation of liability provisions in its certificate of incorporation and indemnification agreements may enhance its ability to attract and retain qualified individuals to serve as directors. See "Description of Puma Capital Stock."

                     CERTAIN TRANSACTIONS RELATING TO PUMA

    Some of Puma's directors, executive officers and affiliates have entered into transactions with it as follows:

    Puma closed the merger of ProxiNet, Inc. in October 1999. Mr. Tyrone F. Pike was a director of both Puma and ProxiNet at the time of the transaction.
Mr. Pike owned 12% of the outstanding shares of ProxiNet. Upon the closing of the merger, Mr. Pike received 241,013 shares of Puma common stock in exchange for his shares of ProxiNet capital stock, 10% of which are being held in escrow for any indemnification claims.

    Puma's certificate of incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Puma's bylaws provide that Puma shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Puma has also entered into indemnification agreements with its officers and directors containing provisions that may require Puma, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers' insurance if available on reasonable terms.

    For a description of the compensation of officers and directors of Puma and the eligibility of officers and directors of Puma to participate in Puma's employee benefit plans. See "Management of Puma--Director Compensation," "Puma Executive Compensation and Other Information--Summary of Cash and Certain Other Compensation" and "--Stock Options and Stock Appreciation Rights."

    All transactions between Puma and its officers, directors, principal stockholders and other affiliates have been and will be on terms no less favorable to Puma than could be obtained from unaffiliated parties. To date, Puma has made no loans to officers, directors, principal shareholders or other affiliates other than advances of reimbursable expenses and those described below under "--Officer Loans." All such future transactions will be approved by a majority of Puma's independent and disinterested directors.

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

    Puma has not entered into any employment agreements with any of the named executive officers listed in the Summary Compensation Table. Puma has entered into an employment agreement with Mr. Kelly J. Hicks who joined Puma in May 1999 as the chief financial officer and vice president of operations of Puma. See the description of such agreement under "Puma Executive Compensation and Other Information--Employment Contracts and Change of Control Arrangements."

    Puma has also entered into indemnification agreements with each of its other directors and officers. See "Puma Executive Compensation and Other Information--Employment Contracts and Change of Control Arrangements," and "--Limitation of Liability and Indemnification."

OFFICER LOANS

    On December 29, 1998, Mr. Bradley A. Rowe, Puma's president and chief executive officer, delivered a full recourse promissory note in the principal amount of $70,000 to Puma in payment of the exercise price of 30,000 shares of common stock upon exercise of outstanding stock options under Puma's Option Plan. The note bears interest at the rate of 6% per annum, and is secured by the 30,000 shares of Puma common stock. Accrued interest and the principal amount became due and payable on July 15, 1999. None of the shares serving as security for the note may be sold unless the principal portion of the note attributable to those shares, together with the accrued interest on that principal portion, is paid to Puma. Mr. Rowe repaid the promissory note in full on January 29, 1999, including $333.70 of accrued interest.

    On July 12, 1999, Mr. M. Bruce Nakao, Puma's former senior vice president and chief financial officer, delivered a full recourse promissory note in the principal amount of $315,000 to Puma in payment of the exercise price of 143,413 shares of common stock upon exercise of outstanding stock options under Puma's Option Plan. The note bears interest at the rate of 5.32% per annum, compounded annually, and is secured by the purchased shares. Accrued interest is due and payable at annual intervals over the three-year term of the note, and the principal balance will become due and payable in one lump sum at the end of such three-year term. However, the entire unpaid balance of the note will become due and payable upon the sale by Mr. Nakao of the pledged shares or failure to pay any installment of interest when due. None of the shares serving as security for the note may be sold unless the principal portion of the note attributable to those shares, together with the accrued interest on that principal portion, is paid to Puma.

                         PRINCIPAL STOCKHOLDERS OF PUMA

PUMA

    The following table sets forth certain information as of December 31, 1999 (except as indicated in the footnotes below) with respect to the beneficial ownership of Puma's common stock by:

    - each person known by Puma to own beneficially more than 5%, in the aggregate, of the outstanding shares of Puma's common stock;

    - the directors and named executive officers of Puma who hold securities of Puma; and

    - all executive officers and directors of Puma as a group.

    In the table below, "Beneficial Ownership of Shares After the Merger" reflects the beneficial ownership after giving effect to the additional shares of Puma common stock to be issued to NetMind shareholders, optionholders and warrantholders, which is approximately 5,000,000 shares.

                                                       BENEFICIAL OWNERSHIP   BENEFICIAL OWNERSHIP
                                                            OF SHARES              OF SHARES
                                                       BEFORE THE MERGER(1)   AFTER THE MERGER(1)
                                                       --------------------   --------------------
NAME OF BENEFICIAL OWNER                                NUMBER     PERCENT     NUMBER     PERCENT
------------------------                               ---------   --------   ---------   --------
DIRECTORS AND EXECUTIVE OFFICERS
Bradley A. Rowe(2)...................................  1,388,500     8.81%    1,388,500     6.90%
Stephen A. Nicol(3)..................................    722,500     4.58%      722,500     3.59%
Michael M. Clair(4)..................................    349,500     2.24%      349,500     1.75%
M. Bruce Nakao(5)....................................    340,291     2.17%      340,291     1.70%
Tyrone F. Pike(6)....................................    298,513     1.91%      298,513     1.49%
All current directors and executive officers as a
  group (6 persons)(7)...............................  3,199,304    19.82%    3,199,304    15.61%

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Percentage ownership is based on 15,606,770 shares of Puma common stock outstanding as of December 31, 1999. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after December 31, 1999 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Options granted under Puma's Amended and Restated 1993 Stock Option Plan are fully exercisable from the date of grant, subject to Puma's right to repurchase any unvested shares at the original exercise price upon termination of employment. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o Puma Technology, Inc., 2550 North First Street, Suite 500, San Jose, California 95131.

(2) Represents (i) 152,600 shares subject to options which are exercisable within 60 days of December 31, 1999, (ii) 100,000 shares registered in the name of the Bradley Alan & Tanya Elaine Rowe Charitable Remainder Unitrust, of which Mr. Rowe is a trustee and (iii) 1,135,900 shares registered in the name of the Bradley Alan Rowe and Tanya Elaine Rowe Trust UA 8 31 93
    BAROWE & TEROWE Revocable Living Trust, of which Mr. Rowe is a trustee.

(3) Includes 159,890 shares subject to options which are exercisable within 60 days of December 31, 1999.

(4) Includes (i) 7,500 shares subject to options which are exercisable within 60 days of December 31, 1999, (ii) 30,000 shares held by the MacLean-Clair Family Limited Partnership, of which Mr. Clair is a general partner,
    (iii) 16,000 shares registered in the names of children of Mr. Clair and
    (iv) 171,000 shares registered in the name of Audrey MacLean and Michael M. Clair, as Trustees, or their successors, of the Audrey MacLean and Michael Clair Trust Agreement UAD 12/1/90. The 30,000 shares held by the MacLean-Clair Family Limited Partnership can be voted and disposed of by Mr. Clair and Audrey MacLean acting together.

(5) Represents (i) 93,000 shares subject to options which are exercisable within 60 days of December 31, 1999, (ii) 95,071 shares registered in the name of the M. Bruce Nakao FBO 1994 Trust UAD 4/28/94, of which Mr. Nakao is a trustee, (iii) 120,489 shares registered in the name of M. Bruce Nakao and Marilynn Occhipinti as tenants in common and (iv) 31,731 shares held by B&Z Investments, L.P. (B&Z), of which Mr. Nakao is a general partner. The 31,731 shares held by B&Z can be voted and disposed of by Mr. Nakao acting alone. Mr. Nakao disclaims beneficial ownership of the stock held by B&Z except to the extent of his pecuniary interest therein.

(6) Includes (i) 15,000 shares subject to options which are exercisable within 60 days of December 31, 1999, (ii) 7,396 shares subject to a repurchase right in favor of Puma which lapses over time, (iii) 2,000 shares registered in the name of the Logan Marler Pike Trust, of which Mr. Pike is a trustee, and (iv) 2,000 shares registered in the name of the Elizabeth Watson Pike Trust, of which Mr. Pike is a trustee. Excludes 114,274 shares registered in the name of the Tyrone & Bettina Pike 1999 Joint Issue Trust (the Joint Issue Trust). Mr. Pike does not have voting or investment power with respect to the shares held by the Joint Issue Trust and disclaims beneficial ownership of these shares, except to the extent of his proportionate interest in them. The 114,274 shares held by the Joint Issue Trust and 241,013 of the shares listed in the table were acquired in connection with Puma's acquisition of ProxiNet, Inc. in October 1999.

(7) Includes 535,500 shares subject to options which are exercisable within 60 days of December 31, 1999, and 7,396 shares subject to a repurchase right in favor of Puma which lapses over time.

              NETMIND EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth information concerning the compensation of the executive officers, directors and employees of NetMind who will become executive officers of Puma upon consummation of the merger during the fiscal years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM COMPENSATION
                                                           ANNUAL                          AWARDS
                                                        COMPENSATION               ----------------------
                                            ------------------------------------         SECURITIES
NAME AND PRINCIPAL POSITION                 FISCAL YEAR   SALARY ($)   BONUS ($)   UNDERLYING OPTIONS(#)
---------------------------                 -----------   ----------   ---------   ----------------------
Matt Freivald ............................     1999         150,000         --                 --
 President and chief executive officer         1998         105,750         --                 --
                                               1997          90,948         --                 --

Stephen Meyer(1) .........................     1999         200,000     25,000            155,000
  Senior vice president of sales and           1998          40,000     25,000            220,000
  business development

------------------------

(1) Mr. Meyer joined NetMind in 1998.

DIRECTOR COMPENSATION

    Directors do not receive any cash compensation for their services as members of the NetMind board of directors or members of committees of the NetMind board of directors, although they are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings. Directors are eligible to receive stock option grants under the NetMind stock option plan.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

    The following table provides the specified information concerning grants of options to purchase NetMind's common stock made during the fiscal year ended December 31, 1999 to the executive officers, directors and employees of NetMind who will become executive officers of Puma upon consummation of the merger. No stock appreciation rights were granted to the named executive officers during the fiscal year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF STOCK
                                                                                          PRICE APPRECIATION FOR
                                            INDIVIDUAL GRANTS                                 OPTION TERM(3)
                                ------------------------------------------                -----------------------
                                  NUMBER OF       % OF TOTAL
                                 SECURITIES        OPTIONS
                                 UNDERLYING       GRANTED TO     EXERCISE
                                   OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION
NAME                            GRANTED(#)(1)    FISCAL YEAR     ($/SH)(2)      DATE        5% ($)      10% ($)
----                            -------------   --------------   ---------   ----------   ----------   ----------
Matt Freivald.................          --                --          --            --          --            --

Stephen Meyer.................     155,000             27.85%      $0.35      03/25/09     $88,367      $140,710

------------------------

(1) The board of directors has discretion, subject to plan limits, to modify the terms of options and to reprice the options. Shares generally vest at the rate of 1/4 after 12 months from the date of grant and 1/48 of the total number of shares each month thereafter.

(2) The exercise price per share of options granted represented the fair market value of the underlying shares of common stock on the dates the options were granted as determined by NetMind's board of directors.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent NetMind's estimate or projection of the future common stock price. This table does not take into account any appreciation in the price of the common stock to date.

    The exercise price per share of each option was determined by NetMind's board of directors in its good faith judgment and generally reflects its best estimate of the fair value of NetMind's common stock on the date of each grant, taking into account factors such as NetMind's operating performance, recent sales of securities, and market conditions.

    The actual stock price appreciation over the 10-year option term may not be at the above 5% and 10% assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of common stock appreciates over the option term, no value will be realized from the option grant made to the named executive officer.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTION/SAR VALUES

    The following table provides the specified information concerning exercises of options to purchase NetMind's common stock in the fiscal year ended
December 31, 1999, and unexercised options held as of December 31, 1999, by the executive officers, directors and employees of NetMind who will become executive officers of Puma upon consummation of the merger. No stock appreciation rights were exercised during the fiscal year ended December 31, 1999 and no stock appreciation rights were outstanding as of December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-THE-
                           SHARES                        OPTIONS AT DECEMBER 31,             MONEY OPTIONS AT
                          ACQUIRED                               1999(#)                  DECEMBER 31, 1999($)(1)
                             ON          VALUE        ------------------------------   -----------------------------
NAME                      EXERCISE   REALIZED($)(2)   EXERCISABLE(3)   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                      --------   --------------   --------------   -------------   ------------   --------------
Matthew Freivald........       --             --             --                --              --               --
Stephen Meyer...........   55,000        $13,750          9,166           155,834        $497,213       $8,454,942
                               --             --             --           155,000        $      0       $8,371,041

------------------------

(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1999, calculated as if the merger had been consummated as of December 31, 1999 with an exchange ratio of .398950 of a share of Puma common stock for each share of NetMind common stock and based on the closing price of $136.25 per share of Puma common stock on the Nasdaq National Market on such date, minus the aggregate exercise price.

(2) "Value Realized" represents the fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such options.

(3) Shares generally vest at the rate of 1/4 after 12 months from the date of grant and 1/48 of the total number of shares each month thereafter.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    On March 25, 1999, Mr. Stephen Meyer, who will become an executive officer of Puma upon consummation of the merger, entered into a change of control agreement with NetMind which provides for the acceleration of vesting of certain of his unvested stock options in the event his employment is terminated without cause or as a result of an involuntary termination within twelve months of a change of control. See the description of such agreement under "The Merger Agreement and Related Agreements--Related Agreements--Change of Control Agreement with NetMind."

    Pursuant to the terms of a noncompetition agreement dated as of October 8, 1998, Matthew Freivald is entitled to continue to receive his salary through February 1, 2000 in the event his employment with NetMind is terminated without cause prior to February 1, 2000. In addition, following such a termination, any shares of NetMind common stock held by Mr. Freivald and subject to a repurchase option in favor of NetMind shall continue to be released from such purchase option through February 1, 2000.

                       PRINCIPAL SHAREHOLDERS OF NETMIND

    The following table sets forth information regarding beneficial ownership of NetMind's capital stock before the merger and as of December 31, 1999. The table also sets forth pro forma information regarding beneficial ownership of Puma common stock by the principal shareholders of NetMind following the merger. The table includes:

    - each person who owns beneficially more than 5% of the outstanding shares of NetMind capital stock on an as-converted basis;

    - each of NetMind's directors, the chief executive officer and other executive officers whose annual salary and bonus during 1999 exceeded $100,000; and

    - all of NetMind's directors and executive officers as a group.

    Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of capital stock is c/o NetMind Technologies, Inc., 1885 S. Winchester Blvd., Campbell, California 95008. Except as indicated by footnote, to NetMind's knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of capital stock, except to the extent authority is shared by spouses under applicable law. Shares of NetMind capital stock that are subject to options or warrants that are currently exercisable or exercisable within 60 days of December 31, 1999, are deemed outstanding for computing the percentages of the person holding such options or warrants but are not deemed outstanding for computing the percentages of any other person. Percentage ownership before the merger is based on 10,604,924 shares of NetMind capital stock outstanding as of December 31, 1999. Percentage ownership after the merger is based on an estimated 19,961,639 shares of Puma common stock outstanding and estimated conversion ratios of .3989506,
 .4126278 and .423874 for NetMind's common stock, Series A preferred stock and Series B preferred stock. Such conversion ratios are based on the average closing price of Puma common stock for the 30 trading days on the third trading day before December 31, 1999, which average was $65.8016.

                                                       BENEFICIAL OWNERSHIP    BENEFICIAL OWNERSHIP
                                                        OF NETMIND SHARES         OF PUMA COMMON
                                                        BEFORE THE MERGER     STOCK AFTER THE MERGER
                                                       --------------------   ----------------------
NAME OF BENEFICIAL OWNER                                NUMBER     PERCENT      NUMBER      PERCENT
------------------------                               ---------   --------   ----------   ---------
BancBoston Ventures, Inc.............................  1,720,529    16.22%      729,287      3.65%
Softbank Technology Advisors Fund, L.P.(1)...........  1,720,529    16.22%    1,256,865      6.30%
Matthew P. Freivald..................................  1,500,000    14.14%      598,426      3.00%
TechFund Capital, L.P.(2)............................  1,998,750    18.73%      806,360      4.03%
John Doggett(3)......................................  1,720,529    16.22%      729,287      3.65%
Gary Rieschel(4).....................................  1,720,529    16.22%    1,256,865      6.30%
Kurt Keilhacker(5)...................................  1,998,750    18.73%      806,360      4.03%
Alan Noble (6).......................................    615,036     5.79%      245,368      1.23%
Mark Richards........................................    500,000     4.71%      199,475      1.00%
Timothy Bajarin (7)..................................     20,000         *        7,979          *
All directors and executive officers as a group
  (6 persons)(8).....................................  7,459,808    69.78%    3,598,392     18.00%

------------------------

*   Represents less than 1%.

(1) Includes 1,688,183 shares held by Softbank Technology Advisors Fund, L.P. and 32,346 shares held by Softbank Technology Ventures IV, L.P.

(2) Includes (i) 937,500 shares held by TechFund Capital, L.P. of which 37,500 shares are issuable upon the exercise of warrants held by TechFund Capital, L.P., (ii) 82,500 shares held by TechFund Capital Management, LLC of which 27,500 shares are issuable upon exercise of warrants held by

    TechFund Capital Management, LLC and (iii) 978,750 shares held by TechFarm II, L.P. The general partner of TechFarm II, L.P. is also a managing member of TechFund Capital Management, LLC, the general partner of TechFund Capital, L.P. and as a result each of such entities may be deemed to be the beneficial owner of the shares held by the other. The business address of TechFund Capital, L.P., TechFund Capital Management, LLC and TechFarm II, L.P. is 200 W. Evelyn Street, Suite 100, Mountain View, California 94041.

(3) Mr. Doggett is a director of BancBoston Ventures, Inc., and a director of NetMind and as such may be deemed to be the beneficial owner of the shares held by such shareholder. Mr. Doggett disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of BancBoston Ventures, Inc. is 175 Federal Street, 10(th) Floor, Boston, MA 02110.

(4) Mr. Rieschel is a general partner of each of Softbank Technology Advisors Fund, L.P. and Softbank Technology Ventures IV, L.P., and a director of NetMind and as such may be deemed to be the beneficial owner of the shares held by such shareholders. Mr. Rieschel disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of Softbank Technology Ventures IV, L.P. is 333 W. San Carlos Street, Suite 1225, San Jose, California 95110.

(5) Mr. Keilhacker is a managing member of the general partners of TechFund Capital, L.P., and TechFund Capital Management, LLC which is and a limited partner of TechFarm II, L.P., and a director of NetMind and as such may be deemed to be the beneficial owner of the shares held by these shareholders. Mr. Keilhacker disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of TechFund Capital, L.P., TechFund Capital Management, LLC and TechFarm II, L.P. is 200
    W. Evelyn Street, Suite 100, Mountain View, California 94041.

(6) Includes 6,911 shares issuable upon the exercise of warrants held by the Noble Myers Education Trust and 8,125 shares issuable upon the exercise of options which are exercisable within 60 days of December 31, 1999.

(7) Includes 20,000 shares subject to options which are exercisable within 60 days of December 31, 1999.

(8) Includes 20,000 shares subject to options which are exercisable within 60 days of December 31, 1999 and 65,000 shares subject to warrants which are exercisable within 60 days of December 31, 1999.

                       DESCRIPTION OF PUMA CAPITAL STOCK

    The authorized capital stock of Puma consists of 60,000,000 shares of common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, $0.001 par value per share.

COMMON STOCK

    As of December 31, 1999, 15,606,770 shares of Puma's common stock were outstanding and held of record by 218 stockholders. After this merger, approximately 19,961,639 shares will be outstanding, assuming no exercise of options or warrants after December 31, 1999.

    Holders of common stock are entitled to receive dividends as may from time to time be declared by Puma's board of directors out of funds legally available therefor. See "Dividend Policies." Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights. The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that Puma may issue in the future, as described below.

PREFERRED STOCK

    As of December 31, 1999, no shares of Puma's preferred stock were outstanding. Puma's board of directors has the authority to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by Puma's stockholders. The issuance of preferred stock by Puma's board of directors could adversely affect the rights of holders of its common stock.

    The potential issuance of preferred stock may have the effect of delaying or preventing a change in control of Puma, may discourage bids for Puma's common stock at a premium over the market price of the common stock and may adversely affect the market price of, and the voting and other rights of the holders of, its common stock. Immediately after this offering there will be no shares of preferred stock outstanding, and Puma has no current plans to issue shares of preferred stock.

ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

    EFFECT OF DELAWARE ANTI-TAKEOVER STATUTE. Puma is subject to Section 203 of the Delaware General Corporation Law, as amended, or Section 203, which prohibits a Delaware corporation from engaging in any business combination with any interested shareholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combinations to include:

    - any merger or consolidation involving the corporation and any interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    - any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more or the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

    CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS. Puma's certificate of incorporation and bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of Puma or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

    SUPERMAJORITY VOTING. Puma's certificate of incorporation requires the approval of the holders of at least 66 2/3% of Puma's combined voting power to effect certain amendments to the certificate of incorporation with respect to the bylaws, directors, stockholder meetings and indemnification. Puma's bylaws may be amended by either a majority of the board of directors, or the holders of a majority of Puma's voting stock, provided that certain amendments approved by stockholders require the approval of at least 66 2/3% of Puma's combined voting power.

    AUTHORIZED BUT UNISSUED OR UNDESIGNATED CAPITAL STOCK. Puma's authorized capital stock consists of 60,000,000 shares of common stock and 2,000,000 shares of preferred stock. No preferred stock will be designated upon consummation of this offering. Based on capitalization as of December 31, 1999 and assuming no exercise of options or warrants thereafter, after the completion of the merger, we will have outstanding approximately 19,961,639 shares of common stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, Puma's certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director's authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control of Puma. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law or the rules of any exchange on which our securities are then traded.

    SPECIAL MEETINGS OF STOCKHOLDERS. Puma's bylaws provide that special meetings of stockholders of Puma may be called by a majority of the authorized number of members of the board of directors, or by the chairman of Puma's board of directors or by the holders of not less than 10% of all shares entitled to cast votes at the meeting.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Puma's certificate of incorporation and bylaws provide that an action required or permitted to be taken at any annual or special meeting of the stockholders of Puma may only be taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent.

    NOTICE PROCEDURES. Puma's bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of stockholders of Puma, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to Puma's certificate of incorporation or bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to the secretary of Puma prior to the meeting.

    LIMITATION OF DIRECTOR LIABILITY. Puma's certificate of incorporation limits the liability of its directors (in their capacity as directors but not in their capacity as officers) to Puma or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of Puma will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to Puma or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - for any transaction from which the director derived an improper personal benefit.

    INDEMNIFICATION ARRANGEMENTS. Puma's bylaws provide that the directors and officers of Puma shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. Puma has entered into indemnification agreements with each of its directors and executives officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for Puma common stock is Harris Trust and Savings Bank.

                                    EXPERTS

    The financial statements of Puma as of July 31, 1999 and 1998 and for each of the three years in the period ended July 31, 1999 included in this joint proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of NetMind as of December 31, 1997 and 1998 and for the period from June 14, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the shares of Puma common stock offered by this joint proxy statement/prospectus and the federal income tax consequences in connection with the merger will be passed upon for Puma by General Counsel Associates LLP, Mountain View, California. GCA Investments 97, an investment partnership of the partners of General Counsel Associates LLP, owns 3,750 shares of NetMind common stock and 7,500 shares of NetMind Series A preferred stock. Legal matters pertaining to federal income tax consequences in connection with the merger will be passed upon for NetMind by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Mr. John Montgomery, a partner with Brobeck, Phleger & Harrison LLP owns 2,083 shares of common stock of NetMind and 4,766 shares of Series A preferred stock of NetMind.

                     INFORMATION INCORPORATED BY REFERENCE

    The SEC allows Puma to incorporate by reference the information it files with it, which means that Puma can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this joint proxy statement/prospectus, and information that Puma files later with the SEC will automatically update and supersede this information. The documents that Puma is incorporating by reference are as follows:

    (1) Puma's Current Report on Form 8-K filed on January 11, 2000 pursuant to
    Section 13 of the Securities Exchange Act.

    (2) All documents filed by Puma pursuant to Sections 13, 14 or 15 of the Securities Exchange Act between the date of this joint proxy
    statement/prospectus and           , 2000, the date of the special meeting
    of Puma stockholders.

                      WHERE YOU CAN FIND MORE INFORMATION

    Puma files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Puma files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Puma's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. Puma has filed a registration statement to register with the SEC Puma common stock to be issued to NetMind shareholders in the merger. This joint proxy statement/ prospectus is part of that registration statement. As allowed by SEC rules, this joint proxy statement/ prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

    Puma has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Puma, and NetMind has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to NetMind.

    If you are a shareholder of NetMind and have any questions or require additional material from NetMind, please call NetMind's Vice President of Finance and Administration, at NetMind at (408) 871-3450 (collect). Copies of NetMind bylaws and articles of incorporation are available without charge, upon written or oral request, from NetMind, at the following address:

                           NETMIND TECHNOLOGIES, INC.
                            ATTENTION: KEITH KITCHEN
                     1885 S. WINCHESTER BLVD., FIRST FLOOR
                               CAMPBELL, CA 95008
                                 (408) 871-3450

    If you would like to request documents from NetMind, please do so by , 2000 to ensure that you receive them before the special meeting.

    PUMA STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE ISSUANCE OF PUMA COMMON STOCK AS CONTEMPLATED BY THE MERGER AGREEMENT. NETMIND SHAREHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND THE MERGER. NEITHER PUMA NOR NETMIND HAS AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED
            , 2000. SHAREHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO PUMA STOCKHOLDERS OR NETMIND SHAREHOLDERS NOR THE ISSUANCE OF PUMA COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

    This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.

                         INDEX TO FINANCIAL INFORMATION

                                                                PAGE
                                                              --------
Puma Technology, Inc.--Consolidated Financial Statements:
    Report of Independent Accountants.......................     F-2
    Consolidated Balance Sheets.............................     F-3
    Consolidated Statements of Operations...................     F-4
    Consolidated Statements of Stockholders' Equity.........     F-5
    Consolidated Statements of Cash Flows...................     F-6
    Notes to Consolidated Financial Statements..............     F-7

Puma Technology, Inc.--Condensed Consolidated Financial
  Information:
    Condensed Consolidated Balance Sheet....................    F-21
    Condensed Consolidated Statement of Operations..........    F-22
    Condensed Consolidated Statement of Cash Flows..........    F-23
    Notes to Condensed Consolidated Financial Statements
     (unaudited)............................................    F-24

NetMind Technologies, Inc. (formerly NetMind Services,
  Inc.)--Financial Statements:
    Report of Independent Accountants.......................    F-28
    Balance Sheet...........................................    F-29
    Statement of Operations.................................    F-30
    Statement of Redeemable Convertible Preferred Stock and
     Shareholders' Equity (Deficit).........................    F-31
    Statement of Cash Flows.................................    F-32
    Notes to Financial Statements...........................    F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Puma Technology, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Puma Technology, Inc. and its subsidiaries at July 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

San Jose, California
August 20, 1999, except for Note 12, which is as of August 24, 1999

                             PUMA TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    JULY 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
ASSETS

Current assets:
  Cash and cash equivalents.................................   $13,461     $ 7,418
  Short-term investments....................................    11,877      13,665
  Accounts receivable, net..................................     3,027       3,431
  Inventories...............................................       258         244
  Other current assets......................................       450         392
                                                               -------     -------
    Total current assets....................................    29,073      25,150

Property and equipment, net.................................     2,580       3,254
Other assets................................................     1,590       2,035
                                                               -------     -------
    Total assets............................................   $33,243     $30,439
                                                               =======     =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................   $   723     $ 1,140
  Accrued liabilities.......................................     2,220       1,517
  Deferred revenues.........................................     3,737       1,489
  Current portion of capital lease obligations..............        --          28
                                                               -------     -------
    Total current liabilities...............................     6,680       4,174

Capital lease obligations, net of current portion...........        --          41
                                                               -------     -------
    Total liabilities.......................................     6,680       4,215

Commitments and contingencies (Note 5)......................

Common stock, $0.001 par value; 40,000 shares authorized
  13,335 and
  12,473 shares issued and outstanding at July 31, 1999 and
  1998 respectively.........................................        13          12
Additional paid-in capital..................................    35,342      33,871
Receivable from stockholders................................      (428)        (66)
Deferred stock compensation.................................       (25)        (53)
Other comprehensive income (loss)...........................       877          --
Accumulated deficit.........................................    (9,216)     (7,540)
                                                               -------     -------
    Total stockholders' equity..............................    26,563      26,224
                                                               -------     -------
    Total liabilities and stockholders' equity..............   $33,243     $30,439
                                                               =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             PUMA TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED JULY 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)
Revenue
  License...................................................  $18,555    $18,469    $13,710
  Services..................................................    1,488      3,839      1,919
                                                              -------    -------    -------
    Total revenue...........................................   20,043     22,308     15,629
                                                              -------    -------    -------
Cost of revenue
  License...................................................    1,262      1,541      1,032
  Services..................................................      688      1,536        706
                                                              -------    -------    -------
    Total cost of revenue...................................    1,950      3,077      1,738
                                                              -------    -------    -------
    Gross profit............................................   18,093     19,231     13,891

Operating expenses:
  Research and development..................................   11,099      9,876      6,236
  Sales and marketing.......................................    7,536      6,855      3,983
  General and administrative................................    3,390      2,994      2,123
  In-process research and development.......................       --      2,155        880
  Restructuring.............................................      768         --         --
                                                              -------    -------    -------
    Total operating expenses................................   22,793     21,880     13,222
                                                              -------    -------    -------
Operating income (loss).....................................   (4,700)    (2,649)       669
Other income, net...........................................    3,739      1,114        822
                                                              -------    -------    -------
Income (loss) before income taxes...........................     (961)    (1,535)     1,491
Provision for income taxes..................................     (715)    (1,164)      (831)
                                                              -------    -------    -------
    Net income (loss).......................................  $(1,676)   $(2,699)   $   660
                                                              =======    =======    =======
Basic net income (loss) per share...........................  $ (0.13)   $ (0.22)   $  0.07
                                                              =======    =======    =======

Diluted net income (loss) per share.........................  $ (0.13)   $ (0.22)   $  0.06
                                                              =======    =======    =======

Shares used in computing basic net income (loss) per common
  share.....................................................   12,824     12,118      9,326
                                                              =======    =======    =======

Shares used in computing diluted net income (loss) per
  common share..............................................   12,824     12,118     11,442
                                                              =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             PUMA TECHNOLOGY, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 CONVERTIBLE
                                                               PREFERRED STOCK        COMMON STOCK       ADDITIONAL    RECEIVABLE
                                                 STOCK       -------------------   -------------------    PAID-IN         FROM
                                              SUBSCRIPTION    SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL     STOCKHOLDERS
                                              ------------   --------   --------   --------   --------   ----------   ------------
                                                                                 (IN THOUSANDS)
Balance at July 31, 1996....................      1,582        2,620      $  3       4,297      $  4       $ 6,686       $(2,013)
Issuance of Series C convertible preferred
  stock, net of issuance costs..............     (1,582)         286        --          --        --         1,582         1,582
Issuance of Common Stock upon exercise of
  options...................................         --           --        --         189        --           564            --
Issuance of warrants........................         --           --        --          --        --           175            --
Exercise of warrants for Common Stock.......         --           --        --         330        --           405            --
Conversion of debenture to Common Stock.....         --           --        --         344        --           953            --
Repurchase of unvested Common Stock.........         --           --        --          (3)       --            --            --
Loan to stockholder.........................         --           --        --          --        --            --           (71)
Repayments by stockholder...................         --           --        --          --        --            --           310
Amortization of deferred compensation.......         --           --        --          --        --            --            --
Shares issued in initial offering, net of
  expenses..................................         --           --        --       2,500         4        21,161            --
Conversion of preferred stock to Common
  Stock.....................................         --       (2,906)       (3)      4,375         4            (1)           --
Net income..................................         --           --        --          --        --            --            --
                                                -------       ------      ----      ------      ----       -------       -------
Balance at July 31, 1997....................         --           --        --      12,032        12        31,525          (192)
                                                =======       ======      ====      ======      ====       =======       =======
Issuance of Common Stock upon exercise of
  options...................................         --           --        --          91        --           107            --
Issuance of Common Stock under Employee
  Stock Purchase Plan.......................         --           --        --          62        --           273            --
Repurchase of unvested Common Stock.........         --           --        --         (54)       --           (10)           --
Issuance of Options and Warrants............         --           --        --          --        --            38            --
Issuance of Common Stock in connection with
  SoftMagic Acquisition.....................         --           --        --         342        --         1,938            --
Repayments by stockholder...................         --           --        --          --        --            --           126
Amortization of deferred compensation.......         --           --        --          --        --            --            --
Net loss....................................         --           --        --          --        --            --            --
                                                -------       ------      ----      ------      ----       -------       -------
Balance at July 31, 1998....................         --           --        --      12,473        12        33,871           (66)
                                                =======       ======      ====      ======      ====       =======       =======
Issuance of Common Stock upon exercise of
  options...................................         --           --        --         694        --         1,165            --
Issuance of Common Stock under Employee
  Stock Purchase Plan.......................         --           --        --         174         1           308            --
Repurchase of unvested Common Stock.........         --           --        --          (6)       --            (2)           --
Repayments by (notes issued to)
  stockholders..............................         --           --        --          --        --            --          (362)
Unrealized gain on Securities available for
  sale......................................         --           --        --          --        --            --            --
Currency translation adjustment.............         --           --        --          --        --            --            --
Amortization of deferred compensation.......         --           --        --          --        --            --            --
Net loss....................................         --           --        --          --        --            --            --
                                                -------       ------      ----      ------      ----       -------       -------
Other Comprehensive Income (loss)...........         --           --        --          --        --            --            --
                                                -------       ------      ----      ------      ----       -------       -------
Balance at July 31, 1999....................    $    --           --      $ --      13,335      $ 13       $35,342       $  (428)
                                                =======       ======      ====      ======      ====       =======       =======


                                                DEFERRED                       OTHER
                                                 STOCK       ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                              COMPENSATION      DEBT       INCOME (LOSS)      EQUITY       INCOME (LOSS)
                                              ------------   -----------   -------------   -------------   -------------
                                                                            (IN THOUSANDS)
Balance at July 31, 1996....................     $(108)        $(5,501)           --          $   653              --
Issuance of Series C convertible preferred
  stock, net of issuance costs..............        --              --            --            1,582              --
Issuance of Common Stock upon exercise of
  options...................................        --              --            --              564              --
Issuance of warrants........................        --              --            --              175              --
Exercise of warrants for Common Stock.......        --              --            --              405              --
Conversion of debenture to Common Stock.....        --              --            --              953              --
Repurchase of unvested Common Stock.........        --              --            --               --              --
Loan to stockholder.........................        --              --            --              (71)             --
Repayments by stockholder...................        --              --            --              310              --
Amortization of deferred compensation.......        27              --            --               27              --
Shares issued in initial offering, net of
  expenses..................................        --              --            --           21,165              --
Conversion of preferred stock to Common
  Stock.....................................        --              --            --               --              --
Net income..................................        --             660            --              660         $   660
                                                 -----         -------          ----          -------         -------
Balance at July 31, 1997....................       (81)         (4,841)           --           26,423         $   660
                                                 =====         =======          ====          =======         =======
Issuance of Common Stock upon exercise of
  options...................................        --              --            --              107              --
Issuance of Common Stock under Employee
  Stock Purchase Plan.......................        --              --            --              273              --
Repurchase of unvested Common Stock.........        --              --            --              (10)             --
Issuance of Options and Warrants............        --              --            --               38              --
Issuance of Common Stock in connection with
  SoftMagic Acquisition.....................        --              --            --            1,938              --
Repayments by stockholder...................        --              --            --              126              --
Amortization of deferred compensation.......        28              --            --               28              --
Net loss....................................        --          (2,699)           --           (2,699)        $(2,699)
                                                 -----         -------          ----          -------         -------
Balance at July 31, 1998....................       (53)         (7,540)           --           26,224         $(2,699)
                                                 =====         =======          ====          =======         =======
Issuance of Common Stock upon exercise of
  options...................................        --              --            --            1,165              --
Issuance of Common Stock under Employee
  Stock Purchase Plan.......................        --              --            --              309              --
Repurchase of unvested Common Stock.........        --              --            --               (2)             --
Repayments by (notes issued to)
  stockholders..............................        --              --            --             (362)             --
Unrealized gain on Securities available for
  sale......................................        --              --           883              883         $   883
Currency translation adjustment.............        --              --            (6)              (6)             (6)
Amortization of deferred compensation.......        28              --            --               28              --
Net loss....................................        --          (1,676)           --           (1,676)         (1,676)
                                                 -----         -------          ----          -------         -------
Other Comprehensive Income (loss)...........        --              --            --               --         $  (799)
                                                 -----         -------          ----          -------         =======
Balance at July 31, 1999....................     $ (25)        $(9,216)         $877          $26,563
                                                 =====         =======          ====          =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             PUMA TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED JULY 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $ (1,676)  $ (2,699)  $    660
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     1,553      1,182        616
    In-process research and development.....................        --      2,155        880
    Other...................................................         5         28         20
  Realized gain on sale of investment.......................    (2,650)        --         --
  Changes in assets and liabilities:
    Accounts receivable.....................................       404        184     (1,778)
    Inventories.............................................       (14)       (20)       (59)
    Other current assets....................................       (58)        51       (384)
    Accounts payable........................................      (417)       (75)       512
    Accrued liabilities.....................................       703        516        284
    Deferred revenues.......................................     2,248        806       (359)
                                                              --------   --------   --------
      Net cash provided by operating activities.............        98      2,128        392
                                                              --------   --------   --------
Cash flows from investing activities:
  Purchase of property and equipment........................      (419)    (1,332)    (2,679)
  Purchase of short term investments........................   (20,230)   (20,409)   (23,960)
  Maturities/sales of short-term investments................    25,551     21,791      8,003
  Cash used in acquisitions.................................        --     (1,096)      (808)
                                                              --------   --------   --------
      Net cash provided by (used in) investing activities...     4,902     (1,046)   (19,444)
                                                              --------   --------   --------
Cash flows from financing activities:
  Principal payments under capital lease obligations........       (69)       (22)       (26)
  Principal repayments on notes payable.....................        --         --        (35)
  Proceeds from exercise of warrants........................        --         --        405
  Note repayments (advances) to stockholder.................      (362)       126        239
  Net proceeds from issuance of convertible preferred
    stock...................................................        --         --      1,582
  Net proceeds upon exercise of stock options...............     1,165         --         --
  Net proceeds from issuance of Common Stock................       309        408     21,729
                                                              --------   --------   --------
      Net cash provided by financing activities.............     1,043        512     23,894
                                                              --------   --------   --------
Increase (decrease) in cash and cash equivalents............     6,043      1,594      4,842
Cash and cash equivalents at beginning of period............     7,418      5,824        982
                                                              --------   --------   --------
Cash and cash equivalents at end of period..................  $ 13,461   $  7,418   $  5,824
                                                              ========   ========   ========
Interest paid...............................................  $      1   $      3   $     21
                                                              ========   ========   ========
Income taxes paid...........................................  $     --   $    370   $    831
                                                              ========   ========   ========
Common Stock issued in connection with the acquisition of
  SoftMagic.................................................        --      1,938         --
Issuance of warrants for technology.........................        --         --        175
Conversion of debenture to Common Stock.....................        --         --        953

  The accompanying notes are an integral part of these consolidated financial statements.

                             PUMA TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

    THE COMPANY. Puma Technology, Inc. (the "Company") was incorporated in California on August 27, 1993 and was subsequently reincorporated in Delaware on November 27, 1996. The Company develops, markets and supports mobile device management and synchronization software, which allows users to easily access, exchange and synchronize information stored on a variety of different computing devices.

    BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Company and its wholly and majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    USE OF ESTIMATES AND ASSUMPTIONS. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

    REVENUE RECOGNITION. In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition" which superseded SOP 91-1 and provides guidance on generally accepted accounting principles for recognizing revenue on software transactions. SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements, such as software products, upgrades, enhancements, post contract customer support, installations or training. Under SOP 97-2, the determination of fair value is based on objective evidence, which is specific to the vendor. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered. SOP 97-2 was amended in February 1998 by Statement of Position 98-4 ("SOP 98-4"), "Deferral of the effective date of Provision of SOP 97-2" and was amended again in December 1998 by Statement of Position 98-9 ("SOP 98-9"), "Modification of 97-2, Software Revenue recognition with Respect to Certain Transactions." Those amendments deferred and then clarified, respectively, the specification of what was considered vendor specific objective evidence of fair value for the various elements in a multiple element arrangement. The Company adopted the provisions of SOP 97-2 and SOP 98-4 as of August 1, 1998.

    SOP 98-9 is effective for all transactions entered into by the Company in fiscal year 2000. The adoption of this statement is not expected to have material impact on the Company's operating results, financial position or cash flows.

    Revenue is comprised of license revenue and service revenue. License revenue is derived from the sale of software products and royalty agreements with original equipment manufacturers ("OEMs"). Service revenue is derived from customer funded engineering services and maintenance contract programs.

    License revenue is recognized upon shipment of the software if no significant obligation remains and collection of the resulting receivable is deemed probable. The Company currently sells its products directly to corporations, to OEMs and to a lesser extent to distributors and resellers in the United States, Africa, Asia, Australia, Canada and Europe. The Company grants distributors and resellers certain rights of return and price protection on unsold merchandise held by those distributors and resellers. Accordingly, reserves for estimated future returns and credits for price protection are

                             PUMA TECHNOLOGY, INC.

NOTE 1. THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

provided for upon revenue recognition. Such reserves are based on historical rates of returns and allowances, distributor inventory levels and other factors.

    Revenue from OEMs under minimum guaranteed royalty arrangements, which are not subject to significant future obligations, is recognized when such royalties are earned and become payable. Royalty revenue that is subject to significant future obligations is recognized when such obligations are fulfilled. Royalty revenue that exceeds minimum guarantees is recognized in the period earned. Payments received for maintenance contract services are recognized ratably over the term of the service agreement. Payments from customers received in advance of revenue recognition are recorded as deferred revenue.

    The Company enters into Software Development Kit ("SDK") agreements, which generally are multi-year in duration. Revenue from SDK's is recognized ratably over the term of the contract. The Company's personal and server-based products sold to corporations include certain upgrade rights, maintenance and services. The Company recognizes revenue for these products ratably over the term of the related contracts.

    CASH AND CASH EQUIVALENTS. The Company considers all highly liquid debt instruments with a maturity of three months or less at the date of purchase to be cash equivalents.

    SHORT TERM INVESTMENTS. The Company accounts for its marketable securities in accordance with Statement of Financial Accounting Standards No. 115
("FAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," which requires the Company to classify debt and equity securities into one of three categories: held to maturity, trading or available for sale. The Company has classified its investments as available for sale. The cost of securities sold is based on the specific identification method.

    INVENTORIES. Inventories consist principally of software and related documentation, which are stated at the lower of cost (first-in, first-out) or market.

    SOFTWARE DEVELOPMENT COSTS. Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. The Company defines establishment of technological feasibility at the point which product reaches beta. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general market availability of the product are capitalized, if material. To date, all software development costs have been expensed as incurred.

    PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years, or in the case of leased assets, the life of the lease, if shorter.

    OTHER ASSETS. Other assets are primarily comprised of intangibles and goodwill. Amortization is computed on the straight-line basis over the expected lives of the assets ranging from two to five years. Accumulated amortization was $1,002,000 and $543,000 at July 31, 1999 and 1998, respectively.

    INCOME TAXES. Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences

                             PUMA TECHNOLOGY, INC.

NOTE 1. THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

between the financial reporting and tax bases of the assets and liabilities and are measured using the currently enacted tax rates and laws.

    FOREIGN CURRENCY. Balance sheet accounts of non U.S. subsidiaries are translated into U.S. dollars at exchange rates prevailing at balance sheet dates. Revenues, costs and expenses are translated into U.S. dollars at average rates for the period. Gains and losses resulting from translation are accumulated as a component of stockholders' equity (deficit). Net gains and losses resulting from foreign exchange transactions are included in the consolidated statement of operations and were not significant during any of the periods presented. To date, the Company does not engage in hedging activities.

    COMPREHENSIVE NET INCOME. Effective January 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for the reporting of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is comprised of net income (loss) and other comprehensive earnings such as foreign currency translation gain/loss and unrealized gains or losses on available-for-sale marketable securities. The Company's unrealized gains and loss on available-for-sale marketable securities have been significant for the fiscal year ended July 31, 1999 and insignificant for prior periods presented.

    SEGMENT INFORMATION. Effective August 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." During each of the three years ended July 31, 1999, the Company's management considers its business activities to be focused on the licensing of its product and related services to end-user customers. Since management's primary form of internal reporting is aligned with the offering of products and services the Company believes it operates in one segment. The Company has included information related to geographical segments. See Note 9.

    CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and trade accounts receivable. The Company places its cash, cash equivalents and short-term investments primarily in money market accounts and commercial paper. The Company, by policy, limits the amount of credit exposure for cash and cash equivalents to any one issuer.

    The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. At July 31, 1999, two customers accounted for 22% and 15% of accounts receivable, respectively. At July 31, 1998, three customers accounted for 21%, 18%, and 15% of accounts receivable, respectively.

    The Company's sales are generally denominated in US dollars. The Company does not undertake any foreign currency hedging activities.

    NET INCOME (LOSS) PER SHARE. Basic net income (loss) per share is computed using the weighted average common shares outstanding during the period. Diluted net income per share is computed using the weighted average common shares and potential dilutive common shares outstanding during the period.

                             PUMA TECHNOLOGY, INC.

NOTE 2. ACQUISITIONS

    The company acquired SoftMagic, Corp. ("SoftMagic") in July 1998 and Real World Solutions, Inc. ("RWS") in July 1997, both development stage companies with no fully developed products and no revenues.

    SOFTMAGIC, CORP. On July 30, 1998, the Company completed its acquisition of SoftMagic, a leader in software tools for the development of custom applications for handheld devices. The consolidated financial statements of the Company include the results of the operations of SoftMagic since the date of acquisition. Under the terms of the agreement, Puma paid cash of $1,000,000 and issued 341,742 shares of the Company's Common Stock in exchange for all outstanding shares of SoftMagic.

    The SoftMagic acquisition has been accounted for as a purchase. The total purchase price of approximately $3,076,000 was assigned, based on an independent appraisal, to the fair value of the assets acquired, including $35,000 to tangible assets acquired, $2,155,000 to in-process research and development and $886,000 to identified intangible assets. The in-process research and development was expensed at the acquisition date.

    The value assigned to acquired in-process technology was determined by identifying research projects in areas for which technological feasibility had not been established as of the acquisition date. These include projects for Satellite Forms and MobileXtension-TM-. The value was determined by estimating the revenue contribution of each of these products. The net cash flows were then discounted utilizing a weighted average cost of capital of 35%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates described above. Revenues were projected to be generated in 1998 for the products in development at the acquisition date. If these projects are not successfully developed, future revenues and profitability of the Company may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

    REAL WORLD SOLUTIONS, INC. In July 1997, the Company acquired the assets of RWS, a developer of client/server software solutions, in a transaction accounted for as a purchase. The consolidated financial statements of the Company include the results of the operations of RWS since the date of acquisition.

    The total purchase price of approximately $1,006,000 (including $751,000 for liabilities assumed) was assigned, based on an independent appraisal, to the fair value of the assets acquired, including $70,000 to tangible assets acquired, $880,000 to in-process research and development and $56,000 to identified intangible assets. The in-process research and development was expensed at the acquisition date.

    The value assigned to acquired in-process technology was determined by identifying research projects in areas for which technological feasibility had not been established as of the acquisition date. Some of the technology obtained was incorporated into Intellisync Anywhere. The value was determined by estimating the revenue contribution of each of these products. The net cash flows were then discounted utilizing a weighted average cost of capital of 50%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates described above. Revenues were projected to be generated in 1999 for the products in development at the acquisition date. If these

                             PUMA TECHNOLOGY, INC.

NOTE 2. ACQUISITIONS (CONTINUED)

projects are not successfully developed, future revenues and profitability of the Company may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

    The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended July 31, 1998 and 1997, as if the acquisition had occurred on August 1, 1997, and 1996 and after giving effect to purchase accounting adjustments but excluding the impact of write offs of acquired in-process technology. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on August 1, 1998 and may not be indicative of future operating results (in thousands, except per share data).

                                                            YEARS ENDED JULY 31,
                                                            ---------------------
                                                              1998        1997
                                                            ---------   ---------
Pro Forma revenue.........................................   $22,638     $15,735
Pro forma net income (loss)...............................   $  (805)    $   609
Pro forma basic earnings (loss) per share.................   $  (.07)    $   .07
Pro forma diluted earnings (loss) per share...............   $  (.07)    $   .05

NOTE 3. BALANCE SHEET COMPONENTS

    Cash equivalents and short-term investments include available-for-sale securities as follows (in thousands):

                                                                 JULY 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Cash equivalents
  Commercial paper........................................  $ 9,339    $ 5,412
  Money market funds......................................    1,062        385
                                                            -------    -------
                                                            $10,401    $ 5,797
                                                            =======    =======
Short term investments
  Commercial paper........................................  $10,414    $12,651
  US Government agencies..................................       --      1,014
  Securities available for sale...........................    1,463         --
                                                            -------    -------
                                                            $11,877    $13,665
                                                            =======    =======

    Realized gains on sales of available-for-sale securities was $2,650,000 for the year ended July 31, 1999 and was immaterial for the years ended July 31, 1998, and 1997. The unrealized holding gain on securities was $883,000 at July 31, 1999 and there was no unrealized holding gain or loss on such securities at July 31, 1998 and 1997. The short-term investments have maturities of less than one year.

                             PUMA TECHNOLOGY, INC.

NOTE 3. BALANCE SHEET COMPONENTS (CONTINUED)

    Accounts receivable, net consist of the following (in thousands):

                                                                 JULY 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Accounts receivable.......................................  $ 4,634    $ 4,374
Less allowance for doubtful accounts and sales returns....   (1,607)      (943)
                                                            -------    -------
                                                            $ 3,027    $ 3,431
                                                            =======    =======

    Property and equipment consist of the following (in thousands):

                                                                 JULY 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Computer equipment and software...........................  $ 2,437    $ 2,267
Furniture and office equipment............................    1,865      1,657
Leasehold improvements....................................      975        934
                                                            -------    -------
                                                              5,277      4,858
Less: accumulated depreciation and amortization...........   (2,697)    (1,604)
                                                            -------    -------
                                                            $ 2,580    $ 3,254
                                                            =======    =======

    At July 31, 1999 the Company had no equipment under capital lease. At
July 31, 1998 the Company had $126,000 of equipment under capital leases and related accumulated amortization of $102,000. The deprecation and amortization expense for the fiscal years ended July 31, 1999, 1998 and 1997 was $1,553,000, $1,182,000 and $616,000 respectively.

    Accrued liabilities consist of the following (in thousands):

                                                                   JULY 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Payroll related accruals....................................   $1,246     $  741
Other accrued liabilities...................................      974        776
                                                               ------     ------
                                                               $2,220     $1,517
                                                               ======     ======

NOTE 4. STOCKHOLDERS' EQUITY

    CONVERTIBLE PREFERRED STOCK. The preferred stock was converted to Common Stock on the completion of the common stock offering.

    STOCK OPTION PLANS. In October 1993, the Board of Directors and stockholders adopted the 1993 Stock Option Plan (the Plan) which provides for granting of incentive stock options ("ISOs") and nonqualified stock options ("NSOs") to purchase shares of Common Stock to employees, directors, consultants and advisors of the Company. To date, the Company has not granted any significant options to consultants or advisors. In accordance with the Plan, the stated exercise price shall be not less than 100% and 85% of the estimated fair market value of Common Stock on the date of grant for ISOs and

                             PUMA TECHNOLOGY, INC.

NOTE 4. STOCKHOLDERS' EQUITY (CONTINUED)

NSOs, respectively, as determined by the Board of Directors. The Plan provides that the options shall be exercisable over a period not to exceed ten years. Options generally vest 25% one year after date of grant and 1/48th each month thereafter for the next 36 months. The Plan provides that the options may be exercised prior to the options becoming vested. If the optionee's employment is terminated for any reason, the Company has the right to repurchase any unvested shares. At July 31, 1999, the options authorized under the Plan aggregated 4,500,000.

    In October 1998, the Board of Directors approved the repricing of certain outstanding stock options under the Plan. Each employee, officer and director who elected to participate in the repricing program received a new option with an exercise price of $2.1875 (the fair market value on October 29, 1998). Each repriced option retained its original vesting schedule except that no portion of the option could be exercised prior to January 29, 1999. Options to purchase 2,359,516 shares were repriced pursuant to the program.

    In September of 1997, the Board of Directors approved the repricing of certain outstanding stock options under the Plan. Each employee, officer or director who elected to participate in the repricing program received a new option with an exercise price of $6.50 (the fair market value on October 3, 1997). Each repriced option retained its original vesting schedule except that no portion of the option could be exercised prior to April 3, 1998 and no vesting accrued between October 3, 1997 and April 3, 1998. Options to purchase 1,198,100 shares were repriced pursuant to this program.

    The Company has assumed certain options granted to former employees of acquired companies ("Acquired Options"). The Acquired Options were assumed by the Company outside the Plan, but all are administered as if assumed under the Plan. All of the Acquired Options have been adjusted to effectuate the conversion under the terms of the agreements between the Company and the companies acquired. The Acquired Options generally become exercisable over a four-year period and generally expire ten years from the date of grant. No additional options will be granted under any of these plans.

                             PUMA TECHNOLOGY, INC.

NOTE 4. STOCKHOLDERS' EQUITY (CONTINUED)

    Stock option activity, both incentive and nonqualified, under all plans is presented as follows (in thousands, except per share amounts):

                                                                              WEIGHTED AVERAGE
                                                   OPTION    RANGE OF PRICE    EXERCISE PRICE
                                                   SHARES      PER SHARE         PER SHARE
                                                  --------   --------------   ----------------
Outstanding at July 31, 1996....................    1,039    $0.20-$ 6.05          $ 0.35
Granted.........................................    1,487    $7.50-$17.25          $10.43
Exercised.......................................     (188)   $0.20-$ 7.50          $ 3.00
Canceled........................................     (230)   $0.20-$17.25          $ 7.10
                                                   ------
Outstanding at July 31, 1997....................    2,108    $0.20-$16.87          $ 7.26
Granted.........................................    1,853    $5.18-$ 8.38          $ 6.50
Exercised.......................................      (91)   $0.20-$ 7.50          $ 1.17
Canceled........................................   (1,424)   $0.20-$16.87          $ 9.72
                                                   ------
Outstanding at July 31, 1998....................    2,446    $0.20-$ 9.75          $ 5.48
Granted.........................................    3,317    $2.09-$ 5.88          $ 2.83
Exercised.......................................     (694)   $0.20-$ 2.50          $ 1.68
Canceled........................................   (2,967)   $0.20-$ 9.75          $ 5.27
                                                   ------
Outstanding at July 31, 1999....................    2,102    $0.20-$ 5.88          $ 2.70
                                                   ======

    At July 31, 1999, a total of 11,000 shares were subject to repurchase and options to purchase approximately 773,000 shares were available for future grants.

    Based on an independent appraiser's valuation report, management believes that the exercise price for certain options granted during fiscal 1996 was below the estimated fair value of the Company's Stock at the dates of grant. Accordingly, the Company is recognizing approximately $115,000 of compensation expense over the options' four-year vesting periods.

    The following table summarizes information about stock options under the Plan outstanding at July 31, 1999 (in thousands, except per share amounts):

                                       OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                               -----------------------------------   ------------------------------
                   NUMBER      WEIGHTED-AVERAGE                        NUMBER
   RANGE OF      OUTSTANDING      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE   WEIGHTED-AVERAGE
EXERCISE PRICES  AT 7/31/99    CONTRACTUAL LIFE    EXERCISE PRICE    AT 7/31/99     EXERCISE PRICE
---------------  -----------   ----------------   ----------------   -----------   ----------------
  $0.20-$2.09         141             6.8              $1.52               69           $1.06
  $2.19-$2.19       1,286             8.0              $2.19            1,284           $2.19
  $2.41-$2.69         271             8.0              $2.52              271           $2.52
  $2.84-$4.25         118             9.5              $3.54               79           $3.34
  $4.94-$4.94          19             9.6              $4.94               19           $4.94
  $5.31-$5.31           4             9.9              $5.31                4           $5.31
  $5.44-$5.44          47             9.8              $5.44               47           $5.44
  $5.50-$5.50         193             6.2              $5.50              193           $5.50
  $5.88-$5.88          23             9.8              $5.88               23           $5.88
                    -----            ----              -----            -----           -----
                    2,102            7.90              $2.71            1,989           $2.70
                    =====            ====              =====            =====           =====

                             PUMA TECHNOLOGY, INC.

NOTE 4. STOCKHOLDERS' EQUITY (CONTINUED)

    EMPLOYEE STOCK PURCHASE PLAN. In October 1996, the Board of Directors adopted the 1996 Employee Stock Purchase Plan (the "ESPP") which authorizes the issuance of 250,000 shares of Common Stock. The purpose of the ESPP is to provide eligible employees of the Company with a means of acquiring common stock of the Company through payroll deductions. The plan consists of four six-month purchase periods in each two year offering period. Shares may be purchased under the ESPP at 85% of the lesser of the fair market value of the common stock on the grant or purchase date. During fiscal 1999, 174,130 shares were sold through the ESPP.

    In December 1998, the Board of Directors adopted the 1998 Employee Stock Purchase Plan which authorizes the issuance of 500,000 shares of Common Stock. At July 31, 1999 all 500,000 shares were available for purchase under the ESPP.

    PRO FORMA INFORMATION. The company applies APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for the stock compensation plans (the Plans) described above. Accordingly, no compensation cost has been recognized for the Plans. If compensation cost for the Plans had been determined consistent with FAS No. 123 "Accounting for Stock-Based Compensation", the Company's net income (loss) and earnings (loss) per share would have been adjusted to the pro-forma amounts indicated below.

                                                         YEARS ENDED JULY 31,
                                                    ------------------------------
                                                      1999       1998       1997
                                                    --------   --------   --------
Net income (loss) reported........................  $(1,676)   $(2,699)   $   660
Pro forma net income (loss).......................  $(6,158)   $(7,404)   $  (870)
Basic Earnings (loss) per share as reported.......  $ (0.13)   $  (.22)   $   .07
Diluted earnings (loss) per share as reported.....  $ (0.13)   $  (.22)   $   .06
Pro forma basic earnings (loss) per share.........  $ (0.48)   $  (.61)   $  (.09)
Pro forma diluted earnings (loss) per share.......  $ (0.48)   $  (.61)   $  (.09)

    Because the method of accounting prescribed by FAS 123 has not been applied to options granted prior to August 1, 1995, and because the Black-Scholes option valuation model was developed for traded options and requires the input of subjective assumptions, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for 1999, 1998 and 1997: risk-free interest rate 6.04% for 1999, 5.70% for 1998 and 6.46% for 1997, dividend yields of 0%, volatility factors of the expected market price of the Company's Common Stock of 75% for 1999, 75 % for 1998 and 50% for 1997, and a weighted average expected life of an option of four years. The Company has also estimated the fair value for the purchase rights issued under the Company's Employee Stock Purchase Plan, under the Black-Scholes valuation model using the following assumptions for 1999 and 1998: risk free interest rate 6.04% and 5.25%, respectively, dividend yields of 0%, volatility factors of the expected market price of the Company's Common Stock of 75% and 75%, respectively, and a weighted average expected life of two years and six months respectively.

    The weighted average fair value of options granted during fiscal 1999, 1998 and 1997 was $1.56, $3.51 and $4.27, respectively.

                             PUMA TECHNOLOGY, INC.

NOTE 4. STOCKHOLDERS' EQUITY (CONTINUED)

    COMMON STOCK WARRANTS. In July 1996, the Company agreed to issue a warrant to purchase 140,000 shares of its Common Stock at $5.50 per share to one of its Series C stockholders in exchange for rights to certain technology. These warrants were subsequently issued in August 1996. The aggregate value of the warrant was estimated by the Company at $175,000 and is being accounted for as purchased technology. The warrant is exercisable immediately and expires at the earlier of August 2001 or the acquisition of the Company by another entity. The purchased technology will be amortized over its estimated life.

NOTE 5. COMMITMENTS

    The Company leases its facilities under operating leases that expire at various dates through April 2006. The leases provide for escalating lease payments.

    Future minimum lease payments, at July 31, 1999 were as follows (in thousands):

                                                              OPERATING
                                                               LEASES
                                                              ---------
Fiscal year ending July 31,
2000........................................................   $1,210
2001........................................................    1,217
2002........................................................    1,265
2003........................................................      994
2004........................................................    1,085
Thereafter..................................................    2,191
                                                               ------
Total minimum lease payments................................   $7,962
                                                               ======

    Total rent expense was approximately, $1,069,000, $1,178,000 and $434,000 for the years ended July 31, 1999, 1998 and 1997, respectively. The fiscal 1997 rental expense was offset by sublease income of approximately $97,000.

NOTE 6. OTHER INCOME (EXPENSE)

                                                           YEARS ENDED JULY 31,
                                                      ------------------------------
                                                        1999       1998       1997
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
Interest income.....................................   $1,069     $1,155     $  882
Interest expense....................................       (1)        (3)       (19)
Other expense, net..................................      (55)       (38)       (41)
Realized gains......................................    2,650         --         --
Miscellaneous income................................       76         --         --
                                                       ------     ------     ------
Total other income, net.............................   $3,739     $1,114     $  822
                                                       ======     ======     ======

                             PUMA TECHNOLOGY, INC.

NOTE 7. INCOME TAXES

    The income tax provision for the years ended July 31, 1999, 1998 and 1997 is summarized as follows (in thousands):

                                                              YEARS ENDED JULY 31,
                                                         ------------------------------
                                                           1999       1998       1997
                                                         --------   --------   --------
Current
  Federal..............................................    $ --      $   13      $ 27
  State................................................       3          26         7
  Foreign withholding tax..............................     773       1,125       797
                                                           ----      ------      ----
                                                           $776      $1,164      $831
                                                           ====      ======      ====

    Deferred tax assets are summarized as follows (in thousands):

                                                                 JULY 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
Net operating loss carryforwards..........................  $    83    $   118
Alternative minimum tax credit carryforwards..............       78         78
Research and development credit carryforwards.............      759        653
Foreign tax credit carryforwards..........................    1,343      1,632
Reserves and allowances...................................    1,714        406
Research and development..................................      (63)       182
SoftMagic.................................................     (241)        --
Unrealized holding gain...................................     (532)        --
                                                            -------    -------
Total deferred tax assets.................................    3,141      3,069
Deferred tax asset valuation allowance....................   (3,141)    (3,069)
                                                            -------    -------
                                                            $    --    $    --
                                                            =======    =======

    Except for fiscal 1997, the Company has incurred losses from inception through fiscal 1999. Management believes that, based on the history of such losses and other factors, the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets and thus a full valuation reserve has been recorded at July 31, 1999 and 1998.

                             PUMA TECHNOLOGY, INC.

NOTE 7. INCOME TAXES (CONTINUED)

    A reconciliation of the income tax provision to the amount computed by applying the statutory federal income tax rate to income (loss) before income tax provision is summarized as follows (in thousands):

                                                            YEARS ENDED JULY 31,
                                                       ------------------------------
                                                         1999       1998       1997
                                                       --------   --------   --------
Amounts computed at statutory federal rate...........   $(459)     $ (522)    $ 507
Foreign withholding taxes............................     823       1,125       797
In-process research and development not deductible...      50         288       247
Utilization of foreign tax credits...................      --        (190)     (633)
Utilization of tax loss carryforwards................      --        (359)     (448)
Future benefits not currently recognized.............     362         822       361
                                                        -----      ------     -----
                                                        $ 776      $1,164     $ 831
                                                        =====      ======     =====

    At July 31, 1999, the Company has $758,000 of federal and state research and development credit carryforwards, $1,342,000 of foreign tax credit carryforwards and $106,000 of alternative minimum tax credit carryforwards.

NOTE 8. NET INCOME PER SHARE

    In accordance with disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted net income per share calculations is provided as follows (in thousands, except per share amounts):

                                                        YEARS ENDED JULY 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
Net income (loss) as reported....................  $(1,676)   $(2,699)   $   660
                                                   -------    -------    -------
Weighted average shares outstanding (denominator)
  used to compute basic earnings per common
  share..........................................   12,824     12,118      9,326
Shares issuable upon exercise of options and
  warrants.......................................       --         --        582
Weighted average preferred shares as if
  converted......................................       --         --      1,534
                                                   -------    -------    -------
Denominator used to compute diluted earnings per
  share..........................................   12,824     12,118     11,442
                                                   -------    -------    -------
Basic earnings (loss) per share..................  $ (0.13)   $ (0.22)   $  0.07
Diluted earnings (loss) per share................  $ (0.13)   $ (0.22)   $  0.06

    As a result of net loss incurred by the Company in fiscal 1999 and 1998, potential common share attributable to stock options and warrants were antidilutive and were excluded from net loss per share calculations.

NOTE 9. BUSINESS SEGMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which

                             PUMA TECHNOLOGY, INC.

NOTE 9. BUSINESS SEGMENTS (CONTINUED)

establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement of Financial Accounting Standards No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has adopted the provisions of Statement of Financial Accounting Standards No. 131 in connection with the preparation of its financial statements for the fiscal year ending July 31, 1999 and has determined it has one reportable segment. The Company markets its products to customers in North America, Asia and Europe. The Company's customer base consists primarily of large OEMs in the PC market and selected distributors in North America, Asia and Europe which primarily market to the retail channel.

    Revenue information by geographic region is as follows:

                                                        YEARS ENDED JULY 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
North America....................................  $11,686    $11,681    $ 7,172
Japan............................................    7,134      9,888      7,304
Other International..............................    1,223        739      1,153
                                                   -------    -------    -------
                                                   $20,043    $22,308    $15,629
                                                   =======    =======    =======

NOTE 10. RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the effective date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 deferred the effective date until the first fiscal quarter ending June 30, 2000. The Company will adopt SFAS 133 in its quarter ending June 30, 2000 and does not expect such adoption to have an impact on the Company's results of operations, financial position or cash flows.

NOTE 11. RESTRUCTURING

    In the first quarter of fiscal 1999, the Company implemented a restructuring program for the purpose of consolidating the majority of engineering and development work at existing facilities in Nashua, New Hampshire. As part of this program, the Company implemented a reduction in force of approximately 40 positions that primarily affected the engineering group located at the San Jose, California facility. The severance charge was $210,000. The plan was completed at the end of February 1999. As of July 31, 1999, there was no unused balance.

    Also as part of the restructuring, the Company vacated a portion of the San Jose, California facility, as well as a facility in Nashua, New Hampshire. The restructure charge for this was $558,000. The unused balance as of July 31, 1999 was $331,000.

                             PUMA TECHNOLOGY, INC.

NOTE 12. SUBSEQUENT EVENT

    On Aug. 24, 1999, the Company entered into a definitive agreement to acquire ProxiNet, Inc., headquartered in Emeryville, California, for 2,600,000 shares of Common Stock to be issued in exchange for all issued and outstanding preferred and common shares of ProxiNet Inc., and assumption of all outstanding ProxiNet stock options. Closing of the merger is subject to certain closing conditions and approval by the shareholders of ProxiNet, although, certain affiliates of ProxiNet have agreed to vote their shares in favor of the merger. The merger is expected to be finalized in fiscal quarter ending October 31, 1999, and as a result, the Company expects to incur a one-time charge for in-process research and development for ProxiNet's products which have not yet reached technological feasibility.

                             PUMA TECHNOLOGY, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                              OCTOBER 31,   JULY 31,
                                                                 1999         1999
                                                              -----------   --------
ASSETS

Current assets:
  Cash and cash equivalents.................................    $ 9,953     $13,461
  Short-term investments....................................     14,918      11,877
  Accounts receivable, net..................................      3,993       3,027
  Inventories...............................................        399         258
  Other current assets......................................      1,514         450
                                                                -------     -------
  Total current assets......................................     30,777      29,073
Property and equipment, net.................................      2,654       2,580
Other assets................................................     14,037       1,590
                                                                -------     -------
Total Assets................................................    $47,468     $33,243
                                                                =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................    $ 1,162     $   723
  Accrued liabilities.......................................      3,292       2,220
  Deferred revenue..........................................      4,061       3,737
                                                                -------     -------
  Total current liabilities.................................      8,515       6,680
                                                                -------     -------
  Total liabilities.........................................      8,515       6,680
                                                                -------     -------
Stockholders' equity:
  Common stock, $0.001 par value; 15,289 and 13,335 shares
    issued and outstanding at October 31, 1999 and July 31,
    1999, respectively......................................         15          13
  Additional paid-in capital................................     50,303      35,342
  Receivable from stockholders..............................       (429)       (428)
  Deferred stock compensation...............................        (18)        (25)
  Other comprehensive income (loss).........................      1,084         877
  Accumulated deficit.......................................    (12,002)     (9,216)
                                                                -------     -------
  Total stockholders' equity................................     38,953      26,563
                                                                -------     -------
Total Liabilities and Stockholders' Equity..................    $47,468     $33,243
                                                                =======     =======

     See accompanying notes to condensed consolidated financial statements.

                             PUMA TECHNOLOGY, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  OCTOBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Revenue.....................................................  $ 6,278    $ 4,412
Cost of revenue.............................................      605        685
                                                              -------    -------
Gross profit................................................    5,673      3,727
                                                              -------    -------
Operating expenses:
  Research and development..................................    2,202      3,099
  Sales and marketing.......................................    2,307      1,850
  General and administrative................................      777        804
  In-process research and development.......................    4,218         --
  Restructuring and other charges...........................       --        768
                                                              -------    -------
    Total operating expenses................................    9,504      6,521
                                                              -------    -------
Operating (loss) income.....................................   (3,831)    (2,794)
  Interest and other income, net............................    1,237      1,392
                                                              -------    -------
Income (loss) before income taxes...........................   (2,594)    (1,402)
  Provision for income taxes................................     (192)      (204)
                                                              -------    -------
Net income (loss)...........................................  $(2,786)   $(1,606)
                                                              =======    =======
Net income (loss) per share:
  Basic.....................................................  $ (0.21)   $ (0.13)
  Diluted...................................................  $ (0.21)   $ (0.13)

Shares used in per share calculation:
  Basic.....................................................   13,435     12,557
  Diluted...................................................   13,435     12,557

     See accompanying notes to condensed consolidated financial statements

                             PUMA TECHNOLOGY, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  OCTOBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Cash flows from operating activities:
Net income/(loss)...........................................  $(2,786)   $(1,606)
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    In-process research and development.....................    4,218
    Depreciation and amortization...........................      348        554
    Customer deposits and other.............................      324         86
    Realized gain on sale of investment.....................     (892)        --
    Changes in operating assets and liabilities.............   (1,846)       512
                                                              -------    -------
        Net cash used in operating activities...............     (634)      (454)
                                                              -------    -------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (348)       (98)
  Maturities (purchases) of short-term investments..........   (1,937)     5,095
                                                              -------    -------
        Net cash (used in) provided by investing
          activities........................................   (2,285)     4,997
                                                              -------    -------
Cash flows from financing activities:
  Principal payments under capital lease obligations........       --        (69)
  Net proceeds upon exercise of stock options...............       55         25
  Note repayments (advances) by stockholders, net...........       (1)        --
  Net proceeds from newly issued common stock...............      121        120
  Payments to settle acquired liabilities...................     (764)        --
                                                              -------    -------
        Net cash (used in) provided by financing
          activities........................................     (589)        76
                                                              -------    -------
Net increase (decrease) in cash and cash equivalents........   (3,508)     4,619
Cash and cash equivalents at the beginning of the period....   13,461      7,418
                                                              -------    -------
Cash and cash equivalents at the end of the period..........  $ 9,953    $12,037
                                                              =======    =======

     See accompanying notes to condensed consolidated financial statements

                             PUMA TECHNOLOGY, INC.

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

    The accompanying condensed consolidated financial statements for the three months ended October 31, 1999 and 1998 are unaudited and reflect all normal recurring adjustments which are, in the opinion of management, necessary for their fair presentation. These condensed consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1999. The results of operations for the interim period ended October 31, 1999 are not necessarily indicative of results to be expected for the full year.

NOTE 2. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial accounting Standards Board issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"). SFAS 133 is effective for all fiscal quarters beginning with the quarter ending June 30, 1999. SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the effective date of FASB Statement No. 133" ("SFAS 137"). SFAS 137 deferred the effective date until the first fiscal quarter commencing after June 15, 2000. The Company will adopt SFAS 133 in its quarter ending October 31, 2000 and does not expect such adoption to have any material impact on the Company's results of operations, financial position or cash flows.

NOTE 3. EARNINGS PER SHARE

    Basic earnings per share ("EPS") is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares and warrants consist of the incremental common shares issuable upon the exercise of stock options for all periods.

                             PUMA TECHNOLOGY, INC.

NOTE 3. EARNINGS PER SHARE (CONTINUED)

    Basic and diluted earnings per share were calculated as follows during the three months ended October 31, 1999 and 1998 respectively:

                                                               THREE MONTHS ENDED
                                                                   OCTOBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                                                                   (UNAUDITED)
Basic:
    Weighted average common shares..........................    13,435      12,557
                                                               =======     =======
    Net income (loss).......................................   $(2,786)    $(1,606)
                                                               =======     =======
    Net income (loss) per share.............................   $ (0.21)    $ (0.13)
                                                               =======     =======

Diluted:
    Weighted common shares..................................    13,435      12,557
    Common equivalent shares from stock options and
      warrants..............................................        --          --
                                                               -------     -------
    Shares used in per share calculation....................    13,435      12,557
                                                               =======     =======
    Net income (loss).......................................   $(2,786)    $(1,606)
                                                               =======     =======
    Net income (loss) per share.............................   $ (0.21)    $ (0.13)
                                                               =======     =======

    Diluted loss per share calculation excludes the effect of 1,732,132 and 172,382 options outstanding as of October 31, 1999 and October 31, 1998 respectively because of their antidilutive impact.

NOTE 4. RESTRUCTURING

    In the first quarter of fiscal 1999, we implemented a restructuring program for the purpose of consolidating the majority of our engineering and development work at existing facilities in Nashua, New Hampshire. As part of this program, we implemented a reduction in force of 40 positions that primarily affected the engineering group located at the San Jose facility. The severance charge in the first quarter was $210,000.

    Additional restructuring charges were also incurred for vacating of a part of its facilities. The facilities related restructure charge was $558,000.

    As of October 31, 1999, the restructuring actions were substantially complete and the remaining accrual of $252,000 relates primarily to future rental payments on vacated facilities.

    The following table depicts the restructuring activity through October 31, 1999:

                                                       SEVERANCE AND   ACCRUED LEASE COSTS FOR
RESTRUCTURING CHARGES                                    BENEFITS         EXCESS FACILITIES       TOTAL
---------------------                                  -------------   -----------------------   --------
                                                                         (IN THOUSANDS)
Accrued balance at October 31, 1998..................       $210                $558               $768
Cash payments........................................        210                 306                516
                                                            ----                ----               ----
Accrued balance at October 31, 1999..................       $ --                $252               $252
                                                            ====                ====               ====

                             PUMA TECHNOLOGY, INC.

NOTE 5. COMPREHENSIVE INCOME/(LOSS)

    Our total comprehensive earnings (loss) were as follows:

                                                                 THREE MONTHS
                                                                     ENDED
                                                                  OCTOBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                               (IN THOUSANDS OF
                                                                   DOLLARS)
Net income (loss)...........................................  $(2,786)   $(1,606)
Unrealized gains............................................      212         86
Foreign exchange translation loss...........................       (5)        --
                                                              -------    -------
Total comprehensive earnings (loss).........................  $(2,579)   $(1,520)
                                                              =======    =======

    The balance of unrealized gains at October 31, 1999 and 1998 consisted entirely of unrealized gains for our holdings of Amazon.com common stock.

NOTE 6. ACQUISITION

    On October 28, 1999, we completed the acquisition of ProxiNet, Inc. ("ProxiNet"), a software development company focusing on software that will enable users with handheld devices and wireline or wireless modems to access the Internet quickly, conveniently and securely. The consolidated financial statements include the results of operations of ProxiNet since the date of acquisition. Under the terms of the agreement, we issued 2,600,000 shares of Common Stock in exchange for all outstanding shares of ProxiNet.

    The ProxiNet acquisition has been accounted for as a purchase. The total purchase price of approximately $17,384,000 (including liabilities of $2,070,000), was assigned, based on independent appraisal, to the fair value of the assets acquired, including $676,000 to tangible assets acquired, $3,378,000 to identified intangible assets, $4,218,000 to in process research and development, and $9,112,000 to goodwill. The in-process research and development was expensed at the acquisition date. Amortization of the intangible assets acquired is computed using the straight-line method over the estimated useful life of the assets, 18 months to 5 years.

    The value assigned to acquired in-process research and development was determined by identifying research projects in areas for which technology feasibility had not been established as of the acquisition date. These include projects for ProxiWare and ProxiWeb technology. The value was determined by estimating the revenue contribution and the percentage of complete of each of these products. The projects were deemed to be 55% complete on the date of acquisition. The net cash flows were then discounted utilizing a weighted average cost of capital of 27.5%. This discount rate takes into consideration the inherent uncertainties surrounding the successful development of the in-process research and development, the expected profitability levels of such technology, and the uncertainty of technological advances that could potentially impact the estimates described above. Revenues were projected to be generated in 2000 for the products in development at the acquisition date. If these projects are not successfully developed our future revenues and profitability may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

    The following unaudited pro forma consolidated financial information reflects the results of operations for the three months ended October 31, 1999, as if the acquisition had occurred on

                             PUMA TECHNOLOGY, INC.

NOTE 6. ACQUISITION (CONTINUED)

August 1, 1999 and after giving effect to purchase accounting adjustments but excluding the impact of write offs of acquired in-process technology. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on August 1, 1999 and may not be indicative of future operating results (in thousands, except per share data).

                                                                THREE MONTHS
                                                                   ENDED
                                                              OCTOBER 31, 1999
                                                              ----------------
Pro forma revenue...........................................       $6,278
Pro forma net loss..........................................       $ (758)
Pro forma basic and diluted net loss per share..............       $(0.05)

NOTE 7. SUBSEQUENT EVENT

    On December 8, 1999 we signed a definitive agreement to acquire NetMind Technologies, Inc., a leading provider of Internet infrastructure software for personalization. Under the terms of the agreement, we will exchange 5,000,000 shares of our common stock for all of NetMind's outstanding capital stock, warrants and options. The merger is expected to qualify as a tax-free reorganization and we expect to account for the transaction as a pooling of interest. Closing of the merger is subject to certain closing conditions and approval by the shareholders of both our company as well as NetMind's. Certain affiliates of NetMind have agreed to vote their shares in favor of the merger. The transaction is expected to close in our third fiscal quarter ending April 30, 2000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of NetMind Technologies, Inc. (formerly NetMind Services, Inc.)

    In our opinion, the accompanying balance sheets and the related statements of operations, of redeemable convertible preferred stock and shareholder's equity (deficit) and of cash flows present fairly, in all material respects, the financial position of NetMind Technologies, Inc. (formerly NetMind
Services, Inc.) (a company in the development stage) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from June 14, 1996 (date of inception) to December 31, 1996, and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

March 5, 1999
San Jose, California

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET

                                 (IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1997       1998         1999
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $   327    $ 5,504       $ 2,453
  Accounts receivable.......................................       --          3             2
  Prepaid expenses and other current assets.................       --        110           140
                                                              -------    -------       -------
    Total current assets....................................      327      5,617         2,595
Property and equipment, net.................................      120        301           439
Other assets................................................       17         14            --
                                                              -------    -------       -------
    Total assets............................................  $   464    $ 5,932       $ 3,034
                                                              =======    =======       =======
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable..........................................  $    44    $   241       $   164
  Accrued liabilities.......................................       32        104           283
  Notes payable.............................................        8         --           118
  Deferred revenue..........................................       --         16           222
                                                              -------    -------       -------
    Total current liabilities...............................       84        361           787
Notes payable...............................................       --         --           335
                                                              -------    -------       -------
    Total liabilities.......................................       84        361         1,122
                                                              -------    -------       -------
Commitments (Note 10)

Redeemable Convertible Preferred Stock:
  Series B, no par value; (liquidation value of $7,101,000)
    4,072,000 shares authorized, issued and outstanding.....       --      7,055        13,793
Shareholders' equity (deficit):
  Series A convertible preferred stock, no par value;
    1,724,000 shares authorized and 1,633,000 issued and
    outstanding.............................................    1,618      1,618         1,626
  Common stock, no par value; 15,000,000 shares authorized;
    3,911,000 and 3,878,000 shares issued and outstanding at
    December 31, 1998 and 1997, respectively................        4          4             5
  Additional paid-in capital................................       --         --         5,263
  Deferred stock compensation...............................       --         --        (4,586)
  Accumulated deficit.......................................   (1,242)    (3,106)      (14,189)
                                                              -------    -------       -------
    Total shareholders' equity (deficit)....................      380     (1,484)      (11,881)
                                                              -------    -------       -------
    Total liabilities, redeemable convertible preferred
      stock and shareholders' equity (deficit)..............  $   464    $ 5,932       $ 3,034
                                                              =======    =======       =======

   The accompanying notes are an integral part of these financial statements.

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF OPERATIONS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                    PERIOD FROM                           PERIOD FROM
                                     JUNE 14,                              JUNE 14,
                                   1996 (DATE OF       YEAR ENDED        1996 (DATE OF    NINE MONTHS ENDED
                                   INCEPTION) TO      DECEMBER 31,       INCEPTION) TO      SEPTEMBER 30,
                                   DECEMBER 31,    -------------------   DECEMBER 31,    -------------------
                                       1996          1997       1998         1998          1998       1999
                                   -------------   --------   --------   -------------   --------   --------
                                                                                             (UNAUDITED)
NET REVENUES:
  License fees...................      $  --       $    --    $   221       $   221       $   68    $    382
  Service and other..............         --            --         57            57           49         132
                                       -----       -------    -------       -------       ------    --------
    Total revenue................         --            --        278           278          117         514
                                       -----       -------    -------       -------       ------    --------
COST OF NET REVENUES:
  License........................         --            --         --            --           --          10
  Services and other.............         --            --         --            --           --          19
                                       -----       -------    -------       -------       ------    --------
    Total cost of revenue........         --            --         --            --           --          29
                                       -----       -------    -------       -------       ------    --------
Gross profit.....................         --            --        278           278          117         485
Operating expenses:
  Research and development.......         34           467        863         1,364          439       1,573
  Sales and marketing............         15           326        779         1,120          310       2,206
  General and administrative.....         69           297        536           902          358         533
  Noncash stock compensation.....         --            --         --            --           --         630
                                       -----       -------    -------       -------       ------    --------
    Total operating expenses.....        118         1,090      2,178         3,386        1,107       4,942
                                       -----       -------    -------       -------       ------    --------
Loss from operations.............       (118)       (1,090)    (1,900)       (3,108)        (990)     (4,457)
Other income (expense), net......         (2)          (32)        36             2           (8)        112
                                       -----       -------    -------       -------       ------    --------
Loss before income taxes.........       (120)       (1,122)    (1,864)       (3,106)        (998)     (4,345)
Provisions for income taxes......         --            --         --            --           --          --
                                       -----       -------    -------       -------       ------    --------
Net loss.........................       (120)       (1,122)    (1,864)       (3,106)        (998)     (4,345)
Accretion of mandatorily
  redeemable convertible
  preferred stock to redemption
  value..........................         --            --         --            --           --       6,738
                                       -----       -------    -------       -------       ------    --------
Net loss attributable to common
  shareholders...................      $(120)      $(1,122)   $(1,864)      $(3,106)      $ (998)   $(11,083)
                                       =====       =======    =======       =======       ======    ========
Net loss per share
  Basic and diluted..............      $  --       $ (1.09)   $ (0.81)      $ (2.61)      $(0.46)   $  (3.24)
                                       =====       =======    =======       =======       ======    ========
Shares used in per share
  calculation
  Basic and diluted..............         --         1,030      2,300         1,188        2,174       3,416
                                       =====       =======    =======       =======       ======    ========

   The accompanying notes are an integral part of these financial statements.

                           NETMIND TECHNOLOGIES, INC.

                       (FORMERLY NETMIND SERVICES, INC.)

                      (A COMPANY IN THE DEVELOPMENT STAGE)

  STATEMENT OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                                   (DEFICIT)

                                 (IN THOUSANDS)

                                         REDEEMABLE
                                         CONVERTIBLE           CONVERTIBLE
                                       PREFERRED STOCK       PREFERRED STOCK         COMMON STOCK       ADDITIONAL
                                     -------------------   -------------------   --------------------    PAID-IN       DEFERRED
                                      SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL     COMPENSATION
                                     --------   --------   --------   --------   --------   ---------   ----------   ------------
Net loss...........................      --     $    --        --      $   --        --     $     --      $   --       $    --
                                      -----     -------     -----      ------     -----     ---------     ------       -------
Balance at December 31, 1996.......      --          --        --          --        --           --          --            --
Issuance of Restricted Common Stock
  to founders and employees in
  April, May and June 1997 at
  $0.001 per share.................      --          --        --          --     4,050            4          --            --
Repurchase of Restricted Common
  Stock in June 1997...............      --          --        --          --      (172)          --          --            --
Issuance of Series A Convertible
  Preferred Stock at $1.00 per
  share in August, September and
  December 1997, net of issuance
  costs of $15,000.................      --          --     1,633       1,618        --           --          --            --
Net loss...........................      --          --        --          --        --           --          --            --
                                      -----     -------     -----      ------     -----     ---------     ------       -------
Balance at December 31, 1997.......      --          --     1,633       1,618     3,878            4          --            --
Issuance of Series B Mandatorily
  Redeemable Convertible Preferred
  Stock at $1.74 per share in
  October 1998, net of issuance
  costs of $46,000.................   4,072       7,055        --          --        --           --          --            --
Exercise of Common Stock warrants
  and options......................      --          --        --          --        33           --          --            --
Net loss...........................      --          --        --          --        --           --          --            --
                                      -----     -------     -----      ------     -----     ---------     ------       -------
Balance at December 31, 1998.......   4,072       7,055     1,633       1,618     3,911            4          --            --
Exercise of Series A Preferred
  Stock warrants (unaudited).......      --          --         8           8        --           --          --            --
Exercise of Common Stock warrants
  and options (unaudited)..........      --          --        --          --       594            1          48            --
Deferred compensation
  (unaudited)......................      --          --        --          --        --           --       5,105        (5,105)
Amortization of deferred
  compensation (unaudited).........      --          --        --          --        --           --          --           519
NSO Variable compensation expense
  (unaudited)......................      --          --        --          --        --           --         110            --
Accretion of Mandatorily Redeemable
  Convertible Preferred Stock to
  redemption value.................      --       6,738        --          --        --           --          --            --
Net loss (unaudited)...............      --          --        --          --        --           --          --            --
                                      -----     -------     -----      ------     -----     ---------     ------       -------
Balance as of September 30, 1999
  (unaudited)......................   4,072     $13,793     1,641      $1,626     4,505     $      5      $5,263       $(4,586)
                                      =====     =======     =====      ======     =====     =========     ======       =======


                                                       TOTAL
                                                   SHAREHOLDERS'
                                     ACCUMULATED      EQUITY
                                       DEFICIT       (DEFICIT)
                                     -----------   -------------
Net loss...........................   $   (120)       $   (120)
                                      --------        --------
Balance at December 31, 1996.......       (120)           (120)
Issuance of Restricted Common Stock
  to founders and employees in
  April, May and June 1997 at
  $0.001 per share.................         --               4
Repurchase of Restricted Common
  Stock in June 1997...............         --              --
Issuance of Series A Convertible
  Preferred Stock at $1.00 per
  share in August, September and
  December 1997, net of issuance
  costs of $15,000.................         --           1,618
Net loss...........................     (1,122)         (1,122)
                                      --------        --------
Balance at December 31, 1997.......     (1,242)            380
Issuance of Series B Mandatorily
  Redeemable Convertible Preferred
  Stock at $1.74 per share in
  October 1998, net of issuance
  costs of $46,000.................         --              --
Exercise of Common Stock warrants
  and options......................         --              --
Net loss...........................     (1,864)         (1,864)
                                      --------        --------
Balance at December 31, 1998.......     (3,106)         (1,484)
Exercise of Series A Preferred
  Stock warrants (unaudited).......         --               8
Exercise of Common Stock warrants
  and options (unaudited)..........         --              49
Deferred compensation
  (unaudited)......................         --              --
Amortization of deferred
  compensation (unaudited).........         --             519
NSO Variable compensation expense
  (unaudited)......................         --             110
Accretion of Mandatorily Redeemable
  Convertible Preferred Stock to
  redemption value.................      6,738           6,738
Net loss (unaudited)...............     (4,345)         (4,345)
                                      --------        --------
Balance as of September 30, 1999
  (unaudited)......................   $(14,189)       $(11,881)
                                      ========        ========

   The accompanying notes are an integral part of these financial statements.

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMNET STATE)

                            STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                                         PERIOD FROM                           PERIOD FROM
                                                          JUNE 14,                              JUNE 14,          NINE MONTHS
                                                        1996 (DATE OF       YEAR ENDED        1996 (DATE OF          ENDED
                                                        INCEPTION) TO      DECEMBER 31,       INCEPTION) TO      SEPTEMBER 30,
                                                        DECEMBER 31,    -------------------   DECEMBER 31,    -------------------
                                                            1996          1997       1998         1998          1998       1999
                                                        -------------   --------   --------   -------------   --------   --------
                                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................      $(120)      $(1,122)   $(1,864)      $(3,106)      $(998)    $(4,345)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation......................................          2            31         60            93          40         133
    Deferred compensation.............................         --            --         --            --          --         630
    Changes in assets and liabilities:
      Accounts receivable.............................         --            --         (3)           (3)        (84)         --
      Prepaid expenses and other current assets.......         --           (17)      (107)         (124)         --         (16)
      Accounts payable................................         42             2        197           241         102         (77)
      Accrued liabilities.............................          3            29         72           104         439         386
      Deferred revenue................................         --            --         16            16          --          --
                                                            -----       -------    -------       -------       -----     -------
      Net cash used in operating activities...........        (73)       (1,077)    (1,629)       (2,779)       (501)     (3,289)
                                                            -----       -------    -------       -------       -----     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment purchases....................        (29)         (124)      (241)         (394)        (12)       (271)
                                                            -----       -------    -------       -------       -----     -------
      Net cash used in investing activities...........        (29)         (124)      (241)         (394)        (12)       (271)
                                                            -----       -------    -------       -------       -----     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock..............         --             4         --             4          --          --
  Proceeds from issuance of Series A Convertible
    Preferred Stock, net of issuance costs............         --         1,193         --         1,193          --          --
  Proceeds from issuance of Series B Convertible
    Preferred Stock, net of issuance costs............         --            --      7,055         7,055         195          --
  Proceeds from exercise of Series A Preferred Stock
    warrants..........................................         --            --         --            --          --           8
  Proceeds from exercise of Common Stock warrants and
    options...........................................         --            --         --            --          --          49
  Proceeds from issuance of convertible promissory
    notes.............................................         25           400         --           425          --          --
  Proceeds from notes payable.........................        115            97         --           212          --         452
  Payment of note payable.............................         --          (204)        (8)         (212)         --          --
                                                            -----       -------    -------       -------       -----     -------
      Net cash provided by financing activities.......        140         1,490      7,047         8,677         195         509
                                                            -----       -------    -------       -------       -----     -------
Increase (decrease) in cash and cash equivalents......         38           289      5,177         5,504        (318)     (3,051)
Cash and cash equivalents at beginning of period......         --            38        327            --         327       5,504
                                                            -----       -------    -------       -------       -----     -------
Cash and cash equivalents at end of period............      $  38       $   327    $ 5,504       $ 5,504       $   9     $ 2,453
                                                            =====       =======    =======       =======       =====     =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest..............................      $   2       $    13    $    20       $    35       $   9     $     5
                                                            =====       =======    =======       =======       =====     =======
  Conversion of promissory notes and accrued interest
    to Series A Preferred Stock.......................      $  --       $   425    $    --       $   425       $  --     $    --
                                                            =====       =======    =======       =======       =====     =======

   The accompanying notes are an integral part of these financial statements.

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    NetMind Technologies, Inc. (formerly NetMind Services, Inc.) (the "Company") was incorporated in California on June 14, 1996 and is engaged in the development and marketing of internet software tools for managing on-line information. The Company's product, Enterprise-Minder, is Change Detection Server software for corporate networks and the internet. The software allows users to highlight important on-line information and internet web pages, and when a change is made to this information, an e-mail is sent to the user informing them of the change.

    The Company's activities since incorporation have primarily consisted of establishing its facilities, recruiting personnel, conducting research and development, developing business and financial plans and raising capital. Accordingly, the Company is considered to be in the development stage through December 31, 1998. The accompanying financial statements should not be regarded as typical for a normal operating period.

    The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred operating losses since inception and at December 31, 1998 had an accumulated deficit of $3,106,000. As a development stage enterprise, the Company has not yet generated significant product revenues and is dependent upon additional equity financing to support its operations.

UNAUDITED INTERIM RESULTS

    The interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited. In the opinion of management, interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of interim periods. The financial data and other information disclosed in these notes to consolidated financial statements for the related periods are unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

REVENUE RECOGNITION

    Software license revenue is recognized upon delivery provided that no significant vendor obligations remain and collection is considered probable. The Company allocates a portion of software license fees to post-contract maintenance activities.

    Service revenue consists primarily of maintenance, training and consulting services. Maintenance revenues are recognized ratably over the maintenance period, which is generally one year. Revenue for training and consulting services are recognized as the services are performed.

    For the year ended December 31, 1998, three customers accounted for 59%, 18% and 14% of the Company's revenue.

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESEARCH AND DEVELOPMENT

    Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon successful development of a working model. For all periods presented herein, software development costs incurred subsequent to the establishment of technological feasibility have been de minimus. Accordingly, the Company has charged all such costs to research and development expense.

CASH AND CASH EQUIVALENTS

    All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents and those with maturities greater than three months are considered short-term investments. At
December 31, 1997 and 1998, the Company had no investments with original maturities greater than three months.

LONG-LIVED ASSETS

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted the provisions of SFAS
No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During the period from June 27, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998 and the nine months ended September 30, 1998 and 1999 (unaudited) the Company has not had any significant transaction that are required to be reported in comprehensive income.

CONCENTRATION OF CREDIT RISK

    Substantially all of the Company's cash and cash equivalents are invested in a highly-liquid money market fund with a major financial institution.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of cash and cash equivalents, notes payable and other current liabilities approximate their respective fair values because of the short-term maturity of these items.

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over an estimated useful life ranging from three to five years.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB No. 25") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NET INCOME AND NET LOSS PER SHARE

    Basic net income (loss) per share is computed by dividing the net income
(loss) available to common stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. Diluted net income per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potential common shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is antidilutive. Potential common shares are composed of Common Stock subject to repurchase rights and incremental shares of Common Stock issuable upon the exercise of stock options, exercise of warrants, upon conversion of Preferred Stock and conversion of debt.

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table sets forth the computation of basic and diluted net loss per share for the periods presented (in thousands, except per share amounts):

                                         PERIOD FROM                           PERIOD FROM
                                          JUNE 14,                              JUNE 14,
                                        1996 (DATE OF       YEAR ENDED        1996 (DATE OF    NINE MONTHS ENDED
                                        INCEPTION) TO      DECEMBER 31,       INCEPTION) TO      SEPTEMBER 30,
                                        DECEMBER 31,    -------------------   DECEMBER 31,    -------------------
                                            1996          1997       1998         1998          1998       1999
                                        -------------   --------   --------   -------------   --------   --------
                                                                                                  (UNAUDITED)
Numerator:
  Net loss available to common
    stockholders......................      $(120)      $(1,122)   $(1,864)      $(3,106)      $ (998)   $(11,083)
                                            -----       -------    -------       -------       ------    --------
Denominator:
  Weighted average shares.............         --         3,221      3,879         2,783        3,868       4,164
  Common Stock subject to
    repurchase........................         --        (2,191)    (1,579)       (1,595)      (1,694)       (748)
                                            -----       -------    -------       -------       ------    --------
  Denominator for basic and diluted
    calculation.......................         --         1,030      2,300         1,188        2,174       3,416
                                            -----       -------    -------       -------       ------    --------
Net loss per share available to common
  stockholders:
  Basic and diluted...................      $  --       $ (1.09)   $ (0.81)      $ (2.61)      $(0.46)   $  (3.24)
                                            =====       =======    =======       =======       ======    ========

    The following table sets forth the absolute potential shares of Common Stock that are not included in the diluted net loss per share calculation above because to do so would be antidilutive for the periods presented (in thousands):

                                                       DECEMBER 31,
                                                    -------------------   SEPTEMBER 30,
                                                      1997       1998         1999
                                                    --------   --------   -------------
                                                                           (UNAUDITED)
Series A Preferred Stock..........................   1,633      1,633         1,641
Series B Preferred Stock..........................      --      4,072         4,072
Warrants..........................................      92        908           908
Employee stock options............................     524      1,146         1,045
Common Stock subject to repurchase................   1,996      1,049           378
                                                     -----      -----         -----
                                                     4,245      8,808         8,044
                                                     =====      =====         =====

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. BALANCE SHEET COMPONENTS

                                                        DECEMBER 31,
                                                     -------------------   SEPTEMBER 30,
                                                       1997       1998         1999
                                                     --------   --------   -------------
                                                                            (UNAUDITED)
Property and equipment:
  Computer equipment...............................    $143       $286         $461
  Furniture and fixtures...........................       5         66          126
  Computer software................................       5         42           78
                                                       ----       ----         ----
                                                        153        394          665
  Less: Accumulated depreciation...................     (33)       (93)        (226)
                                                       ----       ----         ----
                                                       $120       $301         $439
                                                       ====       ====         ====
Accrued liabilities:
  Payroll and related expenses.....................    $ 22       $ 47         $232
  Marketing and related expenses...................      --         26           29
  Other accrued expenses...........................      10         31           22
                                                       ----       ----         ----
                                                       $ 32       $104         $283
                                                       ====       ====         ====

3. RELATED PARTY TRANSACTIONS

    In September 1996, the Company signed an agreement with a Director and Shareholder whereby the Director and Shareholder provide the Company with development, marketing, strategic and capitalization consulting services. Management fees paid for these services were $60,000, $45,000 and $118,000 for the years ended December 31, 1997 and 1998 and the period from June 14, 1996 (date of inception) through December 31, 1998, respectively and are included in general and administrative expenses in the accompanying financial statements. There were no amounts payable to this Director and Shareholder at December 31, 1997 or 1998.

4. BORROWINGS

    During 1996 and 1997, the Company issued $404,000 of interest-bearing convertible promissory notes ("promissory notes"). The promissory notes, plus accrued and unpaid interest totaling $21,000 (accrued at 10% per annum), were converted to Series A Convertible Preferred Stock in September and
December 1997. In conjunction with the issuance of the promissory notes, the Company issued warrants to purchase 60,600 shares of Series A Convertible Preferred Stock (See Note 5).

5. SHAREHOLDERS' EQUITY

    In September 1998, the Company's Articles of Incorporation were amended and restated to authorize 15,000,000 shares of Common Stock, 1,724,000 shares of Series A Convertible Preferred Stock and 4,072,000 shares of Series B Redeemable Convertible Preferred Stock.

    During 1997, the Company issued 4,050,000 shares of restricted Common Stock at $0.001 per share to the Company's founders, certain employees and an investor. The Company has the right to

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. SHAREHOLDERS' EQUITY (CONTINUED)

repurchase "unvested" shares at their original issue price in the event the founder or employee ceases to be an employee of the Company and, in the case of the investor, if the investor's representative is no longer a board member. In June 1997, 172,000 unvested shares were repurchased by the Company in accordance with the terms of the restricted stock agreement with an employee. The restricted Common Stock vests at varying dates through September 26, 2000. As of December 31, 1998, a total of 1,340,000 of the restricted stock was subject to repurchase by the Company.

    In conjunction with the issuance of Series A Convertible Preferred Stock in August, September and December 1997, the Company issued warrants to purchase 816,250 shares of the Company's Common Stock at $0.01 per share. The warrants expire the earlier of five years from the date of issue or the effective date of the Company's public offering.

    The holders of Series A and Series B Convertible Preferred Stock have various rights and preferences, as follows:

VOTING

    Each share of Preferred Stock has voting rights equal to one share of Common Stock on an "as if" converted basis.

LIQUIDATION

    In the event of any liquidation, dissolution, winding up or merger where more than 50% of the voting power is disposed, the holders of the Series A and Series B Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount equal to $1.00 and $1.74 per share, respectively, plus any declared but unpaid dividends.

    If the assets of the Company are insufficient to permit the payment to the Preferred Stockholders in full, of this amount, then the assets of the Company will be distributed ratably amongst the Preferred Stockholders.

    After payment of the Preferred Stockholders, the Common Stockholders shall be entitled to receive an amount equal to $0.10 per share, plus any declared but unpaid dividends. If the assets of the Company are insufficient to permit the payment to the Common Stockholders of this full amount, then the assets of the Company will be distributed ratably amongst the Common Stockholders. Any assets remaining, after the distributions to the Preferred and Common Stockholders, will be distributed ratably to the Common and Preferred Stockholders on an "as if" converted basis.

DIVIDENDS

    Holders of Series A and Series B Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of $0.10 and $0.17 per share, respectively, when and if declared by the Company's Board of Directors. No dividends have been declared from inception through December 31, 1998.

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. SHAREHOLDERS' EQUITY (CONTINUED)

CONVERSION

    Each share of Series A and Series B Convertible Preferred Stock is convertible at the option of the holders into one share of common stock at any time, subject to adjustment for antidilution. Each share of Series A and Series B Convertible Preferred Stock will be automatically converted upon written consent or agreement of holders of at least two-thirds of the outstanding preferred shares, or less than 50,000 shares of Preferred Stock remains outstanding, or upon an initial public offering of the Company's Common Stock with aggregate proceeds in excess of $20,000,000 and at a public offering price per share of not less than $8.00. The Company has reserved sufficient shares of Common Stock for issuance upon conversion of the Series A and Series B Convertible Preferred Stock.

REDEMPTION

    At any time after September 30, 2003, upon the written request of the holders of a majority of the Series B Preferred Stock outstanding, on the date that is 60 days after the Company receives the request, the Company will redeem 50% of the Series B Convertible Preferred Stock then outstanding. One year later, the Company will redeem the remaining Series B Preferred Stock outstanding. The Series B Preferred Stock will be redeemed in cash for an amount equal to the greater of $1.74, plus any declared but unpaid dividends or the fair market value of each share as determined by an independent appraiser.

SERIES A PREFERRED WARRANTS

    In conjunction with the issuance of convertible promissory notes and notes payable, the Company issued warrants to purchase 91,650 shares of Series A Convertible Preferred Stock at $1.00 per share. The warrants expire the earlier of five years from the date of issue or the effective date of the Company's public offering. The estimated fair value of the warrants, computed based on the Black-Scholes option pricing model, was calculated to be nominal.

6. EMPLOYEE STOCK OPTION PLAN

    In November 1997, the Company adopted the 1997 Stock Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to employees (including officers and directors who are also employees) of the Company. Nonqualified stock options may be granted to employees and consultants of the Company. The Company has reserved 2,053,000 shares of common stock for issuance under the Plan.

    Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO shall not be less than 100% of the estimated fair value of the shares on the date of grant and (ii) the exercise price of an ISO granted to a shareholder owning greater than 10% of the voting power of all stock shall not be less than 110% of the estimated fair value of the shares on the date of grant and are for periods not to exceed five years.

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. EMPLOYEE STOCK OPTION PLAN (CONTINUED)

Options become exercisable at such times and under such conditions as determined by the Board of Directors. Options generally vest over four years.

                                                     1997                  1998
                                              -------------------   -------------------
                                                         WEIGHTED              WEIGHTED
                                                         AVERAGE               AVERAGE
                                                         EXERCISE              EXERCISE
                                               SHARES     PRICE      SHARES     PRICE
                                              --------   --------   --------   --------
Options outstanding at beginning of
  period/year...............................     --       $  --        524      $  --
  Options granted...........................    524        0.10        788       0.11
  Options exercised.........................     --          --         (1)        --
  Options canceled..........................     --          --       (165)      0.10
                                                ---                  -----
Outstanding at December 31..................    524       $0.10      1,146      $0.11
                                                ---                  -----
Options exercisable at December 31..........     --       $  --        327      $0.10
                                                ---                  -----

                                  OPTIONS OUTSTANDING AT          OPTIONS EXERCISABLE AT
                                    DECEMBER 31, 1998                DECEMBER 31, 1998
                           ------------------------------------   -----------------------
                                          WEIGHTED
                                           AVERAGE     WEIGHTED                 WEIGHTED
                                          REMAINING    AVERAGE                   AVERAGE
                             NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
RANGE OF EXERCISE PRICE    OUTSTANDING      LIFE        PRICE     OUTSTANDING     PRICE
-----------------------    -----------   -----------   --------   -----------   ---------
$0.10....................     1,045          9.18       $0.10         327         $0.10
$0.20....................       101          9.84       $0.20          --         $0.20
                              -----                                   ---
                              1,146                                   327
                              =====                                   ===

FAIR VALUE DISCLOSURES

    Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant date for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                      PERIOD FROM                           PERIOD FROM
                                       JUNE 14,                              JUNE 14,
                                     1996 (DATE OF       YEAR ENDED        1996 (DATE OF
                                     INCEPTION) TO      DECEMBER 31,       INCEPTION) TO
                                     DECEMBER 31,    -------------------   DECEMBER 31,
                                         1996          1997       1998         1998
                                     -------------   --------   --------   -------------
Net loss as reported...............      $(120)      $(1,122)   $(1,864)      $(3,106)
                                         =====       =======    =======       =======
Pro Forma net loss.................      $(120)      $(1,123)   $(1,869)      $(3,112)
                                         =====       =======    =======       =======

    The Company calculated the fair value of each option grant on the grant date using the Black-Scholes pricing method with the following assumptions: dividend yield at 0%; weighted average expected option term of 4 years; risk free interest rate of 5.68%, 5.68% and 5.12%, and 5.12% to 6.40% for the period from June 14, 1996 (date of inception) to December 31, 1996, the years ended

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. EMPLOYEE STOCK OPTION PLAN (CONTINUED)

December 31, 1997 and 1998 and for the period from June 14, 1996 (date of inception) to December 31, 1998, respectively. The weighted average fair value of options granted during 1998 was $0.11.

    Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding paragraph and because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects on option grants of reported net income or loss for future years.

NON CASH STOCK COMPENSATION (UNAUDITED)

    In January 1999 the Company granted 143,000 stock options at an exercise price of $0.20 per share. From March 1999 to September 1999 the Company granted 357,000 stock options at an exercise price of $0.35 per share. In connection with these stock option grants, the Company is recognizing deferred compensation charge of $5,105,000, which is being amortized on a straight line basis over the vesting periods of the options.

    The following table sets forth deferred compensation and amortization of deferred compensation (in thousands):

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                                  1999
                                                              -------------
                                                               (UNAUDITED)
Deferred stock compensation.................................     $(5,105)
Amortization of deferred stock compensation.................         519

7. CREDIT FACILITY

    In December 1997, the Company entered into a line of credit agreement with a financial institution. The line of credit provides for borrowings of up to $150,000 which are secured by substantially all of the assets of the Company. The line of credit matures on June 22, 1999, and incurs interest at a variable rate determined by the bank (10.25% at December 31, 1998). Advances under the line must be repaid by July 2001. At December 31, 1998, the Company had no amounts outstanding under the line of credit.

8. 401(K) INVESTMENT PLAN

    Effective January 1, 1997, the Company adopted its 401(k) Investment Plan (the "401(k) Plan") for all employees. The 401(k) Plan allows employees to defer up to 20% of their eligible compensation. Contributions to the 401(k) Plan by the Company are discretionary. At December 31, 1998, the Company accrued contributions to the 401(k) Plan of approximately $10,000.

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. INCOME TAXES

    Deferred tax assets consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
DEFERRED TAX ASSETS:
  Net operating loss carryforwards..........................    $486      $1,214
  Accruals and reserves.....................................      19          30
  Research credits..........................................      35          86
  Depreciation..............................................       1           7
                                                                ----      ------
Net deferred tax asset......................................     541       1,337
Less: Valuation allowance...................................    (541)     (1,337)
                                                                ----      ------
                                                                $ --      $   --
                                                                ====      ======

    Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded.

    At December 31, 1998, the Company had approximately $3,048,000 of federal and $3,047,000 of state net operating loss carryforwards available to offset future taxable income which expire in varying amounts beginning in 2005. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three year period.

10. COMMITMENTS

LEASES

    The Company leases office space under noncancelable operating leases with various expiration dates through December 2000. Rent expense for the period from June 14, 1996 (date of inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998 was $3,000, $42,000 and $69,000, respectively.

    Future minimum lease payments under noncancelable operating leases, including lease commitments entered into subsequent to December 31, 1998 under noncancelable operating leases are as follows (in thousands):

YEAR ENDED                                                    OPERATING
DECEMBER 31,                                                   LEASES
------------                                                  ---------
1999........................................................    $ 89
2000........................................................      69
Thereafter..................................................      --
                                                                ----
Total minimum lease payments................................    $158
                                                                ====

                           NETMIND TECHNOLOGIES, INC.
                       (FORMERLY NETMIND SERVICES, INC.)
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11. SUBSEQUENT EVENT

    On June 11, 1999 the Company entered into a loan and security agreement with the Silicon Valley Bank ("the bank") whereby the bank agreed to provide a revolving line of credit of up to $1,000,000 to the Company against a borrowing base equal to 80% of eligible accounts receivable. Additionally, the bank agreed to make available to the Company an equipment line of up to $750,000. Advances against the equipment line may be taken through March 10, 2000 and will be repaid in 36 equal monthly installments (except for the first advance which will be repaid over 33 months) starting one month after the advance date. All amounts outstanding on March 10, 2003 will then be considered due and payable. Interest is due monthly at the prime rate plus 0.5% on the revolving line of credit and at the prime rate plus 1.0% on the equipment advances. In connection with the credit facility, the Company has used substantially all of its assets as a collateral.

    On December 8, 1999 NetMind signed a definitive agreement to be acquired by Puma Technologies, Inc. ("Puma"). Under the terms of the agreement, Puma will exchange 5,000,000 shares of common stock for all of NetMind's outstanding capital stock, warrants and options. Closing of the merger is subject to certain closing conditions and approval by the shareholders of both NetMind and Puma.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                             PUMA TECHNOLOGY, INC.
                            a Delaware corporation;

                        ROCKET KITTY ACQUISITION CORP.,
                            a Delaware corporation;

                                      and

                           NETMIND TECHNOLOGIES, INC.
                            a California corporation

                          ----------------------------

                          Dated as of December 8, 1999
                          ----------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of December 8, 1999, by and among PUMA TECHNOLOGY, INC., a Delaware corporation ("Parent"); ROCKET KITTY ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and NETMIND TECHNOLOGIES, INC., a California corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in EXHIBIT A.

                                    RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement, the California General Corporation Law and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and will be eligible for pooling of interests accounting treatment.

    C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

    D. Contemporaneously with the execution and delivery of this Agreement, certain holders of voting capital stock of the Company are executing and delivering to Parent a voting agreement (a "Voting Agreement") of even date herewith substantially in the form of EXHIBIT B.

                                   AGREEMENT

    The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law and the Delaware General Corporation Law.

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of General Counsel Associates LLP, 1891 Landings Drive, Mountain View, CA 94043 at 10:00 a.m. on the second business day following the satisfaction of the conditions set forth in Sections 6.3 and 7.3 (provided that all other conditions set forth in Sections 6 and 7 have been satisfied or waived) or on such other date as is mutually agreed upon by the Company and Parent. (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement or certificate of merger conforming to the requirements of the California General Corporation Law shall be filed with the Secretary of State of the State of California and a properly executed agreement or certificate of merger conforming to the requirements of the Delaware General Corporation Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time the latest of such filings is made (provided that all such filings are subsequently accepted in due course) (the "Effective Time").

    1.4 ARTICLES OF INCORPORATION AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective Time:

        (a) Upon the Effective Time, the Board of Directors of Parent shall be Bradley A. Rowe, Stephen A. Nicol, Michael M. Clair, Tyrone F. Pike, M. Bruce Nakao, Gary Reischel and Matthew Freivald, each such director to serve until his respective successor is duly elected or appointed and qualified;

        (b) the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;

        (c) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent; and

        (d) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals selected by Parent prior to the Closing.

    1.5  CONVERSION OF SHARES.

        (a) Subject to Section 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

            (i) First:

                (1) each share of Series A Preferred outstanding immediately prior to the Effective Time shall be converted into a fraction (the "Series A Preference Fraction") of a share of the common stock (par value $0.001 per share) of Parent ("Parent Common Stock") (A) having a numerator equal to $1.00 (representing the liquidation preference of each share of Series A Preferred under the Company's Articles of Incorporation), and (B) having a denominator equal to the Parent Average Stock Price;

                (2) each share of Series B Preferred outstanding immediately prior to the Effective Time shall be converted into a fraction (the "Series B Preference Fraction") of a share of Parent Common Stock
           (A) having a numerator equal to $1.74 (representing the liquidation preference of each share of Series B Preferred under the Company's Articles of Incorporation), and (B) having a denominator equal to the Parent Average Stock Price; and

                (3) each share of the common stock (no par value per share) of the Company (the "Company Common Stock") outstanding immediately prior to the Effective Time shall be converted into a fraction (the "Common Preference Fraction") of a share of Parent Common Stock
           (A) having a numerator equal to $0.10 (representing the liquidation preference of each share of Company's Common Stock under the Company's Second Amended and Restated Articles of Incorporation), and
           (B) having a denominator equal to the Parent Average Stock Price.

            (ii) Thereafter, each share of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall entitle the holder thereof, in addition to the amount set forth in
       Section 1.5(a)(i) hereof, to the Applicable Participating Fraction (as defined below) of a share of Parent Common Stock. The "Applicable Participating Fraction" shall be the fraction (A) having a numerator equal to 5,000,000 less the Aggregate Liquidation Preference and
       (B) having a denominator equal to the Fully Diluted Number of Company Capital Shares.

           (iii) Each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

            (iv) All calculations under this Section 1.5(a) shall be rounded to the nearest one millionth (1/1,000,000,000th).

            (v) Subject only to Section 1.5(c), in no case shall the number of shares of Parent Common Stock issued under this Section 1.5 (a) to the shareholders of the Company, when added to the shares of Parent Common Stock issuable to the holders of options and warrants to purchase Company Common Stock or Company Preferred Stock under Section 1.6, exceed 5,000,000 shares.

        (b) Notwithstanding anything to the contrary contained in this Agreement, a portion of the shares of Parent Common Stock issued in the Merger shall be delivered into escrow and held as specified in Section 1.8 hereof.

        (c) In the event Parent at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the Applicable Fraction shall be appropriately adjusted.

        (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

        (e) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's stock certificate(s) representing shares of capital stock of the Company, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Average Stock Price. In no case shall any holder of capital stock of the Company be entitled to receive cash in an amount equal to or greater than the value of one share of Parent Common Stock.

        (f) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be paid to the applicable taxing authority for, and shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        (g) The shares of Parent Common Stock issued upon surrender for exchange of shares of capital stock of the Company in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

    1.6  STOCK OPTIONS AND WARRANTS.

        (a) At the Effective Time, each option to purchase shares of Company Common Stock that is then outstanding, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the stock option agreement by which such Company Option is evidenced. At the Effective Time, all rights with respect to Company Common Stock under outstanding Company Options shall be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock,
    (ii) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the sum of the Common Preference Fraction plus the Applicable Participating Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the sum of the Common Preference Fraction plus the Applicable Participating Fraction, and rounding the resulting exercise price up to the nearest whole cent and (iv) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. It is the intention of the parties that the Company Options so assumed by Parent qualify, to the maximum extent permissible following the Effective Time, as incentive stock options as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. The Company and Parent shall take all action that may be necessary to effectuate the provisions of this Section 1.6. As soon as is reasonably practicable following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth
    (i) the number of shares of Parent Common Stock subject to such assumed Company Option and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. Parent shall file with the SEC, within two weeks after the Closing, a registration statement on Form S-8 registering the exercise of any Company Options assumed by Parent pursuant to this Section 1.6.

        (b) At the Effective Time, each warrant to purchase shares of capital stock of the Company that is then outstanding (a "Company Warrant"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the instrument by which such Company Warrant is evidenced. All rights with respect to Company Common Stock or Company Preferred Stock under outstanding Company Warrants shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such assumed Company Warrant formerly exercisable for Company Common Stock shall be equal to the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Effective Time multiplied by the sum of the Common Preference Fraction plus the Applicable Participating Fraction, rounded down to the nearest whole number of shares of Parent Common

    Stock, (iii) the number of shares of Parent Common Stock subject to each such assumed Company Warrant formerly exercisable for Series A Preferred shall be equal to the number of shares of Series A Preferred that were subject to such Company Warrant immediately prior to the Effective Time multiplied by the sum of the Series A Preference Fraction plus the Applicable Participating Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (iv) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Warrant formerly exercisable for Company Common Stock shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the sum of the Common Preference Fraction plus Applicable Participating Fraction, and rounding the resulting exercise price up to the nearest whole cent, (v) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Warrant formerly exercisable for Series A Preferred shall be determined by dividing the exercise price per share of Series A Preferred subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the sum of the Series A Preference Fraction plus Applicable Participating Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (vi) all other restrictions on the exercise of each such assumed Company Warrant shall continue in full force and effect, and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged; PROVIDED, HOWEVER, that each such assumed Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.

    1.7 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8. None of Parent, Merger Sub or the Company shall be liable to any holder of shares of capital stock of the Company, or any holder of any warrant or option to acquire any such shares, for shares (or dividends or distributions with respect thereto) of Parent Common Stock to be issued in exchange for capital stock of the Company pursuant to this Agreement if, on or after the expiration of six months following the Effective Time, such shares are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8  EXCHANGE OF CERTIFICATES; ESCROW SHARES.

        (a) At the Closing, Parent shall segregate from the Parent Stock issuable hereunder such number of shares of Parent Stock as is equal to 10% of the shares of Parent Stock to be issued to the Company shareholders at the Closing (excluding shares of Parent Stock issuable upon assumed Company Options and Company Warrants) represented by one stock certificate issued in the name of the Escrow Agent and cause such stock to be deposited with and U.S. Bank Trust National Association to act as escrow agent (the "Escrow Agent"), under the escrow agreement in the form attached hereto as EXHIBIT C. In no event shall the shares deposited with the Escrow Agent be greater than 10% of the shares of Parent Stock which are issued to the Company shareholders at the Closing.

        (b) At the Closing, each Company shareholder that does not perfect its dissenters' rights and is otherwise entitled to receive shares of Parent Common Stock pursuant to Section 1.5 (a "Merger Shareholder") shall surrender to Parent all certificates representing shares of Company Common

    Stock or Company Preferred Stock, as appropriate, for cancellation, together with an executed stock power duly endorsed in blank by such holder and such other documents as may be reasonably required by Parent. At or as soon as practicable after the Effective Time, Parent shall (i) deliver to each Merger Shareholder who has surrendered his or her certificates formerly representing shares of capital stock of the Company in compliance with the preceding sentence a certificate representing 90 percent of the number of whole shares of Parent Common Stock that such Merger Shareholder has the right to receive pursuant to the provisions of Section 1.5 and (ii) deliver to the escrow agent under the Escrow Agreement in the form of EXHIBIT C hereto (the "Escrow Agreement"), on behalf of all Merger Shareholders, a certificate representing 10 percent of the number of whole shares of Parent Common Stock that the Merger Shareholders in the aggregate have the right to receive pursuant to the provisions of Section 1.5 (the "Escrow Shares"). In determining the number of whole shares that represent 90 percent of the number of shares of Parent Common Stock to which each Merger Shareholder is entitled pursuant to Section 1.5, Parent shall round up to the nearest whole number of shares, and in determining the number of Escrow Shares to which such Merger Shareholder is entitled pursuant to Section 1.5, Parent shall round down to the nearest whole number. If any shares of Parent Common Stock are to be issued in the name of a person other than the person in whose name the Company Stock Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that
    (i) the certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers,
    (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Parent, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Parent that such taxes have been paid or are not required to be paid. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

        (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled receive all such dividends and distributions and such cash payment).

    1.9 DISSENTING SHARES. Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become "dissenting shares" within the meaning of
Section 1300(b) of the California General Corporation Law shall not be converted into or represent the right to receive Parent Common Stock in accordance with
Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.5(e)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in the California General Corporation Law; PROVIDED, HOWEVER, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with
Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.5(e)), subject to the escrow requirements of Section 1.8(a). The Company shall give Parent (i) prompt notice of any written demands for payment with respect to any shares of capital stock of the

Company pursuant to Chapter 13 of the California General Corporation Law, withdrawals of such demands, and any other instruments served pursuant to the California General Corporation Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter's rights under the California General Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenter's rights or offer to settle or settle any such demands.

    1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.11 ACCOUNTING TREATMENT. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

    1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent that, except as set forth in the Disclosure Schedule, the following representations are true and correct.

    2.1  DUE ORGANIZATION; SUBSIDIARIES; ETC.

        (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and
    (iii) to perform its obligations under all Company Contracts. The Company is qualified to business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified has not had and would not have a Material Adverse Effect on the Company.

        (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name "NetMind Technologies, Inc."

        (c) Part 2.1(c) of the Disclosure Schedule accurately sets forth
    (i) the names of the members of the Company's board of directors, and
    (ii) the names and titles of the Company's officers.

        (d) Except as set forth in Part 2.1(d) of the Disclosure Schedule, the Company has no subsidiaries, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any other Entity.

    2.2 ARTICLES OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of: (a) the Company's articles of incorporation and bylaws, including all amendments thereto; and (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and the board of directors of the Company. There have been no meetings or other proceedings or actions of the shareholders of the Company or the board of directors of the Company that are not fully reflected in such minutes or other records.

There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws or of any resolution adopted by the Company's Shareholders or the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

    2.3  CAPITALIZATION, ETC.

        (a) The authorized capital stock of the Company consists of
    (i) 15,000,000 shares of Common Stock, of which 4,583,679 shares are issued and outstanding as of the date of this Agreement and (ii) 5,796,545 shares of Preferred Stock, 1,724,154 of which are designated as Series A Preferred, 1,644,354 of which are issued and outstanding as of the date of this Agreement, and 4,072,391 of which are designated Series B Preferred Stock, 4,072,391 of which are issued and outstanding as of the date of this Agreement. Part 2.3(a)(1) of the Disclosure Schedule sets forth the names of the Company's Shareholders and the number of shares of Company Common Stock and Company Preferred Stock owned of record by each of such Shareholders. The Company has reserved an additional 1,505,038 shares of Company Common Stock for issuance under its 1997 Stock Plan (the "Stock Plan") to employees, advisory board members, officers or directors of, or consultants to, the Company, of which options to acquire 1,076,675 shares of Common Stock have been granted as of the date of this Agreement. Part 2.3(a)(2) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to each such Company Option, the exercise and vesting schedule, the exercise price per share and the term of each such Company Option. Part 2.3(a)(2) of the Disclosure Schedule also identifies whether (i) the optionee is a consultant or employee of the Company, (ii) the Company Option was granted pursuant to the Company's Stock Plan and (iii) the Company Option is intended to be an incentive stock option pursuant to Section 422 of the Code. The Company has reserved an additional (i) 731,952 shares of Company Common Stock for issuance pursuant to outstanding warrants as of the date of this Agreement to purchase shares of Company Common Stock and (ii) 79,800 shares of Company Series A Preferred Stock for issuance pursuant to outstanding warrants as of the date of this Agreement to purchase shares of Company Series A Preferred Stock.
    Part 2.3(a)(3) of the Disclosure Schedule sets forth the names of the Company's warrant holders and the number of shares issuable upon exercise of outstanding warrants and the exercise price per share and the term of each such Company Warrant.

        (b) All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no preemptive rights applicable to any shares of capital stock of the Company. As of the date hereof, Parent is acquiring good and valid title to all of the outstanding shares of Company Common Stock and Company Preferred Stock, free and clear of any Encumbrances.

        (c) Except as identified in Section 2.3(a), as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) agreement or understanding between or among any persons and/or entities, that affects or relates to the acquisition or disposition of, or voting or giving of written consents with respect to, any security of the Company.

        (d) Any shares of capital stock or other securities repurchased, redeemed or otherwise reacquired by the Company were validly reacquired in compliance with (i) the applicable provisions of the California General Corporation Law and all other applicable Legal Requirements, and (ii) any requirements set forth in applicable Contracts.

    2.4  FINANCIAL STATEMENTS.

        (a) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

            (i) the audited balance sheets of the Company as of December 31, 1997 and 1998, and the related audited income statements, statements of shareholders' equity and statements of cash flows of the Company for the years then ended, together with the notes thereto and the report and opinion of PricewaterhouseCoopers LLP relating thereto; and

            (ii) the unaudited balance sheet of the Company as of October 31, 1999 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the nine months then ended.

        (b) The Company Financial Statements are accurate and complete in all respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments) which will not, individually or in the aggregate, be material in magnitude.

    2.5  ABSENCE OF CHANGES.  Between October 31, 1999 and the date of this
Agreement:

        (a) there has not been any adverse change in the business, financial condition, operations, prospects or results of operations of the Company and no event has occurred that will, or could reasonably be expected to have a Material Adverse Effect on the Company;

        (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the Company's assets (whether or not covered by insurance);

        (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, nor has the Company repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

        (d) there has been no amendment to the articles of incorporation or bylaws of the Company, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (e) the Company has not (i) lent money to any Person (other than pursuant to advances made to employees in the ordinary course of business) or (ii) incurred or guaranteed any indebtedness for borrowed money;

        (f) the Company has not changed any of its methods of accounting or accounting practices in any material respect;

        (g) the Company has not commenced or settled any Legal Proceeding;

        (h) the Company has not sold, issued or authorized the issuance of
    (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or otherwise relating to, any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

        (i) the Company has not made any capital expenditure which, when added to all other capital expenditures made by the Company since October 31, 1999, exceeds $25,000 in the aggregate;

        (j) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract to which it is or was a party or under which it has or had any rights or obligations;

        (k) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person (other than immaterial rights or other immaterial assets acquired, leased or licensed by the Company from other Persons in the ordinary course of business and consistent with the Company's past practices), (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person (other than immaterial rights or other immaterial assets disposed of or leased or licensed by the Company to other Persons in the ordinary course of business and consistent with the Company's past practices), or (iii) waived or relinquished any right (other than immaterial rights waived or relinquished by the Company in the ordinary course of business and consistent with the Company's past practices);

        (l) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

        (m) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

        (n) the Company has not (i) established, adopted or amended any Employee Benefit Plan, or (ii) made any profit-sharing or similar payment to any of its directors, officers or employees;

        (o) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

        (p) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(o)" above.

    2.6  TITLE TO ASSETS.

        (a) Except as set forth in Part 2.6(a) of the Disclosure Schedule, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Part 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10(a) of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

        (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are being leased or licensed to the Company, except for (i) any equipment being leased to the Company under a standard operating lease requiring annual payments by the Company of less than $5,000, and (ii) any software being licensed to the Company under any third party software license generally available to the public at a total cost of less than $5,000.

    2.7  INTELLECTUAL PROPERTY.

        (a) Part 2.7(a)(1) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset that has been registered, recorded or filed with any Governmental Body or with respect to which an application has been filed with any Governmental Body, (i) a brief description of such Company Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration, recordation, filing or application.
    Part 2.7(a)(2) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company.
    Part 2.7(a)(3) of the Disclosure Schedule identifies and provides a brief description of each Company Proprietary Asset that is owned by any other Person and that is licensed to or used by the Company (except for any Company Proprietary Asset that is licensed to the Company under any third party software license that (1) is generally available to the public at a one-time cost of less than $1,000, and (2) imposes no future monetary obligation on the Company) and identifies the license agreement or other agreement under which such Company Proprietary Asset is being licensed to or used by the Company. Except as set forth in Part 2.7(a)(4) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Proprietary Assets identified in Parts 2.7(a)(1) and 2.7(a)(2) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in
    Part 2.7(a)(3) of the Disclosure Schedule. Except as set forth in
    Part 2.7(a)(5) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.7(a)(6) of the Disclosure Schedule, the Company is free to use, modify, copy, distribute, sell, license or otherwise exploit each of the Company Proprietary Assets on an exclusive basis (other than Company Proprietary Assets consisting of software licensed to the Company under third party licenses generally available to the public, with respect to which the Company's rights are not exclusive).

        (b) The Company has made best efforts to take such measures and precautions as are necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets. Except as set forth in Part 2.7(b) of the Disclosure Schedule, the Company has not disclosed or delivered or permitted to be disclosed or delivered to any Person, and no Person (other than the Company) has access to or has any rights with respect to, the source code, or any portion or aspect of the source code, of any Company Proprietary Asset.

        (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.7(c) of the Disclosure Schedule, the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. Except as set forth in Part 2.7(c) of the Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

        (d) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been conducted and in the manner in which such business is proposed to be conducted. Except as set forth in Part 2.7(d) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

        (e) Except as set forth in Part 2.7(e) of the Disclosure Schedule, all current and former employees of the Company, and all current and former consultants and independent contractors to the Company, have executed and delivered to the Company written agreements (containing no exceptions to or exclusions from the scope of their coverage) that are substantially identical to the form of Employee Invention Assignment and Confidentiality Agreement attached to Part 2.7(e) of the Disclosure Schedule.

        (f) Except as set forth in Part 2.7(f) of the Disclosure Schedule, the Company has not entered into and is not bound by any Contract under which any Person has the right to distribute or license, on a commercial basis, any Company Proprietary Asset including source code, object code, or any versions, modifications or derivative works of source code or object code in any Company Proprietary Asset.

        (g) Each computer program and other item of software owned or used by the Company is Year 2000 Compliant or will be Year 2000 Compliant in sufficient time to avoid any disruption to any of the businesses of acquired by Parent pursuant to this Agreement. Each computer program and other item of software that has been designed, developed, sold, installed, licensed or otherwise made available by the Company to any Person is Year 2000 Compliant.

    2.8 BANK ACCOUNTS. Part 2.8(a) of the Disclosure Schedule provides accurate and complete information (including account numbers, type of account and names of all individuals authorized to draw on or make withdrawals from each account) with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

    2.9  REAL PROPERTY; EQUIPMENT.

        (a) The Company does not own any real property or interests in real property other than leasehold interests in real property. Part 2.9 of the Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company and the Company has a valid leasehold interest in such real property.

        (b) Part 2.9 of the Disclosure Schedule provides accurate and complete information with respect to all material items of equipment, fixtures, leasehold improvements and other tangible assets owned by or leased to the Company. The assets identified in Part 2.9 of the Disclosure Schedule are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

    2.10  CONTRACTS.

        (a) Part 2.10(a) of the Disclosure Schedule identifies each Company Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following (and each other Contract that is material to the business of the Company) shall be deemed to constitute a "Material Contract":

            (i) any Contract relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor;

            (ii) any Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

           (iii) any Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or
       (C) to develop or distribute any technology;

            (iv) any Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

            (v) any Contract relating to the acquisition, issuance or transfer of any securities;

            (vi) any Contract creating or relating to the creation of any Encumbrance with respect to any asset owned or used by the Company;

           (vii) any Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity, any right of contribution or any surety arrangement;

          (viii) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

            (ix) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

            (x) any Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or involving or directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company and any contractor or subcontractor to any Governmental Body);

            (xi) any Contract entered into outside the ordinary course of business or inconsistent with the Company's past practices;

           (xii) any Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

        (b) any Contract (not otherwise identified in clauses "(i)" through "(xii)" of this section) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or (B) the performance of services having a value in excess of $25,000 in the aggregate).

        (c) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, is enforceable by the Company in accordance with its terms, subject to
    (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        (d) Except as set forth in Part 2.10(d) of the Disclosure Schedule:

            (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

            (ii) to the best of the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to,
       (A) result in a violation or Breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or materially modify any Company Contract;

           (iii) the Company has not received any notice or other communication regarding (i) any actual or possible violation or breach of, or default under, any Company Contract, or (ii) any actual or possible termination of any Company Contract; and

            (iv) the Company has not waived any of its material rights under any Contract.

        (e) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Company under any Company Contract or any other term or provision of any Company Contract.

        (f) The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Material Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted.

    2.11  LIABILITIES.

        (a) The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified in the Unaudited Interim Balance Sheet and the notes thereto;
    (b) accounts payable and accrued salaries incurred by the Company since October 31, 1999 in the ordinary course of business consistent with the past practices of the Company; (c) liabilities identified in Part 2.11(a) of the Disclosure Schedule.

        (b) Part 2.11(b) of the Disclosure Schedule provides an accurate and complete breakdown of (i) all accounts payable of the Company as of October 31, 1999, and (ii) all notes payable of the Company and all indebtedness of the Company for borrowed money as of the date of this Agreement, including the name of the debtholder, the date the debt was incurred, aggregate principal amount owed to each person, the interest accrued to date, the interest rate and the compounding period.

    2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. The Company is, and has been at all times, in full compliance with all applicable Legal Requirements, including all applicable Environmental Laws. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. Except as set forth in Part 2.12 of the Disclosure Schedule, the Company has never received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement.

    2.13 GOVERNMENTAL AUTHORIZATIONS. Part 2.13 of the Disclosure Schedule identifies each Governmental Authorization held by the Company and the Company has delivered to Parent or Parent's counsel accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in
Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times has been, in compliance with the material terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company has never received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

    2.14  TAX MATTERS.

        (a) All Tax Returns required to be filed with any Governmental Body on or before the date hereof (i) have been filed in a timely manner, and
    (ii) have been accurately and completely prepared in compliance with all applicable legal requirements. All Taxes with respect to the periods covered by the Tax Return (whether or not shown on the Tax Returns) due on or before the date hereof have been paid. The Company has delivered to Parent accurate and complete copies of all

    Tax Returns filed or required to be filed by the Company or a Subsidiary since the date of the Company's incorporation. The Company and its Subsidiaries have not requested any extension of time within which to file any Tax Return.

        (b) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to or shown on any Tax Return or otherwise) or a Subsidiary has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company or a Subsidiary has been duly withheld and collected on a timely basis; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body on a timely basis. There are no security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

        (c) The Company's Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from January 1, 1999 through the date hereof.

        (d) No Tax Return has ever been examined or audited by any Governmental Body. Except as set forth in section 2.14(d) of the Disclosure Schedule, there has been no examination or audit of any Tax Return, and no such examination or audit has been proposed or scheduled by any Governmental Body. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Tax Returns. Except as set forth in section 2.14(d) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Tax Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

        (e) Except as set forth in section 2.14(e) of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax, and no claim has ever been made by a Governmental Body that the Company or a Subsidiary is or may be subject to taxation in any jurisdiction in which it has not filed a Tax Return. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. There are no liens for Taxes upon any of the assets of the Company or a Subsidiary, except liens for current Taxes not yet due and payable. Neither the Company nor any Subsidiary has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither the Company nor any Subsidiary has been, and neither will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date hereof.

        (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or a Subsidiary that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or
    Section 162 of the Code. Neither the Company nor any Subsidiary is, and neither has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. Neither the Company nor any Subsidiary is and neither has ever been a party to any cost sharing agreements or advance pricing agreement.

        (g) Except as set forth in section 2.14(g) of the Disclosure
    Schedule (i) no Governmental Body has asserted any claim or otherwise made any allegation that the Company or a Subsidiary has failed or may have failed to pay any sales tax, use tax or similar Tax, and (ii) neither the Company nor any Subsidiary has engaged in any discussions or negotiations with any Governmental Body, and has not sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of the Company or a Subsidiary to pay any sales tax, use tax or similar Tax.

        (h) None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company and its Subsidiaries
    (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the common parent of which was the Company) or
    (B) has any Liability for the Taxes of any Person (other than any of the Company or Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

    2.15 REDEMPTIONS AND DISTRIBUTIONS Prior to the merger, no Shareholder of the Company had a portion of such Shareholder's shares redeemed by the Company or a Subsidiary, or received an extraordinary distribution with respect to such shares. No corporation related to the Company or a Subsidiary within the meaning of Treasury Regulation Section 1.368-1(e)(3)(i)(B) has acquired any shares from a Shareholder of the Company.

    2.16  EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS.

        (a) Part 2.16(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, Employee Welfare Benefit Plan or Employee Pension Benefit Plan sponsored or maintained by the Company as of the date of this Agreement (the "Plans") for the benefit of any current employee of the Company ("Employee").

        (b) With respect to each Plan, the Company has delivered to Parent an accurate and complete copy of such Plan (including all amendments thereto), and the most recent summary plan description.

        (c) With respect to all Employee Pension Benefit Plans, the Company has delivered to Parent an accurate and complete copy of the annual report with respect to such Plans for each of 1998, 1997 and 1996 (as applicable), and the most recent Internal Revenue Service Determination Letter.

        (d) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including the Code and ERISA.

        (e) Each of the Employee Welfare Benefit Plans have been operated and administered in all material respects in compliance with COBRA and HIPAA.
    Part 2.16(e) lists all existing COBRA covered participants under the Company's Employee Welfare Benefit Plans.

        (f) Part 2.16(f) of the Disclosure Schedule contains a list of all employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, their dates of employment, social security numbers and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees.

    2.17 ENVIRONMENTAL MATTERS. The Company is and has at all times been in compliance with all applicable Environmental Laws. To the best of the Knowledge of Company, each property that is owned by, leased to, controlled by or used by the Company, and all surface water, groundwater, soil and air associated with or adjacent to such property (a) is free of any Materials of Environmental Concern and any harmful chemical or physical conditions, and (b) is free of any environmental contamination of any nature. The Company possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and the Company is and has at all times been in compliance with the terms and requirements of all such Governmental Authorizations. The Company has not received any notice or other communication (whether from a Governmental Body, citizens' group, employee or otherwise) that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the Knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (whether from a Governmental Body, citizens' group, employee or otherwise) that alleges that such current or prior owner or the Company is not or was not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.13 of the Disclosure Schedule.

    2.18 INSURANCE. Part 2.18 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of, or for the benefit of the Company, identifies any claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. The Company has delivered to Parent or counsel for Parent accurate and complete copies of the insurance policies identified on Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. The Company has not received any notice regarding any actual or possible (a) cancellation or invalidation of any insurance policy identified in Part 2.18 of the Disclosure Schedule, (b) refusal of any coverage or rejection of any claim under any such insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy. No event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) give rise to or serve as a basis for any claim under any insurance policy identified in Part 2.18 of the Disclosure Schedule.

    2.19 RELATED PARTY TRANSACTIONS. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time been, indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.19, each of the following shall be deemed to be a "Related Party": (i) each of the Shareholders; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each individual who is, or who at any time been, a member of the immediate family of any of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

    2.20 LEGAL PROCEEDINGS; ORDERS. There is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal
Proceeding: (i) to which the Company is or is threatened to be made a party; or
(ii) that challenges the Merger. To the best of the Knowledge of the Company, except as set forth in Part 2.20 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. There is no order, writ, injunction, judgment or decree to which the Company is subject. To the best of the Knowledge of the Company, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

    2.21 AUTHORITY; BINDING NATURE OF AGREEMENT. The Company has the right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors. The execution, delivery and performance of this Agreement have been duly authorized by the Company's Board of Directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.22 NON-CONTRAVENTION; CONSENTS. Neither the execution, delivery or performance of this Agreement or any other agreements, documents or instruments referred to or contemplated by this Agreement or any of the transactions contemplated by this Agreement or any other agreements, documents or instruments referred to or contemplated herein, nor the consummation of the Merger, will directly or indirectly (with or without notice or lapse of time):

        (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws, or
    (ii) any resolution adopted by the Company's Shareholders or the Company's board of directors;

        (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

        (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

        (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract; or

        (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

The Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any other agreement, document or instrument referred to in or contemplated by this Agreement, or
(y) the consummation of the Merger or any of the other transactions contemplated by this Agreement or contemplated by any other agreement, document or instrument referred to in or contemplated by this Agreement.

    2.23 VOTE REQUIRED. The affirmative vote of the holders of (i) 66 2/3% of the outstanding shares of Company Preferred Stock, voting separately as a class; and (ii) a majority of the outstanding shares of Company Common Stock, voting separately as a class (the "Required Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger.

    2.24 NO BROKERS. No broker, finder or investment banker is entitled to any brokerage or finder's fee from the Company or its Shareholders in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company or its Shareholders.

    2.25 POOLING OF INTERESTS. The Company has provided PricewaterhouseCoopers LLP, its independent accountants, all of the information that has been requested by such firm in connection with such firm's analysis of the availability of pooling-of-interest accounting for the Merger and, having conferred with such firm, nothing has come to the Company's knowledge that has led it to believe that either the Company or any of its directors, officers, affiliates or shareholders has taken any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

    2.26 CHANGE OF CONTROL PAYMENTS. Part 2.26 of the Disclosure Schedule sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of the Company as a result of or in connection with the Merger.

    2.27 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information to be supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.3(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company and shareholders of Parent in connection with the meeting of the Company's shareholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Company Shareholders' Meeting") and in connection with the meeting of Parent's stockholders to consider the approval of the issuance of shares of Parent Common Stock by virtue of the Merger (the "Parent Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to the Company's shareholders and Parent's stockholders, at the time of the Company Shareholders' Meeting or the Parent Stockholder' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

    2.28 BOARD APPROVAL. The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its shareholders, (ii) to propose this Agreement for approval and adoption by the Company's shareholders and to declare the advisability of this Agreement, and (iii) to recommend that the shareholders of the Company approve and adopt this Agreement and approve the Merger.

    2.29 ACCOUNTING AND TAX MATTERS. Neither the Company nor, to the Company's Knowledge, any of its affiliates has through the date of this Agreement, taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests. Neither the Company nor, to the Company's Knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of Code.

    2.30 FULL DISCLOSURE. This Agreement (including the Disclosure Schedule) does not (i) contain any Company representation, warranty or information in the Company Disclosure Schedule that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the Company representations, warranties and information in the Company Disclosure Schedule contained herein (in light of the circumstances under which such Company representations, warranties and information in the Company Disclosure Schedule were made or provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

    3.1 CORPORATE EXISTENCE AND POWER. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent.

    3.2 AUTHORITY; BINDING NATURE OF AGREEMENT. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the filing of the agreement or certificate of merger pursuant to Delaware law and California law and the approval by Parent's stockholders of the issuance of shares of Parent Common Stock issuable under the terms of the Merger. A vote of the holders of a majority of the outstanding shares of Parent Common Stock is required for Parent's stockholders to approve the issuance of shares of Parent Common Stock by virtue of the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

    3.3  NO CONFLICT; CONSENTS.

        (a) The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby are not prohibited by, and will not: (i) violate or conflict with, any provision of the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, subject to obtaining the approval of Parent's stockholders of the issuance of shares of Parent Common Stock by virtue of the Merger as contemplated in
    Section 5.2 and compliance with the requirements set forth in
    Section 3.3(b) below; (ii) contravene, conflict with or result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which Parent or Merger Sub is a party or by which any of its assets may be bound; (iii) contravene, conflict with or result in violation in any material respects any statute, rule, regulation, order, writ, injunction or decree or any other Government Authorization applicable to Parent or Merger Sub or any of its material assets, where the consequences of any and all such breaches, defaults and violations would, in the aggregate, have a material and adverse effect on the business, operations or financial condition of Parent and Merger Sub taken as a whole, (iv) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Legal Requirement or any order, writ, injunction, judgement or decree, or (v) result in the creation of any material (individually or in the aggregate) liens, charges or Encumbrances on any of the assets of Parent and Merger Sub.

        (b) No Consent of any Governmental Body is necessary on the part of Parent or Merger Sub for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except where the failure to obtain any such Consent has not had (and would not reasonably be expected to have) a Material Adverse Effect on Parent and except for (i) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the SEC in accordance with the Securities Act, (ii) the filing of the agreement or certificate of merger with each of the Secretary of State of the States of Delaware and California, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not have (and would not reasonably be expected to have), a Material Adverse Effect on Parent or Parent's ability to consummate the Merger.

    3.4  SEC FILINGS; FINANCIAL STATEMENTS.

        (a) Parent has filed with the Securities and Exchange Commission (the "SEC") and has heretofore made available to the Company true and complete copies of each report, registration statements and definitive proxy statement required to be filed by Parent from January 1, 1998 until the date of this Agreement under the Exchange Act (collectively, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) The consolidated financial statements contained in the Parent SEC
    Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments (which will not, individually or in the aggregate, be material in magnitude); and
    (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

    3.5 ABSENCE OF A MATERIAL CHANGE. Between October 31, 1999 and the date of this Agreement:

        (a) there has not been any adverse change in the business, financial condition, operations, prospects or results of operations of Parent and no event has occurred that will, or could reasonably be expected to have a Material Adverse Effect on Parent;

        (b) Parent has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, nor has Parent repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;

        (c) there has been no amendment to the articles of incorporation or bylaws of Parent, and Parent has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; and

        (d) Parent has not changed any of its methods of accounting or accounting practices in any material respect.

    3.6 VALID ISSUANCE. Subject to Section 1.5(d), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

    3.7  CAPITALIZATION, ETC.

        (a) As of December 1, 1999, the authorized capital stock of Parent consists of (i) 40,000,000 shares of Common Stock, $.001 par value per share, of which 15,523,342 shares are issued and outstanding and
    (ii) 2,000,000 shares of Preferred Stock, $.001 par value per share, none of which are issued or outstanding. As of December 1, 1999, Parent has reserved an additional (i) 5,639,217 shares of Parent Common Stock authorized for issuance under Parent's stock option and stock purchase plans, under which options to purchase 2,591,681 shares are issued and are outstanding; and
    (ii) 140,000 shares of Common Stock issuable upon exercise of outstanding warrants.

        (b) As of December 1, 1999, all of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of December 1, 1999, there are no preemptive rights applicable to any shares of capital stock of Parent.

        (c) Except as set forth in Section 3.2(a) or 3.2(b) or in the Parent SEC Documents, as of December 1, 1999, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent.

    3.8 MERGER SUB. Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged and will not engage in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

    3.9 POOLING OF INTERESTS. Parent has provided to PricewaterhouseCoopers LLP, its independent accountants, all of the information that has been requested by such firm in connection with such firm's analysis of the availability of pooling-of-interest accounting for the Merger and, having conferred with such firm, nothing has come to Parent's knowledge that has led it to believe that neither Parent nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

    3.10 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information to be supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Parent's stockholders and the Company's shareholders, at the time of the Parent Stockholders' Meeting or the Company Shareholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders' Meeting or the Company Shareholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

    3.11 LEGAL PROCEEDINGS; ORDERS. There is no pending material Legal Proceeding, and, to the Knowledge of Parent, no Person has threatened to commence any material Legal Proceeding: (i) to which Parent is or is threatened to be made a party; or (ii) that challenges the Merger. To the best of the Knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such material Legal Proceeding.

    3.12 BOARD APPROVAL. The Board of Directors of Parent has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Parent and its stockholders, and (ii) to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock by virtue of the Merger.

    3.13 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Parent's capital stock necessary to approve the issuance of shares of Parent Common Stock by virtue of the Merger.

    3.14 ACCOUNTING AND TAX MATTERS. Neither Parent nor, to Parent's Knowledge, any of its affiliates has through the date of this Agreement, taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests. Neither Parent nor, to Parent's Knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a tax-free reorganization within the meaning of
Section 368(a) of Code.

    3.15 FAIRNESS OPINION. Parent has received a written opinion from BancBoston Robertson Stephens Inc., to the effect that, the purchase price is fair to Parent from a financial point of view.

    3.16 FULL DISCLOSURE. This Agreement does not (i) contain any Parent representation or warranty that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the Parent representations and warranties contained herein (in light of the circumstances under which such Parent representations and warranties were made or provided) not false or misleading.

SECTION 4. CERTAIN COVENANTS

    4.1  ACCESS AND INVESTIGATION.

        (a) During the period from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement pursuant to
    Section 8 hereof (the "Pre-Closing Period"), the Company shall: (a) provide Parent and Parent's Representatives with reasonable access to the Company's personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Company; and
    (b) provide Parent and Parent's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

        (b) During the Pre-Closing Period, Parent shall: (a) provide the Company and the Company's Representatives with reasonable access to the Parent's personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to Parent; and
    (b) provide the Company and the Company's Representatives with copies of such existing books, records, tax returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

        (c) All information provided during the Pre-Closing Period by Parent or the Company to the other or the other's Representatives in connection with any investigation hereunder or pursuant to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby shall be subject to the provisions of the Mutual Non-Disclosure Agreement dated as of November 23, 1999 between Parent and the Company (the "Mutual Non-Disclosure Agreement"), which shall remain in full force and effect. No information obtained in any investigation shall effect or be deemed to modify any representation or warranty contained in this Agreement.

    4.2 OPERATION OF THE BUSINESS OF THE COMPANY. Without the prior written consent of Parent during the Pre-Closing Period, and except as otherwise contemplated or permitted by this Agreement:

        (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, shall pay its debts and Taxes when due (subject to good faith disputes, if any, over such debts and Taxes), and shall pay or perform its other obligations when due;

        (b) the Company shall use reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees and (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

        (c) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock;

        (d) the Company shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities other than pursuant to Contracts in effect as of the date of this Agreement; except for Company Common Stock issued upon the exercise of options and warrants to purchase Company Common Stock outstanding on the date of this Agreement and upon the conversion of Company Preferred Stock, the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security; provided, however, that Parent may not unreasonably withhold its consent with respect to options granted consistent with the Company's past practices to the new employees permitted by subsection (h) (iii) below as long as the grant of such options is consistent with the rules governing a pooling of interests transaction; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

        (e) the Company shall not amend the articles of incorporation or bylaws of the Company, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (f) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

        (g) the Company shall not (i) establish, adopt or amend any employee benefit plan, (ii) pay any bonus or make any profit-sharing payment, severance, cash incentive payment or similar payment to, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or accelerate the vesting of any Company Option or any Company Common Stock subject to vesting or (iii) hire any new employee, other than (x) 12 new employees, (y) new employees who accept offers that are currently outstanding that have been previously disclosed to Parent, in either case on at-will terms, and provided that prior to making any such offers the Company gives Parent three business days notice and (z) new employees hired to replace employees who leave the employ of the Company consistent with the Company's; past practices.; or, (iv) except with prior written consent of Parent which will not be unreasonably withheld, terminate any current employee;

        (h) the Company shall not change any of its methods of accounting or accounting practices;

        (i) the Company shall not make any Tax election;

        (j) the Company shall not, except with prior written consent of Parent which will not be unreasonably withheld, commence or settle any Legal Proceeding;

        (k) except in the ordinary course of business (which specifically does not include any licenses for source code or exclusive licenses) the Company shall not enter into any license agreement with respect to or otherwise transfer any rights to any Company Proprietary Asset, or except in the ordinary course of business enter into any license with respect to any Proprietary Asset of any other person or entity;

        (l) except in the ordinary course of business (which specifically shall not include exclusive licenses), the Company shall not enter into or amend any Contract pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products or technology of the Company;

        (m) the Company shall not amend or otherwise modify or violate the terms of any of the Contracts set forth or described in the Disclosure Schedule;

        (n) except with prior written consent of Parent which will not be unreasonably withheld, the Company shall not incur any indebtedness for borrowed money (other than indebtedness to trade creditors in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

        (o) the Company shall not grant any loans to others (other than advances of employee travel expenses in the ordinary course of business consistent with past practices) or purchase debt securities of others or amend the terms of any outstanding loan agreement;

        (p) the Company shall not revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

        (q) the Company shall not pay, discharge or satisfy, in an amount in excess of $75,000 (in any one case or in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise); provided, that for any amounts in excess of $25,000, the Company will provide Parent three days prior written notice of any such payments; and

        (r) the Company shall not agree or commit to take any of the actions described in clauses "(c)" through "(q)" above.

    4.3  OPERATION OF THE BUSINESS OF PARENT.:

        (a) Parent shall notify Matt Freivald, President of the Company, if it proposes to do any of the following, other than in the ordinary course of business: (i) grant options to purchase shares of

    Parent Common Stock; (ii) issue shares of Parent Common Stock other than those issued upon the exercise of options and stock purchase rights to purchase Parent Common Stock, and (iii) sell, issue or authorize the issuance of (x) any capital stock or other security, (y) any option or right to acquire any capital stock or other security or (z) any instrument convertible into or exchangeable for any capital stock or other security.

        (b) Merger Sub shall not engage in any business activities or operations, other than those specific actions set forth in this Agreement solely for the purpose of effecting the Merger.

    4.4  NOTIFICATION; UPDATES TO DISCLOSURE SCHEDULE.

        (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by the Company in this Agreement if
    (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
    (iii) any breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 impossible or unlikely. Notification in accordance with this Section 4.4(a) shall not affect the Company's liability for breach of any such representation, warranty or covenant under this Agreement.

        (b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by Parent or Merger Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by Parent or Merger Sub (other than Section 3.7) in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Parent or Merger Sub; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in
    Section 7 impossible or unlikely. Notification in accordance with this
    Section 4.4(b) shall not affect Parent's liability for breach of any such representation, warranty or covenant under this Agreement.

    4.5 NO NEGOTIATION. During the Pre-Closing Period, the Company shall not, and shall not permit its Representatives to: (a) solicit any proposal or offer from any Person (other than Parent) for or relating to a possible Acquisition Transaction; or (b) participate in any negotiations or enter into any agreement with, or provide any information to or cooperate with, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction or any other transaction which would significantly alter the equity ownership of the Company. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer, proposal, or request relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

    4.6 WORKING CAPITAL LOANS. During the Pre-Closing Period, Parent agrees to provide loans to the Company on a monthly basis in an aggregate principal amount of not more than $3,000,000 and such loans shall be made on commercially reasonable terms for working capital needs as demonstrated by the Company and consistent with the rules governing a pooling of interests transaction.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

    5.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

        (a) As promptly as practicable after the execution of this Agreement, the Company and Parent will prepare, and file with the SEC, the Proxy Statement and Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included. Each of the Company and Parent will respond to any comments of the SEC, will use its respective best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its respective shareholders or stockholders, as the case may be, at the earliest practicable time. As promptly as practicable after the date of this Agreement, the Company and Parent will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each of the Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company or stockholders of Parent, such amendment or supplement.

        (b) The Proxy Statement will include the recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger. In addition, the Proxy Statement will include the recommendations of the Board of Directors of Parent in favor of the issuance of shares of Parent Common Stock by virtue of the Merger.

    5.2 MEETINGS OF SHAREHOLDERS. Promptly after the date hereof, the Company will take all action necessary in accordance with California General Corporation Law and its Articles of Incorporation and Bylaws to convene the Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement. The Company will consult with Parent and use its best efforts to hold the Company Shareholders' Meeting on the same day as the Parent Stockholders' Meeting. Promptly after the date hereof, Parent will take all action necessary in accordance with the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to convene the Parent Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon the issuance of shares of Parent Common Stock by virtue of the Merger. Parent will consult with the Company and will use its best efforts to hold the Parent Stockholders' Meeting on the same day as the Company Shareholders' Meeting. The Company will use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger. Parent will use its best efforts to solicit from its stockholders proxies in favor of the issuance of shares of Parent Common Stock by virtue of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the National Association of Securities Dealers, Inc. or the Delaware General Corporation Law to obtain such approvals.

    5.3 FILINGS AND CONSENTS. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings, if any, and give all notices, if any, required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain all Consents, if any, required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement.

    5.4 PUBLIC ANNOUNCEMENTS. Unless otherwise required by law, (a) the Company shall not (and the Company shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent and (b) Parent and Merger Sub shall not (and Parent and Merger Sub shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding of the other transactions contemplated by this Agreement, without the Company's prior written consent, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq.

    5.5 REASONABLE EFFORTS. During the Pre-Closing Period, the Company, Parent and Merger Sub shall use reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement on a timely basis.

    5.6  EMPLOYEE AND RELATED MATTERS.

        (a) Parent and the Company shall use reasonable efforts to recruit each key employee of the Company to accept at-will employment with Parent. Those employees of the Company that continue to be employees of Parent or any of its affiliates, including the Company, following the Closing shall upon the closing be eligible to participate in Parent's health, vacation, employee stock purchase, 401(k) and other plans, to the same extent as comparably situated employees of Parent and shall receive credit under Parent's benefit plans for time served as an employee of the Company.

        (b) Once every two weeks and at such other times as requested by the Company's request, the Company shall notify Parent of any exercises or cancellations of options or warrants after the date of this Agreement until the Closing.

    5.7 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by General Counsel Associates LLP) conforming to the requirements of
Section 1.897-2(h)(1)(I) of the United States Treasury Regulation, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

    5.8 INDEMNIFICATION OF DIRECTORS AND OFFICERS. For a period of six years from the Closing Date, Parent shall, and shall cause the Company to, fulfill and honor in all respects all rights to indemnification existing in favor of the directors and officers of the Company, as provided in and subject to the terms of the Company's Articles of Incorporation and Bylaws (as in effect as of the date of this Agreement) and any indemnification agreements between the Company and such directors and officers (as in effect as of the date of this Agreement) provided that (a) the indemnified party has met any applicable standard of conduct to qualify for such indemnification and (b) the basis of the claim against such indemnified party does not otherwise constitute a breach of any of the representations or warranties made by, or covenants to performed by, the Company under this Agreement. Section 5.8 shall survive the consummation of the transactions contemplated hereby, is intended to benefit and may be enforced by the directors and officers of the Company, and shall be binding on all successors and assigns of Parent and the Company.

    5.9 TAX MATTERS. Prior to the Closing, each of Parent, Merger Sub and the Company shall execute and deliver, to Brobeck, Phleger & Harrison LLP and General Counsel Associates LLP, tax representation letters in substantially the form of EXHIBIT D (which will be used in connection with the legal opinions contemplated by Sections 6.5(e) and 7.5(b)).

    5.10 RESERVATION OF AUTHORIZED COMMON STOCK. Parent shall also reserve a sufficient number of Common Stock for issuance upon exercise of assumed Company Options and Company Warrants.

    5.11 NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    5.12 FORM S-8 REGISTRATION STATEMENT. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options as soon as is reasonably practicable after the Effective Time.

    5.13 PARENT AFFILIATE POOLING AGREEMENT. Set forth on SCHEDULE 5.13 is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent within the meaning of Rule 145 promulgated under the Securities Act (each a "Parent Affiliate"). Parent will provide the Company with such information and documents as the Company reasonably requests for purposes of reviewing such list. Parent will use its best efforts to deliver or cause to be delivered to the Company, as promptly as practicable on or following the date hereof, from each Parent Affiliate an executed affiliate pooling agreement in substantially the form attached hereto as EXHIBIT E-1, each of which will be in full force and effect as of thirty days prior to the Closing.

    5.14 COMPANY AFFILIATE POOLING AGREEMENT. Set forth on the SCHEDULE 5.14 is a list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each a "Company Affiliate"). The Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company will use its best efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each the Company Affiliate an executed affiliate pooling agreement in substantially the form attached hereto as EXHIBIT E-2 (the "Company Affiliate Pooling Agreement"), each of which will be in full force and effect as thirty days prior to the Closing. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Pooling Agreement.

    5.15 BOARD OF DIRECTORS OF PARENT AFTER THE EFFECTIVE TIME. The Board of Directors of Parent will take all actions necessary to cause the Board of Directors of Parent, immediately after the Effective Time, to consist of the seven (7) persons named in Section 1.4(a) hereof, five (5) of whom were directors of Parent immediately prior to the Effective Time, and two (2) of whom were directors of the Company prior to the Effective Time (the "Company Designees").

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

    6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Company in this Agreement shall have been accurate as of the date of this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties, any inaccuracy that has not had a Material Adverse Effect on the Company shall be disregarded). In addition, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have remained true and correct as of such particular date), the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as if made on and as of the Closing, except in such cases (other than the representations in Section 2.7 regarding ownership, good title and non-infringement and Section 2.21) where the failure to be so true and correct would not have a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

    6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects and Parent shall have received a certificate to such effect signed on behalf of the Company by the President and Chief Executive Officer and the Chief Financial Officer of the Company.

    6.3 SHAREHOLDER APPROVAL. The Merger and this Agreement shall have been duly approved by the shareholders of the Company by at least (i) 91% of the outstanding shares of Series A Preferred, Series B Preferred, and Company Common Stock all voting together as a single class, (ii) 66 2/3% of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class, and (iii) a majority of the outstanding shares of Company Common Stock, voting as a separate class. The issuance of shares of Parent Common Stock by virtue of the Merger shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities
Dealers, Inc. by the stockholders of Parent.

    6.4 REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

    6.5 AGREEMENTS AND DOCUMENTS. Parent and Merger Sub shall have received the following agreements and documents, each of which shall be in full force and effect:

        (a) a FIRPTA Statement, executed by the Company;

        (b) an Escrow Agreement in the form of EXHIBIT C hereto, executed by the Shareholders' Agent on behalf of the Shareholders and the Escrow Agent;

        (c) an agreement or certificate of merger executed by the Company to be filed with the Secretary of State of the State of California in accordance with Section 1.3 and an agreement or certificate of merger executed by the Company to be filed with the Secretary of State of the State of Delaware in accordance with Section 1.3;

        (d) written resignations of all directors of the Company, effective as of the Closing Date;

        (e) a legal opinion of General Counsel Associates LLP regarding the disclosure of tax consequences described in the Form S-4 (to be filed as an exhibit to the Form S-4) and a legal opinion of General Counsel Associates LLP dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, it being understood that (i) in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.9 and
    (ii) if General Counsel Associates LLP is unable or unwilling to deliver the tax opinion referred to in this Section 6.4(f), this condition shall nonetheless be deemed to be satisfied if Brobeck, Phleger & Harrison LLP delivers such opinion;

        (f) a legal opinion of Brobeck, Phleger & Harrison LLP substantially in the form of EXHIBIT F hereto;

        (g) Employment, Non-Competition and Non-Solicitation Agreements in the form of EXHIBIT G hereto, executed by Matthew Freivald, Alan Noble, Kelsey Phipps, Stephen Meyer, Mark Richards, Furgan Khan and Santosh Rau.

        (h) The prior written consent to this Agreement, the Merger and the transactions contemplated by this Agreement in a form reasonably acceptable to General Counsel Associates LLP of: (i) Silicon Valley Bank and (ii) the other required consents set forth on Part 2.22 of the Company Disclosure Schedules.

        (i) Each of Parent and the Company shall have received a letter from the respective accounting firms set forth below, dated as of the Closing, as follows:

            (i) A letter from PricewaterhouseCoopers LLP, independent accountants for the Company, and addressed to the Company, reasonably satisfactory in form and substance to Parent, to the effect that, after reasonable investigation, PricewaterhouseCoopers LLP is not aware of any fact concerning the transactions contemplated by this Agreement or any of the shareholders or affiliates of the Company that could preclude Parent from accounting for the transactions contemplated by this Agreement as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

            (ii) A letter from PricewaterhouseCoopers LLP, independent accountants for Parent, and addressed to Parent, reasonably satisfactory in form and substance to Parent, to the effect that, after reasonable investigation, PricewaterhouseCoopers LLP concurs with Parent management's conclusion that as of the Closing Date, no conditions exist that would preclude Parent from accounting for the transactions contemplated by this Agreement as a "pooling of interests" in accordance with generally accepted accounting principles, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

    6.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

    The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

    7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate as of the date of this Agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, any inaccuracy that has not had a Material Adverse Effect on Parent shall be disregarded). In addition, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have remained true and correct as of such particular date), the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Closing with the same force and effect as if made on and as of the Closing, except in such cases where the failure to be so true and correct would not have a Material Adverse Effect on Parent and Merger Sub.

    7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

    7.3 SHAREHOLDER APPROVAL. The Merger and this Agreement shall have been duly approved by the shareholders of the Company by at least (i) 66 2/3% of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class, and (ii) a majority of the outstanding shares of Company Common Stock, voting as a separate class. The issuance of shares of Parent Common Stock by virtue of the Merger shall have been duly approved by the requisite vote under applicable law and the rules of the National Association of Securities Dealers, Inc. by the stockholders of Parent.

    7.4 REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

    7.5 AGREEMENTS AND DOCUMENTS. The Company shall have received the following documents.

        (a) an Escrow Agreement in the form of EXHIBIT C hereto, executed by Parent; and

        (b) a legal opinion of Brobeck, Phleger & Harrison LLP regarding the disclosure of tax consequences described in the Form S-4 (to be filed as an exhibit to the Form S-4) and a legal opinion of Brobeck, Phleger & Harrison LLP dated as of the Closing Date to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code and that, accordingly, no gain or loss will be recognized by the Shareholders in respect of the Merger, it being understood that (i) in rendering such opinion, such counsel may rely upon the tax representation letters referred to in Section 5.9 and (ii) if Brobeck, Phleger & Harrison LLP is unable or unwilling to deliver the tax opinion referred to in this
    Section 7.5(b), this condition shall nonetheless be deemed to be satisfied if General Counsel Associates LLP delivers such opinion.

    7.6 LISTING. The shares of Parent common stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    7.7 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

SECTION 8. TERMINATION

    8.1  TERMINATION EVENTS.  This Agreement may be terminated prior to the
Closing:

        (a) by Parent if any representation or warranty of the Company contained in Section 2 was incorrect when made such that the condition set forth in
    Section 6.1 would not be satisfied, or if: (i) any of the Company's covenants contained in this Agreement shall have been breached; (ii) such breach has not been cured within 15 days after written notice thereof is delivered by

    Parent to the Company; provided, however, that no cure period shall apply if such breach is not capable of cure; and (iii) as a result of such breach, the condition set forth in Section 6.2 would not be satisfied;

        (b) by the Company if any representation or warranty of Parent or Merger Sub contained in Section 3 was incorrect when made such that the condition set forth in Section 7.1 would not be satisfied, or if: (i) any of Parent's or Merger Sub's covenants contained in this Agreement shall have been breached; (ii) such breach has not been cured within 15 days after written notice thereof is delivered by the Company to Parent; provided, however, that no cure period shall apply if such breach is not capable of cure; and
    (iii) as a result of such breach, the condition set forth in Section 7.2 would not be satisfied;

        (c) by Parent if the Closing has not taken place on or before May 31, 2000 (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement or in any other agreement or instrument delivered to the Company);

        (d) by the Company if the Closing has not taken place on or before May 31, 2000 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent); or

        (e) by the mutual written consent of Parent and the Company.

    8.2 TERMINATION PROCEDURES. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to
Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a notice, in writing, stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

    8.3  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; PROVIDED, HOWEVER, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 5.4, 10 and this Section 8.2 and in the Mutual Non-Disclosure Agreement and (c) any loans made pursuant to Section 4.6 hereof shall become due and payable 30 days after the date of such termination.

SECTION 9. INDEMNIFICATION, ETC.

    9.1 SURVIVAL OF REPRESENTATIONS, ETC. The representations and warranties made by the Company, Parent and Merger Sub in this Agreement shall survive the Closing and shall expire upon the earlier of (i) one year from the date of the Closing or (ii) the issuance by Parent's regularly employed independent public accountants of audited financial statements and accompanying audit report covering thirty days of combined operations of Parent and the Company ending after the Closing Date (the "Termination Date"). Upon the expiration of the representations and warranties of the Company, Parent and Merger Sub, all liability of the parties with respect to any breach of such representation or warranties shall thereupon be extinguished except to the extent a claim for breach shall have been made prior to such expiration. The pre-closing covenants of Company, Parent and Merger Sub contained in this Agreement shall terminate as of the Closing.

    9.2  INDEMNIFICATION.

        (a) INDEMNIFICATION BY COMPANY SHAREHOLDERS. From and after the Closing Date (but subject to Section 9.1), the shareholders of the Company who shall have received Parent Common Stock pursuant to Section 1.5 (the "Shareholder Indemnitors"), severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with: (i) any inaccuracy in or Breach of any representation or warranty made by the Company in this Agreement or in any other agreement, document or instrument referred to or contemplated by this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification or similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any inaccuracy in or other Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule; or (iii) any breach of any covenant or obligation of the Company; or (iv) any Legal Proceeding relating to any Breach, alleged Breach, Liability or matter of the type referred to in clause "(i)," "(ii)", or "(iii)" of this sentence.

        (b) DAMAGES TO SURVIVING CORPORATION. If the Surviving Corporation suffers or otherwise becomes subject to any Damages, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have suffered Damages.

        (c) DEDUCTIBLE. The Shareholder Indemnitors shall not be required to make any indemnification, compensation or reimbursement payment pursuant to
    Section 9.2(a) until such time as the total amount of all Damages incurred by Parent exceeds $100,000. If the total amount of such Damages exceeds $100,000, then Parent shall be entitled to be indemnified against only for the portion of such Damages exceeding $100,000.

    9.3 EXCLUSIVE REMEDY. Absent fraud, from and after the Closing, recourse of the Indemnitees to the Escrow Amount in the Escrow Fund shall be the sole and exclusive remedy of Parent and such Indemnitees for Damages relating to any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise in connection with the transactions contemplated by this Agreement.

    9.4 NO CONTRIBUTION. Each Shareholder waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other similar right or remedy against the Surviving Corporation in connection with any actual or alleged inaccuracy in or other Breach of any representation, warranty, covenant or obligation set forth in this Agreement.

    9.5 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, against any other Indemnitee or against any other Person) with respect to which any of the Shareholders may become obligated to indemnify, hold harmless, pay, compensate or reimburse any Indemnitee pursuant to this
Section 9, (i) Parent, as soon as practicable after it receives written notice of any such claim or Legal Proceeding, shall notify the Shareholders' Agent of such claim or Legal Proceeding (it being understood that the failure to notify the Shareholders' Agent shall not in any way limit the rights of the Indemnitees under this Agreement unless such failure materially prejudices the defenses available to the Shareholders' Agent), and (ii) Parent shall have the right, at its election, to designate the Shareholders' Agent to assume the defense of such claim or Legal Proceeding at the sole expense of the Shareholders. If

Parent so elects to designate the Shareholders' Agent to assume the defense of any such claim or Legal Proceeding:

        (a) the Shareholders' Agent shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel satisfactory to Parent;

        (b) Parent shall make available to the Shareholders' Agent any non-privileged documents and non-privileged materials in the possession of Parent that may be necessary to the defense of such claim or Legal Proceeding;

        (c) the Shareholders' Agent shall keep Parent informed of all material developments and events relating to such claim or Legal Proceeding;

        (d) Parent shall have the right to participate in the defense of such claim or Legal Proceeding;

        (e) the Shareholders' Agent shall not settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of Parent; and

        (f) Parent may at any time (notwithstanding the prior designation of the Shareholders' Agent to assume the defense of such claim or Legal Proceeding) assume the defense of such claim or Legal Proceeding if (i) the Shareholders' Agent shall fail to comply with any of its obligations under this Section 9.5 (including its obligation to defend any claim or Legal Proceeding in a diligent manner), or (ii) Parent, after consultation with its counsel, determines that the control of the defense by the Shareholders' Agent would give rise to a conflict of interest or would otherwise be inappropriate in such claim or Legal Proceeding.

If Parent does not elect to designate the Shareholders' Agent to assume the defense of any such claim or Legal Proceeding (or if, after initially designating the Shareholders' Agent to assume such defense, Parent elects to assume such defense), Parent may proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding on its own:

            (i) all expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by Parent) shall be borne and paid exclusively by the Shareholders;

            (ii) the Shareholders shall make available to Parent any documents and materials in the possession or control of any of the Shareholders that may be necessary to the defense of such claim or Legal Proceeding;

           (iii) Parent shall keep the Shareholders' Agent informed of all material developments and events relating to such claim or Legal Proceeding; and

            (iv) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholders' Agent; PROVIDED, HOWEVER, that the Shareholders' Agent shall not unreasonably withhold such consent.

    9.6 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN PARENT. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 10. MISCELLANEOUS PROVISIONS

    10.1 SHAREHOLDERS' AGENT. By virtue of their approval of the Merger, the Shareholders irrevocably appoint Kurt Keilhacker as their agent in connection with the transactions contemplated by

Section 9 of this Agreement and the Escrow Agreement (the "Shareholders' Agent"), and Kurt Keilhacker hereby accepts his appointment as the Shareholders' Agent. Parent shall be entitled to deal with the Shareholders' Agent on all matters relating to Section 9 and the Escrow Agreement, and shall be entitled to rely on any document executed or purported to be executed on behalf of the Shareholder Indemnitors by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of the Shareholder Indemnitors by the Shareholders' Agent, as fully binding upon such Shareholder Indemnitor. If the Shareholders' Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Shareholder Indemnitors, then the Shareholder Indemnitors shall, within ten days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agent" for purposes of this Section 10.1. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Shareholder Indemnitors.

    10.2 FURTHER ASSURANCES. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

    10.3 FEES AND EXPENSES. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

    10.4 ATTORNEYS' FEES. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

    10.5 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

       IF TO PARENT OR MERGER SUB:

           Puma Technology, Inc.
           2550 North First Street, #500
           San Jose, California 95131
           Attention: Karen Ammer
           Telephone No.: (408) 321-7650
           Facsimile: (408) 321-3886

           WITH A COPY TO:

           General Counsel Associates LLP
           1891 Landings Drive
           Mountain View, CA 94043
           Attention: Paul C. Graffagnino and Susan J. Skaer
           Telephone: (650) 428-3900
           Facsimile: (650) 428-3901

       IF TO THE COMPANY:

           NetMind Technologies, Inc.
           1885 Winchester Boulevard
           Campbell, CA 95008
           Attention: Matthew Freivald, President
           Telephone No. (408) 871-3450
           Facsimile No. (408) 871-3449

       With a copy to:

           Brobeck, Phleger & Harrison LLP
           Two Embarcadero Place
           2200 Geng Road
           Palo Alto, CA 94303
           Attention: Rod Howard and John Montgomery
           Telephone No. 650-424-0160
           Facsimile No. 650-424-2777

       IF TO THE SHAREHOLDERS' AGENT OR ANY OF THE SHAREHOLDER INDEMNITORS:

           Kurt Keilhacker
           Techfarm
           200 W. Evelyn Avenue, Suite 100
           Mountain View, CA 94041
           Telephone No 650-934-0900
           Facsimile No. 650-934-0910

    10.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    10.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

    10.8 GOVERNING LAW; VENUE. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws). In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of Santa Clara, State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California;
(c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 10.5.

    10.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. No party may assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the other parties.

    10.10 REMEDIES CUMULATIVE; SPECIFIC PERFORMANCE. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

    10.11 WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    10.12 AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

    10.13 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

    10.14 PARTIES IN INTEREST. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

    10.15 ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; PROVIDED, HOWEVER, that the Mutual Non-Disclosure Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Closing Date or
(b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

    10.16  CONSTRUCTION.

        (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

        (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d) Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

    The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                                       PUMA TECHNOLOGY, INC.
                                                       a Delaware corporation

                                                       By:  /s/ KELLY J. HICKS
                                                            -----------------------------------------
                                                            Kelly J. Hicks

                                                       ROCKET KITTY ACQUISITION CORP.
                                                       a Delaware corporation

                                                       By:  /s/ KELLY J. HICKS
                                                            -----------------------------------------
                                                            Kelly J. Hicks

                                                       NETMIND TECHNOLOGIES, INC.
                                                       a California corporation

                                                       By:  /s/ MATTHEW FREIVALD
                                                            -----------------------------------------
                                                            Matthew Freivald

    The following Person hereby executes this Agreement on this 8th day of December 1999 for the purpose of being bound by the provisions of Section 10.1 hereof.

                                                                       /s/ KURT KEILHACKER
                                                            -----------------------------------------
                                                                         Kurt Keilhacker

                                    EXHIBITS

Exhibit A    Certain Definitions

Exhibit B    Form of Voting Agreement

Exhibit C    Form of Escrow Agreement

Exhibit D    Form of Tax Representation Letters

Exhibit E-1  Form of Parent Affiliate Pooling Agreement

Exhibit E-2  Form of Company Affiliate Pooling Agreement

Exhibit F    Form of Opinion of Brobeck, Phleger & Harrison LLP
             (corporate)

Exhibit G    Form of Employment, Non-Competition and Non-Solicitation
             Agreement

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    ACQUISITION TRANSACTION. "Acquisition Transaction" means any transaction involving: (a) the sale, license, disposition or acquisition of all or substantially all of the business or assets of the Company (taken as a whole);
(b) the issuance, disposition or acquisition of capital stock or other equity securities of the Company constituting more than 50% of the outstanding voting securities of the Company; or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

    AGGREGATE LIQUIDATION PREFERENCE. "Aggregate Liquidation Preference" means the aggregate number of shares of Parent Common Stock issuable pursuant to Sections 1.5(a)(i)(1), 1.5(a)(i)(2) and 1.5(a)(i)(3) of the Agreement, assuming for the purpose of this definition only that all shares of Company Preferred Stock and Company Common Stock issuable upon exercise of options and warrants immediately prior to the Effective Time were outstanding immediately prior to the Effective Time, regardless of whether such options or warrants are in fact exercisable in full as of the Effective Time.

    AGREEMENT. "Agreement" means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

    BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been
(i) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or
(ii) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

    COBRA. "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

    CODE.  "Code" means the Internal Revenue Code of 1986, as amended.

    COMPANY CONTRACT. "Company Contract" means a Contract (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

    COMPANY PREFERRED STOCK. "Company Preferred Stock" means Series A Preferred Stock of the Company, no par value (the "Series A Preferred"), and Series B Preferred Stock of the Company, no par value (the "Series B Preferred").

    COMPANY PROPRIETARY ASSET. "Company Proprietary Asset" means any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

    CONSENT. "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    CONTRACT. "Contract" means any written or oral or other agreement or legally binding commitment of any nature.

    DAMAGES. "Damages" means any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

                                     A-A-1

    DISCLOSURE SCHEDULE. "Disclosure Schedule" means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

    EMPLOYEE PENSION BENEFIT PLAN. "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

    EMPLOYEE WELFARE BENEFIT PLAN. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

    ENCUMBRANCE. "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    ENVIRONMENTAL LAW. "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

    ERISA. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    FULLY DILUTED NUMBER OF COMPANY CAPITAL SHARES. "Fully Diluted Number of Company Capital Shares" means the sum of (i) the aggregate number of shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time, PLUS (ii) the aggregate number of shares of Company Common Stock and Company Preferred Stock issuable upon the exercise of any option or warrant to purchase Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time, regardless of whether such option or warrant is in fact exercisable in full as of the Effective Time.

    GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" means any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    GOVERNMENTAL BODY. "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

    HIPAA. "HIPAA "means the Health Insurance Portability and Accountability Act of 1996.

    INDEMNITEES.  "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the

                                     A-A-2

Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; PROVIDED, HOWEVER, that the Shareholders shall not be deemed to be "Indemnitees."

    KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the truth or existence of such fact or other matter. The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or employee of the Company has Knowledge of such fact or other matter. Parent shall be deemed to have "Knowledge" of a particular fact or other matter if any officer or employee of Parent has Knowledge of such fact or other matter.

    LEGAL PROCEEDING. "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, ordinance, code, rule or regulation issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

    LIABILITY. "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

    MATERIAL ADVERSE EFFECT. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company or the Surviving Corporation if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of the "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, operations, assets, liabilities or financial performance of the Company or the Surviving Corporation resulting in an aggregate amount equal to or greater than $1,500,000; PROVIDED, HOWEVER, that in no event shall any of the following constitute a Material Adverse Effect: (x) any effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operates; and (y) any effects, changes, events, circumstances or conditions to the extent resulting from the announcement or pendency of any of the transactions contemplated by this Agreement. A violation or other matter will be deemed to have a "Material Adverse Effect" on Parent if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of the "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, operations, assets, liabilities or financial performance of Parent; PROVIDED, HOWEVER, that in no event shall any of the following constitute a Material Adverse Effect: (x) any effects, changes, events, circumstances or conditions generally affecting the industry in which the Company operates; and (y) any effects, changes, events, circumstances or conditions to the extent resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, including any actions taken at the request of any federal or state governmental agency in connection with any of the transactions contemplated by this Agreement and (z) changes and fluctuations in the trading price of Parent Common Stock.

                                     A-A-3

    MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

    PARENT AVERAGE STOCK PRICE. "Parent Average Stock Price" means the average of the closing prices of a share of Parent Common Stock as reported on the Nasdaq National Market for the thirty day period ending on the three days prior to the Closing.

    PERMITTED ENCUMBRANCES. "Permitted Encumbrances" mean any liens for taxes not yet due and payable and any liens for other imperfections of title and encumbrances which are not material in character, amount or extent.

    PERSON.  "Person" means any individual, Entity or Governmental Body.

    PROPRIETARY ASSET. "Proprietary Asset" means any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, source code, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    REPRESENTATIVES. "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" means the United States Securities and Exchange Commission.

    SECURITIES ACT. "Securities Act" means the Securities Act of 1933, as amended.

    SHAREHOLDER. "Shareholder" means any Person who owns of record any Company Common Stock or Company Preferred Stock immediately prior to the Closing.

    SUBSIDIARY. "Subsidiary" shall mean any corporation with respect to which the Company (or a Subsidiary thereof) owns stock representing a majority of the total voting power or value of all the corporation's stock.

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean, with respect to the Company or any Subsidiary, any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    YEAR 2000 COMPLIANT. "Year 2000 Compliant" means, with respect to a computer program or other item of software (i) the functions, calculations, and other computing processes of the program or software (collectively, "Processes") perform in a consistent and correct manner without interruption regardless of the date on which the Processes are actually performed and regardless of the date input to the applicable computer system, whether before, on, or after January 1, 2000; (ii) the program or

                                     A-A-4
software accepts, calculates, compares, sorts, extracts, sequences, and otherwise processes date inputs and date values, and returns and displays date values, in a consistent and correct manner regardless of the dates used whether before, on, or after January 1, 2000; (iii) the program or software accepts and responds to year input, if any, in a manner that resolves any ambiguities as to century in a defined, predetermined, and appropriate manner; (iv) the program or software stores and displays date information in ways that are unambiguous as to the determination of the century; and (v) leap years will be determined by the following standard (A) if dividing the year by 4 yields an integer, it is a leap year, except for years ending in 00, but (B) a year ending in 00 is a leap year if dividing it by 400 yields an integer.

                                     A-A-5

                                   EXHIBIT B
                            FORM OF VOTING AGREEMENT

                                VOTING AGREEMENT

    THIS VOTING AGREEMENT (the "Agreement"), is entered into as of December   ,
1999, by and among Puma Technology, Inc., a Delaware corporation, and the shareholder of NetMind Technologies, Inc., a California corporation (the "Company"), whose name is set forth on the signature page hereto
("Shareholder").

                                    RECITALS

    A. As of the date hereof, Shareholder beneficially (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) and of record owns the number of issued and outstanding shares of Series A Preferred Stock (the "Series A Preferred"), no par value, of the Company, Series B Preferred Stock (the "Series B Preferred"), no par value, of the Company (the Series A Preferred and Series B Preferred will be collectively referred to as the "Company Preferred Stock") and common stock, no par value, of the Company (the "Company Common Stock" and collectively with the Company Preferred Stock and all other Company Common Stock or Company Preferred Stock hereafter acquired by Shareholder prior to the termination of this Agreement, the "Company Shares") set forth below Shareholder's name on the signature page hereto;

    B. Parent, Rocket Kitty Acquisition Corp. a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), which provides, upon the terms and subject to the conditions thereof, for the acquisition by Parent of the Company through the merger of Merger Sub with and into the Company (the "Merger"); and

    C. As a condition to the willingness of Parent to enter into the Reorganization Agreement, Parent has requested that Shareholder agree, and, in order to induce Parent to enter into the Reorganization Agreement, Shareholder has agreed, subject to the terms and conditions of this Agreement, to vote Shareholder's Company Shares in favor of the Merger Agreement, the Merger and related transactions.

                                   AGREEMENT

    The parties, intending to be legally bound, agree as follows:

    1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Reorganization Agreement.

    2.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.

    Shareholder hereby represents and warrants to Parent as follows:

        (A) AUTHORITY RELATIVE TO THIS AGREEMENT; BINDING AGREEMENT. This Agreement and the Proxy (as defined below) have been duly executed and delivered by Shareholder and constitute legal, valid and binding obligations of Shareholder, enforceable against Shareholder in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights and general principles of equity. Shareholder has full legal capacity to execute and deliver this Agreement and the Proxy, to perform Shareholder's obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

        (B) CONSENTS; NO CONFLICT. The execution and delivery of this Agreement and the Proxy by Shareholder does not, and the performance by Shareholder of Shareholder's obligations pursuant to this Agreement and the Proxy and the consummation by Shareholder of the transactions contemplated hereby and thereby will not, (i) require any consent, approval, authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local

                                     A-B-1
    governmental authority or administrative agency, (ii) conflict with or violate any provision of any law or regulation, or any writ, order or decree of any court, governmental or regulatory authority or agency, or any term or provision of the Articles of Incorporation or Bylaws of the Company or similar organizational documents of Shareholder if Shareholder is an entity, or (iii) result in any breach of, or constitute a default or require any consent or notice under, or result in the creation of a lien, charge or other encumbrance upon any property or assets of the Company or Shareholder pursuant to any instrument or agreement to which the Company or Shareholder is a party or by which either of them or any of their respective properties may be bound or affected.

        (C) TITLE TO COMPANY SHARES. Shareholder is the record and beneficial owner of that number of shares of Series A Preferred, Series B Preferred and Company Common Stock as is set forth below Shareholder's name on the signature page hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (other than pursuant to this Agreement or Co-Sale Agreements or Restricted Stock Purchase Agreements with the Company).

    3.  TRANSFER AND VOTING OF COMPANY SHARES

        (A) TRANSFER OF COMPANY SHARES. Unless and until the Merger occurs or the Reorganization Agreement shall have been terminated in accordance with its terms (an "Event of Termination"), Shareholder shall not sell, pledge, transfer or otherwise dispose of any of Shareholder's Company Shares, or take any other action which would adversely affect the voting of the Shareholder's Company Shares in the manner provided in Section 3(b) below, unless in each such case the transferee and any other party having control over the voting of the Shareholder's Company Shares agrees to be bound hereby in the same manner that Shareholder is bound, and delivers a proxy in the form attached hereto as Exhibit A.

        (B) VOTING OF COMPANY SHARES; FURTHER ASSURANCES. Unless and until the occurrence of an Event of Termination, Shareholder agrees to vote or cause to be voted all Company Shares (at every annual or special meeting and every adjournment thereof and pursuant to every written consent) owned by Shareholder in favor of approval and adoption of the Merger, the Reorganization Agreement (as it may be amended by the parties thereto), the transactions contemplated thereby and any other matter that could reasonably be expected to facilitate the Merger and the transactions contemplated by the Reorganization Agreement (as it may be amended by the parties thereto). Concurrently with the execution of this Agreement, Shareholder is executing and delivering to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy").

        (C) ADDITIONAL SHARES. All references in this Agreement to Company Shares shall be deemed to include any shares of capital stock of the Company as to which Shareholder subsequently acquires beneficial ownership.

    3.  GENERAL PROVISIONS

        (A) WAIVER AND AMENDMENT. This Agreement may only be amended by an instrument in writing executed by the parties hereto. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

        (B) FEES AND EXPENSES. All expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

        (C) NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given

                                     A-B-2
    and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the addresses or facsimile number set forth below their names on the signature pages of this Agreement (or at such other addresses or facsimile number as shall be specified by the parties by like notice).

        (D) SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

        (E) ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        (F) SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        (G) GOVERNING LAW. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of California without reference to the choice of law principles thereof.

        (H) HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        (I) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Any telecopied counterpart of a manually executed original shall be deemed a manually executed original.

        (J) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        (K) LITIGATION; PREVAILING PARTY. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

        (L) NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                     A-B-3

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                                       PUMA TECHNOLOGY, INC.

                                                       ---------------------------------------------

                                                       By:
                                                               ----------------------------------------

                                                       Title:
                                                               ----------------------------------------

                                     A-B-4

                     SIGNATURE PAGE TO THE VOTING AGREEMENT
                                 AMONG PUMA AND
                        CERTAIN SHAREHOLDERS OF NETMIND
                            DATED DECEMBER   , 1999.

                                          SHAREHOLDER:

                                                       ---------------------------------------------

                                                       Name:
                                                              --------------------------------------

                                                       By:
                                                              --------------------------------------

                                                       Title:
                                                              --------------------------------------

                                          ______________________________________

                                          Name: ________________________________
                                          By: __________________________________
                                          Title: _______________________________

                                          Address: _____________________________
                                                             ___________________

                                          Facsimile Number: ____________________

                                          Number and type of shares owned:
                                          ______________________________________
                                          ______________________________________

                                          Number and type of shares subject to
                                          stock options:
                                          ______________________________________

                                          Number and type of shares issuable
                                          upon exercise
                                          of warrants: _________________________

                                     A-B-5

                                                                    EXHIBIT A TO
                                                                VOTING AGREEMENT

                               IRREVOCABLE PROXY

    The undersigned shareholder of NetMind Technologies, Inc., a California corporation (the "Company"), hereby irrevocably (to the maximum extent permitted under the California General Corporation Law) appoints Puma Technology, Inc., a Delaware corporation ("Parent"), and any officer of Parent, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights to vote or consent on the matters set forth below with respect to all issued and outstanding shares of capital stock of the Company owned of record or beneficially by undersigned (the "Shares"), and any and all other shares or securities issued in respect thereof on or after the date hereof, until the earlier of such time as (i) as the Agreement and Plan of Merger and Reorganization dated the date hereof among Parent, Rocket Kitty Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent, and the Company (the "Reorganization Agreement") shall be terminated in accordance with its terms or (ii) the Merger is consummated. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given with respect to the matters set forth below. This proxy is irrevocable to the maximum extent permitted under the California General Corporation Law and is granted in consideration of Parent entering into the Reorganization Agreement and the consideration to be received by the undersigned upon consummation of the Merger. The attorneys and proxies named above will be empowered at any time prior to such termination of the Reorganization Agreement to exercise all rights to vote or consent with respect to the matters set forth below as such designees, or any of them in their or its sole discretion, deem proper in respect of any annual, special or adjourned meeting of the Company's shareholders, or any written consent in lieu of such a meeting, or otherwise. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Reorganization Agreement.

    The attorneys and proxies named above may only exercise this proxy to vote, or execute and deliver a written consent with respect to, the Shares subject hereto in favor of approval and adoption of the Merger, the Reorganization Agreement (as it may be amended by the parties thereto), the transactions contemplated thereby and any other matter that could reasonably be expected to facilitate the Merger and the transactions contemplated by the Reorganization Agreement (as it may be amended by the parties thereto). The undersigned retains the right to vote and execute consents with respect to all matters other than those set forth above. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated: December   , 1999

                                          ______________________________________
                                          Name of Shareholder: _________________

                                     A-B-6

                                   EXHIBIT C
                            FORM OF ESCROW AGREEMENT

                                                          EXHIBIT C TO AGREEMENT
                                           AND PLAN OF MERGER AND REORGANIZATION

                                ESCROW AGREEMENT

    THIS ESCROW AGREEMENT (the "Escrow Agreement") is entered into as of
December   , 1999, by and among Puma Technology, Inc., a Delaware corporation
("Parent"), Kurt Keilhacker (the "NetMind Shareholders' Agent") on behalf of himself as the NetMind Shareholders' Agent and the shareholders identified on Attachment A (the "NetMind Shareholders"), and U.S. Bank Trust National Association (the "Escrow Agent").

                                    RECITALS

    A. Parent, Rocket Kitty Acquisition Corp., a Delaware corporation ("Merger Sub"), and NetMind Technologies, Inc., a California corporation ("NetMind"), are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the "Reorganization Agreement"), pursuant to which Merger Sub is merging with and into NetMind and the NetMind Shareholders are receiving shares of common stock of Parent.

    B. The Reorganization Agreement contemplates the establishment of an escrow arrangement to secure the indemnification obligations of the NetMind Shareholders under the Reorganization Agreement.

                                   AGREEMENT

    The parties, intending to be legally bound, agree as follows:

     1. DEFINED TERMS. Capitalized terms used in this Escrow Agreement and not otherwise defined shall have the meanings given to them in the Reorganization Agreement.

     2.  ESCROW AND INDEMNIFICATION.

        (A)  SHARES AND STOCK POWERS PLACED IN ESCROW.  At the Closing:
    (i) Parent shall issue an aggregate of             [10% OF THE SHARES TO BE
    ISSUED AT THE CLOSING TO THE NETMIND SHAREHOLDERS--NOT INCLUDING ASSUMED NETMIND OPTIONS OR WARRANTS] shares of Parent Stock, evidenced by one stock certificate of Parent issued in the name of the Escrow Agent, evidencing the shares of Parent Stock to be held in escrow in accordance with this Agreement. The shares of Parent Stock being held in escrow pursuant to this Agreement (the "Escrow Shares") shall constitute an escrow fund (the "Escrow Fund") with respect to the indemnification obligations of the NetMind Shareholders under the Reorganization Agreement. The Escrow Fund shall be held as a trust fund and shall not be treated as the property of Parent nor subject to any lien, attachment, trustee process or any other judicial process of any creditor of any NetMind Shareholder or of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the "Escrow Account") subject to the terms and conditions of this Agreement.

        (B) VOTING OF ESCROW SHARES. The Escrow Agent shall agree to vote the Escrow Shares as directed by the NetMind Shareholders.

        (C) DIVIDENDS, ETC. Any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall be held by the Escrow Agent in the Escrow. At the time any Escrow Shares are required to be released from the Escrow to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously distributed in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.

                                     A-C-1

        (D) TRANSFERABILITY. The interests of the NetMind Shareholders in the Escrow and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such transfer.

        (E) FRACTIONAL SHARES. No fractional shares of Parent Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement. In connection with any release of Escrow Shares from the Escrow, Parent and the Escrow Agent shall be permitted to "round down" or to follow such other rounding procedures as Parent or the Escrow Agent reasonably determines to be appropriate in order to avoid retaining any fractional share in the Escrow and in order to avoid releasing any fractional share from the Escrow.

     3.  NETMIND SHAREHOLDER AGENT.

        (A) POWER OF ATTORNEY. Effective as of the Closing, Kurt Keilhacker is hereby appointed as agent and attorney-in-fact (the "NetMind Shareholder Agent") for each NetMind Shareholder, for and on behalf of NetMind Shareholders, to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Stock from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the NetMind Shareholder Agent for the accomplishment of the foregoing. Such agency may be changed by the NetMind Shareholders prior to the Closing, and after the Closing by the former NetMind Shareholders as of the Closing from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the NetMind Shareholder Agent may not be removed unless holders in interest of two-thirds of the Escrow Fund agree to such removal. Any vacancy in the position of NetMind Shareholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the NetMind Shareholder Agent, and the NetMind Shareholder Agent shall not receive compensation for his or her services. Notices or communications to or from the NetMind Shareholder Agent shall constitute notice to or from each of the NetMind Shareholders.

        (B) INDEMNIFICATION OF THE NETMIND SHAREHOLDER AGENT. The NetMind Shareholder Agent shall not be liable for any act done or omitted hereunder as NetMind Shareholder Agent while acting in good faith and in the exercise of reasonable judgment. The NetMind Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall severally indemnify the NetMind Shareholder Agent and hold the NetMind Shareholder Agent harmless against any loss, liability or expense incurred in good faith on the part of the NetMind Shareholder Agent and arising out of or in connection with the acceptance or administration of the NetMind Shareholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the NetMind Shareholder Agent.

        (C) ACTIONS OF THE NETMIND SHAREHOLDER AGENT. A decision, act, consent or instruction of the NetMind Shareholder Agent shall constitute a decision of all the NetMind Shareholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such NetMind Shareholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the NetMind Shareholder Agent as being the decision, act, consent or instruction of each and every such NetMind Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the NetMind Shareholder Agent.

                                     A-C-2

     4. ADMINISTRATION OF ESCROW ACCOUNT. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

        (a) If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 10 of the Reorganization Agreement, once the aggregate of such Damages exceeds $100,000, such Indemnitee may, on or prior to the Termination Date, deliver a claim notice (a "Claim Notice") signed by any Authorized Officer (as defined below) of Parent (an "Officer's Certificate") to the NetMind Shareholders' Agent and to the Escrow Agent. Each Claim Notice shall state that such Indemnitee believes that there is or has been a breach of a representation, warranty or covenant or other provision contained in the Reorganization Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under the Reorganization Agreement and contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the "Claimed Amount"). For purposes hereof, the term Authorized Officer shall refer to each of Parent's Chief Executive Officer, President and Chief Financial Officer.

        (b) Within 30 business days after delivery of a Claim Notice, the NetMind Shareholders' Agent may deliver to the Indemnitee who delivered the Claim Notice and to the Escrow Agent a written response (the "Response Notice") in which the NetMind Shareholders' Agent: (i) agrees that Escrow Shares having a "Stipulated Value" (as defined below) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee;
    (ii) agrees that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnitee; or (iii) indicates that no part of the Claimed Amount may be released from the Escrow Account to the Indemnitee. Any part of the Claimed Amount that is not to be released to the Indemnitee shall be the "Contested Amount." If a Response Notice is not delivered by the NetMind Shareholders' Agent to the Indemnitee and the Escrow Agent within such 30 business-day period, the NetMind Shareholders' Agent shall be deemed to have agreed that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released to the Indemnitee from the Escrow Account.

        (c) If the NetMind Shareholders' Agent in the Response Notice agrees that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, or if a Response Notice is not delivered in accordance with Section 3(b), the Escrow Agent shall promptly following the receipt of the Response Notice (or, if a Response Notice is not duly delivered, promptly following the expiration of the 30 business-day period referred to in Section 3(b)), deliver to such Indemnitee such Escrow Shares.

        (d) If the NetMind Shareholders' Agent in the Response Notice agrees that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall promptly following the receipt of the Response Notice deliver to such Indemnitee Escrow Shares having a Stipulated Value equal to the Agreed Amount.

        (e) If any Response Notice indicates that there is a Contested Amount, the NetMind Shareholders' Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the NetMind Shareholders' Agent shall resolve such dispute, a settlement agreement shall be signed by the Indemnitee and the NetMind Shareholders' Agent and sent to the Escrow Agent, who shall upon receipt thereof, release Escrow Shares from the Escrow Account in accordance with such agreement.

                                     A-C-3

        (f) If the NetMind Shareholders' Agent and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 30 business days after the delivery of the Claim Notice, then the claim described in the Claim Notice shall be settled by binding arbitration in the County of Santa Clara in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Arbitration will be conducted by three arbitrators; one selected by Parent, one selected by the NetMind Shareholders' Agent and the third selected by the first two arbitrators. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 60 calendar days after the appointment of the last of the three arbitrators and to use all reasonable efforts to cause the arbitrators' decision to be furnished within 95 calendar days after the appointment of the last of the three arbitrators. The arbitrators' decision shall relate solely to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover and to which party is the prevailing party in the arbitration. The final decision of the arbitrators shall be furnished to the NetMind Shareholders' Agent, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the NetMind Shareholders' Agent, the NetMind Shareholders, the Indemnitee and the Escrow Agent and shall not be contested by any of them. The non-prevailing party (as determined by the arbitrator) in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses)), provided, however, that if the non-prevailing party is the NetMind Shareholders such expenses may only be recovered from the Escrow Fund.

        (g) The Escrow Agent shall release Escrow Shares from the Escrow Account in connection with any Contested Amount within five (5) business days after the delivery to it of: (i) a copy of a settlement agreement executed by the Indemnitee and the NetMind Shareholders' Agent setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount; or (ii) a copy of the award of the arbitrators referred to and as provided in
    Section 3(f) setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount.

     5. RELEASE OF ESCROW FUND. If any Escrow Shares are to be released to any Indemnitee pursuant to this Escrow Agreement, the Escrow Agent shall be entitled to use a Stock Power held in the Escrow, and to take such other actions as the Escrow Agent determines to be necessary or advisable, to release and transfer Escrow Shares to such Indemnitee. Within five business days after the Termination Date, the Escrow Agent shall distribute to the NetMind Shareholders all of the Escrow Shares then held in escrow; PROVIDED, HOWEVER, that notwithstanding the foregoing, if, prior to the Termination Date, any Indemnitee has given a Claim Notice containing a claim which has not been resolved prior to the Termination Date in accordance with Section 3, the Escrow Agent shall retain in the Escrow Account after the Termination Date Escrow Shares having a Stipulated Value equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved. To the extent that upon such release any of the Escrow Shares being distributed remain subject to the terms of Restriction Stock Purchase Agreements to which any of the NetMind Shareholders are a party ("RSPAs"), then the Escrow Agent shall be directed by Parent to distribute such Escrow Shares to the Corporate Secretary of Parent (or any other or successor escrow agent under such RSPAs as designated by Parent) to be held under the terms of such RSPAs.

     6.  VALUATION OF ESCROW SHARES, ETC.

        (A) STIPULATED VALUE. For purposes of this Escrow Agreement, the "Stipulated Value" of each Escrow Share means the closing sale price of a share of Parent Stock as reported on the

                                     A-C-4

    Nasdaq National Market on the Closing Date of the transactions contemplated by the Reorganization Agreement.

        (B) STOCK SPLITS. All numbers contained in, and all calculations required to be made pursuant to, this Escrow Agreement shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the date hereof.

     7. FEES AND EXPENSES. The fees of the Escrow Agent, including (i) the normal costs of administering the Escrow as set forth on the Fee Schedule attached hereto as ATTACHMENT B and (ii) all fees and costs associated with the Escrow Agent's administration of Indemnification Claims, shall be paid by Parent. In the event that the Escrow Agent renders any service hereunder not provided for herein or there is any assignment of any interest in the subject matter of the Escrow or modification hereof, the Escrow Agent shall be reasonably compensated for such extraordinary services by the party that is responsible for or requests such services.

     8.  LIMITATION OF ESCROW AGENT'S LIABILITY.

        (a) The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement only and shall have no duty under any other agreement or document notwithstanding their being referred to herein or attached hereto as an exhibit. The Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Escrow Agreement, and no implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own willful misconduct or negligence. In all questions arising under this Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

        (b) Parent hereby agrees to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. This right of indemnification shall survive the termination of this Escrow Agreement, and the resignation of the Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by Parent.

        (c) If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions that are not resolved pursuant to Section 4 hereof, Escrow Agent will not be required to determine the controversy or to take any action regarding it. Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Escrow Agent's discretion, Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, Escrow Agent will not be liable for interest or damage. Furthermore, Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by Escrow Agent due to the interpleader action and which the Parties jointly and severally agree to pay. Upon initiating such action, Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

                                     A-C-5

     9. TERMINATION. Parent's right to make claims for indemnification under this Escrow Agreement shall terminate upon the earlier of: (i) one year from the date of the Closing or (ii) the date on which financial results covering at least 30 days of the combined operations of NetMind and Parent after the Closing have been published, within the meaning of Accounting Series Release No. 130, as amended, by Parent in an effective registration statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the Securities and Exchange Commission, or any publicly disclosed quarterly earnings report or press release or other authorized public disclosure by Parent that includes the combined results of operations of Parent and NetMind (the "Termination Date").

    10.  SUCCESSOR ESCROW AGENT; AUTOMATIC SUCCESSION.

        (a) In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Escrow Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Escrow Agreement. Such resignation shall take effect not less than 30 calendar days after it is given to all parties hereto. Parent may appoint a successor Escrow Agent only with the consent of the NetMind Shareholders' Agent (which consent shall not be unreasonably withheld or delayed). The Escrow Agent shall act in accordance with written instructions from Parent as to the transfer of the Escrow Fund to a successor escrow agent.

        (b) Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its global escrow business, shall be the successor of Escrow Agent without the execution or filing of any paper of any further act on the part of any of the parties hereof, anything herein to the contrary notwithstanding.

    11.  MISCELLANEOUS.

        (A) NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

       if to the NetMind Shareholders' Agent:

           Kurt Keilhacker
           Techfarm
           200 W. Evelyn Avenue, Suite 100
           Mountain View, CA 94041
           Telephone No 650-934-0900
           Facsimile No. 650-934-0910

           WITH A COPY TO:

           Brobeck, Phleger & Harrison LLP
           Two Embarcadero Place
           2200 Geng Road
           Palo Alto, CA 94303
           Attention: Rod Howard and John Montgomery
           Telephone No. 650-424-0160
           Facsimile No. 650-424-2777

                                     A-C-6
           if to Parent:

           Puma Technology, Inc.
           2550 North First Street, #500
           San Jose, California 95131
           Attention: Karen Ammer
           Telephone No.: (408) 321-7650
           Facsimile: (408) 321-3886

           WITH A COPY TO:

           General Counsel Associates LLP
           1891 Landings Drive
           Mountain View, CA 94043
           Attention: Susan J. Skaer, Esq.
           Telephone: (650) 428-3900
           Facsimile: (650) 428-3901

       if to the Escrow Agent:

           U.S. Bank Trust National Association
           One California Street, 4th Floor
           San Francisco, CA 94111
           Attention: Ann Gatsby
           Fax: (415) 273-4590
           Tel: (415) 273-4532

        (B) COUNTERPARTS. This Escrow Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

        (C) GOVERNING LAW; VENUE. This Escrow Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California without giving effect to principles of conflicts of laws. Any legal action or other legal proceeding relating to this Escrow Agreement or the enforcement of any provision of this Escrow Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Escrow Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the County of Santa Clara, California) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Escrow Agreement or the subject matter of this Escrow Agreement may not be enforced in or by such court. Nothing contained in this Section 10(c) shall be deemed to limit or otherwise affect the right of any party hereto to commence any legal proceeding or otherwise proceed against any other party hereto in any other forum or jurisdiction.

        (D) SUCCESSORS AND ASSIGNS. This Escrow Agreement shall be binding upon: the NetMind Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and Parent and its successors and assigns (if any). This Escrow Agreement shall inure to the benefit of: the NetMind Shareholders; Parent; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or

                                     A-C-7
    all of its rights under this Escrow Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person. None of the NetMind Shareholders or the NetMind Shareholders' Agent shall be permitted to assign any of his rights or delegate any of his obligations under this Escrow Agreement without Parent's prior written consent.

        (E) WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        (F) AMENDMENTS. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the NetMind Shareholders' Agent and the Escrow Agent.

        (G) SEVERABILITY. In the event that any provision of this Escrow Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Escrow Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

        (H) ENTIRE AGREEMENT. This Escrow Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

        (I) CONSTRUCTION. For purposes of this Escrow Agreement, whenever the context requires: the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement. As used in this Escrow Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Escrow Agreement to "Sections" and "Attachments" are intended to refer to Sections of this Escrow Agreement and Attachments to this Escrow Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                     A-C-8

    IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

                                          PUMA TECHNOLOGY, INC.

                                          By: __________________________________
                                          Title: _______________________________

                                          NETMIND SHAREHOLDERS' AGENT

                                          ______________________________________
                                          Name: ________________________________

                                          ESCROW AGENT

                                          U.S. BANK TRUST NATIONAL ASSOCIATION _
                                          By: __________________________________
                                          Title: _______________________________

                                     A-C-9

                             SIGNATURE PAGE TO THE
                 ESCROW AGREEMENT AMONG PUMA TECHNOLOGY, INC.,
                THE NETMIND SHAREHOLDER AGENT, THE ESCROW AGENT
                          AND THE NETMIND SHAREHOLDERS

NETMIND SHAREHOLDER:
                                                       Signature

                                                       By:

                                                       Title:

                                                       Print or Type Name:

                                                       Address:

                                     A-C-10

                                  ATTACHMENT A
                          LIST OF NETMIND SHAREHOLDERS

NAME OF NETMIND SHAREHOLDER                                NO. OF ESCROW SHARES
---------------------------                                --------------------

                                     A-C-11

                                  ATTACHMENT B

                                   U.S. BANK

                              CORPORATE TRUST SERVICES

       SCHEDULE OF FEES FOR PUMA TECHNOLOGY/NETMIND TECHNOLOGIES PROJECT

ACCEPTANCE FEE
  010                    The acceptance fee includes the review of all documents,      $5,000.00
                         initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at inception.

ADMINISTRATION/AGENT FEES
                         Annual account administration fee covers the normal duties of the escrow agent associated with the management of the
                         account. Administration fees are payable in advance and will not be prorated.

  470                    Depository Escrow Agent                                       $1,000.00

TRANSACTION FEES
  880                    DISBURSEMENT/DRAW                                             $   20.00
                         Charge per item disbursed. Includes the wire or check fee.
  100                    TRADES--OPEN MARKET/DIRECTED                                  $  100.00
                         Charge per trade to buy or sell permitted investments.
                         This excludes U.S. Bank investment transactions.
  101                    RECEIPTS                                                      $   20.00
                         Charge per item received.

INDIRECT OUT OF POCKET
                         Charge for miscellaneous expenses such as fax, messenger
                         service, overnight mail, stationery, and postage (excluding large mailings).
  166                    This charge is applied against your total                             3%
                         Administration/Agent Fees, and will not be prorated.

EXTRAORDINARY SERVICES
                         Charge for duties or responsibilities of an unusual nature not provided for in the indenture or otherwise set forth in this schedule. A reasonable charge will be made based on the nature of the service and the responsibility involved. These charges will be billed as a flat fee or our hourly rate then in effect, at our option.

Final account acceptance is subject to review of documents. Fees are based on our understanding of the transaction and are subject to revision if the structure is changed. In the event this transaction does not close, any related out-of-pocket expenses will be billed to you at cost. Fees for any services not specifically covered will be based on appraisal of services rendered.

With general reference to all of our charges, it should be understood that they are subject to adjustment from time to time, upon written notification.

The fees in this schedule are the terms under which you agree to do business. Closing the transaction constitutes agreement to this fee schedule, as does payment of the invoice received after subsequent fee adjustment notification.

Absent your instructions to sweep or otherwise invest balances, no interest, earnings, or other compensation for uninvested balances will be paid to you.

Dated: January 8, 2000                                              CONFIDENTIAL

                                     A-C-12

                                   EXHIBIT D
                       FORM OF TAX REPRESENTATION LETTER

                             PUMA TECHNOLOGY, INC.
                                      AND
                         ROCKET KITTY ACQUISITION CORP.

                                           ,

Orrick, Herrington & Sutcliffe LLP
Old Federal Reserve Bank Building
400 Sansome Street
San Francisco, CA 94111-3143

General Counsel Associates LLP
1891 Landings Drive
Mountain View, CA 94043

Brobeck, Phleger & Harrison LLP
Two Embarcadero Place
2200 Geng Road
Palo Alto, CA 94303

    RE:  MERGER PURSUANT TO THE AGREEMENT AND PLAN OF REORGANIZATION (THE
         "AGREEMENT") DATED AS OF DECEMBER   , 1999, AMONG PUMA
         TECHNOLOGY, INC., A DELAWARE CORPORATION ("PARENT"), ROCKET KITTY ACQUISITION CORP., A DELAWARE CORPORATION ("MERGER SUB"), AND NETMIND TECHNOLOGIES, INC., A CALIFORNIA CORPORATION ("TARGET")

Ladies and Gentlemen:

    This letter is supplied to you in connection with your rendering of opinions pursuant to the Agreement regarding certain federal income tax consequences of the above-captioned merger (the "MERGER"). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

A.  REPRESENTATIONS

    After consulting with their counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certify and represent that the following facts are now true and will continue to be true through the Effective Time of the Merger:

    1. Pursuant to the Merger, Merger Sub will merge with and into Target, and immediately after the Merger, Target will own "SUBSTANTIALLY ALL" of the assets of Target and "SUBSTANTIALLY ALL" of the assets of Merger Sub. For this purpose, "SUBSTANTIALLY ALL" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by each of Target and Merger Sub immediately prior to the Merger. For the purpose of determining the percentage of Target's and Merger Sub's net and gross assets held by Target immediately following the Merger, the following assets will be treated as property held by Target or Merger Sub, as the case may be, immediately prior to the Merger but not by Target subsequent to the Merger: (i) assets disposed of by Target or Merger Sub (other than assets transferred by Merger Sub to Target in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including without limitation any asset disposed of by Target or Merger Sub, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Target regarding the Merger (the "PRE-MERGER PERIOD")),
(ii) assets used by Target or Merger Sub to pay other expenses or liabilities incurred in connection with the Merger, (iii) assets used by Target or Merger Sub to make payments to dissenting Target shareholders and to Target shareholders in lieu of fractional shares of Parent stock and (iv) assets used by Target or Merger Sub to make distribution, redemption or other

                                     A-D-1

            PUMA TECHNOLOGY, INC. AND ROCKET KITTY ACQUISITION CORP.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP

payments in respect of Target stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

    2. The Merger is being undertaken for business reasons and not for the purpose of tax avoidance;

    3. Prior to, and at the Effective Time of, the Merger, Parent will be in "CONTROL" of Merger Sub. As used herein, "CONTROL" of a corporation shall consist of ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person;

    4. Merger Sub has been formed solely to consummate the Merger and, prior to, and at, the Effective Time, Merger Sub has not conducted and will not conduct any business activity or other operation of any kind (except for the issuance of its stock to Parent);

    5. In the Merger, all shares of Target stock will be exchanged solely for voting stock of Parent, except to the extent of cash paid to dissenting Target shareholders and cash paid in lieu of fractional shares in accordance with the terms of the Agreement, and the shares of Target stock that are exchanged solely for Parent voting stock will represent Control of Target;

    6. Parent has no plan or intention to cause Target to issue additional shares of stock after the Merger or any plan or intention to take any other action that would result in Parent losing Control of Target;

    7. Except for transfers described in both Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "CODE"), and Treasury Regulation
Section 1.368-2(k), Parent has no current plan or intention to (i) liquidate Target; (ii) except for the Merger, merge Target with or into another corporation other than into Parent; (iii) sell, distribute or otherwise dispose of Target stock; or (iv) sell or otherwise dispose of (if Target is merged into Parent), or cause Target to sell or otherwise dispose of, any of Target's assets (or any assets acquired from Merger Sub) except for dispositions made in the ordinary course of business or payment of expenses incurred by Target pursuant to the Merger (including payments made to dissenting Target shareholders and payments, if any, with respect to fractional shares);

    8. In the Merger, Merger Sub will have no liabilities assumed by Target and will not transfer to Target any assets subject to liabilities;

    9. Parent intends that, following the Merger, Parent will cause Target (or Parent, if Target is merged into Parent) to continue the historic business of Target;

    10. Neither Parent nor any current or former subsidiary of Parent owns, or has owned during the past five (5) years, directly or indirectly, any shares of Target stock, or the right to acquire or vote any such shares (except such rights as are granted in the Agreement);

    11. Neither Parent nor Merger Sub is, and will not be at the Effective Time, an "INVESTMENT COMPANY" within the meaning of Sections 368(a)(2)(F)(iii) and
(iv) of the Code;

                                     A-D-2

            PUMA TECHNOLOGY, INC. AND ROCKET KITTY ACQUISITION CORP.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP

    12. Neither Parent nor Merger Sub is, and will not be at the Effective Time, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

    13. Neither Parent (or any agent of Parent) nor any "RELATED PERSON" with respect to Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations (a) has purchased or intends to purchase any Target stock in connection with or in contemplation of the Merger, or (b) has purchased or intends to purchase or otherwise acquire ownership of (including by a derivative transaction such as an equity swap which would have the economic effect of a transfer of ownership) any Parent stock issued in the Merger;

    14. The payment of cash in lieu of fractional shares of Parent stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Target shareholders in lieu of fractional shares of Parent stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Target shareholders in exchange for their shares of Target stock. The fractional share interests of each Target shareholder will be aggregated and no Target shareholder will receive cash in an amount greater than the value of one full share of Parent stock;

    15. At the Effective Time of the Merger, the fair market value of the Parent stock received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in exchange therefor, and the aggregate consideration received by Target shareholders in exchange for their Target stock will be approximately equal to the fair market value of all of the outstanding shares of Target stock immediately prior to the Merger;

    16. No shares of Merger Sub have been or will be used as consideration or issued to shareholders of Target pursuant to the Merger;

    17. Except as otherwise specifically provided in the Agreement, Parent, Merger Sub, Target and the shareholders of Target will each pay separately its or their own expenses in connection with the Merger or related transactions;

    18. There is no intercorporate indebtedness existing between Parent and Target or between Merger Sub and Target;

    19. In connection with the Merger or related transactions, Parent will assume no liabilities of any Target shareholder or any liability relating to Target stock;

    20. The terms of the Agreement and all other agreements entered into in connection therewith are the product of arm's-length negotiations between managements of Parent and Target and will be carried out strictly in accordance with the Agreement;

    21. None of the payments received by any shareholder-employees of Target that are designated as compensation are actually separate consideration for, or allocable to, any of their shares of Target stock; none of the shares of Parent stock received by any shareholder-employees of Target in exchange for shares of Target stock are actually separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of Target will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

                                     A-D-3

            PUMA TECHNOLOGY, INC. AND ROCKET KITTY ACQUISITION CORP.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP

    22. With respect to each instance, if any, in which shares of Target stock have been purchased by a shareholder of Parent (a "SHAREHOLDER") during the Pre-Merger Period (a "STOCK PURCHASE"): (i) the Stock Purchase was not made by such Shareholder as a representative, or for the benefit, of Parent; (ii) the purchase price paid by such Shareholder pursuant to the Stock Purchase was not and will not be advanced, and was not and will not be reimbursed, either directly or indirectly, by Parent; (iii) at no time was such Shareholder or any other party required or obligated to surrender to Parent the Target stock acquired in the Stock Purchase, and neither such Shareholder nor any other party will be required to surrender to Parent the Parent stock for which such shares of Target stock will be exchanged in the Merger; and (iv) the Stock Purchase was not a formal or informal condition to consummation of the Merger;

    23. Each of the representations made by Parent and Merger Sub in the Agreement and any other documents associated therewith is true and accurate;

    24. Current management of Parent will not take, and intend to cause management of Target not to take, any positions on any Federal, state or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a "REORGANIZATION" within the meaning of Section 368(a) of the Code or with the representations made herein; and

    25. The undersigned officer of each of Parent and Merger Sub is authorized to make all of the certifications and representations on behalf of Parent and Merger Sub, respectively, set forth herein.

B.  RELIANCE BY YOU IN RENDERING OPINIONS;
   LIMITATIONS ON YOUR OPINIONS

    1. The undersigned recognize that (i) your opinions will be based, without further inquiry, on the representations set forth herein and on the statements contained in the Agreement and the documents related thereto and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

    2. The undersigned recognize that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                         Very truly yours,
                                          Puma Technology, Inc., a Delaware
                                          corporation

                                          By ___________________________________
                                          Title ________________________________

                                     A-D-4

            PUMA TECHNOLOGY, INC. AND ROCKET KITTY ACQUISITION CORP.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP

                                          Rocket Kitty Acquisition Corp., a
                                          Delaware corporation

                                          By ___________________________________
                                          Title ________________________________

                                     A-D-5

                           NETMIND TECHNOLOGIES, INC.

                                           ,

Orrick, Herrington & Sutcliffe LLP
Old Federal Reserve Bank Building
400 Sansome Street
San Francisco, CA 94111-3143

General Counsel Associates LLP
1891 Landings Drive
Mountain View, CA 94043

Brobeck, Phleger & Harrison LLP
Two Embarcadero Place
2200 Geng Road
Palo Alto, CA 94303

    RE:  MERGER PURSUANT TO THE AGREEMENT AND PLAN OF REORGANIZATION (THE
         "AGREEMENT") DATED AS OF DECEMBER   , 1999, AMONG PUMA
         TECHNOLOGY, INC., A DELAWARE CORPORATION ("PARENT"), ROCKET KITTY ACQUISITION CORP., A DELAWARE CORPORATION ("MERGER SUB"), AND NETMIND TECHNOLOGIES, INC., A CALIFORNIA CORPORATION ("TARGET")

Ladies and Gentlemen:

    This letter is supplied to you in connection with your rendering of opinions pursuant to the Agreement regarding certain federal income tax consequences of the above-captioned merger (the "MERGER"). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

A.  REPRESENTATIONS

    After consulting with its counsel and auditors regarding the meaning of and factual support for the following representations, the undersigned hereby certifies and represents that the following facts are now true and will continue to be true through the Effective Time of the Merger:

    1. Pursuant to the Merger, Merger Sub will merge with and into Target, and immediately after the Merger, Target will own "SUBSTANTIALLY ALL" of the assets of Target and "SUBSTANTIALLY ALL" of the assets of Merger Sub. For this purpose, "SUBSTANTIALLY ALL" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by each of Target and Merger Sub immediately prior to the Merger. For the purpose of determining the percentage of net and gross assets held by Target immediately following the Merger, the following assets will be treated as property held by Target or Merger Sub, as the case may be, immediately prior to the Merger but not by Target subsequent to the Merger:
(i) assets disposed of by Target or Merger Sub (other than assets transferred by Merger Sub to Target in the Merger) prior to or subsequent to the Merger and in contemplation thereof (including, without limitation, any asset disposed of by Target or Merger Sub, other than in the ordinary course of business, pursuant to a plan or intent existing during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Parent regarding the Merger (the "PRE-MERGER PERIOD")), (ii) assets used by Target or Merger Sub to pay other expenses or liabilities incurred in connection with the Merger, (iii) assets used by Target or Merger Sub to make payments to dissenting Target shareholders and to Target shareholders in lieu of fractional shares of Parent stock, and (iv) assets used by Target or Merger Sub to make distribution, redemption or other payments in respect of Target stock or rights to acquire such stock (including payments treated as such for tax purposes) that are made in contemplation of the Merger or that are related thereto;

                                     A-D-6

                           NETMIND TECHNOLOGIES, INC.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP

    2. Target has made no transfer of any of its assets (including any distribution of assets with respect to, or in redemption of, stock) in contemplation of the Merger or during the Pre-Merger Period other than (i) in the ordinary course of business and (ii) payments for expenses incurred in connection with the Merger;

    3. The Merger is being undertaken for business reasons and not for the purpose of tax avoidance;

    4. At the time of the Merger, except as specified or disclosed in the Agreement or in a schedule or exhibit to the Agreement, Target will not have any stock or any other equity interests outstanding and will not have any warrants, options, convertible securities or any other type of right outstanding pursuant to which any person could acquire any shares of Target stock or any other equity interest in Target;

    5. In the Merger, shares of Target stock representing "CONTROL" of Target will be exchanged solely for voting stock of Parent. For purposes of this paragraph, shares of Target stock exchanged in the Merger for cash and other property (including, without limitation, cash paid to dissenting Target shareholders and cash paid to Target shareholders in lieu of fractional shares of Parent stock) will be treated as Target stock outstanding on the date of the Merger but not exchanged for voting stock of Parent. As used herein, "CONTROL" of a corporation shall consist of ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation. For purposes of determining Control, a person shall not be considered to own voting stock if rights to vote such stock (or to restrict or otherwise control the voting of such stock) are held by a third party (including a voting trust) other than an agent of such person;

    6. At the time of the Merger, there will exist no rights to acquire Target stock or to vote (or restrict or otherwise control the vote of) Target stock which, if exercised, could affect Parent's acquisition and retention of Control of Target;

    7. The liabilities of Target have been incurred by Target in the ordinary course of its business;

    8.  Target does not, and will not at the Effective Time, have any liability
(i) to any Target shareholder incurred in exchange for cash or other assets transferred to Target, or (ii) to Parent or Merger Sub;

    9. No Target shareholder has guaranteed any Target indebtedness that is currently outstanding or will be outstanding at the Effective Time of the Merger;

    10. The fair market value of Target's assets will, at the Effective Time, exceed the aggregate liabilities of Target plus the amount of liabilities, if any, to which such assets are subject;

    11. Other than shares of Target stock or options to acquire Target stock issued as compensation to present or former service providers (including, without limitation, employees and directors) of Target in the ordinary course of business, no issuances of Target stock or rights to acquire Target stock have occurred or will occur during the Pre-Merger Period other than pursuant to options, warrants or agreements outstanding prior to the Pre-Merger Period or as otherwise specifically identified in the Agreement;

                                     A-D-7

                           NETMIND TECHNOLOGIES, INC.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP

    12. Cash or other property paid to employees of Target during the Pre-Merger Period has been or will be paid in the ordinary course of business or pursuant to agreements entered into prior to the Pre-Merger Period;

    13. Target is not, and will not be at the Effective Time, an "INVESTMENT COMPANY" within the meaning of Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "CODE");

    14. Target is not, and will not be at the Effective Time, under the jurisdiction of a court in a Title 11 or similar case within the meaning of
Section 368(a)(3)(A) of the Code;

    15. Target (i) has not redeemed and will not redeem any of its stock prior to and in connection with the Merger, and (ii) has not made and will not make any extraordinary distributions (within the meaning of Section 1.368-1T(e)(1) of the Treasury Regulations) with respect to its stock prior to and in connection with the Merger. For the purposes of this representation, extraordinary distributions will not include periodic dividends that are consistent with Target's historic dividend practices;

    16. No person related to Target (within the meaning of Section 1.368-1T(e)(2) of the Treasury Regulations) has acquired or will acquire any stock of Target prior to and in connection with the Merger;

    17. Except with respect to payments of cash to dissenting Target shareholders and to Target shareholders in lieu of fractional shares of Parent stock, one hundred percent (100%) of the Target stock outstanding immediately prior to the Merger will be exchanged solely for Parent voting stock. Thus, except as set forth in the preceding sentence, Target intends that no consideration be paid or received (directly or indirectly, actually or constructively) for Target stock other than Parent voting stock;

    18. At the Effective Time, the fair market value of the Parent stock received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in exchange therefor, and the aggregate consideration received by Target shareholders in exchange for their Target stock will be approximately equal to the fair market value of all of the outstanding shares of Target stock immediately prior to the Merger;

    19. Except as otherwise specifically provided in the Agreement, Parent, Merger Sub, Target and the shareholders of Target will each pay separately its or their own expenses in connection with the Merger;

    20. The terms of the Agreement and all other agreements entered into in connection therewith are the product of arm's-length negotiations between managements of Parent and Target and will be carried out strictly in accordance with the Agreement;

    21. None of the payments received by any shareholder-employees of Target that are designated as compensation are actually separate consideration for, or allocable to, any of their shares of Target stock; none of the shares of Parent stock received by any shareholder-employees of Target in exchange for shares of Target stock are actually separate consideration for, or allocable to, any employment agreement or any covenants not to compete; and the compensation paid to any shareholder-employees of Target will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

    22. No direct or indirect subsidiary of Target owns any shares of Target stock;

                                     A-D-8

                           NETMIND TECHNOLOGIES, INC.

Orrick, Herrington & Sutcliffe LLP
General Counsel Associates LLP
Brobeck, Phleger & Harrison LLP

    23. Target will continue its historic business through the Effective Time of the Merger and current management of Target intends for Target to continue its historic business following the Merger;

    24. There is no intercorporate indebtedness existing between Parent and Target or between Merger Sub and Target;

    25. The payment of cash in lieu of fractional shares of Parent stock in connection with the consummation of the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Target shareholders instead of issuing fractional shares of Parent stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to Target shareholders in exchange for their stock. The fractional share interests of each shareholder will be aggregated and no Target shareholder will receive cash in an amount equal to or greater than the value of one full share of Parent stock;

    26. Each of the representations made by Target in the Agreement and any other documents associated therewith is true and accurate;

    27. Current management of the Company will not take any position on any Federal, state or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a "REORGANIZATION" within the meaning of Section 368(a) of the Code or with the representations made herein; and

    28. The undersigned officer is authorized to make all of the certifications and representations on behalf of Target set forth herein.

B.  RELIANCE BY YOU IN RENDERING OPINIONS;
   LIMITATIONS ON YOUR OPINIONS

    1. The undersigned recognizes that (i) your opinions will be based, without further inquiry, on the representations set forth herein and on the statements contained in the Agreement and documents related thereto and (ii) your opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations are not accurate in all material respects.

    2. Notwithstanding anything herein to the contrary, the undersigned makes no representations regarding any actions or conduct of Target pursuant to Parent's exercise of control over Target after the Merger.

    3. The undersigned recognizes that your opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                         Very truly yours,
                                          NetMind Technologies, Inc., a
                                          California corporation

                                          By ___________________________________
                                          Title ________________________________

                                     A-D-9

                                  EXHIBIT E-1
                       PARENT AFFILIATE POOLING AGREEMENT

                                                    EXHIBIT E-1 TO THE AGREEMENT
                                           AND PLAN OF MERGER AND REORGANIZATION

    PUMA AFFILIATE POOLING AGREEMENT dated as of December   , 1999, between PUMA
TECHNOLOGY, INC., a Delaware corporation ("Puma"), and the undersigned shareholder (the "Shareholder") of Puma who is a signatory hereto.

    Simultaneously with the execution and delivery of this Agreement, Puma, NetMind Technologies, Inc., a California corporation ("NetMind"), and Rocket Kitty Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Puma ("Merger Sub"), have entered into a Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), pursuant to which Merger Sub is merging with and into NetMind (the "Merger") and the NetMind Shareholders are receiving shares of common stock of Parent. The transactions contemplated by the Reorganization Agreement are intended to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principals Board. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Reorganization Agreement.

    NOW, THEREFORE, in consideration of the mutual benefits to be derived from the Exchange and of the mutual covenants contained in this Agreement, the parties agree as follows:

    1.  TRANSFER RESTRICTIONS.

    (a) The Shareholder may be deemed to be an "affiliate" of Puma within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended ("Release No. 130"), Accounting Series Release No. 135 and Staff Accounting Bulletin No. 76 of the Securities and Exchange Commission (the "Commission"), although nothing contained herein should be construed as an admission thereof nor as a waiver of any right Shareholder may have to object to any claim that Shareholder is such an affiliate on or after the date hereof.

    (b) The Shareholder will not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise), dispose of or otherwise reduce his risk, relative to any shares of or options to purchase shares of common stock, $.001 par value, of Puma (the "Puma Shares") beneficially owned by the Shareholder during the 30-day period prior to the Closing (as defined in the Reorganization Agreement).

    (c) The Shareholder shall not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) or dispose of or otherwise reduce his risk relative to any Puma Shares until such time after the Closing as financial results covering at least 30 days of the combined operations of NetMind and Puma after the Closing have been published, within the meaning of Release No. 130, by Puma in an effective registration statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the Securities and Exchange Commission, or any publicly disclosed quarterly earnings report or press release or other authorized public disclosure by Puma that includes the combined results of operations of Puma and NetMind. Puma, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to certificates for the Puma Shares. Notwithstanding the foregoing, Shareholder will not be prohibited by the foregoing from selling or disposing of shares so long as such sale or disposition is in accordance with the "DE MINIMIS" test set forth in SEC Staff Accounting Bulletin No. 76.

    (d) During the period described in Section 1(c) above, subject to providing written notice to Puma and the other restrictions set forth below, and to the extent permitted under the "pooling of interests"

                                    A-E-1-1
accounting rules and applicable securities laws, Shareholder will be permitted to sell up to 10% of Puma Shares held by Shareholder or to make charitable contributions or bona fide gifts of the Puma Shares owned by Shareholder, subject to the same restrictions. Such sales or other transfer shall subject to an aggregate limitation on sales and other transfers for all affiliates of NetMind and Puma of not more than 1% of the number of shares of outstanding Common Stock of Puma. Prior to making any such sale, charitable contributions or gifts, Shareholder will be required to obtain Puma's prior written approval. Shareholder shall give Puma not less than five (5) business days notice prior to making any sales, charitable contributions or gifts as contemplated under this
Section 1(d), Shareholder will provide any information reasonably requested by Puma or Puma's accounting firm regarding such sale, charitable contribution or give, and Shareholder will refrain from making such sales, charitable contributions or gifts if Shareholder does not obtain Puma's prior written approval. Puma may withhold such approval it it determines, after consultation with its accounting firm, that such transaction could preclude the Exchange from being accounted for as a "pooling of interests." The 10% of Puma Shares shall be calculated in accordance with SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin No. 76.

    (e) Notwithstanding anything to the contrary contained in this Agreement, the Shareholder may transfer Puma Shares to a trust established for the benefit of the Shareholder and/or for the benefit of one or more members of the Shareholder's family, or make a bona fide gift of Puma Shares to one or more members of the Shareholder's family, provided that in the case of a transfer or gift pursuant to this Section 1, a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

    2. BENEFICIAL OWNERSHIP OF STOCK. Except as set forth on the last page of this Agreement, Shareholder does not beneficially own or hold voting power over any shares of Puma common stock or any other equity securities of Puma or any options, warrants or other rights to acquire any equity securities of Puma.

    3. NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    (a)  if to Puma:

         Puma Technology, Inc.
       2550 North First Street, #500
       San Jose, California 95131
       Attention: Karen Ammer
       Telephone No.: (408) 321-7650
       Facsimile: (408) 321-3886

         WITH A COPY TO:

         General Counsel Associates LLP
       1891 Landings Drive
       Mountain View, CA 94043
       Attention: Susan J. Skaer, Esq.
       Telephone: (650) 428-3900
       Facsimile: (650) 428-3901

                                    A-E-1-2

    (b) if to the Shareholder, to the address set forth below the Shareholder's signature on the last page of this Agreement.

    4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    5. ENTIRE AGREEMENT. This Agreement, the Reorganization Agreement, the Exhibits thereto and any other document delivered in connection therewith contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations and understandings, oral or written, between the parties with respect to the subject matter hereof.

    6. ATTORNEY'S FEES. In the event of any legal action or proceeding to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

    7. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees and personal and other representatives.

    8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed therein.

    9. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

    10. THIRD PARTY RELIANCE. Counsel to and accountants for the parties shall be entitled to rely upon this Agreement.

    11. REMEDIES. The Shareholder acknowledges and agrees that Puma's remedy at law for a breach or threatened breach of any of the provisions of Section 1 would be inadequate. In recognition of this fact, in the event of a breach by the Shareholder of any of the provisions of Section 1, as determined by Puma in its sole discretion acting in good faith, the Shareholder agrees that, in addition to Puma's remedy at law, Puma, without posting any bond, shall be entitled to obtain, and the Shareholder agrees not to oppose Puma's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Puma from pursuing any other remedies available to it for such breach or threatened breach. In addition, Shareholder agrees that upon any violation of this Agreement, that Shareholder will disgorge to Puma any profits realized by Shareholder from such transaction which violated this Agreement.

    12. EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective at the Closing. In the event that the Reorganization Agreement shall be terminated in accordance with Section 9.1 of the Reorganization Agreement, this Agreement shall simultaneously therewith cease and terminate and be of no further force or effect and no party hereunder shall have any rights or obligations of any nature whatsoever hereunder.

                                    A-E-1-3

    IN WITNESS WHEREOF, the parties hereto have caused this Puma Affiliate Pooling Agreement to be executed and delivered as of the date first above written.

                                              PUMA TECHNOLOGY, INC.

                                              By:
                                                         -----------------------------------------
                                                         Name:
                                                         Title:

                                    A-E-1-4

                             SIGNATURE PAGE TO THE
                    PUMA AFFILIATE POOLING AGREEMENT BETWEEN
                             PUMA TECHNOLOGY, INC.
                              AND THE SHAREHOLDER

                                              SHAREHOLDER

                                              ------------------------------------------------
                                                                (Signature)

                                              ------------------------------------------------
                                                                (Print Name)

                                              ------------------------------------------------
                                                               (Print Title)*

                                              ------------------------------------------------
                                                          (Print Name of Company)*

                                              ------------------------------------------------

                                              ------------------------------------------------

                                              ------------------------------------------------
                                                              (Print Address)

                                              ------------------------------------------------
                                                             (Print Fax Number)

------------------------

*   Leave blank if individual.

Number of shares of Puma common stock beneficially owned by Shareholder:

--------------------------------------------------------------------------------

Number of shares of Puma common stock subject to options beneficially owned by
Shareholder: ___________________________________________________________________

                                    A-E-1-5

                                  EXHIBIT E-2
                      COMPANY AFFILIATE POOLING AGREEMENT

                                                    EXHIBIT E-2 TO THE AGREEMENT
                                           AND PLAN OF MERGER AND REORGANIZATION

    NETMIND AFFILIATE POOLING AGREEMENT dated as of December   , 1999, between
PUMA TECHNOLOGY, INC., a Delaware corporation ("Puma"), and the undersigned shareholder (the "Shareholder") of NETMIND TECHNOLOGIES, INC., a California corporation ("NetMind"), who is a signatory hereto.

    Simultaneously with the execution and delivery of this Agreement, Puma, NetMind, and Rocket Kitty Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Puma ("Merger Sub"), have entered into a Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), pursuant to which Merger Sub is merging with and into NetMind (the "Merger") and the NetMind Shareholders are receiving shares of common stock of Puma. The transactions contemplated by the Reorganization Agreement are intended to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principals Board. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Reorganization Agreement.

    NOW, THEREFORE, in consideration of the mutual benefits to be derived from the Merger and of the mutual covenants contained in this Agreement, the parties agree as follows:

    1.  TRANSFER RESTRICTIONS.

    (a) The Shareholder may be deemed to be an "affiliate" of NetMind within the meaning of Rule 145 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Accounting Series Release No. 130, as amended ("Release No. 130"), Accounting Series Release No. 135 and Staff Accounting Bulletin No. 76 of the Securities and Exchange Commission (the "Commission"), although nothing contained herein should be construed as an admission thereof nor as a waiver of any right Shareholder may have to object to any claim that Shareholder is such an affiliate on or after the date hereof.

    (b) The Shareholder will not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise), dispose of or otherwise reduce his risk, relative to any shares of or options to purchase shares of common stock, $.001 par value, of Puma (including any shares of NetMind Common Stock or Preferred Stock or options or warrants to purchase NetMind Common Stock or Preferred Stock) (the "Puma Shares") beneficially owned by the Shareholder during the 30-day period prior to the Closing (as defined in the Reorganization Agreement).

    (c) The Shareholder shall not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) or otherwise reduce his risk relative to any Puma Shares until such time after the Closing as financial results covering at least 30 days of the combined operations of NetMind and Puma after the Closing have been published, within the meaning of Release No. 130, by Puma in an effective registration statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the Securities and Exchange Commission, or any publicly disclosed quarterly earnings report or press release or other authorized public disclosure by Puma that includes the combined results of operations of Puma and NetMind. Puma, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to certificates for the Puma Shares. Notwithstanding the foregoing, Shareholder will not be prohibited by the foregoing from selling or disposing of shares so long as such sale or disposition is in accordance with the "DE MINIMIS" test set forth in SEC Staff Accounting Bulletin No. 76.

                                    A-E-2-1

    (d) During the period described in Section 1(b) above, subject to providing written notice to Puma and the other restrictions set forth below, and to the extent permitted under the "pooling of interests" accounting rules and applicable securities laws, Shareholder will be permitted to sell up to 10% of Puma Shares held by Shareholder or to make charitable contributions or bona fide gifts of the Puma Shares received by Shareholder, subject to the same restrictions. Such sales or other transfer shall subject to an aggregate limitation on sales and other transfers for all affiliates of NetMind and Puma of not more than 1% of the number of shares of outstanding Common Stock of Puma. Prior to making any such sale, charitable contributions or gifts, Shareholder will obtain Puma's prior written approval. Shareholder shall give Puma not less than five (5) business days notice prior to making any sales, charitable contributions or gifts as contemplated under this Section 1(c), Shareholder will provide any information reasonably requested by Puma or Puma's accounting firm regarding such sale, charitable contribution or give, and Shareholder will refrain from making such sales, charitable contributions or gifts if Shareholder does not obtain Puma's prior written approval. Puma may withhold such approval if Puma determines, after consultation with its accounting firm, that such transaction could preclude the Merger from being accounted for as a "pooling of interests." The 10% of Puma Shares shall be calculated in accordance with SEC Accounting Series Release No. 135 as amended by Staff Accounting Bulletin
No. 76.

    (e) Notwithstanding anything to the contrary contained in this Agreement, the Shareholder may transfer Puma Shares to a trust established for the benefit of the Shareholder and/or for the benefit of one or more members of the Shareholder's family, or make a bona fide gift of Puma Shares to one or more members of the Shareholder's family, provided that in the case of a transfer or gift pursuant to this Section 1, a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

    2. BENEFICIAL OWNERSHIP OF STOCK. Except as set forth on the last page of this Agreement, Shareholder does not beneficially own or hold voting power over:
(i) any shares of Puma common stock or any other equity securities of Puma or any options, warrants or other rights to acquire any equity securities of Puma; or (ii) any capital shares of NetMind or any options, warrants or other rights to acquire any equity securities ofNetMind.

    3. NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    (a)  if to Puma:

         Puma Technology, Inc.
       2550 North First Street, #500
       San Jose, California 95131
       Attention: Karen Ammer
       Telephone No.: (408) 321-7650
       Facsimile: (408) 321-3886

         WITH A COPY TO:

         General Counsel Associates LLP
       1891 Landings Drive
       Mountain View, CA 94043
       Attention: Susan J. Skaer, Esq.
       Telephone: (650) 428-3900
       Facsimile: (650) 428-3901

                                    A-E-2-2

    (b) if to the Shareholder, to the address set forth below the Shareholder's signature on the last page of this Agreement.

    4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    5. ENTIRE AGREEMENT. This Agreement, the Reorganization Agreement, the Exhibits thereto and any other document delivered in connection therewith contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations and understandings, oral or written, between the parties with respect to the subject matter hereof.

    6. ATTORNEY'S FEES. In the event of any legal action or proceeding to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, whether or not the proceeding results in a final judgment.

    7. SUCCESSORS AND ASSIGNS. This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees and personal and other representatives.

    8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed therein.

    9. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

    10. THIRD PARTY RELIANCE. Counsel to and accountants for the parties shall be entitled to rely upon this Agreement.

    11. REMEDIES. The Shareholder acknowledges and agrees that Puma's remedy at law for a breach or threatened breach of any of the provisions of Section 1 would be inadequate. In recognition of this fact, in the event of a breach by the Shareholder of any of the provisions of Section 1, as determined by Puma in its sole discretion acting in good faith, the Shareholder agrees that, in addition to Puma's remedy at law, Puma, without posting any bond, shall be entitled to obtain, and the Shareholder agrees not to oppose Puma's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Puma from pursuing any other remedies available to it for such breach or threatened breach. In addition, Shareholder agrees that upon any violation of this Agreement, that Shareholder will disgorge to Puma any profits realized by Shareholder from such transaction which violated this Agreement.

    12. EFFECTIVENESS OF AGREEMENT. This Agreement shall become effective at the Closing. In the event that the Reorganization Agreement shall be terminated in accordance with Section 9.1 of the Reorganization Agreement, this Agreement shall simultaneously therewith cease and terminate and be of no further force or effect and no party hereunder shall have any rights or obligations of any nature whatsoever hereunder.

                                    A-E-2-3

    IN WITNESS WHEREOF, the parties hereto have caused this NetMind Affiliate Pooling Agreement to be executed and delivered as of the date first above written.

                                              PUMA TECHNOLOGY, INC.

                                              By:
                                                         -----------------------------------------
                                                         Name:
                                                         Title:

                                    A-E-2-4

                             SIGNATURE PAGE TO THE
                  NETMIND AFFILIATE POOLING AGREEMENT BETWEEN
                             PUMA TECHNOLOGY, INC.
                              AND THE SHAREHOLDER

                                              SHAREHOLDER

                                              ------------------------------------------------
                                                                (Signature)

                                              ------------------------------------------------
                                                                (Print Name)

                                              ------------------------------------------------
                                                               (Print Title)*

                                              ------------------------------------------------
                                                          (Print Name of Company)*

                                              ------------------------------------------------

                                              ------------------------------------------------

                                              ------------------------------------------------
                                                              (Print Address)

                                              ------------------------------------------------
                                                             (Print Fax Number)

------------------------

*   Leave blank if individual.

Number of shares of Puma common stock beneficially owned by Shareholder:

--------------------------------------------------------------------------------

Number of shares of Puma common stock subject to options beneficially owned by
Shareholder: ___________________________________________________________________
________________________________________________________________________________

Number of shares of NetMind common stock and/or preferred stock beneficially owned by Shareholder: __________________________________________________________

Number of shares of NetMind common stock subject to options beneficially owned by Shareholder: ________________________________________________________________
________________________________________________________________________________

                                    A-E-2-5

                                   EXHIBIT F
         FORM OF OPINION OF BROBECK, PHLEGER & HARRISON LLP (CORPORATE)

                                              EXHIBIT F TO AGREEMENT AND PLAN OF
                                                       MERGER AND REORGANIZATION

                LEGAL OPINION OF BROBECK, PHELGER & HARRISON LLP

All capitalized terms used but not defined herein shall have the meanings given to them in the Reorganization Agreement

               Subject to customary qualifications and exceptions

    1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California. The Company has all necessary corporate power and authority: (a) to conduct its business as such business is currently being conducted; and (b) to own and use its assets in the manner in which such assets are currently owned and used.

    2. The Company has the right, power and authority to enter into and to perform its obligations under the Reorganization Agreement and the agreement of merger referenced in Section 1.3 of the Reorganization Agreement (the "Agreement of Merger"); and the execution, delivery and performance by the Company of the Reorganization Agreement and the Agreement of Merger have been duly authorized by all necessary action on the part of the Company and its shareholders and board of directors. The Reorganization Agreement and the Agreement of Merger constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

    3.  The authorized capital stock of the Company consists of       shares of
authorized Common Stock, and       shares of authorized Preferred Stock, of
which             shares are designated Series A Preferred Stock and
      shares are designated Series B Preferred Stock. As of the date hereof,
      shares of Common Stock are issued and outstanding,       shares of
Series A Preferred Stock are issued and outstanding and       shares of
Series B Preferred Stock are issued and outstanding. The Company has no other capital stock authorized, issued or outstanding. The Company has reserved shares of Common Stock for issuance to employees and consultants pursuant to the
1997 Stock Plan, of which       shares are subject to outstanding, unexercised
options. The Company has outstanding warrants to purchase       shares of Common
Stock and       shares of Series A Preferred Stock.

    4. Neither the execution and delivery of the Reorganization Agreement or the Agreement of Merger by the Company, nor the consummation or performance by the Company of the Merger (with or without notice or lapse of time) does
(a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of the Company, or
(ii) any resolution adopted by the shareholders, board of directors or any committee of the board of directors of the Company; (b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or to exercise any remedy or obtain any relief under, any statute or regulation or any order, writ, injunction or decree of which we are aware to which the Company, or any of the assets owned by the Company, is subject; or (c) contravene, conflict with or result in a violation or Breach of, or result in a default or require a Consent under, any provision of any Material Contract listed in Part 2.10(a) of the Disclosure Schedule.

    5. Other than the filing of the Agreement of Merger, the Company is not required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with the execution and delivery of the Reorganization Agreement or the Agreement of Merger or the consummation of the Merger.

    6. To our knowledge, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, that involves the Company or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger. To our knowledge, there is no order, writ, injunction or decree to which the Company is subject.

                                     A-F-1

                                   EXHIBIT G
       FORM OF EMPLOYMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

                                                          EXHIBIT G TO AGREEMENT
                                           AND PLAN OF MERGER AND REORGANIZATION

                          EMPLOYMENT, NON-COMPETITION
                         AND NON-SOLICITATION AGREEMENT

                                             , 1999

[Employee Name]
[Street Address]
[City, State & Zip Code]

Dear             :

    We are pleased to offer you the position of             reporting to
            . This letter, if accepted, sets forth the terms of your employment with [Puma Technology, Inc. or NetMind Technologies, Inc., to be determined by Puma prior to Closing] (hereafter "Employer") after the Closing (as defined below). This offer is contingent on the occurrence of the closing (the "Closing") of the merger of a wholly owned subsidiary of Puma Technology, Inc., with NetMind Technologies, Inc., and, if you accept this offer, it would take effect as of the date of that Closing. The terms of your employment would be as follows:

COMPENSATION AND BENEFITS

    For all obligations and services to be rendered by you hereunder, Employer shall pay to you, in accordance with Employer's regular payroll practices,
direct salary compensation at the rate of       per month (payable in bi-weekly
installments). All payments shall be subject to all applicable taxes required to be withheld by Employer pursuant to federal, state or local law. Employer shall also provide you with the fringe benefits, perquisites and other benefits of employment provided to salaried executives of Employer, serving in a capacity similar to you, from time to time during the term of your employment.

TERM OF EMPLOYMENT

    Your employment with Employer will be on an "at-will" basis. This means that either you or Employer could terminate your employment at any time for any reason or for no reason, with or without cause.

    However, if Employer terminates your employment without Cause (as defined below) or if you resign your employment for Good Reason (as defined below), then Employer will pay you a severance payment equal to your direct monthly salary multiplied the number of whole calendar months remaining between the date of such termination or resignation and the date eighteen (18) months from Closing, payable in a lump-sum at the time of termination or resignation. All benefits would terminate as of the date of termination of your employment. You would, of course, be paid your salary through your date of termination and for the value of all unused paid time off or vacation pay, as applicable, earned through that date and such other benefits as are required by law.

    If you were to resign without Good Reason or your employment were to be terminated for Cause, then you would be paid all salary and benefits, as well as for the value of your unused paid time off or vacation, as applicable, through the date of termination of your employment, and such other benefits as are required by law, but nothing else. A termination for "Cause" shall mean a termination for any of the following reasons: (1) gross negligence, gross misconduct, or repeated failure to perform the

                                     A-G-1
material duties of your position after receipt of a written warning;
(2) conviction of or plea of no contest to a felony or other crime involving moral turpitude; (3) committing an act of fraud against Employer;
(4) misappropriation of property belonging to the Employer; or (4) material breach of any confidentiality or proprietary information agreement between you and Employer; PROVIDED, HOWEVER, that if such "Cause" is reasonably curable, Employer shall not terminate your employment hereunder unless it has first given you written notice of its intention to terminate for "Cause", stating the grounds of such termination, and you have not within fifteen (15) days following the receipt of such notice, cured such "Cause". A termination for any other reason shall be a termination without Cause.

    A resignation for "Good Reason" will occur if you resign your employment within thirty (30) days after the occurrence of any of the following events without your consent: (1) any reduction in your compensation as specified herein, unless made in conjunction with a similar reduction applicable to all similarly situated executives of Employer of up to 10%; (2) a material reduction in the job duties and responsibilities assigned to you after the Closing; or
(3) a relocation of your place of employment to a location that is both more than fifty (50) miles from your current place of employment and more than fifteen (15) miles from Puma's current headquarters. A resignation by you in any other circumstances will be considered a resignation without Good Reason."

YOUR POSITION

    Your primary responsibility shall be to                         , and to
perform and discharge such other reasonable duties for Employer as may be assigned to you from time to time by the Board of Directors of Employer and/or the President of Employer and, in the absence of such assignment, such services customary to such office as are necessary to the operations of Employer. You shall devote all of your business time, attention and energies to the business of Employer.

NON-COMPETITION

    You understand and agree that this agreement is entered into in connection with the acquisition by Puma of all of the outstanding stock of NetMind. You further understand and agree that you were a substantial shareholder of NetMind, a key and significant member of either the management and/or the technical workforce of NetMind and that Puma paid you substantial consideration in order to purchase your stock in NetMind. In addition, the parties agree that, prior to acquisition by Puma of the stock of NetMind, NetMind was engaged in its business in the Restricted Territory. The term "Restricted Territory" means each county, city, state, territory, jurisdiction, country or analogous entity in which the business of NetMind has been carried on, so long as Puma or any person deriving title to the goodwill or shares of NetMind from Puma, carries on a like business therein.

    You acknowledge that the services that you will provide to Employer under this agreement are unique and that irreparable harm will be suffered by Employer in the event of the loss of such services. You also acknowledge the highly competitive nature of the businesses of NetMind and Puma and, accordingly, you covenant and agree that commencing on the date of the Closing and continuing for eighteen (18) months thereafter:

    1. You shall not, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, stockholder or equity owner of any company or business organization, seek or accept employment (or a consultancy or contractor relationship) with any of the following competitors of NetMind (or their successors): Phone.Com, Avantgo, Inktomi, Akami, Broadview, Vignette, Fusion 1, Spyglass, Extended Systems, and Riverbed. At its option, Employer may substitute on this list one or more names of other competitors every six months hereafter, so long as the number of companies on such list shall not exceed ten.

    2. You shall not, directly or indirectly (other than on behalf of Employer or its subsidiaries or affiliates), solicit, induce, or influence any customer, supplier, lender, lessor or any other person which

                                     A-G-2
has a business relationship with Employer or its subsidiaries or affiliates for which you were responsible, or of which you were aware, during your employment with Employer or its subsidiaries or affiliates, to discontinue, modify, or reduce the extent of such relationship with Employer its subsidiaries or affiliates.

    3. You shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any employee, sales agent, or consultant of Employer, or its subsidiaries or affiliates, or any person who served as such at any time during the six months prior thereto, to discontinue such employment, agency, or consultant relationship with Employer or its subsidiaries or affiliates, or employ or seek to employ, or cause or permit any business which competes directly or indirectly with Employer or its subsidiaries or affiliates to employ or seek to any employee, sales agent, or consultant of Employer or its subsidiaries or affiliates.

    Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to two percent (2%) of any class of "publicly traded securities" of any person or entity which owns a business that is competitive or substantially similar to the business of NetMind. The term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

    If any restriction set forth in this non-competition section is found by a court to be unenforceable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed enforceable.

    You acknowledge and agree that Employer's remedy at law for a breach or threatened breach of any of the provisions of the paragraphs numbered
1 through 3 above would be inadequate. In recognition of this fact, in the event of a breach by you of any of such provisions, you agree that, in addition to Employer's remedy at law, Employer, without posting any bond, shall be entitled to obtain, and you agree not to oppose Employer's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach. Any claims asserted by you against Employer shall not constitute a defense in any injunction action brought by Employer to obtain specific enforcement of said paragraphs.

MISCELLANEOUS PROVISIONS

    This agreement and the accompanying Employee Confidential Information and Invention Assignment Agreement will be the entire agreement between Employer and you relating to the subject matter provided for herein. You agree that there were no promises or commitments made to you regarding your employment with Employer except as set forth in this letter. This agreement may be amended or altered only in a writing signed by you and Employer. This agreement shall be construed and interpreted in accordance with the laws of the State of California. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

    This Agreement may not be assigned or delegated by you, but may be assigned or delegated by Employer (a) to an affiliate of Employer, (b) in the event that Employer shall be merged with, or consolidated into, any other corporation, to the surviving corporation, or (c) in the event that Employer shall sell and transfer substantially all of its assets to, or shall become a subsidiary of, another entity, to such entity.

                                     A-G-3

    If you have any questions about this offer, please contact me. If you find this offer acceptable, please sign and date this letter below and return it to me.

                                              Sincerely,
                                              EMPLOYER

                                              ------------------------------------------------
                                              [NAME]
                                              [TITLE]

I agree to the terms and conditions in this offer.

Date:                                    Employee Signature

                                     A-G-4

                                                                         ANNEX B

December 7, 1999

Board of Directors
Puma Technology, Inc.
2550 North First Street
Suite 500
San Jose, CA 95131

Members of the Board:

    We understand that NetMind Technologies, Inc. (the "Company"), Puma Technology, Inc. ("Acquiror") and Rocket Kitty Acquisition Corp. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger and Reorganization (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms set forth in a draft of the Agreement dated December 7, 1999 (the "Draft Agreement"), at the effective time of the Merger, the outstanding shares of common stock of the Company, no par value per share ("Company Common Stock"), and the outstanding shares of preferred stock of the Company ("Company Preferred Stock"), in each case other than (i) shares held by shareholders who properly exercise dissenters' rights ("Dissenting Shares"), (ii) shares owned by Acquiror or Merger Sub and
(iii) shares held in the Company's treasury, will be converted into the right to receive shares of the common stock of Acquiror, par value $0.001 per share ("Acquiror Common Stock"). The maximum number of shares of Acquiror Common Stock to be issued (including Acquiror Common Stock to be reserved for issuance upon exercise of Company options and warrants to be assumed by Acquiror) in the Merger in exchange for all outstanding shares of Company Common Stock and Company Preferred Stock and Company Options and Warrants shall be equal to 5,000,000 shares of Acquiror Common Stock (the "Purchase Price"). The terms and conditions of the Merger are set out more fully in the Agreement.

    You have asked us whether, in our opinion, the Purchase Price is fair from a financial point of view and as of the date hereof to Acquiror.

    For purposes of this opinion we have, among other things:

        (i) reviewed certain publicly available financial statements and other business and financial information of the Acquiror;

        (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Acquiror, prepared by the managements of the Company and Acquiror, respectively;

       (iii) reviewed certain financial forecasts and other forward looking financial information prepared by the managements of the Company and Acquiror, respectively;

        (iv) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the management of Acquiror regarding the strategic rationale for the Merger;

        (v) reviewed the financial terms and conditions set forth in the Draft Agreement;

        (vi) reviewed the stock price and trading history of Acquiror Common Stock;

Board of Directors
Puma Technology, Inc.
December 7, 1999
Page 2

       (vii) compared the financial performance of the Company and the Acquiror and the price and trading activity of Acquiror Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively;

      (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

        (ix) reviewed the pro forma impact of the Merger on Acquiror's earnings per share and revenue per share;

        (x) prepared an analysis of the relative contributions of the Company and Acquiror to the combined company;

        (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

       (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

    In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the managements of the Company and Acquiror that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed, upon the advice of the managements of the Company and Acquiror, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of the Company and Acquiror face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of the Company and Acquiror with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

    This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent

Board of Directors
Puma Technology, Inc.
December 7, 1999
Page 3

developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to Acquiror of the Purchase Price. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger,
(ii) any tax or other consequences that might result from the Merger or
(iii) what the value of Acquiror Common Stock will be when issued to the Company's shareholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that Acquiror's Board of Directors has considered or may be considering, nor does it address the decision of Acquiror's Board of Directors to proceed with the Merger.

    We are acting as financial advisor to Acquiror in connection with the Merger and will receive a fee, a portion of which is payable upon the delivery of this opinion and a substantial portion of which is contingent upon completion of the Merger. In addition, Acquiror has agreed to indemnify us for certain liabilities that may arise out of our engagement. BancBoston Ventures, an affiliate of BancBoston Robertson Stephens Inc., is a significant shareholder of the Company and John Doggett, a partner of BancBoston Ventures, is a director of the Company. We maintain a market in the shares of Acquiror Common Stock. In the ordinary course of business, we may trade in Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in Acquiror's securities.

    Our opinion expressed herein is provided for the information of the Board of Directors of Acquiror in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Acquiror or the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

    Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Purchase Price is fair to Acquiror from a financial point of view.

                                                      Very truly yours,

                                                      BANCBOSTON ROBERTSON STEPHENS INC.

                                                           /s/ BANCBOSTON ROBERTSON STEPHENS INC.
                                                      ------------------------------------------------

                                    ANNEX C
                            DISSENTERS' RIGHTS UNDER
                        THE CALIFORNIA CORPORATIONS CODE

Set forth below is an excerpt from the California Corporations Code regarding dissenters' rights.

    CALIFORNIA GENERAL CORPORATION LAW

    CORPORATIONS CODE

    TITLE 1. CORPORATIONS

    DIVISION 1. GENERAL CORPORATION LAW

    CHAPTER 13. DISSENTERS' RIGHTS

sec. 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
    (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

    (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

    (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

    (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

    (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

sec. 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs
       (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of
       Section 1300, unless they lose their status as dissenting shares under
       Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

sec. 1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

sec. 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

sec. 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares
    (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

sec. 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

sec. 1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

sec. 1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

sec. 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

sec. 1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

sec. 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

sec. 1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

sec. 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of
    Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("DGCL") permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees, and agents to the full extent permitted by DGCL, including in circumstances in which indemnification is otherwise discretionary under DGCL. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms. The Registrant also currently has directors' and officers' liability insurance in place.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

       EXHIBIT
       NUMBER                                        DESCRIPTION OF DOCUMENT
---------------------              ------------------------------------------------------------
  2.1                           2  Agreement and Plan of Merger and Reorganization, dated
                                   December 8, 1999, by and among the Registrant, Rocket Kitty
                                   Acquisition Corp. and NetMind Technologies, Inc.
  2.2                           2  Form of Voting Agreement between the Registrant and certain affiliates of NetMind Technologies, Inc.
  2.3                           2  Form of Pooling Agreement between the Registrant and certain affiliates of the Registrant.
  2.4                           2  Form of Pooling Agreement between the Registrant and certain affiliates of NetMind Technologies, Inc.
  3.1                              Certificate of Amendment of Restated Certificate of
                                   Incorporation.
  3.2                           1  Restated Certificate of Incorporation of Registrant.
  3.3                           1  Bylaws of Registrant.
  5.1                              Opinion of General Counsel Associates LLP.
  8.1                              Tax opinion of General Counsel Associates LLP, together with consent.
  8.2                              Tax opinion of Brobeck, Phleger & Harrison LLP, together
                                   with consent.
 10.1                          *3  Amended and Restated 1993 Stock Option Plan and forms of stock option agreements used thereunder.
 10.2                          *1  1996 Employee Stock Purchase Plan and form of notice of exercise used thereunder.
 10.3                          *3  1998 Employee Stock Purchase Plan and form of notice of exercise used thereunder.
 10.4                          *1  IntelliLink Corp. 1992 Incentive Stock Option Plan and form of notice of exercise used thereunder.
 10.5                          *4  ProxiNet, Inc. 1997 Stock Option Plan and form of notice of exercise used thereunder.
 10.6                           1  Lease Agreement dated October 18, 1995, between the
                                   Registrant and Photonics Corporation.
 10.7                           1  Form of Indemnity Agreement for directors and officers.
 10.8                       (+) 1  Software License Agreement dated May 30, 1995, between the
                                   Registrant and Toshiba Corporation.
 10.9                       (+) 1  Software License Agreement dated September 14, 1995, between the Registrant and NEC Technologies, Inc. and Amendment No.
                                   1 thereto dated October 25, 1995 and Amendment No. 2 thereto dated January 10, 1996.

       EXHIBIT
       NUMBER                                        DESCRIPTION OF DOCUMENT
---------------------              ------------------------------------------------------------
 10.10                      (+) 1  Software License Agreement dated May 23, 1995, between the
                                   Registrant and NEC Corporation and Amendment No. 1 thereto dated February 19, 1996.
 10.11                      (+) 1  Software License Agreement dated May 20, 1996, between the
                                   Registrant and NEC Corporation.
 21.1                              Subsidiaries of Registrant.
 23.1                              Consent of PricewaterhouseCoopers LLP, Independent Auditors
                                   to Puma.
 23.2                              Consent of PricewaterhouseCoopers LLP, Independent Auditors
                                   to NetMind.
 23.3                              Consent of General Counsel Associates LLP, (included in
                                   Exhibit 5.1).
 24.1                              Power of Attorney (included on page II-4).
 27.1                              Financial Data Schedule.
 99.1                              Form of Proxy of Puma Technology, Inc.
 99.2                              Form of Proxy of NetMind Technologies, Inc.
 99.3                              Opinion of FleetBoston Robertson Stephens Inc. (formerly
                                   BancBoston Robertson Stephens Inc.) (included as Annex B to the joint proxy statement/prospectus filed as part of this
                                   Registration Statement and incorporated by reference).

------------------------

(+) Confidential treatment has been granted for portions of this exhibit.

*   Management contract or compensatory plan or arrangement.

1. Incorporated by reference to the exhibit having the same number filed with the Registrant's Registration Statement on Form S-1 (No. 333-11445) filed September 5, 1996, Amendment No. 1 thereto filed October 16, 1996, Amendment No. 2 thereto filed November 8, 1996 and Amendment No. 3 thereto filed December 4, 1996, which Registration Statement became effective December 4, 1996.

2. Exhibits 2.1, 2.2, 2.3 and 2.4 are incorporated by reference to Exhibits 2.1, 99.1, 99.2 and 99.3, respectively, filed with the Company's Form 8-K filed with the Securities and Exchange Commission on December 10, 1999.

3. Incorporated by reference to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 1999.

4. Incorporated by reference to the Registrant's Registration Statement of Form S-8 (No. 333-90091) filed with the Securities and Exchange Commission on November 1, 1999.

    (b) Financial Statement Schedules

    Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

    (c) Opinion of BancBoston Robertson Stephens, Inc., attached as Annex B to the joint proxy statement/prospectus which is part of this registration statement.

ITEM 22. UNDERTAKINGS

    (a)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 13th day of January, 2000.

                                                       PUMA TECHNOLOGY, INC.

                                                       BY:  /S/ KELLY J. HICKS
                                                            -----------------------------------------
                                                            Kelly J. Hicks, Vice President, Operations
                                                            and
                                                            Chief Financial Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Kelly J. Hicks, Karen Ammer and Susan J. Skaer, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                /s/ MICHAEL M. CLAIR                   Chairman of the Board of
     -------------------------------------------         Directors                    January 10, 2000
                  Michael M. Clair

                                                       President, Chief Executive
                 /s/ BRADLEY A. ROWE                     Officer and Director
     -------------------------------------------         (Principal Executive         January 13, 2000
                   Bradley A. Rowe                       Officer)

                                                       Vice President, Operations
                 /s/ KELLY J. HICKS                      and Chief Financial Officer
     -------------------------------------------         (Principal Financial and     January 13, 2000
                   Kelly J. Hicks                        Accounting Officer)

                                                       Senior Vice President,
                /s/ STEPHEN A. NICOL                     General Manager of the
     -------------------------------------------         Enterprise Division and      January 10, 2000
                  Stephen A. Nicol                       Director

                 /s/ TYRONE F. PIKE                    Director
     -------------------------------------------                                      January 10, 2000
                   Tyrone F. Pike

                 /s/ M. BRUCE NAKAO                    Director
     -------------------------------------------                                      January 10, 2000
                   M. Bruce Nakao

                               INDEX TO EXHIBITS

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
         3.1            Certificate of Amendment of Restated Certificate of
                        Incorporation.

         5.1            Opinion of General Counsel Associates LLP.

         8.1            Tax opinion of General Counsel Associates LLP, together with consent.

         8.2 Tax opinion of Brobeck, Phleger & Harrison LLP, together with consent.

        21.1            Subsidiaries of Registrant.

        23.1            Consent of PricewaterhouseCoopers LLP, Independent Auditors
                        to Puma.

        23.2            Consent of PricewaterhouseCoopers LLP, Independent Auditors
                        to NetMind.

        23.3            Consent of General Counsel Associates LLP, (included in
                        Exhibit 5.1).

        24.1            Power of Attorney (included on page II-4).

        27.1            Financial Data Schedule.

        99.1            Form of Proxy of Puma Technology, Inc.

        99.2            Form of Proxy of NetMind Technologies, Inc.

        99.3            Opinion of FleetBoston Robertson Stephens Inc. (included as
                        Annex B to the joint proxy statement/prospectus filed as
                        part of this Registration Statement and incorporated by
                        reference).
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